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As filed with the Securities and Exchange Commission on May 4, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ON
FORM S-4

GENCO SHIPPING & TRADING LIMITED
(Exact name of Registrant as Specified in Charter)

Republic of the Marshall Islands (State or other jurisdiction of Incorporation or organization)	4412 (Primary standard industrial classification code number)	98-043-9758 (I.R.S. Employer Identification Number)

299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)

John C. Wobensmith
Secretary
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Zeltner, Esq.
Milbank, Tweed, Hadley & McCloy LLP
28 Liberty Street
New York, New York 10005
(212) 530-5000

Thomas E. Molner, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
(212) 715-9100

Emanuel S. Cherney, Esq.
Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
(212) 836-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed joint proxy statement/prospectus have been satisfied or waived.

            If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	11,287,132	N/A	$73,157,337.40	$8,500.88

(1)
Represents the maximum number of the registrant's shares of common stock estimated to be issuable pursuant to the merger described in the enclosed joint proxy statement/prospectus.

(2)
The proposed maximum aggregate offering price of the registrant's shares of common stock was calculated based upon the market value of shares of common stock of Baltic Trading Limited ("Baltic Trading") (the securities to be exchanged in the merger) in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: the product of (i) $1.40, the average of the high and low prices per share of Baltic Trading common stock as reported on the New York Stock Exchange on April 30, 2015 and (ii) 52,255,241, the estimated maximum number of shares of Baltic Trading common stock that may be exchanged pursuant to the merger, including the total number of shares issuable under outstanding equity awards of Baltic Trading, including shares reserved for issuance under outstanding Baltic Trading equity awards.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $0.0001162 multiplied by the proposed maximum aggregate offering price.

            The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED [    •    ], 2015

Dear Shareholders:

        The boards of directors of Genco Shipping & Trading Limited ("Genco") and Baltic Trading Limited ("Baltic Trading") have approved (with Peter C. Georgiopoulos, the Chairman of both companies, abstaining), upon the unanimous recommendations of special committees of each board of directors composed solely of independent directors, the Agreement and Plan of Merger, dated as of April 7, 2015 (the "merger agreement"), pursuant to which Baltic Trading will merge with an indirect wholly owned subsidiary of Genco and will survive the merger as an indirect wholly owned subsidiary of Genco, which will continue to be a publicly traded company (the "merger").

        Baltic Trading will hold an annual meeting where you will be asked to vote to approve a proposal to approve and adopt the merger agreement and approve the merger. Baltic Trading shareholders will also be asked to approve (i) a proposal to elect Edward Terino and George Wood as Class II Directors to the board of directors of Baltic Trading (the "Baltic Trading directors proposal"); (ii) a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of Baltic Trading for the fiscal year ending December 31, 2015 (the "Baltic Trading accountant proposal"); (iii) a non-binding, advisory resolution regarding certain compensation arrangements for Baltic Trading's named executive officers in connection with the merger contemplated by the merger agreement (the "Baltic Trading merger-related compensation proposal"); and (iv) a proposal to adjourn the Baltic Trading annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

        Genco will hold an annual meeting where you will be asked to vote to approve a proposal to approve and adopt the merger agreement and approve the merger. Genco shareholders will also be asked to approve (i) a proposal to amend Genco's second amended and restated articles of incorporation to increase the size of the board of directors of Genco from seven (7) directors to eight (8) directors (the "Board Increase Amendment"); (ii) a proposal to elect Peter C. Georgiopoulos, Ian Ashby and Eugene I. Davis as Class I Directors to the board of directors of Genco (the "Genco directors proposal"); (iii) a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2015 (the "Genco accountant proposal"); (iv) a non-binding, advisory resolution regarding the compensation of Genco's named executive officers (the "Genco compensation proposal"); (v) a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of Genco's named executive officers (the "Genco advisory vote proposal"); and (vi) a proposal to adjourn the Genco annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

        The annual meeting of Baltic Trading shareholders is scheduled to be held on [    •    ] [    •    ], 2015 at [    •    ][    •    ] (Eastern time) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York. The annual meeting of Genco shareholders is scheduled to be held on [    •    ] [    •    ], 2015 at [    •    ][    •    ] (Eastern time) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York.

        The merger agreement and the merger are described in detail in this joint proxy statement/prospectus. Pursuant to the merger agreement, if the merger is consummated, Baltic Trading will become an indirect wholly owned subsidiary of Genco, each share of Baltic Trading common stock (other than shares held by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.216 shares of Genco common stock, and each share of Baltic Trading Class B Stock will be cancelled, in each case as described in detail in this joint proxy statement/prospectus.

        Baltic Trading common stock is listed and traded on the New York Stock Exchange (the "NYSE") under the trading symbol "BALT." Genco common stock is currently listed and traded on the OTC Bulletin

Board (the "OTCBB") under the trading symbol "GSKNF." It is a condition to the merger that Genco common stock be listed on the NYSE upon consummation of the merger. On [    •    ], 2015, the closing price of a share of Genco common stock was $[    •    ], and the closing price of a share of Baltic Trading common stock was $[    •    ].

        Your vote is very important. The merger is conditioned on the approval and adoption of the merger agreement and the approval of the merger by the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon excluding Genco, its subsidiaries, and directors and officers of Baltic Trading who are also directors or officers of Genco, voting separately, and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco annual meeting.

        The board of directors of Baltic Trading unanimously recommends (with Peter C. Georgiopoulos abstaining as to the recommendation regarding the merger agreement and the merger because he also serves as a director of Genco) that Baltic Trading shareholders vote, "FOR" the approval and adoption of the merger agreement and approval of the merger, "FOR" the Baltic Trading directors proposal, "FOR" the Baltic Trading accountant proposal, "FOR" the Baltic Trading merger-related compensation proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

        The board of directors of Genco unanimously recommends (with Peter C. Georgiopoulos abstaining as to the recommendations regarding the merger agreement and the merger and the Board Increase Amendment because he also serves as a director of Baltic Trading) that Genco shareholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger, "FOR" the Board Increase Amendment, "FOR" the Genco directors proposal, "FOR" the Genco accountant proposal, "FOR" the Genco compensation proposal, for "EVERY THREE YEARS" with respect to the Genco advisory vote proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

        This joint proxy statement/prospectus provides you with detailed information about the Baltic Trading annual meeting and the Genco annual meeting, the merger, the documents related to the merger and other related matters. Genco and Baltic Trading encourage you to read this joint proxy statement/prospectus carefully in its entirety, including all of its appendices. In particular, you should carefully read the section captioned "Risk Factors" beginning on page 28 of this joint proxy statement/prospectus for a discussion of risk factors relating to the merger, the companies and their industry. You may obtain additional information about Genco and Baltic Trading from documents that each company has filed with the Securities and Exchange Commission, certain of which have been incorporated by reference into this joint proxy statement/prospectus, by following the procedures discussed under the section captioned "Where You Can Find More Information" beginning on page 236 of this joint proxy statement/prospectus.

        Genco and Baltic Trading are very enthusiastic about the merger and the long-term benefits Genco and Baltic Trading expect will result from it. Specifically, Genco and Baltic Trading believe the combination of Genco and Baltic Trading will give Baltic Trading's shareholders the opportunity to participate in the potential increased future value of a larger company with an attractive business profile.

        Some of the key highlights of the combined company include:

  •
  benefits of scale, including fleet and market presence;

  •
  ability to operate more efficiently than either company does currently, in part by reducing overall administrative expenses; and

  •
  more leverage in negotiations with suppliers, customers and potential sources of financing.

        Genco and Baltic Trading encourage you to vote "FOR" the approval and adoption of the merger agreement and approval of the merger.

Sincerely yours,
John C. Wobensmith President, Genco Shipping & Trading Limited President and Chief Financial Officer, Baltic Trading Limited

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of common stock to be issued under this joint proxy statement/prospectus or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus statement is dated [    •    ], 2015 and is first being mailed to Baltic Trading shareholders and Genco shareholders on or about [    •    ], 2015.

Baltic Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [    •    ], 2015

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Baltic Trading Annual Meeting") of Baltic Trading Limited, a Marshall Islands corporation ("Baltic Trading"), will be held on [    •    ][    •    ], 2015 at [    •    ][    •    ] (Eastern time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of April 7, 2015 (the "merger agreement"), by and among Baltic Trading, Poseidon Merger Sub Limited ("merger sub"), and Genco Shipping & Trading Limited ("Genco"), pursuant to which each share of Baltic Trading common stock (other than shares held by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) shall be automatically converted into the right to receive 0.216 shares of common stock of Genco, and to approve the merger of merger sub with and into Baltic Trading, with Baltic Trading continuing as the surviving corporation and an indirect wholly owned subsidiary of Genco, which will continue to be a publicly traded company (the "merger");

  2.
  To elect Edward Terino and George Wood as Class II Directors to the Board of Directors of Baltic Trading, each for a term expiring upon the earlier of the 2018 Annual Meeting of Shareholders of Baltic Trading or consummation of the merger (the "Baltic Trading directors proposal");

  3.
  To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Baltic Trading for the fiscal year ending December 31, 2015 (the "Baltic Trading accountant proposal");

  4.
  To approve a non-binding, advisory resolution regarding certain compensation arrangements for Baltic Trading's named executive officers in connection with the merger contemplated by the merger agreement (the "Baltic Trading merger-related compensation proposal");

  5.
  To consider and vote upon any proposal to approve adjournments or postponements of the Baltic Trading Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Baltic Trading Annual Meeting to approve and adopt the merger agreement and approve the merger; and

  6.
  To transact such other business as may properly come before the Baltic Trading Annual Meeting or at any adjournment or postponement thereof.

        This joint proxy statement/prospectus describes the Baltic Trading Annual Meeting, the merger, the documents related to the merger and other related matters in detail and includes, as Appendix A, the complete text of the merger agreement. Baltic Trading urges you to read this joint proxy statement/prospectus carefully in its entirety, including all of its appendices. This joint proxy statement/prospectus forms a part of this Notice.

        The Board of Directors of Baltic Trading unanimously recommends (with Peter C. Georgiopoulos abstaining as to the recommendation regarding the merger agreement and the merger because he also serves as a director of Genco) that Baltic Trading shareholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger, "FOR" the Baltic Trading directors proposal,

"FOR" the Baltic Trading accountant proposal, "FOR" the Baltic Trading merger-related compensation proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger.

        Only shareholders of record at the close of business on [    •    ], 2015 are entitled to notice of, and to vote at, the Baltic Trading Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Baltic Trading Annual Meeting.

        Your proxy is being solicited by the Board of Directors of Baltic Trading. The merger agreement must be adopted and approved, and the merger must be approved, by Baltic Trading shareholders as further described in this joint proxy statement/prospectus in order for the merger to be consummated.

        All shareholders are cordially invited to attend the Baltic Trading Annual Meeting. If you do not expect to be present at the Baltic Trading Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Baltic Trading Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Baltic Trading Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

        If you have any questions about voting of your shares, please contact Baltic Trading's proxy solicitor, D.F. King & Co., Inc., toll-free at (212) 269-5550.

By Order of the Board of Directors,
John C. Wobensmith President and Chief Financial Officer New York, New York [•], 2015

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON [    •    ], 2015

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Genco Annual Meeting") of Genco Shipping & Trading Limited, a Marshall Islands corporation ("Genco"), will be held on [    •    ][    •    ], 2015 at [    •    ][    •    ] (Eastern time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 7, 2015, (the "merger agreement") by and among Baltic Trading Limited ("Baltic Trading"), Poseidon Merger Sub Limited ("merger sub"), and Genco, pursuant to which each share of Baltic Trading common stock (other than shares held by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) shall be automatically converted into the right to receive 0.216 shares of common stock of Genco, and to approve the merger of merger sub with and into Baltic Trading, with Baltic Trading continuing as the surviving corporation and an indirect wholly owned subsidiary of Genco, which will continue to be a publicly traded company (the "merger");

  2.
  To consider and vote upon a proposal to amend Genco's second amended and restated articles of incorporation to increase the size of the Board of Directors of Genco from seven (7) directors to eight (8) directors by increasing the number of Class I Directors from three (3) directors to four (4) directors (the "Board Increase Amendment");

  3.
  To elect Peter C. Georgiopoulos, Ian Ashby and Eugene I. Davis as Class I Directors to the Board of Directors of Genco (the "Genco directors proposal");

  4.
  To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2015 (the "Genco accountant proposal");

  5.
  To approve a non-binding, advisory resolution regarding the compensation of Genco's named executive officers (the "Genco compensation proposal");

  6.
  To consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of Genco's named executive officers (the "Genco advisory vote proposal");

  7.
  To consider and vote upon any proposal to approve adjournments or postponements of the Genco Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Genco Annual Meeting to approve and adopt the merger agreement and approve the merger; and

  8.
  To transact such other business as may properly come before the Genco Annual Meeting or at any adjournment or postponement thereof.

        This joint proxy statement/prospectus describes the Genco Annual Meeting, the merger, the documents related to the merger and other related matters in detail and includes, as Appendix A, the complete text of the merger agreement. Genco urges you to read this joint proxy statement/prospectus carefully in its entirety, including all of its appendices. This joint proxy statement/prospectus forms a part of this Notice.

        The Board of Directors of Genco unanimously recommends (with Peter C. Georgiopoulos abstaining as to the recommendations regarding the merger agreement and the merger and the Board Increase Amendment because he also serves as a director of Baltic Trading) that Genco shareholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger, "FOR" the Board Increase Amendment, "FOR" the Genco directors proposal, "FOR" the Genco accountant proposal, "FOR" the Genco compensation proposal, for "EVERY THREE YEARS" with respect to the Genco advisory vote proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

        Only shareholders of record at the close of business on [    •    ], 2015 are entitled to notice of, and to vote at, the Genco Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Genco Annual Meeting.

        Your proxy is being solicited by the Board of Directors of Genco. The merger agreement must be adopted and approved, and the merger must be approved, by Genco shareholders in order for the merger to be consummated.

        All shareholders are cordially invited to attend the Genco Annual Meeting. If you do not expect to be present at the Genco Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Genco Annual Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Genco Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

        If you have any questions about voting of your shares, please contact Genco's proxy solicitor, D.F. King & Co., Inc., toll-free at (212) 269-5550.

By Order of the Board of Directors,

John C. Wobensmith President New York, New York [•], 2015

NOTE ON REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates business and financial information about Genco and Baltic Trading from other documents that have not been included in or delivered with this joint proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the Internet website maintained by the Securities and Exchange Commission (the "SEC") at http://www.sec.gov, by accessing the investor relations website of Genco at http://www.gencoshipping.com or of Baltic Trading at http://www.baltictrading.com, or by requesting copies in writing or by telephone from the appropriate company as follows:

Genco Shipping & Trading Limited	Baltic Trading Limited
Attention: John C. Wobensmith	Attention: John C. Wobensmith
President	President and Chief Financial Officer
299 Park Avenue, 12th Floor	299 Park Avenue, 12th Floor
New York, New York 10171	New York, New York 10171
(646) 443-8550	(646) 443-8550

        If you would like to request any documents incorporated by reference into this joint proxy statement/prospectus, please do so by [    •    ], 2015 in order to receive them before the Genco Annual Meeting, if you are a Genco shareholder, or before the Baltic Trading Annual Meeting, if you are a Baltic Trading shareholder. If you request any documents incorporated by reference into this joint proxy statement/prospectus from Baltic Trading, those documents will be mailed to you promptly by first-class mail, or by similar means.

        Please see the section captioned "Where You Can Find More Information" beginning on page 236 for additional information about the documents incorporated by reference into this joint proxy statement/prospectus.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following are some questions that you, as a shareholder of Genco or Baltic Trading, may have regarding the Baltic Trading Annual Meeting, the Genco Annual Meeting, the merger, the documents related to the merger and other related matters and the answers to those questions. Genco and Baltic Trading urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Baltic Trading Annual Meeting, the Genco Annual Meeting, the merger, the documents related to the merger and other related matters and how to vote your shares. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus. Information presented in this section and otherwise in this joint proxy statement/prospectus is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the section captioned "Special Note Regarding Forward-Looking Statements" beginning on page 57.

Questions and Answers Regarding the Merger

Q:
Why am I receiving this document?

A:
This document is a proxy statement being used by both the Genco board of directors and the Baltic Trading board of directors to solicit proxies of Genco shareholders and Baltic Trading shareholders in connection with the merger agreement and the merger and their respective annual meetings. In addition, this document is a prospectus being delivered to Baltic Trading shareholders because Genco is offering shares of its common stock to be issued in exchange for shares of Baltic Trading common stock if the merger is completed.

Q:
What is the merger for which I am being asked to vote?

A:
You are being asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 7, 2015, by and among Baltic Trading Limited, Poseidon Merger Sub Limited and Genco Shipping & Trading Limited, and thereby approve the merger. In this joint proxy statement/prospectus, Genco and Baltic Trading refer to Genco Shipping & Trading Limited as Genco, to Baltic Trading Limited as Baltic Trading, to Poseidon Merger Sub Limited as merger sub, and to the Agreement and Plan of Merger as the merger agreement.

As a result of the merger, merger sub will merge with and into Baltic Trading, which is referred herein to as the merger, and Baltic Trading will survive the merger as an indirect wholly owned subsidiary of Genco, and will no longer be a publicly traded company. Genco will continue to be a publicly traded company.

Q:
Why are Genco and Baltic Trading proposing the transaction?

A:
Genco and Baltic Trading believe the combination of these two leading shipping companies will create a leading publicly traded shipping company with benefits of scale, including an enhanced fleet and market presence, the ability to operate more efficiently than either company does currently, in part by reducing overhead and increasing leverage in negotiation with suppliers, customers and potential sources of financing. Upon consummation of the merger, the combined company will have a diverse fleet of 70 vessels, including the delivery of two newbuildings expected in 2015, and a management team with significant consolidation experience. Genco and Baltic Trading also expect to benefit from improved financial flexibility and a solid financial position for value creation to invest in growth. Genco and Baltic Trading believe that these factors form the basis for success in the future.

Q:
What will holders of Baltic Trading common stock receive in the merger?

A:
Holders of Baltic Trading common stock (other than shares held by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) will receive 0.216 shares of Genco common stock for each share of Baltic Trading common stock they own. Genco will not issue any fractional shares of Genco common stock in the merger. If you would otherwise be entitled to receive a fractional share of Genco common stock in the merger, you will instead receive the value of that fractional share in cash (without interest) in lieu of that fractional share.

The Baltic Trading Class B Stock will be cancelled in the merger without payment of any consideration.

Q:
Where will the shares of Genco common stock be listed?

A:
Genco intends to apply to list the shares of Genco common stock on the New York Stock Exchange (the "NYSE") under the trading symbol "[    •    ]" upon consummation of the merger.

Q:
What percentage of Genco common stock will Genco shareholders and Baltic Trading shareholders own after the merger is completed?

A:
If the merger is consummated, then based on the number of shares of Genco common stock and Baltic Trading common stock outstanding on April 30, 2015, Genco would issue approximately 11,287,132 shares of Genco common stock to Baltic Trading shareholders (excluding Genco and its subsidiaries) in the merger, which would represent approximately 15.5% of the shares of Genco common stock outstanding immediately after consummation of the merger. Of the approximately 11,287,132 shares of Genco common stock that would be issued to Baltic Trading shareholders, approximately 653,326 shares, or approximately 2.34% of the shares of Genco common stock outstanding immediately after consummation of the merger, would be held by persons who served as executive officers and/or directors of Baltic Trading immediately prior to consummation of the merger.

Q:
What shareholder approvals are needed to approve and adopt the merger agreement?

A:
Approval and adoption of the merger agreement and approval of the merger are conditioned on the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon excluding Genco, its subsidiaries (including the sole holder of Class B Stock), and directors and officers of Baltic Trading who are also directors or officers of Genco (such excluded shareholders, the "excluded shareholders"), voting separately, and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting.

Adoption of any proposal to postpone or adjourn the Baltic Trading annual meeting to a later date for the purpose of soliciting additional proxies with respect to the merger requires the affirmative vote of a majority of the voting power of Baltic Trading common stock and Class B Stock represented at the Baltic Trading Annual Meeting and entitled to vote thereon.

As described below, certain affiliates of Centerbridge Partners, L.P., who hold in the aggregate approximately 34.4% and 13.87% of the outstanding shares of Genco and Baltic Trading common stock, respectively (the "Centerbridge Shareholders"), have entered into a voting and support agreement with Genco and Baltic Trading (the "voting agreement") pursuant to which such entities are required to vote all of their Baltic Trading and Genco shares in favor of the merger and their Genco shares in favor of the Board Increase Amendment. The voting agreement terminates upon

v

  the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement pursuant to its terms and (iii) any reduction or change in the Genco exchange ratio.

  Additionally, Genco has agreed to vote, and to cause each of its controlled affiliates to vote, all shares of Baltic Trading common stock and Baltic Trading Class B Stock owned by it or any such affiliate in favor of the merger. Also, Genco has agreed not to transfer, and to cause each of its controlled affiliates not to transfer, any shares of Baltic Trading common stock and Baltic Trading Class B Stock owned thereby or by any such affiliate. Baltic Trading has agreed to vote (or cause its subsidiaries to vote, as applicable) all shares of Genco common stock owned by it or any of its subsidiaries in favor of the merger and the proposed amendment to Genco's second amended and restated articles of incorporation.

Q:
What will happen to Genco common stock in the merger?

A:
Each share of Genco common stock currently outstanding will remain outstanding in the merger.

Q:
When do you expect the merger to be completed?

A:
Genco and Baltic Trading are working to complete the merger as quickly as possible currently expect to complete the merger during the third quarter of 2015. However, it is possible that factors outside of the control of Genco and Baltic Trading could require the merger to be completed at a later time, and it is also possible that the merger may not be consummated at all.

Q:
Can I dissent and require appraisal of my shares?

A:
No. Under Marshall Islands law, the right of a dissenting shareholder to receive payment of the appraised fair value of his or her shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Baltic Trading common stock are traded on the NYSE, a dissenting holder of shares of Baltic Trading common stock has no right to dissent and require appraisal for his or her shares.

Q:
Are there risks I should consider in deciding whether or not to vote in favor of the merger?

A:
Yes. Genco and Baltic Trading have set forth a non-exhaustive list of risk factors that you should consider carefully in connection with the merger. See the section captioned "Risk Factors" beginning on page 28.

Also, the risk factors set forth in Baltic Trading's Form 10-K for the year ended December 31, 2014 are incorporated herein by reference.

Q:
What are the material United States federal income tax consequences to me of the merger?

A:
The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Provided that the merger qualifies as a reorganization, Baltic Trading shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange by Baltic Trading shareholders of shares of Baltic Trading common stock for shares of Genco common stock pursuant to the merger (other than, among others, a transfer by a "five percent transferee shareholder" (within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Genco immediately following the merger who does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)). However, any cash received by U.S. Baltic Trading shareholders pursuant to the merger in lieu of fractional shares will be taxable.

  The United States federal income tax consequences of the merger are discussed in greater detail below in the section captioned "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 120.

  Tax matters are very complicated and the tax consequences to you of the merger will depend on your particular circumstances. You are urged to consult your own tax advisor to fully understand the tax consequences, including the effect of any state, local or non- U.S. tax laws and of changes in applicable tax laws, of the merger.

Baltic Trading Annual Meeting Questions and Answers

Q:
What am I being asked to vote on at the Baltic Trading Annual Meeting?

A:
In addition to the merger agreement proposal and, if necessary or appropriate, the adjournment proposal, Baltic Trading shareholders will be asked to approve the following proposals at the Baltic Trading Annual Meeting:

•
the election of Edward Terino and George Wood as Class II Directors to the Baltic Trading board of directors, each for a term expiring upon the earlier of the 2018 Annual Meeting of Shareholders of Baltic Trading or consummation of the merger (the "Baltic Trading directors proposal");

•
the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of Baltic Trading for the fiscal year ending December 31, 2015 (the "Baltic Trading accountant proposal"); and

•
a non-binding, advisory resolution regarding certain compensation arrangements for Baltic Trading's named executive officers in connection with the merger contemplated by the merger agreement (the "Baltic Trading merger-related compensation proposal").

Q:
How does the board of directors of Baltic Trading recommend that I vote at the Baltic Trading Annual Meeting?

A:
The Baltic Trading board of directors unanimously (with Peter C. Georgiopoulos abstaining as to the recommendation regarding the merger agreement because he also serves as a director of Genco) recommends that the Baltic Trading shareholders vote "FOR" adoption and approval of the merger agreement and approval of the merger, "FOR" the Baltic Trading directors proposal, "FOR" the Baltic Trading accountant proposal, "FOR" the Baltic Trading merger-related compensation proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the adoption and approval of the merger agreement and approval of the merger.

Q:
When and where will the Baltic Trading Annual Meeting be held?

A:
The Baltic Trading Annual Meeting is scheduled to be held on [    •    ][    •    ], 2015 at [    •    ][    •    ] (Eastern time) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York.

Q:
Who is entitled to vote at the Baltic Trading Annual Meeting?

A:
Only shareholders of record of Baltic Trading common stock and Baltic Trading Class B Stock as of the close of business on [    •    ], 2015 will be entitled to notice of and to vote at the Baltic Trading Annual Meeting.

Q:
What constitutes a quorum for the Baltic Trading Annual Meeting?

A:
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Baltic Trading Annual Meeting is necessary to constitute a quorum.

Q:
What Baltic Trading shareholder approvals are needed?

A:
Approval and adoption of the merger agreement and approval of the merger are conditioned on the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon (excluding the excluded shareholders), voting separately, and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting.

Adoption of any proposal to postpone or adjourn the Baltic Trading Annual Meeting to a later date for the purpose of soliciting additional proxies with respect to the merger requires the affirmative vote of a majority of the voting power of Baltic Trading common stock and Class B Stock represented at the Baltic Trading Annual Meeting and entitled to vote thereon.

Baltic Trading directors are elected by a plurality of the votes cast at the Baltic Trading Annual Meeting, either in person or by proxy.

Ratification of the Baltic Trading accountant proposal requires the affirmative vote of a majority of the voting power of Baltic Trading common and Class B Stock represented at the Baltic Trading Annual Meeting and entitled to vote thereon, voting together as a single class.

Approval of the Baltic Trading merger-related compensation proposal requires the affirmative vote of a majority of the voting power of common and Class B Stock represented at the Baltic Trading Annual Meeting and entitled to vote thereon, voting together as a single class. The result of the shareholder vote on the Baltic Trading merger-related compensation proposal is not binding on Baltic Trading.

Q:
What do I need to do now?

A:
After you have carefully read and considered this joint proxy statement/prospectus in its entirety, please vote your shares as promptly as possible by proxy by:

•
accessing the Internet website specified on your enclosed proxy card;

•
calling the telephone number specified on your proxy card; or

•
completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the Baltic Trading Annual Meeting.

If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. In order to assure that your vote is obtained and your shares are represented at the Baltic Trading Annual Meeting, please vote your shares by proxy as instructed on your proxy card even if you currently plan to attend the Baltic Trading Annual Meeting in person.

If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. (Eastern time) on [    •    ], the day before the Baltic Trading Annual Meeting. If you hold shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at the Baltic Trading Annual Meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone or by

    Internet. If you hold shares in street name, see the question below regarding what you should do if your shares are held for you in "street name."

Q:
What happens if I return my proxy card but don't indicate how to vote?

A:
If you return your proxy card but do not indicate how you want to vote with respect to a particular nominee or proposal, your proxy will be counted as a vote "FOR" the election of such nominee and "FOR" the approval of each proposal.

Q:
What if I fail to vote or abstain from voting?

A:
Approval and adoption of the merger agreement and approval of the merger are conditioned on the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon (excluding the excluded shareholders), voting separately and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting.

If a shareholder submits a proxy and does not indicate how he or she wants to vote with respect to a particular nominee or proposal, his or her proxy will be counted as a vote "FOR" each such nominee or such proposal. Shares represented by proxies that are marked "abstain" or "withhold" on any matter will be counted as shares present for purposes of determining the presence of a quorum. Shares of common stock that are represented by broker non-votes will also be counted as shares present for purposes of determining the presence of a quorum.

Abstentions with respect to the proposal regarding the adoption and approval of the merger agreement and approval of the merger, the Baltic Trading accountant proposal, the Baltic Trading merger-related compensation proposal and the adjournment proposal, will each be counted as a vote "AGAINST" such proposal. Abstentions with respect to the Baltic Trading directors proposal will not be counted as votes cast at the Baltic Annual Meeting with respect to such proposal.

Broker non-votes with respect to the proposal regarding the adoption and approval of the merger agreement and approval of the merger will be counted as a vote "AGAINST" such proposal. Broker non-votes with respect to the Baltic Trading directors proposal and the Baltic Trading merger-related compensation proposal will not be counted as votes cast at the Baltic Annual Meeting with respect to such proposals. Broker non-votes do not apply to the Baltic Trading accountant proposal and the adjournment proposal.

Q:
If my shares are held for me in "street name," will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If you do not provide your broker, bank or other nominee with instructions on how to vote the shares held for you in "street name," your broker, bank or other nominee will not vote those shares. If you do not give voting instructions to your broker, bank or other nominee, you will not be counted as voting, unless you appear in person at the Baltic Trading Annual Meeting with a legal, valid proxy from the record holder of those shares. Therefore, if your shares are held in "street name" by your broker, bank or other nominee, you should make certain that you instruct your broker, bank or other nominee how to vote your shares. If you do not give voting instructions to your broker, bank or other nominee with respect to the adoption and approval of the merger agreement and approval of the merger, the effect will be the same as a vote "AGAINST" such proposal. If you do not give voting instructions to your broker, bank or other nominee with respect to the other proposals (e.g., the Baltic Trading directors proposals, the Baltic Trading accountant proposals, and the adjournment proposal), there will be no effect as if you did not cast votes at the Baltic Trading Annual Meeting with respect to the proposal. The proposal to ratify the appointment of independent auditors is a routine matter that is considered a "discretionary" item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the applicable annual meeting. In addition, please check the voting form used by your broker, bank or other nominee to see if that form offers voting by telephone or through the Internet.

Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the Baltic Trading Annual Meeting. You can do this in one of the following ways:

•
First, you may timely deliver a valid, later-dated proxy, or cast a new proxy vote over the Internet or by telephone.

•
Second, you may provide a written notice to Baltic Trading's corporate secretary before the Baltic Trading Annual Meeting indicating that you have revoked your proxy. The contact information for the corporate secretary of Baltic Trading is as follows: John C. Wobensmith, Secretary, Baltic Trading Limited, 299 Park Avenue, 12th Floor, New York, New York 10171.

•
Third, you may vote in person at the Baltic Trading Annual Meeting.

If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. (Eastern Time) on [    •    ], the day before the Baltic Trading Annual Meeting.

If you have instructed your broker, bank or other nominee how to vote your shares, you must follow the directors you receive from your broker, bank or other nominee to change those instructions.

Q:
What do I do if I receive more than one set of proxy materials?

A:
You may receive more than one set of voting materials for the Baltic Trading Annual Meeting, including multiple copies of this proxy statement/prospectus, proxy cards and/or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in "street name," or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, we encourage you to vote and/or return each set separately in order to ensure that all of your shares are voted.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send in any stock certificates with your proxy.

If the merger is consummated, Genco will cause an exchange agent designated by Genco and reasonably acceptable to Baltic Trading to send Baltic Trading shareholders written instructions on how to exchange their stock certificates for the shares of Genco common stock they are entitled to receive in the merger (as well as any cash they are entitled to receive in lieu of fractional shares).

Q:
Whom can I contact if I have any questions?

A:
If you have any questions about the Baltic Trading Annual Meeting, the merger agreement or the merger, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Telephone: +1 212 269 5550
FAX: +1 212 269 2798
e-mail: webmaster@dfking.com

x

  If your broker holds your shares, then you should also contact your broker for additional information.

Genco Annual Meeting Questions and Answers

Q:
What am I being asked to vote on at the Genco Annual Meeting?

A:
In addition to the merger agreement proposal and, if necessary or appropriate, the adjournment proposal, Genco shareholders will be asked to approve the following proposals at the Genco Annual Meeting:

•
an amendment to Genco's second amended and restated articles of incorporation to increase the size of the Genco board of directors from seven (7) directors to eight (8) directors by increasing the number of Class I Directors from three (3) directors to four (4) directors (the "Board Increase Amendment");

•
the election of Peter C. Georgiopoulos, Ian Ashby and Eugene I. Davis as Class I Directors to the Genco board of directors (the "Genco directors proposal");

•
the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2015 (the "Genco accountant proposal");

•
a non-binding, advisory resolution regarding the compensation of Genco's named executive officers as disclosed in these materials (the "Genco compensation proposal"); and

•
a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of Genco's named executive officers (the "Genco advisory vote proposal").

Q:
How does the board of directors of Baltic Trading and Genco recommend that I vote at each company's respective annual meeting?

A:
The Genco board of directors unanimously (with Peter C. Georgiopoulos abstaining as to the recommendations regarding the merger agreement and the merger and the Board Increase Amendment because he also serves as a director of Baltic Trading) recommends that the Genco shareholders vote "FOR" adoption and approval of the merger agreement and approval of the merger, "FOR" the Board Increase Amendment, "FOR" the Genco directors proposal, "FOR" the Genco accountant proposal, "FOR" the Genco compensation proposal, for "EVERY THREE YEARS" with respect to the Genco advisory vote proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the adoption and approval of the merger agreement and approval of the merger.

Q:
When and where will the Genco annual meeting be held?

A:
The Genco Annual Meeting is scheduled to be held on [    •    ] [    •    ], 2015 at [    •    ] [    •    ] (Eastern time) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York.

Q:
Who is entitled to vote at the Genco Annual Meeting?

A:
Shareholders of record of Genco common stock as of the close of business on [    •    ], 2015 will be entitled to notice of and to vote at the Genco Annual Meeting.

Q:
What Genco shareholder approvals are needed?

A:
Approval and adoption of the merger agreement and approval of the merger are conditioned on the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class (ii) holders of a majority of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon (excluding the excluded shareholders), voting separately, and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting.

  Adoption of any proposal to postpone or adjourn the Genco Annual Meeting to a later date for the purpose of soliciting additional proxies with respect to the merger requires the affirmative vote of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting and entitled to vote thereon.

  The approval of the Board Increase Amendment requires the affirmative vote of at least 66.67% of the Genco common stock outstanding and entitled to vote at the Genco Annual Meeting.

  Genco directors are elected by a plurality of the votes cast at the Genco Annual Meeting, either in person or by proxy.

  Ratification of the Genco accountant proposal requires the affirmative vote of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting and entitled to vote thereon.

  The result of the shareholder vote on compensation of Genco's named executive officers is not binding on Genco. Approval of the Genco compensation proposal requires the affirmative vote of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting and entitled to vote thereon. The Genco board will not be required to act in response to the results of the vote, as the ultimate decision regarding Genco's named executive officers' compensation remains with Genco's Compensation Committee.

  Approval of any option for the Genco advisory vote proposal requires the favorable vote of a plurality of votes cast at the Genco Annual Meeting. The result of the shareholder vote on the Genco advisory vote proposal is not binding on Genco.

Q:
What constitutes a quorum for the Genco Annual Meeting?

A:
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Genco Annual Meeting is necessary to constitute a quorum.

Q:
What do I need to do now?

A:
After you have carefully read and considered this joint proxy statement/prospectus in its entirety, please vote your shares as promptly as possible by proxy by:

•
accessing the Internet website specified on your enclosed proxy card;

•
calling the telephone number specified on your proxy card; or

•
completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the Genco Annual Meeting.

If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. In order to assure that your vote is obtained and your shares are represented at the Genco Annual Meeting, please vote your shares by proxy as instructed on your proxy card even if you currently plan to attend the Genco Annual Meeting in person.

  If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. (Eastern time) on [    •    ], the day before the Genco Annual Meeting. If you hold shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at the Genco Annual Meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone or by Internet. If you hold shares in street name, see the question below regarding what you should do if your shares are held for you in "street name."

Q:
What happens if I return my proxy card but don't indicate how to vote?

A:
If you return your proxy card but do not indicate how you want to vote with respect to a particular nominee or proposal, your proxy will be counted as a vote "FOR" the election of such nominee and "FOR" the approval of each proposal.

Q:
What if I fail to vote or abstain from voting?

A:
Approval and adoption of the merger agreement and approval of the merger are conditioned on the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon (excluding the excluded shareholders), voting separately and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting.

If a shareholder submits a proxy and does not indicate how he or she wants to vote with respect to a particular nominee or proposal, his or her proxy will be counted as a vote "FOR" each such nominee or such proposal. Shares represented by proxies that are marked "abstain" or "withhold" on any matter will be counted as shares present for purposes of determining the presence of a quorum. Shares of common stock that are represented by broker non-votes will also be counted as shares present for purposes of determining the presence of a quorum.

Abstentions with respect to the proposal regarding the adoption and approval of the merger agreement and approval of the merger, the Board Increase Amendment, the Genco accountant proposal, the Genco compensation proposal, and the adjournment proposal will each be counted as a vote "AGAINST" such proposal. Abstentions with respect to the Genco directors proposal and the Genco advisory vote proposal will not be counted as votes cast at the Genco Annual Meeting with respect to such proposals.

Broker non-votes with respect to the Board Increase Amendment will be counted as a vote "AGAINST" such proposal. With respect to the other Genco proposals, broker non-votes will not be counted as votes cast at the Genco Annual Meeting with respect to such proposals.

Q:
If my shares are held for me in "street name," will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If you do not provide your broker, bank or other nominee with instructions on how to vote the shares held for you in "street name," your broker, bank or other nominee will not vote those shares on the merger. If you do not give voting instructions to your broker, bank or other nominee, you will not be counted as voting, unless you appear in person at the Genco Annual Meeting with a legal, valid proxy from the record holder of those shares. Therefore, if your shares are held in "street name" by your broker, bank or other nominee, you should make certain that you instruct your broker, bank or other nominee how to vote your shares. If you do not give voting instructions to your broker, bank or other nominee with respect to the adoption and approval of the merger agreement and approval of the merger and the Board Increase

  Amendment, the effect will be the same as a vote "AGAINST" such proposal. If you do not give voting instructions to your broker, bank or other nominee with respect to the other proposals (e.g., the Genco directors proposals, the Genco accountant proposals, and the adjournment proposal), there will be no effect as if you did not cast votes at the Genco Annual Meeting with respect to the proposal. In addition, please check the voting form used by your broker, bank or other nominee to see if that form offers voting by telephone or through the Internet.

Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the Genco Annual Meeting. You can do this in one of the following ways:

•
First, you may timely deliver a valid, later-dated proxy, or cast a new proxy vote over the Internet or by telephone.

•
Second, you may provide a written notice to Genco's corporate secretary before the Genco Annual Meeting indicating that you have revoked your proxy. The contact information for the corporate secretary of Genco is as follows: John C. Wobensmith, Secretary, Genco Shipping & Trading Limited, 299 Park Avenue, 12th Floor, New York, New York 10171.

•
Third, you may vote in person at the Genco Annual Meeting.

If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. (Eastern time) on [    •    ], the day before the Genco Annual Meeting.

If you have instructed your broker, bank or other nominee how to vote your shares, you must follow the directors you receive from your broker, bank or other nominee to change those instructions.

Q:
What do I do if I receive more than one set of proxy materials?

A:
You may receive more than one set of voting materials for the Genco Annual Meeting, including multiple copies of this proxy statement/prospectus, proxy cards and/or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in "street name," or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, we encourage you to vote and/or return each set separately in order to ensure that all of your shares are voted.

Q:
Whom can I contact if I have any questions?

A:
If you have any questions about the Genco Annual Meeting, the merger agreement or the merger, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Telephone: +1 212 269 5550
FAX: +1 212 269 2798
e-mail: webmaster@dfking.com

If your broker holds your shares, then you should also contact your broker for additional information.

SUMMARY

        This summary highlights selected information contained in this joint proxy statement/prospectus. This summary is not intended to be complete and may not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information contained in this joint proxy statement/prospectus, in its appendices and in the documents referred to in this joint proxy statement/prospectus, to which reference is made for a more complete statement of the matters discussed below. You are urged to read carefully this entire joint proxy statement/prospectus, its appendices and the information incorporated by reference into this joint proxy statement/prospectus. You may obtain information incorporated by reference into this joint proxy statement/prospectus by following the instructions in the section captioned "Where You Can Find More Information" beginning on page 236.

The Companies (page 68)

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

        Genco Shipping & Trading Limited ("Genco") is a New York City-based company, incorporated in the Marshall Islands in 2004. It transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes through the ownership and operation of drybulk carrier vessels. Excluding vessels of Baltic Trading Limited, Genco's fleet currently consists of 55 drybulk carriers, including eleven Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize drybulk carriers, with an aggregate carrying capacity of approximately 4,168,000 deadweight tons ("dwt"). The average age of Genco's current fleet is approximately 9.7 years as of April 24, 2015. All of the vessels in Genco's fleet were built in shipyards with reputations for constructing high-quality vessels. Excluding Baltic Trading, 32 of the vessels in Genco's fleet are currently on spot market-related time charters and twelve are on fixed-rate time charter contracts. Additionally, eleven of the vessels in Genco's fleet are operating in vessel pools. Genco common stock has traded on the OTCBB under the trading symbol "GSKNF" since July 15, 2014, prior to which it traded on the NYSE, the OTCQB marketplace, and the OTC Pink marketplace. As of March 31, 2015, Genco had approximately $1.7 billion in total assets.

Baltic Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

        Baltic Trading Limited ("Baltic Trading") is a New York City-based company incorporated in October 2009 in the Marshall Islands to conduct a shipping business focused on the drybulk industry spot market. Baltic Trading was formed by Genco, which currently serves as Baltic Trading's manager. Baltic Trading's fleet currently consists of two Capesize vessels, two Ultramax vessels, four Supramax vessels and five Handysize vessels with an aggregate carrying capacity of approximately 863,000 dwt. The average age of Baltic Trading's current fleet is approximately 4.6 years as of April 24, 2015. After the expected delivery of two Ultramax newbuildings that it has agreed to acquire, Baltic Trading will own a fleet of 15 drybulk vessels, consisting of two Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 991,000 dwt. Baltic Trading's current fleet contains five groups of sister ships, which are vessels of virtually identical sizes and specifications. Baltic Trading common stock has traded on the NYSE under the trading symbol "BALT" since its initial public offering on March 10, 2010. As of March 31, 2015, Baltic Trading had approximately $540 million in total assets.

Poseidon Merger Sub Limited
c/o Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

        Poseidon Merger Sub Limited ("merger sub") is a corporation incorporated in the Marshall Islands and is an indirect wholly owned subsidiary of Genco. This entity was recently formed for the purpose of effecting the merger (as described below).

The Merger; Structure of the Merger (page 68)

        The merger agreement provides for the merger described below. The merger agreement is attached to this document as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. Genco and Baltic Trading urge you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger and your rights and obligations in connection with the merger.

        To accomplish the merger, Genco has formed merger sub. At the time the merger is completed:

  •
  merger sub will be merged with and into Baltic Trading, which is referred to in this joint proxy statement/prospectus as the merger, with Baltic Trading continuing as the surviving corporation and an indirect wholly owned subsidiary of Genco, which will continue to be a publicly traded company;

  •
  each share of Baltic Trading common stock (other than shares held by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) will be automatically converted into the right to receive 0.216 shares, which we refer to as the Genco exchange ratio, of Genco common stock. Each share of Baltic Trading Class B Stock will be cancelled without payment of any consideration therefor;

  •
  Genco's current directors will be the directors of Genco immediately after the effective time of the merger, and Peter C. Georgiopoulos will continue to serve as Chairman of the Board, as described in the section captioned "The Merger—Continuing Board and Management Positions" beginning on page 118. If the Board Increase Amendment is approved, the size of Genco's board will be increased from seven (7) to eight (8) directors, and Basil G. Mavroleon, currently a director of Baltic Trading, will be appointed to fill the newly created vacancy , as described in "Genco Proposal No. 2—Amendment of Genco Second Amended and Restated Articles of Incorporation to Increase the Size of the Board of—Purpose and Effect of the Amendment";

  •
  Genco's current officers will be the officers of Genco immediately after the effective time of the merger, as described in the section captioned "The Merger—Continuing Board and Management Positions" beginning on page 118; and

  •
  Genco's current headquarters will remain Genco's headquarters.

        As a condition of the consummation of the merger, shares of Genco common stock will be listed and traded on the NYSE under the trading symbol "[    •    ]".

        The structural organization of the companies before and after completion of the merger is illustrated on the following page.

 BEFORE THE MERGER

AFTER THE MERGER

(1)
Genco Investments LLC holds 100% of the Baltic Trading Class B Stock, which has 15 votes per share, or approximately 64.6% of the vote associated with the outstanding Baltic Trading shares of capital stock when voting together as a single class. The merger agreement is subject to approval by holders of Baltic Trading capital stock voting together as a single class as well as approval by the non-Genco Baltic Trading shareholders. See the section captioned "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 149.

(2)
Genco does not own any Baltic Trading common stock.

(3)
Estimated based on the number of shares of Genco common stock and Baltic Trading common stock outstanding on April 30, 2015. Excludes shares held by Genco and its subsidiaries.

Recommendation of the Boards of Directors; Reasons for the Merger

  Genco (page 104)

        As discussed in detail elsewhere in this joint proxy statement/prospectus, the Genco board, upon the unanimous recommendation of the Genco special committee, has unanimously (with Peter C. Georgiopoulos abstaining because he also serves as a director of Baltic Trading) approved the merger agreement and the merger. At a meeting of the Genco board held on April 2, 2015, the Genco board unanimously (with Mr. Georgiopoulos abstaining) determined that the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Genco and its shareholders and approved the merger agreement. In addition, the Genco board unanimously (with Peter C. Georgiopoulos abstaining as to the recommendations regarding the merger agreement and the merger and the Board Increase Amendment because he also serves as a director of Baltic Trading) recommends that shareholders vote "FOR" approval and adoption of the merger agreement and approval of the merger, "FOR" the Board Increase Amendment, "FOR" the Genco directors proposal, "FOR" the Genco accountant proposal, "FOR" the Genco compensation proposal, "for "EVERY THREE YEARS" with respect to the Genco advisory vote proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

  Baltic Trading (page 82)

        As discussed in detail elsewhere in this joint proxy statement/prospectus, the Baltic Trading board, upon the unanimous recommendation of the Baltic Trading special committee, has unanimously (with Peter C. Georgiopoulos abstaining because he also serves as a director of Genco) approved the merger agreement and the merger. At a meeting of the Baltic Trading board held on April 7, 2015, the Baltic Trading board unanimously (with Mr. Georgiopoulos abstaining) determined that the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Baltic Trading and its shareholders (excluding Genco, its subsidiaries and the officers and directors of Baltic Trading that are also officers or directors of Genco) (such excluded shareholders are referred to as the "excluded shareholders", and shareholders other than the excluded shareholders are referred to as the "non-Genco Baltic Trading shareholders") and approved the merger agreement. In addition, the Baltic Trading board unanimously (with Peter C. Georgiopoulos abstaining as to the recommendation regarding the merger agreement and the merger because he also serves as a director of Genco) recommends that shareholders vote "FOR" approval and adoption of the merger agreement and approval of the merger, "FOR" the Baltic Trading directors proposal, "FOR" the Baltic Trading accountant proposal, "FOR" the Baltic Trading merger-related compensation proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

Opinions of Financial Advisors Presented to the Committees of the Boards of Directors

  Baltic Trading (page 88)

        Opinion of Blackstone Advisory Partners L.P.    At the meeting of the Baltic Trading special committee on April 7, 2015, Blackstone Advisory Partners L.P. ("Blackstone"), the Baltic Trading

special committee's financial advisor, rendered to the Baltic Trading special committee its opinion to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, factors considered and limitations on the review undertaken by Blackstone in rendering its opinion, the Genco exchange ratio was fair, from a financial point of view, to the non-Genco Baltic Trading shareholders.

        The full text of the written opinion of Blackstone, dated April 7, 2015, which sets forth the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Blackstone in rendering its opinion, is attached as Appendix C to this joint proxy statement/prospectus. The Baltic Trading special committee encourages Baltic Trading's shareholders to read the opinion carefully and in its entirety. Blackstone's opinion was limited to the fairness of the Genco exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Blackstone's opinion was addressed to the Baltic Trading special committee and does not constitute a recommendation to any holder of Baltic Trading common stock as to how such holder should vote with respect to the merger or any other matter. The summary of Blackstone's opinion set forth in this joint proxy statement/prospectus is qualified by reference to the full text of the opinion.

        Opinion of Peter J. Solomon Company, L.P.    Pursuant to an engagement letter dated March 11, 2015, the Baltic Trading special committee retained Peter J. Solomon Company, L.P. ("PJSC") to provide it with financial advisory services in connection with the merger and, if requested, to render to the Baltic Trading board and the Baltic Trading special committee an opinion as to the fairness, from a financial point of view, of the Genco exchange ratio proposed to be received by the non-Genco Baltic Trading shareholders in connection with the merger. At the meeting of the Baltic Trading special committee held on April 7, 2015, PJSC rendered its oral opinion, subsequently confirmed in writing, to the effect that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications described in its written opinion, the Genco exchange ratio was fair, from a financial point of view, to the non-Genco Baltic Trading shareholders in connection with the merger.

        The full text of the written opinion of PJSC, dated April 7, 2015, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review undertaken by PJSC in rendering PJSC's opinion, is attached to this proxy statement/prospectus as Appendix D and incorporated by reference into this section of the proxy statement/prospectus. PJSC's opinion was directed only to the fairness of the Genco exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders in connection with the merger, was provided to the Baltic Trading special committee in connection with its evaluation of the merger, did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger, and did not, and does not, constitute a recommendation to any holder of Baltic Trading common stock as to how any such holder should vote on the merger or act on any matter relating to the merger. The summary of PJSC's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Baltic Trading common stock are urged to read PJSC's opinion carefully and in its entirety. PJSC has consented to the use of PJSC's opinion in this proxy statement/prospectus.

        See the section captioned "The Merger—Opinions of Financial Advisors to the Baltic Trading Special Committee" beginning on page 88.

  Genco (page 107)

        On April 2, 2015, Houlihan Lokey Capital, Inc. ("Houlihan Lokey") rendered an oral opinion to the Genco special committee and the Genco board (which was confirmed in writing by delivery of

Houlihan Lokey's written opinion dated April 7, 2015), as to the fairness, from a financial point of view, of the Genco exchange ratio to Genco, as of such date, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

        Houlihan Lokey's opinion was directed to the Genco special committee and the Genco board and only addressed the fairness from a financial point of view of the Genco exchange ratio and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus were intended to be, and did not constitute advice or a recommendation to the Genco special committee and the Genco board or any shareholder as to how to act or vote with respect to the merger or related matters. See the section captioned "The Merger—Opinion of Genco's Financial Advisor" beginning on page 107.

Annual Meetings; Record Dates; Required Votes (page 58)

        The Baltic Trading Annual Meeting is scheduled to be held on [    •    ] [    •    ], 2015 at [    •    ][    •    ] (Eastern time) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York. You are entitled to vote at the Baltic Trading Annual Meeting if you were a holder of shares of Baltic Trading common stock at the close of business on [    •    ], 2015, which is the record date for the Baltic Trading Annual Meeting.

        The Genco Annual Meeting is scheduled to be held on [    •    ] [    •    ], 2015 at [    •    ][    •    ] (Eastern time) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York. You are entitled to vote at the Genco Annual Meeting if you were a holder of shares of Genco common stock at the close of business on [    •    ], 2015, which is the record date for the Genco Annual Meeting.

        The merger is conditioned on the approval and adoption of the merger agreement and approval of the merger by the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon excluding the excluded shareholders, voting separately, and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting.

Shares Owned by Directors, Executive Officers and their Affiliates (pages 61 and 66)

        As of the record date for the Baltic Trading Annual Meeting, the directors and executive officers of Baltic Trading and their affiliates beneficially owned and were entitled to vote 3,024,659 shares of Baltic Trading common stock, which represents approximately 5.79% of the Baltic Trading common stock outstanding and entitled to vote at the annual meeting. In addition, as of such record date, Genco Investments LLC, an indirect wholly owned subsidiary of Genco, beneficially owned 6,356,471 shares of Baltic Trading Class B Stock, which represents 100% of the shares of Baltic Trading Class B Stock outstanding and entitled to vote at the Baltic Trading Annual Meeting; these shares collectively constitute 64.6% of the voting rights associated with the Baltic Trading capital stock.

        As of the record date for the Genco Annual Meeting (the close of business on [    •    ], 2015), Genco's directors and executive officers and their affiliates beneficially owned and had the right to vote 1,079,825 shares of common stock at the Genco Annual Meeting, which represents approximately

1.75% of the shares of Genco common stock outstanding and entitled to vote at the Genco Annual Meeting.

Voting Agreement

        The Centerbridge Shareholders entered into the voting agreement pursuant to which such entities are required to vote all of their Genco shares and Baltic Trading shares in favor of the merger and are prohibited from transferring such shares except under limited circumstances. The Centerbridge Shareholders are also required to vote their Genco shares in favor of the Board Increase Amendment. Each Centerbridge Shareholder also granted an irrevocable proxy to Baltic Trading (and any designee thereof) to vote such shareholder's shares of Genco and Baltic Trading common stock in favor of the merger. The voting agreement terminates upon the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement pursuant to its terms and (iii) any reduction or change in the Genco exchange ratio.

        Additionally, Genco has agreed to vote, and to cause each of its controlled affiliates to vote, all shares of Baltic Trading common stock and Baltic Trading Class B Stock owned by it or any such affiliate in favor of the merger. Baltic Trading has agreed to vote (or cause its subsidiaries to vote, as applicable) all shares of Genco common stock owned by it or any of its subsidiaries in favor of the merger and the proposed amendment to the amended and restated articles of incorporation of Genco.

Interests of Certain Persons in the Merger (pages 103 and 117)

        In considering the recommendations of the Genco board and the Baltic Trading board with respect to the merger, you should be aware of the benefits available to the executive officers and directors of each company in connection with the merger, and the potential conflicts of interest which they may have with their company's respective shareholders. These individuals have certain interests in the merger that may be different from, or in addition to, the interests of their company's shareholders. The Genco board and the Baltic Trading board were aware of these interests and considered them, among other matters, in making their recommendations. Information relating to the interests of Genco's directors and executive officers is located beginning on page 117, and information relating to the interests of Baltic Trading's directors and executive officer is located beginning on page 103.

        Baltic Trading's executive officer has received grants of restricted stock which will vest upon the completion of the merger. Baltic Trading's directors have received grants of restricted stock which will vest at the earlier of (i) the time of the Baltic Trading Annual Meeting, or (ii) the completion of the merger (the Baltic Trading Annual Meeting is expected to precede the completion of the merger). Each share of restricted stock will convert into Genco common stock issuable to the directors and executive officer upon the consummation of the merger pursuant to the terms of the merger agreement (see the section captioned "The Merger Agreement—Consideration to be Received in the Merger" beginning on page 138), which number of shares is equal to the number of shares of Baltic Trading restricted stock held by a director or the executive officer immediately prior to the effective time of the merger multiplied by 0.216. Baltic Trading's executive officer also has an employment agreement with Genco. If the Board Increase Amendment is adopted, Basil G. Mavroleon, a member of the Baltic Trading special committee, will become a member of the Genco board.

        Certain of Genco's executive officers and directors have received equity grants and have employment agreements with Genco. The merger will not trigger any enhanced benefits or accelerated payments under any such arrangements (the details of which can be found beginning on pages 179 and 206). However, Peter C. Georgiopoulos, Chairman of the Genco board, and John C. Wobensmith, President of Genco, as the executive officer of Baltic Trading, respectively, have received grants of Baltic Trading restricted stock which will vest and be converted into Genco common stock upon the completion of the merger, on the same terms as the other Baltic Trading shareholders.

Treatment of Baltic Trading Restricted Stock Grants in the Merger (page 138)

        Prior to the effective time, the Baltic Trading board will adopt resolutions necessary to ensure that:

  •
  At the effective time of the merger, each share of Baltic Trading restricted stock outstanding and owned by Baltic Trading's executive officers immediately prior to the effective time of the merger will immediately vest and be automatically converted into the right to receive 0.216 shares of Genco common stock; and

  •
  such other changes to Baltic Trading's 2010 Equity Incentive Plan, as amended (the "Baltic Trading 2010 Equity Incentive Plan"), as may be necessary, proper, desirable or advisable to give effect to the merger may be made.

What Shareholders Will Receive in the Merger (page 138)

        Baltic Trading shareholders (other than Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) will receive 0.216 shares of Genco common stock for each share of Baltic Trading common stock they own. Genco will not issue any fractional shares of Genco common stock in the merger. If you would otherwise be entitled to receive a fractional share of Genco common stock in the merger, you will instead receive the value of that fractional share in cash (without interest) in lieu of that fractional share. Each share of Baltic Trading Class B Stock will be cancelled without payment of any consideration for it.

Conditions to Completion of the Merger (page 149)

        The obligation of each party to complete the merger is subject to the satisfaction or waiver of several conditions set forth in the merger agreement, including the following conditions which apply to both Genco and Baltic Trading:

  •
  The merger agreement shall have been approved and adopted by the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon excluding the excluded shareholders, voting separately and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting.

  •
  No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the merger illegal or otherwise restricting, preventing or prohibiting consummation of the merger or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of Baltic Trading common stock by Genco.

  •
  The registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act of 1933, as amended (the "Securities Act"), and no stop order suspending the effectiveness of this registration statement of which this joint proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that has not been withdrawn.

  •
  All shares of Genco common stock outstanding or reserved for issuance (including all shares to be issued in connection with the merger) shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  •
  All consents and waivers required under Baltic Trading's credit facilities in connection with the merger shall have been obtained.

        The obligation of Genco and merger sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  Each of the representations and warranties of Baltic Trading (i) regarding capital structure shall be true and correct in all respects (other than any de minimis inaccuracies) as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger, (ii) regarding organization and good standing; subsidiaries, authority, takeover statutes, required shareholder vote and brokers shall be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import set forth therein) in all material respects as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger and (iii) set forth in the merger agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import set forth therein) as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Baltic Trading and its subsidiaries; provided, that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in clause (ii) above and this clause (iii), to such qualifications) as of such date only.

  •
  Baltic Trading shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger.

  •
  Baltic Trading shall have delivered to Genco an officer's certificate dated as of the closing date of the merger certifying that the foregoing two conditions have been satisfied.

  •
  Since the date of the merger agreement, there shall not have been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Baltic Trading and its subsidiaries.

  •
  Baltic Trading shall have delivered to Genco a statement certifying that the stock of Baltic Trading is not a U.S. real property interest.

        The obligation of Baltic Trading to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  Each of the representations and warranties of Genco and merger sub (i) regarding capital structure shall be true and correct in all respects (other than any de minimis inaccuracies) as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger, (ii) regarding organization and good standing; subsidiaries, authority, required shareholder vote and brokers shall be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import set forth therein) in all material respects as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger and (iii) set forth in the merger agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import set forth therein) as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Genco and its subsidiaries; provided, that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in clause (ii) above and this clause (iii), to such qualifications) as of such date only.

  •
  Genco and merger sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date of the merger.

  •
  Genco shall have delivered to Baltic Trading an officer's certificate dated as of the closing date of the merger certifying that the foregoing two conditions have been satisfied.

  •
  Since the date of the merger agreement, there shall not have been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Genco and its subsidiaries.

  •
  The closing of the transactions contemplated by the Stock Purchase Agreement shall have occurred.

Termination of the Merger Agreement (page 151)

        The merger agreement may be terminated at any time prior to completion of the merger if the parties mutually agree in writing. Either Genco or Baltic Trading has the right to terminate the merger agreement at any time prior to the completion of the merger, even if one or both parties have obtained the requisite shareholder approval, if:

  •
  the completion of the merger does not occur on or before October 7, 2015 (except that a party may not terminate under this provision if its failure to perform any obligation under the merger agreement was a primary cause of, or resulted in, the failure of the merger to be consummated prior to such date);

  •
  any governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action shall have become final and non-appealable (except that a party may not terminate under this provision if its failure to perform any obligation under the merger agreement was a primary cause of, or resulted in, such order);

  •
  the non-terminating party has breached its representations, warranties, covenants or agreements in the merger agreement, which breach would cause the conditions to the terminating party's obligations to close relating to the accuracy of representations and warranties or compliance with covenants and agreements, as applicable, not to be satisfied, and which breaches cannot be cured by October 7, 2015, or have not been cured within 30 days after notice from the terminating party. This termination right is not available to a party that is in breach of any of its representations, warranties, covenants or agreements such that the related closing conditions of the non-terminating party have not been satisfied; or

  •
  at either the Genco Annual Meeting or the Baltic Trading Annual Meeting, the shareholders do not approve and adopt the merger agreement and approve the merger.

        Genco has the right to terminate the merger agreement at any time prior to the completion of the merger, even if it has obtained the requisite shareholder approval, if (i) the Baltic Trading board shall have failed to recommend that Baltic Trading shareholders vote to approve and adopt the merger agreement, (ii) there shall have occurred a change in the recommendation of the Baltic Trading board, (iii) the Baltic Trading board shall have approved, endorsed, or recommended any competing proposal, (iv) Baltic Trading shall have failed to include the Baltic Trading board recommendation in this joint proxy statement/prospectus, (v) Baltic Trading, or any of its subsidiaries or any director, officer, manager, employee, consultant, advisor, agent or other representative of Baltic Trading or any of its subsidiaries, shall have violated, breached, or taken any action inconsistent with any of its board recommendation or non-solicitation obligations in any material respect, (vi) the Baltic Trading board or any committee thereof shall have resolved or proposed to take any action described in the foregoing clauses (i) through (v) or (vii) Baltic Trading shareholder meeting shall not have been called and held as required under the merger agreement.

        Baltic Trading has the right to terminate the merger agreement at any time prior to the completion of the merger, even if it has obtained the requisite shareholder approval, if:

  •
  (i) the Genco board shall have failed to recommend that the Genco shareholders vote to approve and adopt the merger agreement and approve the Board Increase Amendment, (ii) there shall have occurred a change in the recommendation of the Genco board, (iii) Genco shall have failed to include the Genco board recommendation in this joint proxy statement/prospectus, (iv) Genco, or any of its subsidiaries or any director, officer, manager, employee, consultant, advisor, agent or other representative of Genco or any of its subsidiaries, shall have violated, breached, or taken any action inconsistent with its board recommendation obligations in any material respect, (v) the Genco board or any committee thereof shall have resolved or proposed to take any action described in the foregoing clauses (i) through (iv) or (vi) the Genco shareholder meeting shall not have been called and held as required under the merger agreement; or

  •
  the Stock Purchase Agreement had been terminated in accordance with its terms. However, the transactions contemplated by the Stock Purchase Agreement closed on April 8, 2015, thereby removing the right of Baltic Trading to terminate the merger agreement on this basis.

Reimbursement of Expenses (page 152)

        In the merger agreement, Genco has agreed to pay Baltic Trading up to $3.25 million as reimbursement of expenses relating to the merger, if the merger agreement is terminated in certain specified circumstances involving a breach of the recommendation obligations of the Genco board, Genco's material breach of the merger agreement, failure by Genco's shareholders to approve the merger agreement (provided that at such time the merger agreement is not also otherwise terminable by Genco due to a failure by Baltic Trading's shareholders (including its unaffiliated shareholders) to approve the merger agreement), or termination of the Stock Purchase Agreement due to a material breach thereof by Genco. Similarly, Baltic Trading has agreed to pay Genco up to $3.25 million as reimbursement of expenses relating to the merger, if the merger agreement is terminated in certain specified circumstances involving a breach of the recommendation and non-solicitation obligations of the Baltic Trading board, Baltic Trading's material breach of the merger agreement, or failure by Baltic Trading's shareholders (including its unaffiliated shareholders) to approve the merger agreement (provided that at such time the merger agreement is not also otherwise terminable by Baltic Trading due to a failure by Genco's shareholders to approve the merger agreement).

No Solicitation (page 144)

        The merger agreement restricts the ability of Baltic Trading to solicit or engage in discussions or negotiations with a third-party regarding a proposal to acquire a significant interest in Baltic Trading. If, however, Baltic Trading receives an unsolicited bona fide written acquisition proposal from a third-party, Baltic Trading may furnish information to the third-party and engage in negotiations regarding an acquisition proposal with the third-party so long as the Baltic Trading board determines in good faith, after consultation with its outside counsel, that (i) such acquisition proposal constitutes a superior proposal or would reasonably be expected to lead to a superior proposal and (ii) the failure to engage in such negotiations would be inconsistent with the duties of the Baltic Trading board under applicable law.

        Baltic Trading also agreed to (i) notify Genco within 36 hours of obtaining knowledge of an acquisition proposal or any inquiry from an third party seeking to have discussions or negotiations related to a possible acquisition proposal, (ii) keep Genco informed of the status and material terms of any other acquisition proposal and (iii) provide Genco with copies of all written material documentation or correspondence related to any such acquisition proposal.

Changes in Board Recommendation (page 144)

        The merger agreement provides that, subject to certain exceptions, neither the Genco board (nor any committee thereof), nor the Baltic Trading board (or any committee thereof), will withhold, withdraw, or modify in a manner adverse to the other party its approval, recommendation or declaration of advisability with respect to the merger agreement or the transactions contemplated thereby. Notwithstanding the foregoing restrictions, the Baltic Trading Board of Directors may make an adverse recommendation change if Baltic Trading receives an unsolicited acquisition proposal from a third-party that the Baltic Trading board determines in good faith, after consultation with its outside counsel and after providing Genco with prior notice and the right to propose an adjustment to the terms of the merger agreement (and after taking into account any such adjustments), constitutes a superior proposal. In addition, both the Genco board and (in circumstances not involving or relating to an acquisition proposal) the Baltic Trading board may make an adverse recommendation change if a material fact, event, change, development or set of circumstances has occurred or arisen after the date of the merger agreement (and, in connection with an adverse recommendation change by the Baltic Trading board, such fact, event, change, development or set of circumstances does not relate to an acquisition proposal received by Baltic Trading) and the Genco board or the Baltic Trading board (as applicable), determines in good faith, after consultation with its outside counsel and after providing the other party with prior notice and the right to propose an adjustment to the terms of the merger agreement (and after taking into account any such adjustments), that the failure to make such adverse recommendation change would be inconsistent with its duties under applicable law.

Ownership of Genco after Completion of the Merger (page 155)

        If the merger is consummated, then based on the number of shares of Genco common stock and Baltic Trading common stock outstanding on April 30, 2015, Genco would issue approximately 11,287,132 shares of Genco common stock to Baltic Trading shareholders (excluding Genco and its subsidiaries) in the merger, which would represent approximately 15.5% of the shares of Genco common stock outstanding immediately after consummation of the merger.

Material United States Federal Income Tax Consequences (page 120)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a reorganization, Baltic Trading shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange by Baltic Trading shareholders of shares of Baltic Trading common stock for shares of Genco common stock pursuant to the merger (other than, among others, a transfer by a "five percent transferee shareholder" (within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Genco immediately following the merger who does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)). However, any cash received by U.S. Baltic Trading shareholders pursuant to the merger in lieu of fractional shares will be taxable.

        The United States federal income tax consequences of the merger are discussed in greater detail below in the section captioned "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 120.

        Tax matters are very complicated and the tax consequences to you of the merger will depend on your particular circumstances. You are urged to consult your own tax advisor to fully understand the tax consequences, including the effect of any state, local or non U.S. tax laws and of changes in applicable tax laws, of the merger.

Regulatory Matters (page 137)

        Completion of the merger is not conditioned on compliance with any Marshall Islands or U.S. federal or state regulatory requirements.

Appraisal Rights of Dissenting Shareholders (page 170)

        Under Marshall Islands law, the right of a dissenting shareholder to receive payment of the appraised fair value of his or her shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since Baltic Trading common stock are traded on the NYSE, a dissenting holder of shares of Baltic Trading common stock does not have appraisal rights in connection with the merger.

Risk Factors (page 28)

        In deciding whether or not to vote for the proposals described in this joint proxy statement/prospectus at the Baltic Trading Annual Meeting, Baltic Trading shareholders are urged to carefully read and consider the risk factors contained in this section captioned "Risk Factors" beginning on page 28.

Listing of Genco Common Stock upon Completion of the Merger (page 118)

        Under the terms of the merger agreement, Genco is required to use its reasonable best efforts to cause all shares of Genco common stock outstanding or reserved for issuance (including all shares to be issued in connection with the merger) to be approved for listing on the NYSE, subject to official notice of issuance. It is a condition to both parties' obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have such shares of Genco common stock to be approved for listing on the NYSE under the trading symbol "[    •    ]".

Comparison of Rights of Shareholders of Genco and Baltic Trading (page 163)

        Baltic Trading shareholders will have different rights once they become Genco shareholders due to differences between the organizational documents of Baltic Trading and Genco. These differences are described in more detail under "Comparison of Rights of Shareholders of Genco and Baltic Trading" beginning on page 163.

Comparative Stock Prices and Dividends (page 155)

        Shares of Genco common stock are listed under the trading symbol "GSKNF" on the OTCBB, and shares of Baltic Trading common stock are listed on the NYSE under the trading symbol "BALT." The following table presents trading information for Genco and Baltic Trading common stock on April 7, 2015, the last full trading day prior to the public announcement of the execution of the merger agreement and [    •    ] , 2015, the latest practicable trading day before the date of this joint proxy statement/prospectus. The equivalent market value for Baltic Trading Common Stock has been determined by multiplying the price per share of Genco common stock on the applicable date by the exchange ratio of 0.216 of a share of Genco common stock.

Date	Genco Common Stock		Baltic Trading Common stock		Equivalent Market Value for Baltic Trading Common Stock
April 7, 2015		$7.40		$1.62		$1.67
[•], 2015	$	[•]	$	[•]	$	[•]

        The averages of the closing prices per share of Genco common stock and per share of Baltic Trading common stock for certain periods prior to the public announcement of the execution of the merger agreement are as follows:

	Genco Common Stock (OTCBB)	Baltic Trading Common stock (NYSE)
30 consecutive trading day average ending April 7, 2015	$9.04	$1.51
60 consecutive trading day average ending April 7, 2015	$10.25	$1.62
90 consecutive trading day average ending April 7, 2015	$11.31	$1.95

        On [    •    ], 2015, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the closing price of Baltic Trading common stock was $[    •    ] per share, and the closing price of Genco common stock was $[    •    ] per share. You are urged to obtain current market quotations prior to making any decision with respect to the merger.

        Genco has not declared or paid any dividends since the third quarter of 2008 and under its revolving credit facility entered into with ABN AMRO Capital USA LLC on April 7, 2015 (the "2015 Credit Facility") is not permitted to pay dividends until April 1, 2017. Genco has made no determination regarding the payment of dividends after such time. In addition, the waiver agreements for Genco's $253 Million Term Loan Facility and its $100 Million Term Loan Facility entered into on April 30, 2015 (together, the "Credit Facility Waivers") prohibit Genco from paying dividends until December 31, 2016, and the merger agreement prohibits Genco from paying dividends until the earlier of the consummation of the merger and the termination of the merger agreement.

        Baltic Trading has adopted a dividend policy to pay a variable quarterly dividend equal to its Cash Available for Distribution (as defined and discussed below) during the previous quarter, subject to any reserves that the Baltic Trading board may from time to time determine are required. These reserves may cover, among other things, drydocking, repairs, claims, liabilities and other obligations, debt amortization, acquisitions of additional assets and working capital. Dividends will be paid equally on a per-share basis between Baltic Trading's common stock and Baltic Trading's Class B Stock. Cash Available for Distribution represents Baltic Trading's net income less cash expenditures for capital items related to its fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, Baltic Trading may disregard non-cash adjustments to Baltic Trading's net income (loss), such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. In prior quarters, the Baltic Trading board determined to declare a dividend based on its cash flow, liquidity, and capital resources, even though the application of Baltic Trading's policy would have resulted in a lesser dividend or no dividend. However, as a result of current market conditions, Baltic Trading did not declare a dividend for the fourth quarter of 2014 or the first quarter of 2015. In addition, the merger agreement prohibits Baltic Trading from paying dividends until the earlier of the consummation of the merger and the termination of the merger agreement.

        The respective boards of directors of Genco and Baltic Trading will continue to evaluate their respective dividend policies in light of applicable business, financial, legal and regulatory considerations.

However, the merger agreement prohibits Genco and Baltic Trading from paying dividends until the earlier of the consummation of the merger and the termination of the merger agreement.

Certain Litigation Relating to the Merger (page 137)

        In connection with the merger, six class action lawsuits were filed and are currently pending that challenge the merger. Each lawsuit names as defendants some or all of Baltic Trading, Genco, the individual members of the Baltic Trading board, Baltic Trading's and Genco's President and merger sub. For additional information please see the section entitled "Certain Litigation Relating to the Merger" beginning on page 137 of this joint proxy statement/prospectus.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data of Genco

        The following table sets forth certain selected historical consolidated financial data of Genco prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Baltic Trading's selected historical financial data is consolidated with that of Genco as Genco controls a majority of the voting interests in Baltic Trading. The selected statement of operations data in the table for each of the years in the three years ended December 31, 2014, 2013, and 2012 and the selected balance sheet data as of December 31, 2014, 2013 and 2012 has been derived from the audited consolidated financial statements of Genco included in its annual report on Form 10-K/A filed with the SEC on April 30, 2015, which is incorporated herein by reference. The selected statement of operations data for each of the years in the two years ended December 31, 2011 and 2010 and the selected balance sheet data as of December 31, 2011 and 2010 has been derived from the audited consolidated financial statements of Genco included in its annual report on Form 10-K filed with the SEC on February 22, 2012. The selected balance sheet data as of December 31, 2010 has been derived from the audited consolidated financial statements of Genco included in its annual report on Form 10-K filed with the SEC on March 10, 2011. As a result of its bankruptcy Genco adopted fresh-start reporting on July 9, 2014 in accordance with provisions of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 852, "Reorganizations" ("ASC 852"). The period from July 9 to December 31, 2014 ("Genco Successor Company") and the period from January 1 to July 9, 2014 ("Genco Predecessor Company") are distinct reporting periods as a result of Genco's emergence from bankruptcy on July 9, 2014 as reported in Genco's consolidated financial statements. Genco's financial condition and results of operations from and after July 9, 2014 are not comparable to the financial condition or results of operations reflected in its other historical financial statements shown due to the application of fresh-start reporting.

        The information presented below is only a summary and should be read in conjunction with the audited financial statements of Genco, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus. See the section captioned "Where You Can Find More Information" beginning on page 236.

	For the Years Ended December 31,
	Genco Successor Company	Genco Predecessor Company
	Period from July 9 to December 31, 2014	Period from January 1 to July 9, 2014	2013	2012	2011	2010
Income Statement Data:
(U.S. dollars in thousands except for share and per share amounts)
Revenues:
Voyage revenues	$98,817	$118,759	$224,179	$223,159	$388,929	$447,438
Service revenues	1,584	1,701	3,285	3,294	3,285	1,249

Total revenues	$100,401	$120,460	$227,464	$226,453	$392,214	$448,687

Operating Expenses:
Voyage expenses	7,525	4,140	8,046	7,009	4,457	4,467
Vessel operating expenses	56,943	64,670	111,671	114,318	105,514	78,976
General, administrative and management fees	36,915	31,371	34,031	35,673	33,928	29,081
Depreciation and amortization	36,714	75,952	140,743	139,063	136,203	115,663

	For the Years Ended December 31,
	Genco Successor Company	Genco Predecessor Company
	Period from July 9 to December 31, 2014	Period from January 1 to July 9, 2014	2013	2012	2011	2010
Other operating income	(530)	—	(121)	(265)	(527)	(791)
Goodwill impairment	166,067	—	—	—	—	—

Total operating expenses	303,634	176,133	294,370	295,798	279,575	227,396

Operating (loss) income	(203,233)	(55,673)	(66,906)	(69,345)	112,639	221,291
Other expense	(7,538)	(41,122)	(88,217)	(87,209)	(86,186)	(72,042)

(Loss) income before reorganization items, net	(210,771)	(96,795)	(155,123)	(156,554)	26,453	149,249
Reorganization items, net	(1,591)	882,167	—	—	—	—

Net income (loss) before income taxes	(212,362)	785,372	(155,123)	(156,554)	26,453	149,249
Income tax expense	(996)	(815)	(1,898)	(1,222)	(1,385)	(1,840)

Net income (loss)	(213,358)	784,557	(157,021)	(157,776)	25,068	147,409
Less: Net (loss) income attributable to noncontrolling interest	(31,064)	(8,734)	(9,280)	(12,848)	(318)	6,166

Net income (loss) attributable to Genco Shipping & Trading Limited	$(182,294)	$793,291	$(147,741)	$(144,928)	$25,386	$141,243

Net (loss) earnings per share—basic	$(3.02)	$18.21	$(3.42)	$(3.47)	$0.72	$4.28

Net (loss) earnings per share—diluted	$(3.02)	$18.21	$(3.42)	$(3.47)	$0.72	$4.07

Dividends declared per share	$—	$—	$—	$—	$—	$—

Weighted average common shares outstanding—Basic	60,360,515	43,568,942	43,249,070	41,727,075	35,179,244	32,987,449

Weighted average common shares outstanding—Diluted	60,360,515	43,568,942	43,249,070	41,727,075	35,258,205	35,891,373

	Genco Successor Company December 31,	Genco Predecessor Company December 31,
	2014	2013	2012	2011	2010
Balance Sheet Data:
(U.S. dollars in thousands, at end of period)
Cash and cash equivalents	$83,414	$122,722	$72,600	$227,968	$270,877
Total assets	1,752,913	2,957,254	2,843,371	3,119,277	3,182,708
Total debt (current and long-term, including notes payable)	430,135	1,595,945	1,524,357	1,694,393	1,746,248
Total equity	1,292,774	1,308,805	1,261,207	1,361,618	1,348,153
Other Data:
(U.S. dollars in thousands)
Net cash (used in) provided by operating activities	$(60,152)	$(3,144)	$(18,834)	$158,183	$262,680
Net cash used in investing activities	(74,636)	(146,555)	(3,669)	(133,367)	(870,230)
Net cash provided by (used in) financing activities	95,480	199,821	(132,865)	(67,725)	690,160
EBITDA(1)	$774,604	$83,041	$82,537	$249,080	$330,711

(1)
EBITDA represents net (loss) income attributable to Genco plus net interest expense, taxes and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Genco's management uses EBITDA as a performance measure in Genco's consolidated internal financial statements, and it is presented for review at Genco's board meetings. Genco believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate Genco's performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in Genco's consolidated statements of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of Genco's 2007 Credit Facility (prior to its termination on the July 9, 2014), Genco's $253 Million Term Loan Credit Facility, and Genco's $100 Million Term Loan Credit Facility. Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in Genco's definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of other credit facilities or any non-cash losses from Genco's investments in Jinhui Shipping & Transportation Ltd. ("Jinhui") and Korea Line Corporation, and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business. The following table demonstrates Genco's calculation of EBITDA and provides a reconciliation of EBITDA to net (loss) income attributable to Genco for each of the periods presented above:

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
Net income (loss) attributable to Genco Shipping & Trading Limited	$610,997	$(147,741)	$(144,928)	$25,386	$141,243
Net interest expense	48,590	88,141	87,180	86,106	71,965
Income tax expense	1,811	1,898	1,222	1,385	1,840
Depreciation and amortization	112,666	140,743	139,063	136,203	115,663

EBITDA(2)	$774,064	$83,041	$82,537	$249,080	$330,711

(2)
The calculation and reconciliation of EBITDA for the year ended December 31, 2014 combines the separate results of operations for the period from July 9 to December 31, 2014 (Genco Successor Company) and the period from January 1 to July 9, 2014 (Genco Predecessor Company).

Selected Historical Consolidated Financial Data of Baltic Trading

        The following table sets forth certain selected historical consolidated financial data of Baltic Trading prepared in accordance with U.S. GAAP. The selected statement of operations data for each of the years in the three years ended December 31, 2014, 2013, and 2012 and the selected balance sheet data as of December 31, 2014 and 2013 has been derived from the audited consolidated financial statements of Baltic Trading included in its annual report on Form 10-K filed with the SEC on March 2, 2015, which is incorporated herein by reference. The selected statement of operations data for each of the years in the two years ended December 31, 2011 and 2010 has been derived from the audited consolidated financial statements of Baltic Trading included in its annual report on Form 10-K filed with the SEC on February 29, 2012. The information presented below is only a summary and should be read in conjunction with the audited financial statements of Baltic Trading, including the notes thereto, incorporated by reference in this joint proxy statement/prospectus. See the section captioned "Where You Can Find More Information" beginning on page 236.

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
Income Statement Data:
(U.S. dollars in thousands except for share and per share amounts)
Revenues	$45,520	$35,973	$27,304	$43,492	$32,559

Operating Expenses:
Voyage expenses	1,396	1,151	1,142	61	167
Voyage expenses to Parent	578	461	346	560	422
Vessel operating expenses	24,872	17,590	16,730	16,004	8,198
General, administrative and technical management fees	8,389	5,445	4,768	5,585	5,044
Management fees to Parent	3,607	2,671	2,471	2,464	1,229
Depreciation and amortization	21,015	15,564	14,814	14,769	7,359
Other operating income	—	—	—	—	(206)

Total operating expenses	59,857	42,882	40,271	39,443	22,213

Operating (loss) income	(14,337)	(6,909)	(12,967)	4,049	10,346
Other expense	(5,873)	(4,449)	(4,275)	(4,445)	(1,946)

(Loss) income before income taxes	(20,210)	(11,358)	(17,242)	(396)	8,400
Income tax expense	(57)	(34)	(28)	(34)	(78)

Net (loss) income	$(20,267)	$(11,392)	$(17,270)	$(430)	8,322

Net (loss) income per share of common and Class B Stock:
Net (loss) income per share—basic	$(0.36)	$(0.36)	$(0.78)	$(0.02)	$0.46

Net (loss) income per share—diluted	$(0.36)	$(0.36)	$(0.78)	$(0.02)	$0.46

Dividends declared and paid per share of common and Class B Stock	$0.06	$0.05	$0.24	$0.45	$0.32

	December 31,
	2014	2013	2012	2011	2010
Balance Sheet Data:
(U.S. dollars in thousands, at end of period)
Cash and cash equivalents	$9,929	$58,193	$3,280	$8,300	$5,797
Total assets	568,218	557,367	364,370	384,955	396,154
Total debt	196,775	167,875	101,250	101,250	101,250
Total shareholders' equity	364,882	385,103	260,662	281,603	289,436
Other Data:
(U.S. dollars in thousands)
Net cash provided by operating activities	$1,096	$2,603	$433	$15,379	$18,999
Net cash used in investing activities	(72,736)	(147,212)	(5)	(2,570)	(389,801)
Net cash provided by (used in) financing activities	23,376	199,522	(5,448)	(10,306)	376,599
EBITDA(3)	$6,669	$8,638	$1,819	$18,786	$17,678

(3)
EBITDA represents net (loss) income plus net interest expense, taxes and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Baltic Trading's management uses EBITDA as a performance measure in Baltic Trading's consolidated internal financial statements, and it is presented for review at Baltic Trading's board meetings. Baltic Trading believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net (loss) income to evaluate Baltic Trading's performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net (loss) income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in Baltic Trading's consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. The following table demonstrates Baltic Trading's calculation of EBITDA and provides a reconciliation of EBITDA to net (loss) income for each of the periods presented above:

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
Net (loss) income	$(20,267)	$(11,392)	$(17,270)	$(430)	$8,322
Net interest expense	5,864	4,432	4,247	4,413	1,919
Income tax expense	57	34	28	34	78
Depreciation	21,015	15,564	14,814	14,769	7,359

EBITDA	$6,669	$8,638	$1,819	$18,786	$17,678

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following tables set forth, as at the dates and for the periods indicated, selected unaudited pro forma condensed combined financial data, which has been prepared to give effect to the merger. The presentation assumes the merger closed on December 31, 2014 for balance sheet financial data and January 1, 2014 for statement of operations financial data. In addition, due to Genco's emergence from bankruptcy on July 9, 2014 and Genco's adoption of fresh-start reporting on that date, the pro forma statement of operations financial data assumes that fresh-start reporting was also adopted effective January 1, 2014. As a result, financial data for periods prior to Genco's adoption of fresh-start reporting ("Genco Predecessor Company") are not comparable to financial data of periods after that date ("Genco Successor Company").

        Genco prepares its consolidated financial statements in accordance with U.S. GAAP and Genco currently consolidates Baltic Trading. The Baltic Trading common shares that Genco will acquire in the merger are currently recognized as a noncontrolling interest in the historical consolidated financial statements of Genco included in its annual report on Form 10-K/A filed with the SEC on April 30, 2015. Under U.S. GAAP, changes in a parent's ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary are considered equity transactions (i.e. transactions with owners in their capacity as owners) with any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid attributed to the equity of the parent.

        You should read this information in conjunction with, and the information is qualified in its entirety by, (i) the information provided elsewhere in this joint proxy statement/prospectus, (ii) Genco's audited consolidated financial statements and the related notes included in its annual report on Form 10-K/A for the year ended December 31, 2014 filed with the SEC on April 30, 2015, which is incorporated by reference herein (iii) Baltic Trading's audited consolidated financial statements included in Baltic Trading's Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015, which is incorporated by reference herein and (iv) the unaudited pro forma condensed combined financial statements and accompanying notes included elsewhere in this joint proxy statement/prospectus. See the sections captioned "Where You Can Find More Information" beginning on page 236 and "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 157.

        The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and, therefore, is not necessarily indicative of the financial position or results of operations that might have been achieved had the merger and adoption of fresh-start accounting occurred on December 31, 2014 or January 1, 2014, as applicable. In addition, the selected unaudited pro forma condensed combined financial data is not necessarily indicative of the results of operations or financial position of the combined company in the future. This information does not reflect the benefits of expected operating efficiencies or cost savings, or any special items such as acceleration of stock based awards, payments pursuant to change-of-control provisions or restructuring and integration costs that may be incurred as a result of the merger.

(U.S. Dollars in thousands, except for share and per share data)

	Genco Successor Company As Reported				Genco Successor Company Pro forma
	December 31, 2014	Pro forma Adjustments			December 31, 2014
Balance Sheet Data:
(U.S. dollars in thousands, at end of period)
Cash and cash equivalents	$83,414	$			$83,414
Total assets	$1,752,913		$—		$1,752,913
Total debt (current and long term)	$430,135		$—		$430,135

Total equity	1,292,774		—	(1)	1,292,774

	Genco Successor Company As Reported	Genco Predecessor Company As Reported			Genco Pro forma
	Period from July 9, 2014 to December 31, 2014	Period from January 1, 2014 to July 9, 2014	Pro forma Adjustments		Year-ended December 31, 2014
Revenues:
Voyage revenues	98,817	118,759			217,576
Service revenues	1,584	1,701			3,285

Total revenues	100,401	120,460			220,861

Operating expenses:
Voyage expenses	7,525	4,140			11,665
Vessel operating expenses	56,943	64,670			121,613
General, administrative and management fees	36,915	31,371	15,606	(2)	83,392
Depreciation and amortization	36,714	75,952	(36,221)	(3)	76,445
Other operating income	(530)	—			(530)
Goodwill impairment	166,067	—			166,067

Total operating expenses	303,634	176,133	(21,115)		458,652

Operating loss	(203,233)	(55,673)	(21,115)		(237,791)

Other expense	(7,538)	(41,122)	29,679	(4)	(18,981)

Loss before reorganization items, net	(210,771)	(96,795)	50,794		(256,772)
Reorganization items, net	(1,591)	882,167	(880,576)	(5)	—

(Loss) income before income taxes	(212,362)	785,372	(829,782)		(256,772)
Income tax expense	(996)	(815)	—		(1,811)

Net (loss) income	(213,358)	784,557	(829,782)		(258,583)

Net (loss) earnings per share—basic(6)	(3.02)	18.21	N/A		(3.61)
Net (loss) earnings per share—diluted(6)	(3.02)	18.21	N/A		(3.61)
Dividends declared per share	—	—	—		—
Weighted average common shares outstanding—Basic	60,360,515	43,568,942	N/A		71,647,647
Weighted average common shares outstanding—Diluted	60,360,515	43,568,942	N/A		71,647,647

(1)
See the section captioned "Unaudited Pro Form Condensed Combined Financial Information—Unaudited Pro Forma Condensed Combined Balance Sheet." The consummation of the merger will have no effect on Genco's total equity.

(2)
To adjust for (a) the elimination of $2,403 of amortization expense recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 related to stock-based compensation awards of the Genco Predecessor Company that were deemed to have vested automatically pursuant to the terms of the bankruptcy court approved plan of reorganization for Genco (the "Genco Reorganization Plan"); and the recognition of $28,019 of amortization expense for the period from January 1 to July 9, 2014 related to restricted stock and warrants issued by the Genco Successor Company in August 2014 pursuant to a management incentive plan established in the Genco Reorganization Plan. The net result of these adjustments reflects a full year of amortization expense in the amount of $46,874 associated with the stock-based awards granted by the Genco Successor Company as if these grants had occurred on January 1, 2014; no restricted stock expense is reflected for the acceleration of the vesting of any Baltic Trading grants, as it is assumed these shares vested just prior to the proposed merger; and (b) the elimination of $10,510 of direct reorganization-related costs recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 directly associated with Genco's bankruptcy costs prior to filing for bankruptcy.

(3)
To adjust depreciation expense recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 to reflect the consequences of fair value measurements to Genco's vessels and fixed assets related to the application of fresh-start reporting as if it had occurred on January 1, 2014 rather than on July 9, 2014.

(4)
To adjust interest expense recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 to reflect the interest expense incurred that was related to the discharge of Genco's debt pursuant to the Genco Reorganization Plan as if it had occurred on January 1, 2014 rather than on July 9, 2014.

(5)
To eliminate $1,591 of costs recorded in the Genco Successor Company's consolidated statement of operations for the period from July 9, 2014 to December 31, 2014 and $882,167 of activity recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 directly associated with Genco's post-bankruptcy activity and application of fresh-start reporting, which are comprised of the following:

	Genco Successor Company	Genco Predecessor Company
	Period from July 9 to December 31, 2014	Period from January 1 to July 9, 2014
Professional fees incurred	$968	$34,981
Trustee fees incurred	623	251

Total reorganization fees	$1,591	$35,232

Gain on settlement of liabilities subject to compromise	$—	$(1,187,689)
Net gain on debt and equity discharge and issuance	—	(775,086)
Fresh-start reporting adjustments	—	1,045,376

Total fresh-start adjustment	$—	$(917,399)

Total reorganization items, net	$1,591	$(882,167)

(6)
Represents the earnings per share or net loss attributable to Genco of ($182,294). The entire loss of ($213,358) is not utilized for purposes of earnings per share as the loss included the results of the noncontrolling interest in Baltic Trading.

 COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The historical per share earnings, dividends, and book value of Genco and Baltic Trading, set forth below, was derived from their respective audited consolidated financial statements. The pro forma comparative basic and diluted net (loss) income per share data give effect to (i) the acquisition of all of the Baltic Trading common shares not currently owned by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries at an assumed exchange ratio of 0.216 shares of Genco common stock to one share of Baltic Trading common stock; and (ii) the other pro forma adjustments noted in the pro forma financial statements included above. The pro forma book value per share information was computed as if the transactions had been completed on January 1, 2014.

        You should read the information in this section along with Genco's and Baltic Trading's historical consolidated financial statements and accompanying notes for the periods referred to above included in the documents described under the section captioned "Where You Can Find More Information" beginning on page 236. You should also read the section captioned "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 157.

	Genco Successor Company As Reported	Genco Predecessor Company As Reported	Genco Pro forma	Baltic As Reported
	Period from July 9, 2014 to December 31, 2014	Period from January 1, 2014 to July 9, 2014	Year-ended December 31, 2014	Year-ended December 31, 2014
Net (loss) income per share—basic attributable to Genco	(3.02)	18.21	(3.61)	(0.36)
Net (loss) income per share—diluted attributable to Genco	(3.02)	18.21	(3.61)	(0.36)
Weighted average common shares outstanding—basic(1)	60,360,515	43,568,942	71,647,647	56,323,914
Weighted average common shares outstanding—diluted(1)	60,360,515	43,568,942	71,647,647	56,323,914
Dividends declared per share(1)	—	—	—	0.06
Book value per share
Genco Shipping & Trading's Shareholders' Equity(2)	17.30	N/A	18.04	6.48

(1)
Baltic Trading share counts include both common stock and Class B Stock. Common stock and Class B Stock are shown together since the rights, including dividend rights, of the holders of Baltic Trading's common stock and Class B Stock are identical, except with respect to voting. Additionally, the dividends declared per share are also equal for both Baltic Trading's common stock and Class B Stock.

(2)
Amount included under "Genco Successor Company as Reported" excludes the Genco Successor Company's noncontrolling interest in Baltic Trading. The book value of the Genco Predecessor Company is not shown as it is not meaningful due the fresh-start accounting adopted by Genco.

 RECENT DEVELOPMENTS

Stock Purchase Agreement

        On April 7, 2015, Genco and Baltic Trading entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Genco purchased from Baltic Trading on April 8, 2015 all of Baltic Trading's equity interests in Baltic Lion Limited and Baltic Tiger Limited, the respective owners of the Capesize drybulk vessels known as the Baltic Lion and the Baltic Tiger, for an aggregate purchase price of $68.5 million, subject to reduction for the outstanding amounts under the $44 Million Term Loan Facility and an adjustment for working capital and liabilities as of the closing date. The indebtedness under the $44 Million Term Loan Facility remained in place. The purchase price was established in arm's length negotiations between the Baltic Trading special committee and the Genco special committee and was financed by Genco with available cash and borrowings under the 2015 Credit Facility described below. In connection with the Stock Purchase Agreement, Genco executed a Guarantee and Indemnity in favor of DVB Bank SE with respect to the $44 Million Term Loan Facility, which is on substantially the same terms as the Guarantee and Indemnity executed by Baltic Trading on December 3, 2013. As a result, Baltic Trading was released from its Guarantee and Indemnity under the $44 Million Term Loan Facility.

2015 Credit Facility

        On April 7, 2015, Genco's wholly owned subsidiaries, Genco Commodus Limited, Genco Maximus Limited, Genco Claudius Limited, Genco Hunter Limited and Genco Warrior Limited entered into the 2015 Credit Facility by and among such subsidiaries, as borrowers, ABN AMRO Capital USA LLC, as arranger, as facility agent, as security agent, and as lender, providing for a 2015 credit facility, with an uncommitted accordion feature that, if exercised, will upsize the facility to up to $150 million. Currently, only $60 million is available to Genco because the balance of the facility has not been syndicated. Due to market conditions, there can be no assurance that Genco will be able to complete syndication and have the full $150 million available to it. On April 7, 2015, Genco entered into a guarantee of the obligations of such subsidiaries under the 2015 Credit Facility, in favor of the security agent.

        Borrowings under the 2015 Credit Facility will be used for general corporate purposes, including working capital, and to finance the purchase of drybulk vessels.

        The 2015 Credit Facility has a maturity date of March 31, 2020. Borrowings under the 2015 Credit Facility bear interest at London Interbank Offered Rate ("LIBOR") plus a margin based on a combination of utilization levels under the 2015 Credit Facility and a security maintenance cover ranging from 3.4% per annum to 4.25% per annum. The commitment under the 2015 Credit Facility is subject to quarterly reductions of approximately $1.6 million to $4.1 million depending on the total amount committed. Borrowings under the 2015 Credit Facility are subject to 20 equal consecutive quarterly installment repayments commencing July 7, 2015.

        Borrowings under the 2015 Credit Facility are to be secured by liens on each of the applicable subsidiaries' respective vessels; specifically, the Genco Commodus, Genco Maximus, Genco Claudius, Genco Hunter and Genco Warrior and other related assets. Should the accordion feature be exercised, the 2015 Credit Facility will also be secured by up to six additional Capesize vessels and two additional Supramax vessels owned by other subsidiaries of Genco and other related assets.

        The 2015 Credit Facility requires the applicable subsidiaries to comply with a number of customary covenants including financial covenants related to collateral maintenance, liquidity, leverage, debt service reserve and dividend restrictions.

Credit Facility Waivers

        On April 30, 2015, Genco entered into the Credit Facility Waivers to amend or waive certain provisions of the agreements for the $253 Million Term Loan Facility and the $100 Million Term Loan Facility. The agreements implement, among other things, the following:

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  The existing covenant in each facility measuring Genco's ratio of net debt to EBITDA is replaced with a covenant requiring its ratio of total debt outstanding to value adjusted total assets (total assets adjusted for the different between book value and market value of fleet vessels) to be less than 70%.

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  Measurement of the interest coverage ratio under each facility is waived through and including December 31, 2016.

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  The minimum liquidity covenant has been amended to allow up to 50% of the required amount of $750,000 per vessel in cash to be satisfied with undrawn working capital lines.

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  Genco agreed to grant additional security for its obligations under the $253 Million Term Loan Facility, consisting of the four vessels known as the Genco Thunder, the Genco Raptor, the Genco Muse, and the Genco Challenger and related collateral.

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  Consenting lenders under the two facilities received an upfront fee of 25 basis points on the amount of outstanding loans.

RISK FACTORS

        In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 57 of this joint proxy statement/prospectus, Baltic Trading shareholders should carefully consider the following risk factors in determining whether to vote for the approval and adoption of the merger agreement and approval of the merger. You should also read and consider the risk factors associated with each of the businesses of Genco and Baltic Trading because these risk factors may affect the operations and financial results of the combined company. Baltic Trading is a consolidated subsidiary of Genco, and unless otherwise noted, references to Genco's vessels include Baltic Trading's vessels. These risk factors may be found under Part 1, Item 1a, "Risk Factors" in the Genco annual report on Form 10-K/A for the year ended December 31, 2014, filed with the SEC on April 30, 2015 and the Baltic Trading annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015, each of which is incorporated herein by reference.

RISKS RELATING TO THE MERGER

Any delay in the completion of the merger may significantly reduce the benefits expected to be obtained from the merger or could adversely affect the market price of Genco common stock or Baltic Trading common stock or their future business and financial results.

        The merger is subject to a number of conditions, including approval of Baltic Trading shareholders and the majority of the non-Genco Baltic Trading shareholders, approval of Genco shareholders and required third party approvals (including for listing on the NYSE and relating to Baltic Trading's credit facilities), many of which are beyond the control of Genco and Baltic Trading and which may prevent, delay or otherwise materially and adversely affect completion of the merger. See the section captioned "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 149. Genco and Baltic Trading cannot predict whether and when these conditions will be satisfied.

        Failure to complete the merger would prevent Genco and Baltic Trading from realizing the anticipated benefits of the merger. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the merger may significantly reduce the benefits that Genco and Baltic Trading expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

        In addition, the market price of each company's common stock may reflect various market assumptions as to whether and when the merger will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the merger could result in a significant change in the market price of Genco or Baltic Trading common stock.

Fluctuations in market prices may cause the value of the shares of Genco stock that you receive to be less than the value of your shares of Baltic Trading common stock.

        Upon completion of the merger, Baltic Trading shares will be converted into shares of Genco stock. The ratio at which the shares will be converted is fixed, and there will be no adjustment for changes in the market price of either Genco stock or Baltic Trading stock. Any change in the price of Genco common stock will affect the value Baltic Trading shareholders will receive in the merger. Genco common stock and Baltic Trading common stock have historically experienced significant volatility, and the value of the shares of stock received in the merger may go up or down as the market price of Genco common stock goes up or down or the Baltic Trading common stock goes up and the Genco common stock does not go up. Stock price changes may result from a variety of factors that are beyond the control of Genco and Baltic Trading, including changes in their businesses, operations and prospects, regulatory considerations, market perception of the merger, and general market and economic conditions. Neither party is permitted to terminate the merger or resolicit the vote of its shareholders solely because of changes in the market prices of Genco common stock or Baltic Trading common stock.

        The prices of Genco common stock and Baltic Trading common stock at the closing of the merger may vary from their respective prices on the date of this joint proxy statement/prospectus and on the dates of the annual meetings. Because the date the merger is completed will be later than the dates of the annual meetings, the prices of Genco common stock and Baltic Trading common stock on the dates of the annual meetings may not be indicative of their respective prices on the date the merger is completed.

Genco and Baltic Trading shareholders will experience a reduction in their percentage ownership and voting power with respect to their shares as a result of the consummation of the merger. Baltic Trading shareholders will hold less than a majority of the shares of Genco and may be outvoted.

        As a result of the consummation of the merger, Genco and Baltic Trading shareholders will experience a reduction in their percentage ownership interests and voting power relative to their percentage ownership interests and voting power in Genco or Baltic Trading, as applicable, prior to consummation of the merger. If the merger is consummated, Genco and Baltic Trading expect that Genco shareholders will hold approximately 84.5% and Baltic Trading shareholders (excluding Genco and its subsidiaries) will hold approximately 15.5% of the shares of Genco common stock outstanding immediately following the consummation of the merger. As a result, current Genco shareholders will have less voting power in the combined company than they now have with respect to Genco, and former Baltic Trading shareholders will have less voting power in the combined company than they now have with respect to Baltic Trading. In particular, because Baltic Trading shareholders in the aggregate will own less than a majority of Genco, they could be outvoted by current Genco shareholders if current Genco shareholders voted together as a group.

The integration of Genco and Baltic Trading following the merger may present challenges that may result in a decline in the anticipated potential benefits of the merger.

        Genco and Baltic Trading will face challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner, as well as retaining key Genco personnel. The integration of Genco and Baltic Trading may be complex and time-consuming. The respective managements of Genco and Baltic Trading will have to dedicate substantial effort to integrating the businesses. Such efforts could also divert management's focus and resources from other strategic opportunities during the integration process. There can be no assurance that the integration will be completed in a timely manner.

The anticipated benefits of combining the companies may not be realized.

        Genco and Baltic Trading entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, cost savings, additional research coverage and more leverage in negotiations with lenders, suppliers and customers. Although Genco and Baltic Trading expect to achieve or recognize the anticipated benefits of the merger, achieving them cannot be assured.

Baltic Trading is required to obtain third party approvals to consummate the merger.

        Completion of the merger is conditioned upon the receipt of all required third party approvals and consents, namely the consents under Baltic Trading's existing credit facilities from lenders of Baltic Trading. Baltic Trading and Genco intend to pursue all of these consents and authorizations as required by and in accordance with the terms of the merger agreement. The process of trying to obtain these consents could delay consummation of the merger and the failure to obtain these consents could prevent the consummation of the merger. Please see the section captioned "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 149.

Genco and Baltic Trading will incur significant transaction and merger-related integration costs in connection with the merger.

        Genco and Baltic Trading expect to incur approximately $[    •    ] and $[    •    ], respectively, in fees and costs associated with consummating the merger and integrating the operations of the two companies. The estimated total of $[    •    ] in such fees and costs incurred by Genco will be included as a component of the purchase price for purposes of purchase accounting. The amounts of such fees and costs expected to be incurred by each of Genco and Baltic Trading are preliminary estimates and are subject to change. Genco is in the early stages of assessing the magnitude of transaction costs, and, therefore, these estimates may change substantially, and additional unanticipated costs may be incurred in the integration of the businesses of Genco and Baltic Trading. Genco and Baltic Trading cannot assure you that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related costs over time.

The merger may adversely affect the relationships of Genco or Baltic Trading with their respective customers and suppliers, whether or not the merger is completed.

        In response to the announcement of the merger, existing or prospective customers or suppliers of Genco or Baltic Trading may:

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  delay, defer or cease purchasing services from or providing goods or services to Baltic Trading or Genco;

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  delay or defer other decisions concerning Baltic Trading or Genco, or refuse to extend credit to Baltic Trading or Genco;

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  raise disputes under their business arrangements with Baltic Trading or Genco or assert purported consent or change of control rights; or

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  otherwise seek to change the terms on which they do business with Baltic Trading or Genco.

        Any such delays, disputes or changes to terms could seriously harm the business of Genco or Baltic Trading or, if the merger is completed, Genco.

Neither the Baltic Trading special committee nor the Genco special committee has obtained updated opinions from their respective financial advisors to reflect any changes in circumstances that may have occurred since the signing of the merger agreement and does not expect to obtain updated opinions prior to the completion of the merger.

        The fairness opinions dated April 7, 2015 were rendered to the Baltic Trading special committee by Blackstone and PJSC, and the fairness opinion dated April 7, 2015 was rendered to the Genco special committee by Houlihan Lokey, in each case in connection with, and at the time of, the evaluation of the merger and the merger agreement by the Baltic Trading special committee and the Genco special committee, respectively. These opinions were based on the financial analyses performed by such financial advisors, which considered market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their opinions, which may have changed, or may change, after the date of the opinions. Neither Baltic Trading nor Genco has obtained updated opinions as of the date of this joint proxy statement/prospectus from their respective financial advisors, and it does not expect to obtain updated opinions prior to the completion of the merger. Changes in the operations and prospects of Baltic Trading or Genco, general market and economic conditions and other factors which may be beyond the control of Baltic Trading and Genco, and on which the fairness opinions were based, may have altered the value of Baltic Trading or Genco or the prices of Baltic Trading common stock or Genco common stock since the date of such opinions, or may alter the values and prices by the time the merger is completed. The fairness opinions do not speak as of any date other than the date of such opinions. For a description of the fairness opinions that the Baltic Trading special committee received from its financial advisors, please refer to the section captioned "The Merger—Opinions of Financial Advisors to the Baltic Trading Special Committee" beginning on page 88 of this joint proxy statement/prospectus. For a description of the fairness opinions that the Genco special committee received from its financial advisor, please refer to the section captioned "The Merger—Opinion of Genco's Financial Advisor" beginning on page 107 of this joint proxy statement/prospectus.

Directors and officers of Baltic Trading have certain interests that are different from those of Baltic Trading shareholders generally.

        Directors and officers of Baltic Trading are participants in arrangements that give them interests in the merger that may be different from, or be in addition to, the interests of Baltic Trading shareholders. Baltic Trading shareholders should consider these interests in voting on the merger. These different interests are described under the section captioned "The Merger—Interests of Baltic Trading's Directors and Executive Officers in the Merger" beginning on page 103 of this joint proxy statement/prospectus.

Provisions in the merger agreement, and Genco's control over Baltic Trading, could discourage a potential competing acquirer of Baltic Trading from making a favorable alternative transaction proposal.

        Under the merger agreement, Baltic Trading is restricted from entering into certain alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in the section captioned "The Merger Agreement—No Solicitation; No Change in Recommendation" beginning on page 144 of this joint proxy statement/prospectus), Baltic Trading is restricted from initiating, soliciting, knowingly encouraging or facilitating any inquiries or the making of any proposal, or participating in any discussions with any person, providing confidential information to any person, or entering into negotiations concerning an acquisition proposal. Under the merger agreement, in the event of a potential change by the Baltic Trading board of its recommendation with respect to the merger in light of a superior proposal, Baltic Trading must provide Genco with three business days' notice to allow Genco to propose an adjustment to the terms of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Baltic Trading from considering or proposing that acquisition, even if the third party were prepared to pay consideration with a higher per share market value than the market value proposed to be received or realized in the merger.

        Moreover, Baltic Trading is party to a long-term management agreement with Genco, dated March 15, 2010 (as amended, the "Management Agreement"), pursuant to which Genco, as Baltic Trading's manager, provides to Baltic Trading commercial, technical, administrative and strategic services. Baltic Trading's operational success and ability to execute its growth strategy depends significantly upon Genco's satisfactory performance of those services. Genco also holds all of Baltic Trading's outstanding Class B Stock, which has 15 votes per share, and represents in the aggregate 64.6% of the voting power of Baltic Trading's outstanding capital stock. Genco's control over Baltic Trading may also discourage a third party that may have an interest in acquiring all or a significant part of Baltic Trading from considering or proposing that acquisition.

Upon completion of the merger, holders of Baltic Trading common stock will become holders of Genco common stock, and the market price for Genco common stock may be affected by factors different from those affecting the shares of Baltic Trading.

        Upon completion of the merger, holders of Baltic Trading common stock will become holders of Genco common shares. Genco's business differs from that of Baltic Trading, and accordingly the combined company will face risks that are different from those faced by Baltic Trading and the results of operations of the combined company will be affected by some factors different from those currently affecting the results of operations of Baltic Trading. Some shareholders of Baltic Trading may choose not to own or be restricted from owning shares in Genco and, as a result, related sales may occur prior to or following the completion of the merger, which may adversely affect the market price or demand for Genco common stock. For a discussion of the business of Genco, see the section captioned "Information About Genco—Business" in Genco's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015. For a discussion of risks relating to Genco's business, see the section captioned "Risk Factors Relating to Genco's Business and Operations" beginning on page 32. For a discussion about the business of Baltic Trading and risks relating to its business, see the section captioned "Where You Can Find More Information" beginning on page 236.

Purported class action complaints have been filed against Baltic Trading, Genco, Baltic Trading's board and merger sub challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the merger and result in substantial costs.

        Six class action lawsuits are currently pending that challenge the merger. Each lawsuit names as defendants some or all of Baltic Trading, Genco, the individual members of Baltic Trading's board, Baltic Trading's and Genco's President and merger sub. Among other remedies, the plaintiffs seek to enjoin the merger. If these lawsuits are not dismissed or otherwise resolved, they could prevent or delay completion of the merger and result in substantial costs to Baltic Trading and Genco, including any costs associated with the indemnification of directors. Additional lawsuits may be filed in connection with the merger. There can be no assurance that any of the defendants will prevail in the pending litigation or in any future litigation. The defense or settlement of any lawsuit or claim may adversely affect the combined organization's business, financial condition or results of operations. See the section captioned "Certain Litigation Relating to the Merger" beginning on page 137 of this joint proxy statement/prospectus.

RISK FACTORS RELATED TO GENCO'S BUSINESS AND OPERATIONS

Industry Specific Risk Factors

The current global economic environment may continue to negatively impact Genco's business.

        While economies in certain parts of the world are in the initial stages of recovery, growth in economies such as China that have historically led to increased demand for drybulk cargoes has decelerated. Decreasing demand for drybulk cargoes has led to lower demand for drybulk vessels, which combined with increased supply of drybulk vessels has created downward pressure on charter rates. General market volatility has endured as a result of uncertainty about sovereign debt, government austerity measures and speculation about the growth rate of the Chinese economy. The economies of the European Union and other parts of the world continue to experience relatively slow growth or exhibit weak economic trends. If the current global economic environment persists or worsens, Genco may be negatively affected in the following ways:

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  Genco may not be able to employ its vessels at charter rates as favorable to it as historical rates or operate its vessels profitably.

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  Genco's earnings and cash flows could remain at depressed levels or decline, which may leave it with insufficient cash resources to make required amortization payments under its or Baltic Trading's credit facilities or cause it or Baltic Trading to breach one or more of the covenants in those credit facilities, thereby potentially accelerating the repayment of outstanding indebtedness. Please refer to "Restrictive covenants under Genco's credit facilities may be difficult to satisfy in the current market environment" and "Restrictive covenants under Baltic Trading's credit facilities may be difficult to satisfy in the current market environment" below for further details.

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  The market values of Genco's vessels have decreased, which may cause it to recognize losses if any of Genco's vessels are sold or if their values are impaired. A further decline in the market value of Genco's vessels could trigger defaults under Genco's and Baltic Trading's credit facilities' covenants. In particular, all of Genco's and Baltic Trading's credit facilities contain collateral maintenance covenants. Please refer to "The market values of Genco's vessels may decrease, which could adversely affect Genco's operating results or cause it to breach one or more of the covenants in Genco's or Baltic Trading's credit facilities" below for further details.

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  Genco's or Baltic Trading's charterers may fail to meet their obligations under Genco's or Baltic Trading's time charter agreements.

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  The value of Genco's investment in Jinhui could further decline, and Genco may recognize additional losses if it were to sell its shares or if the value of its investment is impaired.

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  Due to market conditions, there can be no assurance that the uncommitted accordion feature of the 2015 Credit Facility, which if exercised, would increase the total amount that could be borrowed under such facility to up to $150 million, will be available to Genco and its wholly owned subsidiaries.

        The occurrence of any of the foregoing could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

Charterhire rates for drybulk carriers are volatile and are currently at historically low levels and may further decrease in the future, which may adversely affect Genco's earnings.

        The prolonged downturn in the drybulk charter market, from which Genco derives the large majority of its revenues, has severely affected the drybulk shipping industry. The Baltic Dry Index ("BDI"), an index published by The Baltic Exchange of shipping rates for 31 key drybulk routes, showed relative weakness in 2014 and recorded an average level of 1,105, compared to a ten-year average level of 2,921, as of March 31, 2015. The BDI was at a peak of 2,113 in January 2014 and reached a low of 723 in July 2014. As volatility persisted, the BDI climbed to 1,484 in November 2014 and has since retreated to reach a level of 600 as of April 24, 2015. As the BDI remains volatile, there can be no assurance that the drybulk charter market will increase, and the market could decline further.

        The year to date in 2015 has exhibited seasonal issues like those of the corresponding periods in previous years, as well as other factors which have negatively affected the rate environment. Other factors contributing to the current downturn in rates, include the destocking of inventories at Chinese iron ore ports and coal power plants, the sustained Indonesian mineral ore export ban and continuing deliveries of newbuilding vessels adding to a market that is already facing excess supply. In addition to these factors, there have been a number of adverse consequences for drybulk shipping, including, among other things:

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  an ongoing limited availability of financing for vessels;

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  a relatively less active second-hand market for the sale of vessels;

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  extremely low charter rates, particularly for vessels employed in the spot market;

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  widespread loan covenant defaults in the drybulk shipping industry; and

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  declaration of bankruptcy by some operators and shipowners as well as charterers.

        Approximately 80% of Genco's vessels are currently traded at spot market rates through spot market-related time charters or in a vessel pool. For these vessels, Genco is exposed to changes in spot market. For the remaining vessels that are on fixed-rate time charters, Genco is exposed to changes in spot market rates for drybulk carriers at the time of entering into charterhire contracts and such changes may affect Genco's earnings and the value of Genco's drybulk carriers at any given time. Genco cannot assure you that it will be able to successfully charter its vessels in the future or renew existing charters at rates sufficient to allow it to meet its obligations or to pay dividends to its shareholders. The supply of and demand for shipping capacity strongly influences freight rates. Because the factors affecting the supply and demand for vessels are outside of Genco's control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

        Factors that influence demand for vessel capacity include:

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  demand for and production of drybulk products;

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  global and regional economic and political conditions, including developments in international trade, fluctuations in industrial and agricultural production and armed conflicts;

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  the distance drybulk cargo is to be moved by sea;

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  drydocking of inventories at Chinese iron ore ports and coal power plants;

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  environmental and other regulatory developments; and

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  changes in seaborne and other transportation patterns.

        The factors that influence the supply of vessel capacity include:

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  the number of newbuilding deliveries;

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  port and canal congestion;

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  the scrapping rate of older vessels;

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  vessel casualties;

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  conversion of vessels to other uses;

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  the number of vessels that are out of service, i.e., laid-up, drydocked, awaiting repairs or otherwise not available for hire; and

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  environmental concerns and regulations.

        In addition to the prevailing and anticipated freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunkers and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of Genco's control, and Genco may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

        Genco anticipates that the future demand for its drybulk carriers will be dependent upon economic growth in the world's economies, particularly China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargo to be transported by sea. Adverse economic, political, social or other developments, including a change in worldwide fleet capacity, could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

The current oversupply of drybulk carrier capacity may lead to further reductions in charterhire rates and profitability.

        The market supply of drybulk carriers has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. Newbuildings have been delivered in significant numbers since the beginning of 2006. The oversupply of drybulk carrier capacity has resulted in a reduction of charterhire rates, as evidenced by the low rates Genco has experienced during 2014. Currently, some of Genco's spot market-related time charterers are at times unprofitable due the volatility associated with dry cargo freight rates. If market conditions persist, upon the expiration or termination of Genco's vessels' current non-spot charters, Genco may only be able to re-charter its vessels at reduced or unprofitable rates, or Genco may not be able to charter these vessels at all. The occurrence of these events could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

The market values of Genco's vessels may decrease, which could adversely affect Genco's operating results or cause it to breach one or more of the covenants in its or Baltic Trading's credit facilities.

        If the book value of one of Genco's vessels is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, Genco would incur a loss that could adversely affect its financial results. Also, if the market value of Genco's fleet declines, Genco and Baltic Trading may not be in compliance with certain provisions of their credit facilities, and Genco and Baltic Trading may not be able to refinance their debt or obtain additional financing under their credit facilities or otherwise. Genco and Baltic Trading are also subject to collateral maintenance and maximum leverage covenants in their credit facilities. A decrease in the fair market value of Genco's vessels may cause a breach of one or more of the covenants in the following facilities:

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  the Loan Agreement, dated as of August 12, 2010 (as amended to date), by and among the Genco as borrower, Genco Ocean Limited and the other subsidiaries of the Genco named therein as guarantors, the banks and financial institutions named therein as lenders, and Credit Agricole Corporate and Investment Bank as agent and security trustee (the "$100 Million Term Loan Facility");

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  the Loan Agreement, dated as of August 20, 2010 (as amended to date), by and among the Genco as borrower, Genco Aquitaine Limited and the other subsidiaries of the Genco named therein as guarantors, the banks and financial institutions named therein as lenders, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG Filiale Deutschlandgeschaft, Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE, Deutsche Bank AG, Skandinaviska Enskilda Banken AB (publ) as swap providers, and Deutsche Bank Luxembourg S.A. as agent for the lenders and the assignee (the "$253 Million Term Loan Facility");

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  the secured loan agreement, dated August 30, 2013, by and among Baltic Hare Limited, Baltic Fox Limited and DVB Bank SE for a term loan facility of $22 Million;

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  the loan agreement, dated as of April 7, 2015, by and among Genco Commodus Limited, Genco Maximus Limited, Genco Claudius Limited, Genco Hunter Limited and Genco Warrior Limited, as borrowers, ABN AMRO Capital USA LLC, as arranger, facility agent and security agent and the banks and financial institutions party thereto;

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  the secured loan agreement, dated December 3, 2013, by and among Baltic Tiger Limited, Baltic Lion Limited and DVB Bank SE for a term loan facility of up to $44,000 (the "$44 Million Term Loan Facility");

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  the loan agreements, dated October 8, 2014, by and among Baltic Trading, Baltic Hornet Limited, Baltic Wasp Limited and ABN AMRO Capital USA LLC and its affiliates for credit facilities each in the principal amount of $16,800,000; and

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  the $148,000,000 senior secured credit facility, by and among Baltic Trading, Nordea Bank Finland plc, New York Branch, as Administrative and Security Agent, Nordea and Skandinaviska Enskilda Banken AB (Publ), as Mandated Lead Arrangers, Nordea, as Bookrunner, and the lenders party thereto;

which could accelerate the repayment of outstanding borrowings under Genco's and Baltic Trading's facilities. Genco and Baltic Trading may seek waivers or modifications to its credit agreements in relation to the collateral maintenance and maximum leverage covenants, which may be unavailable or subject to conditions. Neither Genco nor Baltic Trading can assure you that it will satisfy all of its respective debt covenants in the future or that its respective lenders will waive any future failure to satisfy these covenants. The occurrence of these events could have a material adverse effect on Genco's and Baltic Trading's business, results of operations, cash flows, financial condition and ability to pay dividends.

        After Genco's January 9, 2015 amortization payment of $5.1 million, Genco was slightly under the required threshold for the meeting of the collateral maintenance tests under its $253 Million Term Loan Facility, having a shortfall in the value of Genco's vessels of approximately $0.2 million. At February 17, 2015, Genco did not meet the collateral maintenance test under Genco's $100 Million Term Loan Facility, having a shortfall in the value of Genco's vessels of approximately $5.2 million. Under each facility, Genco must remedy such shortfall within 30 days from the time Genco is notified by the security agent. Genco has added one of its unencumbered Handysize vessels, the Genco Sugar, as additional collateral under the $100 Million Term Loan Facility to cover the shortfall and satisfy the collateral maintenance test under the $100 Million Term Loan Facility. Genco prepaid $0.2 million of the outstanding indebtedness under the $253 Million Term Loan Facility on March 2, 2015, which remedied the shortfall thereunder, and also made the next scheduled amortization payment in early April 2015.

Prolonged declines in charter rates and other market deterioration could cause Genco and Baltic Trading to incur impairment charges.

        Genco evaluates the carrying amounts of its vessels to determine if events have occurred that would require it to evaluate its vessels for an impairment of their carrying amounts. The recoverable amount of vessels is reviewed based on events and changes in circumstances that would indicate that the carrying amount of the assets might not be recovered. The review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires Genco to make various estimates including future freight rates and earnings from the vessels. All of these items have been historically volatile.

        Genco evaluates the recoverable amount as the higher of fair value and value in use on an undiscounted cash basis. If the recoverable amount is less than the carrying amount of the vessel, the vessel is deemed impaired and such vessel would be written down to its fair value. The carrying values of Genco's vessels may not represent their fair market value in the future because the new market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Any impairment charges incurred as a result of declines in charter rates could have a material adverse effect on Genco's and Baltic Trading's business, results of operations, cash flows and financial condition.

A further economic slowdown or changes in the economic and political environment in the Asia Pacific region could have a material adverse effect on Genco's and Baltic Trading's business, financial position and results of operations.

        A significant number of the port calls made by Genco's vessels involve the loading or discharging of raw materials and semi-finished products in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, and particularly in China, India or Japan, could have an adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends. In particular, in recent years, China has been one of the world's fastest growing economies in terms of gross domestic product. China's gross domestic product grew by 7.4% in 2014 as compared to a 7.7% growth rate in 2013. Genco cannot assure you that the Chinese economy will not experience a significant contraction in the future. If the Chinese government does not continue to pursue a policy of economic growth and urbanization, the level of imports to and exports from China could be adversely affected by changes to these initiatives by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions. Notwithstanding economic reform, the Chinese government may adopt policies that favor domestic drybulk shipping companies and may hinder Genco's ability to compete with them effectively. Moreover, a significant or protracted slowdown in the economies of the United States, the European Union or various Asian countries may adversely affect economic growth in China and elsewhere. Genco's business, results of operations, cash flows, financial condition and ability to pay dividends will likely be materially and adversely affected by an economic downturn in any of these countries.

Genco is subject to regulation and liability under environmental and operational safety laws that could require significant expenditures and affect Genco's cash flows and net income and could subject Genco to increased liability under applicable law or regulation.

        Genco's business and the operation of its vessels are materially affected by government regulation in the form of international conventions and national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the countries of their registration. Because such conventions, laws, and regulations are often revised, Genco cannot predict the ultimate cost of complying with them or their impact on the resale prices or useful lives of its vessels. Additional conventions, laws and regulations may be adopted that could limit Genco's ability to do business or increase the cost of Genco's doing business and that may materially adversely affect Genco's business, results of operations, cash flows, financial condition and ability to pay dividends. See the section captioned "Business—Overview—Environmental and Other Regulation" in Genco's Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 2, 2015 (which is incorporated herein by reference) for a discussion of such conventions, laws, and regulations. Genco is required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates and financial assurances with respect to Genco's operations.

        The operation of Genco's vessels is affected by the requirements set forth in the United Nations' International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention (the "ISM Code"). The ISM Code requires ship owners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

        The U.S. Oil Pollution Act of 1990 ("OPA"), established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters. OPA allows for liability without regard to fault of vessel owners, operators and demise charterers for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers, in U.S. waters. Such liability is potentially unlimited in cases of willful misconduct or gross negligence. OPA also expressly permits individual states to impose their own liability regimes with regard to hazardous materials and oil pollution materials occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt Genco's business.

        International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of the contents of Genco's vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against it.

        It is possible that changes to inspection procedures could impose additional financial and legal obligations on Genco. Furthermore, changes to inspection procedures could also impose additional costs and obligations on Genco's customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

Genco operates its vessels worldwide and as a result, Genco's vessels are exposed to international risks which could reduce revenue or increase expenses.

        The international shipping industry is an inherently risky business involving global operations. Genco's vessels will be at risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. All these hazards can result in death or injury to persons, increased costs, loss of revenues, loss or damage to property (including cargo), environmental damage, higher insurance rates, damage to Genco's customer relationships, harm to Genco's reputation as a safe and reliable operator and delay or rerouting. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. Genco's vessels may operate in particularly dangerous areas, including areas of the Indian Ocean, the Gulf of Aden, the South China Sea and the Red Sea. These sorts of events could interfere with shipping routes and result in market disruptions which could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

Genco's vessels may suffer damage, and Genco may face unexpected drydocking costs, which could adversely affect Genco's cash flow and financial condition.

        If Genco's vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Genco may have to pay drydocking costs that its insurance does not cover in full. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. Genco may be unable to find space at a suitable drydocking facility or Genco may be forced to travel to a drydocking facility that is distant from the relevant vessel's position. The loss of earnings while Genco's vessels are being repaired and repositioned or from being forced to wait for space or to travel to more distant drydocking facilities, as well as the actual cost of repairs, could negatively impact Genco's business, results of operations, cash flows, financial condition and ability to pay dividends. Furthermore, Genco may have to pay increased drydocking expenses as the age of its fleet increases.

The operation of drybulk carriers has certain unique operational risks which could affect Genco's earnings and cash flow.

        The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels' holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads, leading to the loss of a vessel. If Genco is unable to adequately maintain its vessels, it may be unable to prevent these events. Any of these circumstances or events may have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, the loss of any of Genco's vessels could harm Genco's reputation as a safe and reliable vessel owner and operator.

Acts of piracy on ocean-going vessels have continued and could adversely affect Genco's business.

        Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean , the Gulf of Aden and the Red Sea. Since 2008, the frequency of piracy incidents increased significantly, particularly in the Gulf of Aden off the coast of Somalia. If these piracy attacks result in regions in which Genco's vessels are deployed being characterized by insurers as "war risk" zones, or Joint War Committee (JWC) "war and strikes" listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs which may be incurred to the extent Genco employs onboard security guards, could increase in such circumstances. Genco may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on it. In addition, detention hijacking as a result of an act of piracy against Genco's vessels, or an increase in cost, or unavailability of insurance for Genco's vessels, could have a material adverse impact on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

        In response to piracy incidents, particularly in the Gulf of Aden off the coast of Somalia, following consultation with regulatory authorities, Genco may station guards on some of its vessels in some instances. While Genco's use of guards is intended to deter and prevent the hijacking of its vessels, it may also increase Genco's risk of liability for death or injury to persons or damage to personal property. If Genco does not have adequate insurance in place to cover such liability, it could adversely impact its business, results of operations, cash flows, and financial condition.

Terrorist attacks and other acts of violence or war may have an adverse effect on Genco's business, results of operations and financial condition.

        Terrorist attacks continue to cause uncertainty in the world's financial markets and may affect Genco's business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, including Egypt, and North Africa, and the presence of U.S. and other armed forces in the Middle East, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect Genco's ability to obtain additional financing on terms acceptable to it or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Any of these occurrences could have a material adverse impact on Genco's business, results of operation, and financial condition.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and could reduce Genco's net cash flows and net income.

        The hull and machinery of every commercial vessel must be certified as being "in class" by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. Genco's vessels are currently enrolled with the American Bureau of Shipping, Det Norske Veritas Germanischer Lloyd, or Lloyd's Register of Shipping, each of which is a member of the International Association of Classification Societies. Further, to trade internationally, a vessel must attain an International Ship Security Certificate from a recognized security organization.

        A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel's machinery may be placed on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Genco's vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be drydocked every five years during the special survey. For vessels that are less than 15 years old, intermediate surveys can be performed in the form of in-water examination of its underwater parts every two to three years. For vessels that are older than 15 years, the vessel is required to be drydocked during the intermediate survey as well as the special survey.

        If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and Genco could be in violation of certain covenants in its credit facilities, which could have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.

Genco could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, UK Bribery Act, and other applicable worldwide anti-corruption laws.

        The U.S. Foreign Corrupt Practices Act (the "FCPA"), and other applicable worldwide anti-corruption laws generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business. These laws include the recently enacted U.K. Bribery Act, which became effective on July 1, 2011 and which is broader in scope than the FCPA, as it contains no facilitating payments exception. Genco charters its vessels into some jurisdictions that international corruption monitoring groups have identified as having high levels of corruption. Genco's activities create the risk of unauthorized payments or offers of payments by one of Genco's employees or agents that could be in violation of the FCPA or other applicable anti-corruption laws. Genco's policies mandate compliance with applicable anti-corruption laws. Although Genco has policies, procedures and internal controls in place to monitor internal and external compliance, Genco cannot assure that its policies and procedures will protect it from governmental investigations or inquiries surrounding actions of Genco's employees or agents. If Genco is found to be liable for violations of the FCPA or other applicable anti-corruption laws (either due to Genco's own acts or its inadvertence, or due to the acts or inadvertence of others), Genco could suffer from civil and criminal penalties or other sanctions.

Genco may be unable to attract and retain qualified, skilled employees or crew necessary to operate Genco's business.

        Genco's success depends in large part on its ability to attract and retain highly skilled and qualified personnel. In crewing Genco's vessels, Genco requires technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense. If Genco is not able to increase its rates to compensate for any crew cost increases, it could have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends. Any inability that Genco's third-party technical managers or Genco experiences in the future to hire, train and retain a sufficient number of qualified employees could impair Genco's ability to manage, maintain and grow its business, which could have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.

Labor interruptions could disrupt Genco's business.

        Genco's vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder Genco's operations from being carried out normally and could have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.

The smuggling of drugs or other contraband onto Genco's vessels may lead to governmental claims against it.

        Genco expects that its vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent Genco's vessels are found with contraband, whether inside or attached to the hull of its vessel and whether with or without the knowledge of any of its crew, Genco may face governmental or other regulatory claims which could have an adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.

Arrests of Genco's vessels by maritime claimants could cause a significant loss of earnings for the related off-hire period.

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by "arresting" or "attaching" a vessel through foreclosure proceedings. The arrest or attachment of one or more of Genco's vessels could result in a significant loss of earnings for the related off-hire period. In addition, in jurisdictions where the "sister ship" theory of liability applies, a claimant may arrest the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. In countries with "sister ship" liability laws, claims might be asserted against Genco or any of its vessels for liabilities of other vessels that Genco owns.

Governments could requisition Genco's vessels during a period of war or emergency, resulting in loss of earnings.

        A government of a vessel's registry could requisition for title or seize Genco's vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. A government could also requisition Genco's vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of Genco's vessels could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

Changes in fuel prices could adversely affect Genco's profits.

        From time to time, Genco operates vessels on spot charters either directly or by placing them in pools with similar vessels. Spot charter arrangements generally provide that the vessel owner or pool operator bear the cost of fuel in the form of bunkers, which is a significant vessel operating expense. Genco currently has 15 vessels operating in vessel pools, including some of Baltic Trading's vessels, and it may arrange for more vessels to do so, depending on market conditions. Depending on the timing of increases in the price of fuel and market conditions, Genco or pool operators with whom Genco contracts may be unable to pass along increases in fuel prices to customers. Currently, the majority of Genco's vessels are operating under standard time charter arrangements. Under standard time charter arrangements, the charterer bears the cost of fuel in the form of bunkers. At the commencement of a charter, the charterer purchases fuel from Genco at the then-prevailing market rates, and Genco is obligated to repurchase fuel at that same initial rate when the charterer redelivers the vessel back to it. Market rates at the time the charterer redelivers the vessel to Genco after completion of the charter (including any direct continuations) may be more or less than the prevailing market rates at the commencement of the charter. Genco believes the staggered nature of time charter expirations and the cyclical nature of fuel prices over time should reduce the risk of these repurchase obligations. However, the date of redelivery of vessels and fluctuations in the price and supply of fuel are unpredictable and therefore these arrangements could result in losses or reductions in working capital that are beyond Genco's control. As is customary in Genco's industry, it does not use hedging agreements on fuel to mitigate these risks. With respect to time charter agreements, Genco believes the variable expiration of the relevant contracts makes hedging agreements impractical or uneconomic.

        Given that under certain arrangements with short-term or spot charters, the vessel owner or pool operator may bear the cost of fuel, the recent volatility in fuel prices could be a factor affecting profitability in these arrangements. To profitably price an individual charter, the vessel owner or pool operator must take into account the anticipated cost of fuel for the duration of the charter. Changes in the actual price of fuel at the time the charter is to be performed could result in the charter being performed at a significantly greater or lesser profit than originally anticipated or even result in a loss.

Genco's results of operations are subject to seasonal fluctuations, which may adversely affect Genco's financial condition.

        Genco operates its vessels in markets that have historically exhibited seasonal variations in demand and, as a result, charter rates. This seasonality may result in quarter-to-quarter volatility in Genco's operating results, depending on when it enters into its time charters or if its vessels trade on the spot market. The drybulk sector is typically stronger in the fall and winter months in anticipation of increased consumption of coal and raw materials in the northern hemisphere during the winter months. As a result, Genco's revenues could be weaker during the fiscal quarters ended June 30 and September 30, and conversely, Genco's revenue could be stronger during the quarters ended December 31 and March 31. This seasonality could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

Genco Specific Risk Factors

Restrictive covenants under Genco's credit facilities may be difficult to satisfy in the current market environment.

        Given the negative impact of the current weak drybulk rate environment on Genco's earnings, Genco faces potential liquidity and covenant compliance issues. Genco's credit facilities require it to maintain a minimum cash balance of $41.3 million as measured at each quarter-end. In light of Genco's requirements to fund its ongoing operations and make payments under its credit facilities, its current cash reserves, and current drybulk shipping rates, Genco believes that without taking measures that are available to it, it may not remain in compliance with its minimum cash covenants under its credit facilities during 2015. To address its compliance, Genco may seek waivers or modifications to its credit agreements from its lenders, which may be unavailable or subject to conditions, or Genco may pursue one or more financing options described below.

        Given the foregoing, Genco may require capital to fund ongoing operations and debt service. Genco may also seek to refinance its indebtedness or raise additional capital through debt or equity offerings, selling assets (including vessels), reducing or delaying capital expenditures, or pursuing other options available to it. Genco cannot be certain that it will accomplish any such actions. Absent any of the foregoing actions, if Genco does not comply with its credit facility covenants and fails to cure its non-compliance following applicable notice and expiration of applicable cure periods, it will be in default of one or more of its credit facilities. As a result, some or all of Genco's indebtedness could be declared immediately due and payable, and it may not have sufficient assets available to satisfy its obligations. Genco may have to seek alternative sources of financing on terms that may not be favorable to it or that may not be available at all. Genco therefore could experience a material adverse effect on its business, financial condition, results of operations and cash flows.

Restrictive covenants under Baltic Trading's credit facilities may be difficult to satisfy in the current market environment.

        Given the negative impact of the current weak drybulk rate environment on Baltic Trading's earnings, Baltic Trading faces potential liquidity and covenant compliance issues. Baltic Trading's credit facilities require it to maintain a minimum cash balance of $11.3 million (assuming delivery of the two Ultramax newbuildings Baltic Trading has agreed to acquire) as measured at each quarter-end. In light of Baltic Trading's requirements to fund its ongoing operations and acquisitions and make payments under its credit facilities, its current cash reserves, and current drybulk shipping rates, Baltic Trading believes that without taking measures that are available to it, it may not remain in compliance with its minimum cash covenants under its credit facilities during 2015, notwithstanding the sale of the Baltic Lion and the Baltic Tiger pursuant to the Stock Purchase Agreement. To address its compliance, Baltic Trading may seek waivers or modifications to its credit agreements from its lenders, which may be unavailable or subject to conditions, or Baltic Trading may pursue one or more financing options described below.

        Given the foregoing, Baltic Trading may require capital to fund ongoing operations, acquisitions (including the two Ultramax newbuildings Baltic Trading has agreed to acquire) and debt service. Baltic Trading may also seek to refinance its indebtedness or raise additional capital through selling assets (including vessels), reducing or delaying capital expenditures, or pursuing other options available to it. Baltic Trading cannot be certain that it will accomplish any such actions.

        Absent any of the foregoing actions, if Baltic Trading does not comply with its credit facility covenants and fails to cure its non-compliance following applicable notice and expiration of applicable cure periods, it will be in default of one or more of its credit facilities. As a result, some or all of Baltic Trading's indebtedness could be declared immediately due and payable, and it may not have sufficient assets available to satisfy its obligations. Substantially all of Baltic Trading's assets are pledged as collateral to its lenders, and its lenders may seek to foreclose on their collateral if a default occurs. Baltic Trading may have to seek alternative sources of financing on terms that may not be favorable to it or that may not be available at all. Baltic Trading therefore could experience a material adverse effect on its business, financial condition, results of operations and cash flows.

Genco's earnings will be adversely affected if Genco does not successfully employ its vessels.

        As of April 30, 2015, approximately 80% of Genco's vessels were in arrangements in which they were trading at spot market rates through spot market-related time charters or operating in a vessel pool. Forty-one of Genco's vessels were engaged under spot market-related time charter contracts that expire (assuming the option periods in the time charters are not exercised) between April 2015 and May 2016, and 15 of Genco's vessels were trading in the spot charter market through participation in pool arrangements. The remaining 12 of the vessels in Genco's fleet were engaged under time charters at fixed rates. The drybulk market is volatile, and in the past charterhire rates for drybulk carriers have sometimes declined below operating costs of vessels. Because Genco currently charters most of its vessels on spot market-related time charters, Genco is exposed to the cyclicality and volatility of the spot charter market, and Genco does not have significant long-term, fixed-rate time charters to ameliorate the adverse effects of downturns in the spot market. Capesize vessels, which Genco operates as part of its fleet, have been particularly susceptible to volatility in spot charter rates.

        To the extent Genco's vessels trade in the spot charter market, Genco may experience fluctuations in revenue, cash flow and net income. The spot charter market is highly competitive, and spot market voyage charter rates may fluctuate dramatically based primarily on the worldwide supply of drybulk vessels available in the market and the worldwide demand for the transportation of drybulk cargoes. Genco can provide no assurance that future charterhire rates will enable it to operate its vessels profitably. In addition, Genco's standard time charter contracts with its customers specify certain performance parameters, which if not met can result in customer claims. Such claims may have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

Restrictive covenants under Genco's and Baltic Trading's credit facilities may restrict Genco's and Baltic Trading's growth and operations.

        Genco's and Baltic Trading's credit facilities impose operating and financial restrictions that may limit each such company's ability to:

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  incur additional indebtedness on satisfactory terms or at all;

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  incur liens on its assets;

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  sell its vessels or the capital stock of its subsidiaries;

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  make investments;

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  engage in mergers or acquisitions;

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  pay dividends (following an event of default or its breach of a covenant);

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  make capital expenditures;

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  compete effectively to the extent its competitors are subject to less onerous financial restrictions; and

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  change the management of its vessels or terminate or materially amend the Management Agreement.

        Therefore, Genco or Baltic Trading may need to seek permission from its lenders in order to engage in some corporate actions. Lenders' interests may be different from Genco's or Baltic Trading's, and neither company can guarantee that it will be able to obtain its lenders' permission when needed. This may prevent either such company from taking actions that are in its best interest and from executing its business strategy of growth through acquisitions and may restrict or limit such company's ability to pay dividends and finance its future operations.

As a result of the adoption of fresh-start reporting, Genco's consolidated balance sheets and consolidated statements of operations subsequent to July 9, 2014 are not be comparable in many respects to Genco's consolidated balance sheets and consolidated statements of operations prior to July 9, 2014.

        As a result of the consummation of the First Amended Prepackaged Plan of Reorganization of the Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the "Plan"), as approved by the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), Genco's financial condition and results of operations from and after July 9, 2014 are not comparable to the financial condition or results of operations reflected in its other historical financial statements due to the application of fresh-start reporting. Fresh-start reporting requires Genco to adjust its assets and liabilities to their estimated fair values using the acquisition method. Adjustments to the carrying amounts were material and will affect prospective results of operations as balance sheet items are settled, depreciated, amortized or impaired. As a result, it is and will continue to be difficult to assess Genco's performance in relation to prior periods.

        For further information about the Plan, see Genco's Form 10-K for the year ended December 31, 2014 filed on March 2, 2015, which is incorporated herein by reference.

Genco depends upon ten charterers for a large part of its revenues. The loss of one or more of these charterers could adversely affect Genco's financial performance.

        Genco has derived a significant part of its revenues from a small number of charterers. For the year ended December 31, 2014, approximately 81% of Genco's revenues were derived from 10 charterers, including charterers of Baltic Trading's vessels. Of that amount, approximately 22% and 18% of Genco's revenues were derived from two charterers, Swissmarine and Cargill, respectively. If Genco was to lose any of these charterers, or if any of these charterers significantly reduced its use of Genco's services or was unable to make charter payments to Genco, it could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

The aging of Genco's fleet and Genco's practice of purchasing and operating previously owned vessels may result in increased operating costs and vessels off-hire, which could adversely affect Genco's earnings.

        The majority of Genco's drybulk carriers were previously owned by third parties. Genco may seek additional growth through the acquisition of previously owned vessels. While Genco typically inspects previously owned vessels before purchase, this does not provide it with the same knowledge about their condition that it would have had if these vessels had been built for and operated exclusively by it. Accordingly, Genco may not discover defects or other problems with such vessels before purchase. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which Genco may become liable to third parties. Also, when purchasing previously owned vessels, Genco does not receive the benefit of any builder warranties if the vessels it buys are older than one year.

        In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. The average age of the vessels in Genco's current fleet is approximately 9.7 years as of April 24, 2015. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology and cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

        Governmental regulations, safety and other equipment standards related to the age of vessels may require expenditures for alterations or the addition of new equipment to some of Genco's vessels and may restrict the type of activities in which these vessels may engage. Genco cannot assure you that, as its vessels age, market conditions will justify those expenditures or enable Genco to operate its vessels profitably during the remainder of their useful lives. As a result, regulations and standards could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

An increase in operating costs or interest rates could adversely affect Genco's cash flow and financial condition.

        Genco's vessel operating expenses include the costs of crewing and insurance. In addition, to the extent Genco enters the spot charter market, it includes the cost of bunkers as part of its voyage expenses. The price of bunker fuel may increase in the future. If Genco's vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. Moreover, Genco expects that the cost of maintenance and drydocking will increase as its fleet ages. Increases in any of these costs could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

        Genco is also subject to market risks relating to changes in LIBOR rates because Genco has significant amounts of floating rate debt outstanding. If LIBOR were to increase significantly, the amount of interest payable on Genco's outstanding indebtedness could increase significantly and could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

Genco depends to a significant degree upon third-party managers to provide the technical management of its fleet. Any failure of these technical managers to perform their obligations to Genco could adversely affect Genco's business.

        Genco has contracted the technical management of its fleet, including crewing, maintenance and repair services, to third-party technical management companies. The failure of these technical managers to perform their obligations could materially and adversely affect Genco's business, results of operations, cash flows, financial condition and ability to pay dividends. Although Genco may have rights against Genco's third-party managers if they default on their obligations to it, Genco's shareholders will share that recourse only indirectly to the extent that Genco recovers funds.

In the highly competitive international drybulk shipping industry, Genco may not be able to compete for charters with new entrants or established companies with greater resources.

        Genco employs its vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than Genco does. Competition for the transportation of drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter and operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than Genco is able to offer.

Genco is currently prohibited from paying dividends or repurchasing its stock and may not do so when the prohibitions expire.

        Under the terms of its 2015 Credit Facility, Genco is prohibited from paying dividends or repurchasing its stock through April 1, 2017. Moreover, Genco would make dividend payments to its shareholders only if the Genco board, acting in its sole discretion, determines that such payments would be in Genco's best interest and in compliance with relevant legal and contractual requirements. The principal business factors that the Genco board would consider when determining the timing and amount of dividend payments would be Genco's earnings, financial condition and cash requirements at the time. Marshall Islands law generally prohibits the declaration and payment of dividends other than from surplus. Marshall Islands law also prohibits the declaration and payment of dividends while a company is insolvent or would be rendered insolvent by the payment of such a dividend.

        Genco may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. Genco may also enter into new agreements or the Marshall Islands or another jurisdiction may adopt laws or regulations that place additional restrictions on Genco's ability to pay dividends. If Genco does not pay dividends, the return on your investment would be limited to the price at which you could sell your shares.

Genco may not be able to grow or effectively manage its growth, which could cause it to incur additional indebtedness and other liabilities and adversely affect Genco's business.

        Genco may seek growth by expanding its business. Genco's future growth will depend on a number of factors, some of which Genco can control and some of which it cannot. These factors include Genco's ability to:

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  identify vessels for acquisition;

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  consummate acquisitions or establish joint ventures;

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  integrate acquired vessels successfully with its existing operations;

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  expand its customer base; and

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  obtain required financing for its existing and new operations.

        Currently, there is no availability under Genco's existing credit facilities other than the 2015 Credit Facility. These limitations place significant restrictions on financing that Genco could use for its growth.

        Growing any business by acquisition presents numerous risks, including undisclosed liabilities and obligations, difficulty obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. Future acquisitions could result in the incurrence of additional indebtedness and liabilities that could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, competition from other buyers for vessels could reduce Genco's acquisition opportunities or cause it to pay a higher price than it might otherwise pay. Genco cannot assure you that it will be successful in executing its growth plans or that it will not incur significant expenses and losses in connection with these plans.

Genco currently maintains all of its cash and cash equivalents with three financial institutions, which subjects it to credit risk.

        Genco currently maintains all of its cash and cash equivalents with three financial institutions. None of Genco's balances are covered by insurance in the event of default by the financial institutions. The occurrence of such a default of any of these institutions could therefore have a material adverse effect on Genco's business, financial condition, results of operations and cash flows.

If Genco is unable to fund its capital expenditures, it may not be able to continue to operate some of its vessels, which would have a material adverse effect on Genco's business and Genco's ability to pay dividends.

        In order to fund Genco's capital expenditures, Genco may be required to incur borrowings or raise capital through the sale of debt or equity securities. Genco's ability to borrow money and access the capital markets through future offerings may be limited by its financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond Genco's control. Genco's failure to obtain the funds for necessary future capital expenditures would limit its ability to continue to operate some of its vessels or impair the value of its vessels and could have a material adverse effect on its business, results of operations, financial condition, cash flows and ability to pay dividends. Even if Genco is successful in obtaining such funds through financings, the terms of such financings could further limit its ability to pay dividends.

Genco is a holding company, and it depends on the ability of its subsidiaries to distribute funds to it in order to satisfy its financial obligations or to make dividend payments.

        Genco is a holding company, and Genco's subsidiaries, which are all wholly owned by it (except for Baltic Trading, which would become a wholly-owned Genco subsidiary if the merger is consummated), either directly or indirectly, conduct all of Genco's operations and own all of Genco's operating assets. Genco has no significant assets other than the equity interests in its wholly owned subsidiaries. As a result, Genco's ability to satisfy its financial obligations and to pay dividends to its shareholders depends on the ability of its subsidiaries to distribute funds to it. In turn, the ability of Genco's subsidiaries to make dividend payments to it will be dependent on them having profits available for distribution and compliance with the terms of financing arrangements and applicable law. To the extent that Genco is unable to obtain dividends from its subsidiaries, this will limit the discretion of the Genco board to pay or recommend the payment of dividends.

Genco is at risk for the creditworthiness of its charterers.

        The actual or perceived credit quality of Genco's charterers, and any defaults by them, or market conditions affecting the time charter market and the credit markets, may materially affect Genco's ability to obtain the additional capital resources that may be required to purchase additional vessels or may significantly increase its costs of obtaining such capital. Genco's inability to obtain additional financing at all or at a higher than anticipated cost may have a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.

If management is unable to continue to provide reports as to the effectiveness of Genco's internal control over financial reporting or Genco's independent registered public accounting firm is unable to continue to provide Genco with unqualified attestation reports as to the effectiveness of Genco's internal control over financial reporting, investors could lose confidence in the reliability of Genco's financial statements, which could result in a decrease in the value of Genco's common stock.

        Under Section 404 of the Sarbanes-Oxley Act of 2002, Genco is required to include in each of its annual reports on Form 10-K a report containing Genco's management's assessment of the effectiveness of Genco's internal control over financial reporting and a related attestation of Genco's independent registered public accounting firm. If, in such annual reports on Form 10-K, Genco's management cannot provide a report as to the effectiveness of Genco's internal control over financial reporting or Genco's independent registered public accounting firm is unable to provide Genco with an unqualified attestation report as to the effectiveness of Genco's internal control over financial reporting as required by Section 404, investors could lose confidence in the reliability of Genco's consolidated financial statements, which could result in a decrease in the value of Genco's common stock.

If Genco is unable to operate its financial and operations systems effectively or to recruit suitable employees as Genco expands its fleet, Genco's performance may be adversely affected.

        Genco's current financial and operating systems may not be adequate as it implements its plan to expand the size of its fleet, and Genco's attempts to improve those systems may be ineffective. In addition, as Genco expands its fleet, it will have to rely on its outside technical managers to recruit suitable additional seafarers and shore-based administrative and management personnel. Genco cannot assure you that its outside technical managers will be able to continue to hire suitable employees as it expands its fleet.

Genco may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of Genco's management and Genco's results of operations.

        Genco's success depends to a significant extent upon the abilities and efforts of its management team and its ability to hire and retain key members of its management team. The loss of any of these individuals could adversely affect Genco's business prospects and financial condition. Difficulty in hiring and retaining personnel could have a material adverse effect Genco's business, results of operations, cash flows, financial condition and ability to pay dividends. Genco does not intend to maintain "key man" life insurance on any of its officers.

Arrangements relating to Maritime Equity Partners could require significant time and attention from Genco's personnel and may result in conflicts of interest.

        Genco provides technical services for drybulk vessels purchased by Maritime Equity Partners ("MEP") under an agency agreement between Genco and MEP. These services include oversight of crew management, insurance, drydocking, ship operations and financial statement preparation, but do not include chartering services. This requires substantial time and attention from Genco's President, Chief Financial Officer, and Chief Accounting Officer and reduces their availability to serve Genco. Genco's Chairman controls and has a minority interest in MEP. This arrangement was approved by an independent committee of the Genco board. Although Genco does not provide MEP with chartering services or assistance with the purchase and sale of vessels, the arrangement under the agency agreement may not always be in Genco's best interest or that of Genco's shareholders and could have a material adverse effect on Genco's business, results of operations, cash flows, financial condition and ability to pay dividends.

Genco's and Baltic Trading's Chairman may pursue business opportunities in Genco's industry that may conflict with Genco's interests.

        Genco's and Baltic Trading's Chairman, Peter C. Georgiopoulos, is not currently an employee of Genco or Baltic Trading and is not contractually committed to remain as a director of Genco or Baltic Trading or to refrain from other activities in Genco's industry. Mr. Georgiopoulos actively reviews potential investment opportunities in the shipping industry, including the drybulk sector, from time to time. Mr. Georgiopoulos controls and has a minority interest in MEP, which owns an aggregate of 12 drybulk vessels. Mr. Georgiopoulos has informed Genco that so long as he is a director of Genco, prior to making an investment in an entity owning or operating drybulk vessels, he intends to disclose the details of such investment to the Genco board and Genco's independent directors and allow Genco to pursue the opportunity to the extent it chooses to do so and is able. However, in the event Genco chooses not to pursue any such opportunity or is not able to obtain such an opportunity, Mr. Georgiopoulos may proceed, either alone or with others, with such investments. As a result of such investments, Mr. Georgiopoulos may have independent interests in the ownership and operation of drybulk vessels that may conflict with Genco's interests.

Genco may not have adequate insurance to compensate it if it loses its vessels or to compensate third parties.

        There are a number of risks associated with the operation of ocean-going vessels, including mechanical failure, collision, human error, war, terrorism, piracy, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. Any of these events may result in loss of revenues, increased costs and decreased cash flows. In addition, the operation of any vessel is subject to the inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade.

        Genco is insured against tort claims and some contractual claims (including claims related to environmental damage and pollution) through memberships in protection and indemnity associations or clubs, or P&I Associations. As a result of such membership, the P&I Associations provide Genco coverage for such tort and contractual claims. Genco also carries hull and machinery insurance and war risk insurance for its fleet. Genco insures its vessels for third-party liability claims subject to and in accordance with the rules of the P&I Associations in which the vessels are entered. Genco currently maintains insurance against loss of hire, which covers business interruptions that result in the loss of use of a vessel. Genco can give no assurance that it will be adequately insured against all risks. Genco may not be able to obtain adequate insurance coverage for its fleet in the future. The insurers may not pay particular claims. Genco's insurance policies contain deductibles for which it will be responsible and limitations and exclusions which may increase its costs or lower its revenue.

        Genco cannot assure you that it will be able to renew its insurance policies on the same or commercially reasonable terms, or at all, in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Any uninsured or underinsured loss could harm Genco's business, results of operations, cash flows, financial condition and ability to pay dividends. In addition, Genco's insurance may be voidable by the insurers as a result of certain of its actions, such as its ships failing to maintain certification with applicable maritime self-regulatory organizations. Further, Genco cannot assure you that its insurance policies will cover all losses that it incurs, or that disputes over insurance claims will not arise with its insurance carriers. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material. In addition, Genco's insurance policies are subject to limitations and exclusions, which may increase its costs or lower its revenues, thereby possibly having a material adverse effect on its business, results of operations, cash flows, financial condition and ability to pay dividends.

Genco is subject to funding calls by its protection and indemnity associations, and Genco's associations may not have enough resources to cover claims made against them.

        Genco is indemnified for legal liabilities incurred while operating its vessels through membership in P&I Associations. P&I Associations are mutual insurance associations whose members must contribute to cover losses sustained by other association members. The objective of a P&I Association is to provide mutual insurance based on the aggregate tonnage of a member's vessels entered into the association. Claims are paid through the aggregate premiums of all members of the association, although members remain subject to calls for additional funds if the aggregate premiums are insufficient to cover claims submitted to the association. Claims submitted to the association may include those incurred by members of the association, as well as claims submitted to the association from other P&I Associations with which Genco's P&I Association has entered into interassociation agreements. Genco cannot assure you that the P&I Associations to which it belongs will remain viable or that Genco will not become subject to additional funding calls which could adversely affect it.

Genco may have to pay U.S. income tax on its U.S. source shipping income, which would reduce its net income and cash flows.

        If Genco does not qualify for an exemption pursuant to Section 883 (the "Section 883 exemption") of the Code, then Genco will be subject to U.S. federal income tax on Genco's shipping income that is derived from U.S. sources. If it is subject to such tax, Genco's net income and cash flows would be reduced by the amount of such tax.

        Genco will qualify for the Section 883 exemption if, among other things, (i) Genco's common stock is treated as primarily and regularly traded on an established securities market in a qualified foreign country or in the United States (the "Publicly Traded Test"), or (ii) Genco satisfies one of two other ownership tests. Under applicable Treasury Regulations, the Publicly Traded Test cannot be satisfied in any taxable year in which persons who actually or constructively own 5% or more of Genco's stock, or 5% shareholders, together own 50% or more of Genco's stock for more than half the days in such year (the "five percent override rule"), unless an exception applies.

        Based on the ownership and trading of Genco's common stock in 2014, in which Genco's 5% shareholders did not own more than approximately 46% of Genco's common stock based on reports on Schedules 13D and 13G, Genco believes that Genco satisfied the Publicly Traded Test and qualified for the Section 883 exemption in 2014.

        As for 2015, based on the holdings of investors in Genco and Baltic Trading as reported in their most recent filings with the SEC, 5% shareholders currently own 38.2% and are expected to own approximately 28.1% of Genco's common stock immediately following consummation of the proposed merger. However, if 5% shareholders were to own more than 50% of Genco's stock for more than half the days of any taxable year, the five percent override rule would apply, and Genco may have difficulty in satisfying an exception thereto. It is also not clear whether Genco would satisfy one of the other two ownership tests. Thus, there can be no assurance that changes and shifts in the ownership of Genco's stock by 5% shareholders will not preclude it from qualifying for the Section 883 exemption in 2015 or future taxable years.

        If Genco does not qualify for the Section 883 exemption in a given taxable year, Genco's U.S. source shipping income, i.e., 50% of its gross shipping income attributable to transportation beginning or ending in the U.S., would be subject to a 4% tax without allowance for deductions (the "U.S. gross transportation income tax").

        If the merger is consummated in accordance with the terms described herein, Baltic Trading's U.S. source shipping income would be exempt from U.S. gross transportation income tax if Genco qualifies for the Section 883 exemption, since the ownership and trading of Genco will be attributed to Baltic Trading for these purposes. However, Baltic Trading has not qualified historically for a Section 883 exemption, and Baltic Trading does not expect to qualify if the proposed merger is not consummated. While Baltic Trading's stock is primarily traded on an established securities market in the U.S., Genco has indirectly owned shares of Baltic Trading's Class B Stock, which has provided Genco with over 50% of the combined voting power of all classes of Baltic Trading's voting stock since Baltic Trading's initial public offering was completed on March 15, 2010. As a result, Baltic Trading's Class B Stock has not been treated as regularly traded and Baltic Trading has not satisfied the Publicly Traded Test (and cannot satisfy either of the other two ownership tests). Accordingly, Baltic Trading has been subject to the U.S. gross transportation income tax on its U.S. source shipping income. During the years ended December 31, 2014, 2013 and 2012, Baltic Trading earned and paid U.S. gross transportation income tax on its U.S. source shipping income of approximately $2.8 million, $1.7 million and $1.4 million, respectively.

        In addition to Genco's shipping income, Genco derives income from the technical and commercial management services that it provides to Baltic Trading and MEP, which results in U.S. source service income for which Genco is subject to and pays U.S. federal income tax on a net basis. This income totaled approximately $7.8 million, $7.9 million and $6.1 million during the years ended December 31, 2014, 2013 and 2012, respectively.

U.S. tax authorities could treat Genco as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. shareholders.

        A foreign corporation generally will be treated as a "passive foreign investment company" ("PFIC"), for U.S. federal income tax purposes if, after applying certain look-through rules, either (1) at least 75% of its gross income for any taxable year consists of "passive income" or (2) at least 50% of the average value or adjusted bases of its assets (determined on a quarterly basis) produce or are held for the production of passive income, i.e., "passive assets." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to distributions they receive from the PFIC and gain, if any, they derive from the sale or other disposition of their stock in the PFIC.

        For purposes of these tests, "passive income" generally includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury Regulations. Income derived from the performance of services does not constitute "passive income." By contrast, rental income would generally constitute passive income unless such income were treated under specific rules as derived from the active conduct of a trade or business. In this regard, Genco intends to treat the gross income it derives or is deemed to derive from time and spot chartering activities as services income, rather than rental income. Accordingly, Genco believes that (1) Genco's income from time and spot chartering activities does not constitute passive income and (2) the assets that Genco will own and operate in connection with the production of that income do not constitute passive assets.

        While there is no direct legal authority under the PFIC rules addressing Genco's method of operation, there is legal authority supporting the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also legal authority that characterizes time charter income as rental income rather than services income for other tax purposes.

        Based on the existing operations of Genco and Baltic Trading, certain estimates of the gross income and gross assets of Genco, and Genco's view that income from time and spot chartering activities is services income rather than rental income, Genco does not believe that it is a PFIC in 2015 and, assuming that there is no material change to the composition of Genco's assets, the source of its income or the nature of its activities and other operations, Genco should not be a PFIC in any future taxable year.

        No assurance can be given that the IRS or a court of law will accept Genco's position, and there is a risk that the IRS or a court of law could determine that Genco is a PFIC in 2015. Moreover, there can be no assurance that Genco will not become a PFIC in any future taxable year because the PFIC test is an annual test, there are uncertainties in the application of the PFIC rules, and although Genco intends to manage its business so as to avoid PFIC status to the extent consistent with Genco's other business goals, there could be changes in the nature and extent of Genco's operations in future taxable years.

        If Genco were to be treated as a PFIC for any taxable year (and regardless of whether Genco remains a PFIC for subsequent taxable years), Genco's U.S. shareholders would face adverse U.S. tax consequences. Under the PFIC rules, unless a shareholder makes certain elections available under the Code (which elections could themselves have adverse consequences for such shareholder), such shareholder would be liable to pay U.S. federal income tax at the highest applicable ordinary income tax rates upon the receipt of excess distributions and upon any gain from the disposition of Genco's common stock, plus interest on such amounts, as if such excess distribution or gain had been recognized ratably over the shareholder's holding period of Genco's common stock.

Because Genco generates all of its revenues in U.S. dollars but incurs a portion of its expenses in other currencies, exchange rate fluctuations could hurt Genco's results of operations.

        Genco generates all of its revenues in U.S. dollars, but it may incur drydocking costs, special survey fees and other expenses in other currencies. If Genco's expenditures on such costs and fees were significant, and the U.S. dollar were weak against such currencies, Genco's business, results of operations, cash flows, financial condition and ability to pay dividends could be adversely affected.

Legislative action relating to taxation could materially and adversely affect Genco.

        Genco's tax position could be adversely impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by any tax authority. For example, legislative proposals have been introduced in the U.S. Congress which, if enacted, could change the circumstances under which Genco would be treated as a U.S. person for U.S. federal income tax purposes, which could materially and adversely affect Genco's effective tax rate and cash tax position and require Genco to take action, at potentially significant expense, to seek to preserve its effective tax rate and cash tax position. Genco cannot predict the outcome of any specific legislative proposals.

RISK FACTORS RELATED TO GENCO'S COMMON STOCK

Certain shareholders own large portions of Genco's outstanding common stock, which may limit your ability to influence Genco's actions.

        Certain shareholders currently hold significant percentages of Genco's post-restructuring common stock. As of April 7, 2015, based on information supplied in the voting agreement, the Centerbridge Shareholders owned approximately 34.44% of Genco common stock. Further, affiliates of Apollo Global Management, LLC owned approximately 15.4%, affiliates of Strategic Value Partners, LLC owned approximately 12.41%, affiliates of Davidson Kempner Partners owned approximately 9.87%, and affiliates of Alden Global Capital Ltd. owned approximately 8.43% of Genco's common stock, in each case based on, and as of the date of, the most recent filings made by such shareholders with the SEC. In addition, as of April 7, 2015, the Centerbridge Shareholders owned approximately 13.87% of Baltic Trading's common stock (based on information supplied in the voting agreement), and as of April 14, 2015, affiliates of Apollo Global Management, LLC owned approximately 9.89% of Baltic Trading's common stock (based on such affiliates' most recent filings with the SEC). If the merger is consummated, Genco expects that the Centerbridge Shareholders will own approximately 31.23%, affiliates of Apollo Global Management, LLC will own approximately 14.6%, affiliates of Strategic Value Partners, LLC will own approximately 10.48%, affiliates of Davison Kempner Partners will own approximately 8.35%, and affiliates of Alden Global Capital Ltd. will own approximately 7.13% of Genco's common stock.

        Because a significant percentage of the ownership of Genco's common stock is concentrated in a small number of holders, such holders may be able to influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in Genco's articles of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination involving Genco. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Genco, which could in turn have an adverse effect on the market price of Genco's common stock.

Because Genco is a foreign corporation, you may not have the same rights or protections that a shareholder in a United States corporation may have.

        Genco is incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and may make it more difficult for Genco's shareholders to protect their interests. Genco's corporate affairs are governed by Genco's second amended and restated articles of incorporation and amended and restated bylaws and the Marshall Islands Business Corporations Act (the "MIBCA"). The provisions of the MIBCA resemble provisions of the corporation laws of a number of states in the United States. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions, and there have been few judicial cases in the Marshall Islands interpreting the MIBCA. Shareholder rights may differ as well. While the MIBCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, Genco's public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Future sales of Genco's common stock could cause the market price of Genco's common stock to decline.

        The market price of Genco's common stock could decline due to sales of a large number of shares in the market, including sales of shares by Genco's large shareholders, or the perception that these sales could occur. These sales could also make it more difficult or impossible for Genco to sell equity securities in the future at a time and price that Genco deems appropriate to raise funds through future offerings of common stock. Genco entered into a registration rights agreement that provides parties who received 10% or more of Genco's common stock in connection with the Plan with demand and piggyback registration rights. All other parties to this agreement who received Genco's common stock in the reorganization have piggyback registration rights only.

Genco may need to raise additional capital in the future, which may not be available on favorable terms or at all or which may dilute Genco's common stock or adversely affect its market price.

        Genco may require additional capital to expand Genco's business and increase revenues, add liquidity in response to negative economic conditions, meet unexpected liquidity needs caused by industry volatility or uncertainty and reduce Genco's outstanding indebtedness under Genco's and Baltic Trading's existing credit facilities. To the extent that Genco's existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, Genco will need to raise additional funds through debt or equity financings, including offerings of Genco's common stock, securities convertible into Genco's common stock, or rights to acquire Genco's common stock or curtail Genco's growth and reduce Genco's assets or restructure arrangements with existing security holders. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to Genco. Equity financings could result in dilution to Genco's shareholders, as described further below, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of Genco's common stock. If Genco's need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for it to raise the necessary capital. If Genco cannot raise funds on acceptable terms if and when needed, it may not be able to take advantage of future opportunities, grow Genco's business or respond to competitive pressures or unanticipated requirements.

Future issuances of Genco's common stock could dilute Genco's shareholders' interests in Genco.

        Genco may, from time to time, issue additional shares of common stock to support its growth strategy, reduce debt or provide it with capital for other purposes that the Genco board believes to be in Genco's best interest. Genco may also issue shares of common stock from time to time in respect of the warrants to purchase up to 3,938,298 shares of common stock issued to holders of Genco's old common stock in connection with its emergence from bankruptcy, the warrants to purchase up to 8,557,461 shares of common stock issued under Genco's 2014 Management Incentive Plan and a new equity incentive plan that Genco anticipates adopting prior to consummation of the merger. To the extent that an existing shareholder does not or cannot purchase additional shares that Genco may issue, that shareholder's interest in Genco will be diluted, which means that its percentage of ownership in

Genco will be reduced. Following such a reduction, that shareholder's common stock would represent a smaller percentage of the vote in the Genco board elections and other shareholder decisions.

Volatility in the market price and trading volume of Genco's common stock could adversely impact the trading price of Genco's common stock.

        The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like Genco. These broad market factors may materially reduce the market price of Genco's common stock, regardless of Genco's operating performance. The market price of Genco's common stock, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described herein or for reasons unrelated to Genco's operations, such as reports by industry analysts, investor perceptions or negative announcements by Genco's competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of Genco's common stock would adversely impact the value of your shares of common stock.

Provisions of Genco's second amended and restated articles of incorporation and amended and restated bylaws may have anti-takeover effects which could adversely affect the market price of Genco's common stock.

        Several provisions of Genco's second amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen Genco's vulnerability to a hostile change of control and enhance the ability of the Genco board to maximize shareholder value in connection with any unsolicited offer to acquire Genco. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of Genco by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors.

        Genco's second amended and restated articles of incorporation provide for the division of the Genco board into two classes of directors, with the three members of Class I serving successive terms of one year and the four members of Class II serving an initial term of two years, after which the Genco board will cease to be classified. If Genco shareholders approve the Board Increase Amendment, the number of members of Class I will be increased to four. This classified board provision could discourage a third party from making a tender offer for Genco's shares or attempting to obtain control of it. It could also delay shareholders who do not agree with the policies of the Genco board from removing a majority of the members of the Genco board in a single year.

Election and Removal of Directors.

        Genco's second amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Genco's amended and restated bylaws require parties other than the Genco board to give advance written notice of nominations for the election of directors. Genco's second amended and restated articles of incorporation also provide that, through the conclusion of the second annual meeting of shareholders following July 9, 2014, Genco's directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of Genco's capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders.

        Genco's second amended and restated articles of incorporation and amended and restated bylaws provide that, consistent with Marshall Islands law, any action required or permitted to be taken by Genco's shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of Genco's shareholders. Genco's second amended and restated articles of incorporation and amended and restated bylaws provide that, subject to certain exceptions, Genco's Chairman, President, or Secretary at the direction of the Genco board or Genco's Secretary at the request of one or more shareholders that hold in the aggregate at least a majority of Genco's outstanding shares entitled to vote may call special meetings of Genco's shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        Genco's amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at Genco's principal executive offices not less than 120 days or more than 150 days before the anniversary date of the immediately preceding annual meeting of shareholders. Genco's amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

It may not be possible for Genco's investors to enforce U.S. judgments against Genco.

        Genco is incorporated in the Republic of the Marshall Islands and most of Genco's subsidiaries are also organized in the Marshall Islands. Substantially all of Genco's assets and those of Genco's subsidiaries are located outside the United States. As a result, it may be difficult or impossible for United States shareholders to serve process within the United States upon Genco or to enforce judgment upon Genco for civil liabilities in United States courts. In addition, you should not assume that courts in the countries in which Genco is incorporated or where Genco's assets are located (1) would enforce judgments of United States courts obtained in actions against Genco based upon the civil liability provisions of applicable United States federal and state securities laws or (2) would enforce, in original actions, liabilities against Genco based upon these laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference may contain or incorporate by reference statements that contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as "anticipate," "budget," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on the current expectations and observations of the respective managements of Genco and Baltic Trading. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of Genco or Baltic Trading to control or predict. Included among the factors that, in the view of Genco and Baltic Trading management, could cause actual results to differ materially from the forward looking statements contained in or incorporated by reference into this joint proxy statement/prospectus are the following (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether Genco's and Baltic Trading's insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of Genco's and Baltic Trading's vessels or applicable maintenance or regulatory standards (which may affect, among other things, Genco's and Baltic Trading's anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) Genco's and Baltic Trading's acquisition or disposition of vessels (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by Genco's and Baltic Trading's insurance carriers for insurance claims, including off-hire days; (xiii) the completion of definitive documentation with respect to time charters; (xiv) charterers' compliance with the terms of their charters in the current market environment; (xv) the fulfillment of the closing conditions under, or the execution of additional documentation for, Baltic Trading's agreements to acquire vessels; (xvi) obtaining, completion of definitive documentation for, and funding of financing for Baltic Trading's vessel acquisitions on acceptable terms; (xvii) the extent to which Genco's and Baltic Trading's operating results continue to be affected by weakness in market conditions and charter rates; (xviii) the ability to maintain contracts that are critical to the operations of Genco and Baltic Trading, to obtain and maintain acceptable terms with Genco's and Baltic Trading's vendors, customers and service providers and to retain key executives, managers and employees; (xix) the timing and realization of the recoveries of assets and the payments of claims and the amount of expenses required to recognize such recoveries and reconcile such claims; (xx) Genco's ability to obtain sufficient and acceptable financing; (xxi) the risk that the closing of the merger is substantially delayed or does not occur; (xxii) those other risks and uncertainties discussed above under the headings "RISK FACTORS", and (xxiii) other factors listed from time to time in Genco's and Baltic Trading's filings with the SEC. Neither Genco nor Baltic Trading undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE BALTIC TRADING ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD [    •    ], 2015

        This joint proxy statement/prospectus is furnished to shareholders of Baltic Trading Limited ("Baltic Trading") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Baltic Trading for use in voting at the Annual Meeting of Shareholders of Baltic Trading (the "Baltic Trading Annual Meeting"), to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, 10036, on [    •    ], 2015 at [    •    ] (Eastern time), and at any adjournment or postponement thereof.

        This joint proxy statement/prospectus, the accompanying form of proxy and the Notice of Internet Availability are first being mailed to shareholders on or about [    •    ], 2015.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Baltic Trading Annual Meeting

        The specific proposals to be considered and acted upon at the Baltic Trading Annual Meeting are below. Each proposal is described in more detail in this joint proxy statement/prospectus.

  1.
  To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 7, 2015 (the "merger agreement"), by and among Baltic Trading, Poseidon Merger Sub Limited ("merger sub") and Genco Shipping & Trading Limited ("Genco"), pursuant to which each share of Baltic Trading common stock (other than shares held by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) shall be automatically converted into the right to receive 0.216 shares of common stock of Genco, and to approve the merger of Merger Sub with and into Baltic Trading, with Baltic Trading continuing as the surviving corporation and an indirect wholly owned subsidiary of Genco, which will continue to be a publicly traded company (the "merger");

  2.
  To elect Edward Terino and George Wood as Class II Directors to the Board of Directors of Baltic Trading, each for a term expiring upon the earlier of the 2018 Annual Meeting of Shareholders of Baltic Trading or consummation of the merger (the "Baltic Trading directors proposal"),

  3.
  To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Baltic Trading for the fiscal year ending December 31, 2015 (the "Baltic Trading accountant proposal");

  4.
  To approve a non-binding, advisory resolution regarding certain compensation arrangements for Baltic Trading's named executive officers in connection with the merger contemplated by the merger agreement (the "Baltic Trading merger-related compensation proposal");

  5.
  To consider and vote upon any proposal to approve adjournments or postponements of the Baltic Trading Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Baltic Trading Annual Meeting to approve and adopt the merger agreement and approve the merger; and

  6.
  To transact such other business as may properly come before the Baltic Trading Annual Meeting or at any adjournment or postponement thereof.

        This joint proxy statement/prospectus describes the Baltic Trading Annual Meeting, the merger, the documents related to the merger and other related matters in detail and includes, as Appendix A, the complete text of the merger agreement. Baltic Trading urges you to read this joint proxy statement/prospectus carefully in its entirety including all of its appendices. This joint proxy statement/prospectus forms a part of this Notice.

        The Board of Directors of Baltic Trading unanimously recommends (with Peter C. Georgiopoulos abstaining as to the recommendation regarding the merger agreement and the merger because he also serves as a director of Genco) that Baltic Trading shareholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger, "FOR" the Baltic Trading directors proposal, "FOR" the Baltic Trading accountant proposal, "FOR" the Baltic Trading merger-related compensation proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

Record Date and Outstanding Shares

        The Board of Baltic Trading has fixed the close of business on [    •    ], 2015 as the record date (the "Baltic Trading Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Baltic Trading Annual Meeting. Only shareholders of record at the close of business on the Baltic Trading Record Date will be entitled to vote at the Baltic Trading Annual Meeting or any and all adjournments or postponements thereof. As of [    •    ], 2015, Baltic Trading had issued and outstanding 52,255,241 shares of common stock and 6,356,471 shares of Class B Stock. Each share of common stock is entitled to one vote, and each share of Class B Stock is entitled to fifteen votes, on matters on which common shareholders are eligible to vote. Holders of common stock and Class B Stock vote together as a single class on all matters presented for vote, except as otherwise provided by law. The common stock and Class B Stock together comprise all of Baltic Trading's issued and outstanding voting stock.

Revocability and Voting of Proxies

        Any person signing a proxy in the form accompanying this joint proxy statement/prospectus has the power to revoke it prior to the Baltic Trading Annual Meeting or at the Baltic Trading Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

  •
  by writing a letter delivered to John C. Wobensmith, Secretary of Baltic Trading, stating that the proxy is revoked;

  •
  by submitting another proxy with a later date, or casting a new proxy vote over the Internet or by telephone; or

  •
  by attending the Baltic Trading Annual Meeting and voting in person.

        Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Baltic Trading Annual Meeting, the shareholder must bring to the Baltic Trading Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of such shares.

        All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

        If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted "FOR" the election of such nominee and "FOR" the approval of each proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the Baltic Trading Annual Meeting in person in order to vote.

        If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker on certain matters if you do not provide specific voting instructions. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The Baltic Trading accountant proposal is a routine matter that is considered a "discretionary" item under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the Baltic Trading Annual Meeting.

        The proposal to approve and adopt the merger agreement, the Baltic Trading directors proposal, and the Baltic Trading merger-related compensation proposal are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Baltic Trading Annual Meeting

        Each share of common stock and Class B Stock outstanding on the Baltic Trading Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

        The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Baltic Trading Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

	Proposal	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker "Non-Votes"
1.	Merger Agreement and Merger	FOR, AGAINST or ABSTAIN	Affirmative vote of (i) holders of a majority of the voting power of the Baltic Trading common stock and Class B Stock outstanding and entitled to vote, voting together as a single class, and (ii) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote (excluding the excluded shareholders), voting separately	Same effect as a vote "against"	Same effect as a vote "against"
2.	Baltic Trading directors proposal	FOR or WITHHOLD	Plurality of votes cast at the Baltic Trading Annual Meeting	No effect	No effect
3.	Baltic Trading accountant proposal	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the voting power of Baltic Trading common stock and Class B Stock represented at the Baltic Trading Annual Meeting and entitled to vote	Same effect as a vote "against"	N/A
4.	Baltic Trading merger-related compensation proposal	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the voting power of Baltic Trading common stock and Class B Stock represented at the Baltic Trading Annual Meeting and entitled to vote	Same effect as a vote "against"	No effect
5.	Adjournment or Postponement	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the voting power of Baltic Trading common stock and Class B Stock represented at the Baltic Trading Annual Meeting and entitled to vote	Same effect as a vote "against"	N/A

        For directions to be able to attend the meeting and vote in person, please contact Baltic Trading by sending an email to finance@baltictrading.com.

Share Ownership of and Voting by Baltic Trading Directors and Executive Officers and Their Affiliates

        As of the Baltic Trading Record Date, Baltic Trading's directors and executive officers and their affiliates beneficially owned and had the right to vote (i) 3,024,659 shares of common stock at the Baltic Trading Annual Meeting, which represents approximately 5.79% of the shares of Baltic Trading common stock outstanding and entitled to vote at the Baltic Trading Annual Meeting and (ii) 6,356,471 shares of Baltic Trading Class B Stock, which represents 100% of the shares of Baltic Trading Class B Stock outstanding and entitled to vote at the Baltic Trading Annual Meeting.

        It is expected that Baltic Trading's directors and executive officers and their affiliates will vote their shares "FOR" the approval and adoption of the merger agreement and approval of the merger, "FOR" the Baltic Trading directors proposal, "FOR" the Baltic Trading accountant proposal, "FOR" the Baltic Trading merger-related compensation proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor the approval and adoption of the merger agreement and approval of the merger.

Proxy Solicitation

        Baltic Trading is soliciting proxies for the Baltic Trading Annual Meeting from Baltic Trading shareholders. Baltic Trading will bear the cost of soliciting proxies from Baltic Trading shareholders, except that Baltic Trading and Genco will share equally the expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part. In addition, Baltic Trading may supplement the original solicitation of proxies by mail with solicitation by telephone, electronic transmission and other means by Baltic Trading's directors, officer and/or employees.

        Baltic Trading has also engaged the services of D.F. King & Co., Inc. for a fee of approximately $10,000, plus reimbursement of expenses, to assist in the solicitation of proxies.

        Baltic Trading and its proxy solicitor will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Baltic Trading common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

Important Notice Regarding the Availability of Proxy Materials for the
Baltic Trading Annual Meeting to Be Held [    •    ], 2015.

This joint proxy statement/prospectus and Baltic Trading's Annual Report to Shareholders are
available at www.proxyvote.com.

Your vote is important. Thank you for voting.

THE GENCO ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD [    •    ], 2015

        This joint proxy statement/prospectus is furnished to shareholders of Genco Shipping & Trading Limited ("Genco") in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Genco for use in voting at the Annual Meeting of Shareholders (the "Genco Annual Meeting"), to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, 10036 on [    •    ] [    •    ], 2015 at [    •    ][    •    ] (Eastern time), and at any adjournment or postponement thereof.

        This joint proxy statement/prospectus, the accompanying form of proxy and the Notice of Internet Availability are first being mailed to shareholders on or about [    •    ], 2015.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Genco Annual Meeting

        The specific proposals to be considered and acted upon at the Genco Annual Meeting are summarized below. Each proposal is described in more detail in this joint proxy statement/prospectus.

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of April 7, 2015, (the "merger agreement"), by and among Baltic Trading Limited ("Baltic Trading"), Poseidon Merger Sub Limited ("merger sub"), and Genco, pursuant to which each share of Baltic Trading common stock (other than shares held by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) shall be automatically converted into the right to receive 0.216 shares of common stock of Genco, and to approve the merger of merger sub with and into Baltic Trading, with Baltic Trading continuing as the surviving corporation and an indirect wholly owned subsidiary of Genco, which will continue to be a publicly traded company (the "merger");

  2.
  To consider and vote upon a proposal to amend Genco's second amended and restated articles of incorporation to increase the size of the Board of Directors of Genco from seven (7) directors to eight (8) directors by increasing the number of Class I Directors from three (3) directors to four (4) directors (the "Board Increase Amendment");

  3.
  To elect Peter C. Georgiopoulos, Ian Ashby and Eugene I. Davis as Class I Directors to the Board of Directors of Genco (the "Genco directors proposal");

  4.
  To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2015 (the "Genco accountant proposal");

  5.
  To approve a non-binding, advisory resolution regarding the compensation of the company's named executive officers (the "Genco compensation proposal");

  6.
  To consider and act upon a non-binding, advisory proposal on the frequency of the advisory vote on the compensation of Genco's named executive officers (the "Genco advisory vote proposal");

  7.
  To consider and vote upon any proposal to approve adjournments or postponements of the Genco Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Genco Annual Meeting to approve and adopt the merger agreement and approve the merger; and

  8.
  To transact such other business as may properly come before the Genco Annual Meeting or at any adjournment or postponement thereof.

        This joint proxy statement/prospectus describes the merger, the documents related to the merger and other related matters in detail and includes, as Appendix A, the complete text of the merger agreement. Genco urges you to read this joint proxy statement/prospectus carefully in its entirety, including all of its appendices. This joint proxy statement/prospectus forms a part of this Notice.

        The Board of Directors of Genco unanimously recommends (with Peter C. Georgiopoulos abstaining as to the recommendations regarding the merger agreement and the merger and the Board Increase Amendment because he also serves as a director of Baltic Trading) that Genco shareholders vote "FOR" the approval and adoption of the merger agreement and approval of the merger, "FOR" the Board Increase Amendment, "FOR" the Genco directors proposal, "FOR" the Genco accountant proposal, "FOR" the Genco compensation proposal, for "EVERY THREE YEARS" with respect to the Genco advisory vote proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Record Date and Outstanding Shares

        The Board of Directors of Genco has fixed the close of business on [    •    ], 2015 as the record date (the "Genco Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Genco Annual Meeting. Only shareholders of record at the close of business on the Genco Record Date will be entitled to vote at the Genco Annual Meeting or any and all adjournments or postponements thereof. As of [    •    ], 2015, Genco had issued and outstanding 61,600,604 shares of common stock. Each share of common stock is entitled to one vote. The common stock comprises all of Genco's issued and outstanding voting stock.

Revocability and Voting of Proxies

        Any person signing a proxy in the form accompanying this joint proxy statement/prospectus has the power to revoke it prior to the Genco Annual Meeting or at the Genco Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

  •
  by writing a letter delivered to John C. Wobensmith, Secretary of Genco, stating that the proxy is revoked;

  •
  by submitting another proxy with a later date, or casting a new proxy vote over the Internet or by telephone; or

  •
  by attending the Genco Annual Meeting and voting in person.

        Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Genco Annual Meeting, the shareholder must bring to the Genco Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of such shares.

        All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

        If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted "FOR" the election of such nominee and "FOR" the approval of each proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the Genco Annual Meeting in person in order to vote.

        If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker on certain matters if you do not provide specific voting instructions, but only on "discretionary" matters.

        The proposal to approve and adopt the merger agreement and approve the merger, the Board Increase Amendment, the Genco directors approval, the Genco compensation proposal and the Genco advisory vote proposal are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Genco Annual Meeting

        Each share of common stock outstanding on the Genco Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

        The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Genco Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

	Proposal	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker "Non-Votes"
1.	Merger and the Merger Agreement	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting and entitled to vote	Same effect as a vote "against"	No effect
2.	Board Increase Amendment	FOR, AGAINST or ABSTAIN	Affirmative vote of at least 66.67% of the Genco common stock outstanding and entitled to vote	Same effect as a vote "against"	Same effect as a vote "against"
3.	Genco directors proposal	FOR or WITHHOLD	Plurality of votes cast at the Genco Annual Meeting	No effect	No effect
4.	Genco accountant proposal	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting and entitled to vote	Same effect as a vote "against"	No effect
5.	Genco compensation proposal	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting and entitled to vote	Same effect as a vote "against"	No effect
6.	Genco advisory vote proposal	YEARLY, EVERY TWO YEARS or EVERY THREE YEARS	Plurality of votes cast at the Genco Annual Meeting	No effect	No effect
7.	Adjournment or Postponement	FOR, AGAINST or ABSTAIN	Affirmative vote of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting and entitled to vote	Same effect as a vote "against"	No effect

        For directions to be able to attend the meeting and vote in person, please contact Genco by sending an email to finance@gencoshipping.com.

Share Ownership of and Voting by Genco Directors and Executive Officers and Their Affiliates

        As of the Genco Record Date, Genco's directors and executive officers and their affiliates beneficially owned and had the right to vote 1,079,825 shares of common stock at the Genco Annual Meeting, which represents approximately 1.75% of the shares of Genco common stock outstanding and entitled to vote at the Genco Annual Meeting.

        It is expected that Genco's directors and executive officers and their affiliates will vote their shares "FOR" the approval and adoption of the merger agreement and approval of the merger, "FOR" the Board Increase Amendment, "FOR" the Genco directors proposal, "FOR" the Genco accountant proposal, "FOR" the Genco compensation proposal, for "EVERY THREE YEARS" with respect to the Genco advisory vote proposal and "FOR" the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement and approval of the merger.

Proxy Solicitation

        Genco is soliciting proxies for the Genco Annual Meeting from Genco shareholders. Genco will bear the cost of soliciting proxies from Genco shareholders, except that Genco and Baltic Trading will share equally the expenses incurred in connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part. In addition, Genco may supplement the original solicitation of proxies by mail with solicitation by telephone, electronic transmission and other means by Genco's directors, officer and/or employees.

        Genco has also engaged the services of D.F. King & Co., Inc. for a fee of approximately $3,500, plus reimbursement of expenses, to assist in the solicitation of proxies.

        Genco and its proxy solicitor will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Genco common stock and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in doing so. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

Important Notice Regarding the Availability of Proxy Materials for the
Genco Annual Meeting of Shareholders to Be Held [    •    ], 2015.

This joint proxy statement/prospectus and Genco's Annual Report to Shareholders are available at www.proxyvote.com.

Your vote is important. Thank you for voting.

THE MERGER

The Companies

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

        Genco is a New York City-based company, incorporated in the Marshall Islands in 2004. It transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes through the ownership and operation of drybulk carrier vessels. Excluding vessels of Baltic Trading, Genco's fleet currently consists of 55 drybulk carriers, including eleven Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize drybulk carriers, with an aggregate carrying capacity of approximately 4,168,000 deadweight tons ("dwt"). The average age of Genco's current fleet is approximately 9.7 years as of April 24, 2015. All of the vessels in Genco's fleet were built in shipyards with reputations for constructing high-quality vessels. Excluding Baltic Trading, 32 of the vessels in Genco's fleet are currently on spot market-related time charters and twelve are on fixed-rate time charter contracts. Additionally, eleven of the vessels in Genco's fleet are operating in vessel pools. Genco common stock has traded on the OTCBB under the trading symbol "GSKNF" since July 15, 2014, prior to which it traded on the NYSE, the OTCQB marketplace, and the OTC Pink marketplace. As of March 31, 2014, Genco had approximately $1.7 billion in total assets.

Baltic Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

        Baltic Trading is a New York City-based company incorporated in October 2009 in the Marshall Islands to conduct a shipping business focused on the drybulk industry spot market. Baltic Trading was formed by Genco, which currently serves as Baltic Trading's manager. Baltic Trading's fleet currently consists of two Capesize vessels, two Ultramax vessels, four Supramax vessels and five Handysize vessels with an aggregate carrying capacity of approximately 863,000 dwt. The average age of Baltic Trading's current fleet is approximately 4.6 years as of April 24, 2015. After the expected delivery of two Ultramax newbuildings that it has agreed to acquire, Baltic Trading will own a fleet of 15 drybulk vessels, consisting of two Capesize, four Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 991,000 dwt. Baltic Trading's current fleet contains five groups of sister ships, which are vessels of virtually identical sizes and specifications. Baltic Trading common stock has traded on the NYSE under the trading symbol "BALT" since its initial public offering on March 10, 2010. As of March 31, 2014, Baltic Trading had approximately $540 million in total assets.

Poseidon Merger Sub Limited
c/o Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

        Merger sub is a corporation incorporated in the Marshall Islands and is an indirect wholly owned subsidiary of Genco. This entity was recently formed for the purpose of effecting the merger (as described below).

Structure of the Merger

        The merger agreement provides for the transactions described below. The merger agreement is attached to this document as Appendix A and is incorporated by reference into this joint proxy statement/prospectus. Genco and Baltic Trading urge you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the merger and your rights and obligations in connection with the merger.

        To accomplish the merger, Genco has formed merger sub. At the time the merger is completed:

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    merger sub will be merged with and into Baltic Trading, which is referred to in this joint proxy statement/prospectus as the merger, with Baltic Trading continuing as the surviving corporation and as an indirect wholly owned subsidiary of Genco, which will continue to be a publicly traded company;

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    each share of Baltic Trading common stock (other than shares held by Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) will be automatically converted into the right to receive 0.216 shares, (the "Genco exchange ratio"), of Genco common stock. Each share of Baltic Trading Class B Stock will be cancelled without payment of any consideration therefor;

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    Genco's current directors will be the directors of Genco immediately after the effective time of the merger, and Peter C. Georgiopoulos will continue to serve as Chairman of the Genco board, as described in the section captioned "The Merger—Continuing Board and Management Positions" beginning on page 118. If the Board Increase Amendment is approved, the size of Genco's board will be increased from seven (7) to eight (8) directors, and Basil G. Mavroleon, currently a director of Baltic Trading, will be appointed to fill the newly created vacancy, as described in "Genco Proposal No. 2—Amendment of Genco Second Amended and Restated Articles of Incorporation to Increase the Size of the Board of—Purpose and Effect of the Amendment";

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    Genco's current officers will be the officers of Genco immediately after the effective time of the merger, as described in the section captioned "The Merger—Continuing Board and Management Positions" beginning on page 118; and

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    Genco's current headquarters will remain Genco's headquarters.

Background of the Merger

        Genco established its subsidiary Baltic Trading to focus primarily on the drybulk spot market. Since Baltic Trading's inception, in order to maintain an efficient management structure and low operating costs, Genco and Baltic Trading have had common management, and Baltic Trading has relied on Genco to provide management services in order to operate its business. At the same time, Baltic Trading has operated its business separately under the leadership of its own board of directors and with its own financing commitments and relationships. The Baltic Trading board regularly reviews and discusses at board meetings Baltic Trading's performance, risks, opportunities, strategy, and liquidity and financial resources and constraints. The Baltic Trading board evaluates its options as part of its ongoing efforts to create shareholder value, taking into account economic and competitive conditions in the shipping industry and the overall global economy, as well as Baltic Trading's covenants and obligations under its credit facilities and its ability to service its indebtedness thereunder. This evaluation takes into account Baltic Trading's status as a company managed externally by Genco and its subsidiaries pursuant to the terms of the Management Agreement. Pursuant to the Management Agreement, Genco and its subsidiaries provide Baltic Trading with management services relating to, among other things, commercial, technical, administrative and strategic matters, and Genco has voting control over Baltic Trading as a result of the 6,356,471 shares of Baltic Trading Class B Stock that Genco indirectly holds through a subsidiary, which represents in the aggregate 64.6% of the voting power of Baltic Trading's outstanding capital stock.

        In July 2014, Genco completed its financial restructuring and emerged from Chapter 11 with a restructured balance sheet and a reconstituted board of directors. Following its emergence and in light of the current weakness of the drybulk shipping industry, the Genco board explored ways in which to improve its competitive position, including through potential transactions. During this process, the Genco board and Genco's management identified a business combination with Baltic Trading as a potential means for accomplishing its objectives. On October 2, 2014, in connection with the consideration of a potential transaction with Baltic Trading, the Genco board formed the Genco special committee consisting of James G. Dolphin, Ian Ashby, Eugene I. Davis and Michael J. Leffell, after determining that such individuals were free of any material conflicts that would prevent them from effectively serving as members of the Genco special committee. Two members of the Genco board were not included as members of the Genco special committee because they were designees of Centerbridge Partners, L.P., and the Centerbridge Shareholders were also significant investors in Baltic Trading. Peter Georgiopoulos, the Chairman of the Genco board, also was not included as a member of the Genco special committee because of his role as Chairman of the Baltic Trading board. The Genco board, among other things, authorized the Genco special committee to: establish and direct the process relating to the review and evaluation of the merger; evaluate and negotiate the terms of the merger; negotiate the terms of any definitive agreement with respect to the merger; and report to the Genco board its recommendations and conclusions with respect to the merger, provided that any definitive agreement to effect the merger would require the approval of the Genco board. The Genco board also authorized the Genco special committee to retain its own legal counsel, financial advisors and other agents as it deemed necessary or desirable in connection with the discharge of its duties.

        Following its formation, the Genco special committee retained Milbank Tweed, Hadley & McCloy LLP ("Milbank Tweed") as its legal advisor and Houlihan Lokey as its financial advisor in connection with the proposed merger and designated Mr. Dolphin to act as the primary point of contact with Baltic Trading and the Genco special committee's advisors regarding the merger. Milbank Tweed reviewed and discussed with the members of the Genco special committee their duties and obligations as committee members, including as set forth in the resolutions approving the formation of the Genco special committee. Thereafter, the Genco special committee directed Houlihan Lokey and Milbank Tweed to conduct a due diligence review of Baltic Trading based on publicly available information.

        On October 28, 2014, prior to any discussions between the Genco special committee and Baltic Trading, John Wobensmith, the President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading (and the Chief Financial Officer of Genco at such time), received an email from a representative of another shipping company ("Company A") inquiring about the possibility of exploring a potential combination with Baltic Trading. On the same day, Mr. Wobensmith received an email from a second shipping company ("Company B"), proposing a combination of the two companies. Company B is a company affiliated with Mr. Georgiopoulos. Mr. Wobensmith subsequently informed the members of the Baltic Trading board about the two inquiries and the Baltic Trading board discussed these two inquiries in an executive session (which Mr. Georgiopoulos did not attend) on November 4, 2014.

        On November 17, 2014, at the direction of the Genco special committee, Mr. Dolphin delivered a non-binding proposal letter to Mr. Wobensmith, for delivery to the Baltic Trading board, proposing a business combination between the two companies. The letter stated that a business combination would create operational efficiencies, reduce overall administrative expenses, increase the float and liquidity for shareholders and achieve other benefits for both companies. The letter proposed an exchange ratio that would be based on the net asset values ("NAV") of the two companies at the closing of the merger (a "floating exchange ratio"), after applying a 6% discount to Baltic Trading's NAV to reflect the discount at which Baltic Trading's shares were trading. The letter stated that the merger would be conditioned on approval by holders of a majority of the outstanding shares of Baltic Trading common stock not beneficially owned by Genco and the listing of Genco common stock on the NYSE. Mr. Dolphin indicated that Genco would not be supportive of a change of control transaction between Baltic Trading and a third party.

        Messrs. Edward Terino, George Wood and Harry Perrin, members of the Baltic Trading board, held a telephonic meeting on November 19, 2014 to discuss the Genco proposal and the inquiries from Company A and Company B. Mr. Georgiopoulos did not participate in the meeting because of his relationship with Genco and Company B. Mr. Basil Mavroleon, the remaining Baltic Trading director, was unavailable for the meeting. Representatives of Kaye Scholer LLP ("Kaye Scholer") were invited to participate in the meeting, given that Baltic Trading's regular outside counsel, Kramer Levin Naftalis & Frankel LLP ("Kramer Levin"), also represented Genco. At the meeting, the directors determined that the Baltic Trading special committee should be formed to consider the Genco proposal, the inquiries received from Company A and Company B and other strategic alternatives available to Baltic Trading (including not engaging in any transaction). Subject to none of the individuals having any material conflicts, it was determined that the Baltic Trading special committee members should include Messrs. Terino, Wood, Perrin and Mavroleon. The directors considered the prior engagements of Messrs. Mavroleon and Perrin as members of the Genco board and determined that since they were no longer Genco directors, there would be no conflict of interests if Messrs. Mavroleon and Perrin served as members of the Baltic Trading special committee. Messrs. Terino and Perrin were asked to propose potential financial advisors for the Baltic Trading special committee to consider following its formation, and the directors discussed the possibility of retaining two financial advisors. Kaye Scholer was retained as legal counsel to the Baltic Trading special committee.

        Messrs. Terino, Wood, Perrin and Mavroleon held a telephonic meeting on November 24, 2014 to discuss further evaluation of, and responses to, the Genco proposal and the Company A and Company B inquiries. A representative of Kaye Scholer provided the independent directors with an overview of their fiduciary duties under applicable law. The Kaye Scholer representative questioned the independent directors about any conflicts they might have in considering the Genco proposal, the Company A and Company B inquiries, and other strategic alternatives available to Baltic Trading. Based on the responses of the Baltic Trading special committee members, and information subsequently provided by them, it was determined that no material conflicts existed that would prevent them from effectively serving on the Baltic Trading special committee. At the Baltic Trading special committee meeting, the independent directors discussed the ability of Baltic Trading to pursue a transaction with a party other than Genco in light of Genco's voting control of, and other contractual relationships with, Baltic Trading. The independent directors also considered whether the Management Agreement might be terminable as a result of Genco's recent bankruptcy and other events, and whether Genco's share ownership position could be diluted to less than 10% of Baltic Trading's outstanding capital stock, which would cause the Class B Stock having 15 votes per share to convert to Baltic Trading common stock having one vote per share. The independent directors noted that pursuant to a Subscription Agreement, dated March 3, 2010, between Baltic Trading and Genco (the "Subscription Agreement"), Genco was entitled to receive additional shares of Class B Stock equal to two per cent of the number of shares of Baltic Trading common stock issued by Baltic Trading in any future share issuance. The independent directors expressed the view that the possibility of diluting Genco should be explored in more detail if discussions with Genco progressed further, as a means to enhance Baltic Trading's negotiating leverage in such discussions. Mr. Wood reported that members of Baltic Trading management had met with representatives of Company A, who stated that Company A was only interested in a transaction with Baltic Trading if Genco would also be involved in that transaction. The independent directors determined not to respond to the Genco proposal or the inquiries from Company A and Company B until the Baltic Trading special committee had been formally established and had retained, and received analysis and advice from a financial advisor.

        Resolutions forming, and providing authority to, the Baltic Trading special committee were adopted by the Baltic Trading board on December 9, 2014. Those resolutions, among other things, authorized the Baltic Trading special committee to consider, evaluate and negotiate the terms of a possible transaction with Genco and any matters the Baltic Trading special committee deemed to be alternatives to that transaction (including remaining as an independent entity and not engaging in a transaction with Genco), and to retain advisors.

        A meeting of the Baltic Trading special committee was held at the offices of Kaye Scholer in New York City on December 10, 2014. Representatives of Blackstone and representatives of another investment bank presented their qualifications and experience to the Baltic Trading special committee, and addressed questions relating to potential conflicts that they may have. At a telephonic meeting of the Baltic Trading special committee held on December 11, 2014, the Baltic Trading special committee determined to engage Blackstone as its financial advisor, subject to negotiation of an engagement letter on terms satisfactory to the Baltic Trading special committee.

        The Baltic Trading special committee held several telephonic meetings between December 12, 2014 and December 18, 2014 to discuss proposed responses to the Genco proposal and the inquiries from Company A and Company B, Baltic Trading's liquidity issues, and other matters. At a telephonic meeting of the Baltic Trading special committee held on December 17, 2014, representatives of Blackstone advised the Baltic Trading special committee members that NAV was the most common valuation methodology used in the shipping industry. The Baltic Trading special committee members also discussed the current liquidity issues facing Baltic Trading and various options that could be pursued to address those issues, including an equity offering, debt issuance and the sale of vessels. No decision was made as to any course of action, as the Baltic Trading special committee determined to continue to gather additional information about the Genco proposal and the inquiries from Company A and Company B.

        At a telephonic meeting of the Baltic Trading special committee held on December 18, 2014, the Baltic Trading special committee adopted a charter governing the conduct of its business, approved draft responses to the letters from Company A, Company B and Genco, and authorized Mr. Wood to forward such responses to the applicable companies. The response letters to Company A and Company B informed those companies that the Baltic Trading special committee had been formed with authority to discuss their respective inquiries and requested further information regarding any potential transaction. The response to Genco informed Genco of the formation of the Baltic Trading special committee and its authority, inquired whether Genco would consider exploring other strategic transactions involving Baltic Trading, including the sale of Baltic Trading stock held by Genco or Genco voting in favor of an alternate sale of Baltic Trading, and sought confirmation that the condition stated in Genco's November 17th proposal letter to Baltic Trading that a transaction between Genco and Baltic Trading would be subject to approval by Baltic Trading's shareholders (excluding Genco and its affiliates) was irrevocable and non-waivable. Mr. Wood forwarded the letters the same day.

        Mr. Dolphin sent a response on behalf of Genco to Baltic Trading's December 18th letter later the same day. Genco's response reiterated that Genco would not be supportive of a transaction between Baltic Trading and a third party and confirmed that any transaction between Genco and Baltic Trading would be conditioned on the approval of holders of a majority of outstanding shares of Baltic Trading common stock and Class B Stock, excluding Genco and its subsidiaries. Genco's response also requested a meeting between representatives of the two companies to further discuss the proposed merger between the two companies.

        The Baltic Trading special committee held a telephonic meeting on December 19, 2014 to discuss Genco's December 18th letter, the inquiries received from Company A and Company B, and the feasibility and advisability of an equity financing by Baltic Trading. The Baltic Trading special committee members noted that Baltic Trading's stock currently traded at a significant discount to NAV, and Blackstone indicated that an equity issuance would likely be at a discount to Baltic Trading's stock price. The Baltic Trading special committee was of the view that such an issuance would not be in the best interests of Baltic Trading and its shareholders. The Baltic Trading special committee members also noted that a transaction with either Company A or Company B would likely involve Baltic Trading acquiring, either through a merger or an asset acquisition, Company A, or Company B, as applicable, through the issuance by Baltic Trading of capital stock in such a transaction, given that Baltic Trading would likely be unable to finance any cash transaction, and that certain mergers of Baltic Trading with Company A or Company B would require Genco's approval, which Genco had indicated it was unwilling to give. The Baltic Trading special committee noted that such a share issuance would likely be at a discount to Baltic Trading's share price, which traded at a significant discount to Baltic Trading's NAV. Moreover, a transaction with Company B would not assist Baltic Trading to improve its liquidity position. The Baltic Trading special committee also acknowledged Company A's request that any transaction with Baltic Trading include Genco. For these reasons, the Baltic Trading special committee members did not view a transaction with either Company A or Company B favorably, but nonetheless determined to continue discussions with those companies in order to better understand their inquiries. The Baltic Trading special committee members authorized Mr. Wood to schedule a meeting with Genco, as requested in Genco's December 18th letter.

        The meeting between representatives of the special committees of Genco and Baltic Trading and their respective financial advisors took place telephonically on December 22, 2014. At the meeting, representatives from Houlihan Lokey described in detail the approach proposed by the Genco special committee in its November 17th proposal and the rationale with respect thereto. Messrs. Wood and Perrin provided an update to the Baltic Trading special committee regarding such discussions at a telephonic meeting of the Baltic Trading special committee held later that same day. The Baltic Trading special committee members considered information provided by Blackstone related to due diligence issues that could impact the exchange ratio in a transaction between Baltic Trading and Genco, and appraisers that could potentially be engaged to perform an appraisal of the two companies' fleets. The Baltic Trading special committee members authorized Blackstone to engage in further discussions with Houlihan Lokey to further explore Genco's approach with respect to valuation. The Baltic Trading special committee authorized Kaye Scholer to engage in discussions with Milbank Tweed regarding which Baltic Trading shareholders should be excluded from the minority for purposes of a "majority-of-the-minority" condition.

        During the final week of December 2014 and the first week of January 2015, representatives of Blackstone and Kaye Scholer circulated due diligence requests to Milbank Tweed and Houlihan Lokey asking for various financial and legal documentation with respect to Genco. On January 8, 2015, representatives of Houlihan Lokey circulated due diligence requests to Blackstone asking for various financial and legal documentation with respect to Baltic Trading.

        The Baltic Trading special committee held a telephonic meeting on December 31, 2014 to consider a presentation by Blackstone with respect to the strategic alternatives potentially available to Baltic Trading in light of its current and forecasted liquidity situation and need for financing and a financial analysis of Genco's proposal. The Baltic Trading special committee members discussed and considered the relative advantages and disadvantages of a sale of vessels, a debt financing, an equity financing, and a strategic combination with another company. Blackstone informed the Baltic Trading special committee members that it had not yet received detailed information from either Company A or Company B. Blackstone provided an overview of Genco's proposal based on its discussions with Houlihan Lokey. Blackstone noted that Genco's analysis included a $21 million reduction in Baltic Trading's NAV equal to the amount of the termination fee that was calculated to be payable under the Management Agreement should it be terminated in certain circumstances (the "Management Agreement Termination Fee"), assumed that Baltic Trading's fleet should be valued at a 6% discount to NAV, and attributed no value to Baltic Trading's NYSE listing (the "Listing Credit"). The Baltic

Trading special committee members expressed their view that the $21 million reduction for the Management Agreement Termination Fee was inappropriate in a transaction between the two companies, and that it was possible that Baltic Trading had a right to terminate the Management Agreement, without payment of any fee, as a result of Genco's recent bankruptcy proceedings and other events. The Baltic Trading special committee members also disagreed with Genco's attribution of a 6% discount to NAV, and expressed the view that Baltic Trading should receive a Listing Credit. The Baltic Trading special committee members directed Blackstone to convey those positions to Houlihan Lokey.

        The Baltic Trading board and Baltic Trading special committee held telephonic meetings on January 6, 2015 to further consider Baltic Trading's worsening liquidity position and to discuss issues surrounding dilution of Genco to under 10% share ownership in order to force a conversion of its high voting Class B Stock into one vote per share capital stock. Following a presentation by Blackstone to the Baltic Trading special committee regarding possible alternative solutions to Baltic Trading's liquidity issues, the Baltic Trading board, upon the recommendation of the Baltic Trading special committee, concluded that the sale of one or more vessels was in the best interests of Baltic Trading, and that Baltic Trading's management should commence a process to explore a vessel sale.

        The Baltic Trading special committee held a telephonic meeting on January 7, 2015 to discuss the status of discussions between Blackstone and Houlihan Lokey, and to discuss further the feasibility of diluting Genco below 10% share ownership. At the meetings, Blackstone presented a potential framework for resolving the unresolved valuation issues with the Genco special committee. The Baltic Trading special committee authorized Blackstone to contact Houlihan Lokey in order to discuss the unresolved valuation issues in accordance with that framework. In addition, the Baltic Trading special committee reviewed the Management Agreement and Baltic Trading's rights under that agreement, and the impact of issuing additional equity to dilute Genco's and its subsidiaries' ownership of Baltic Trading capital stock to below 10%. Diluting Genco below 10% share ownership, which would force the conversion of Genco's Class B Stock with 15 votes per share to ordinary voting common stock, would terminate Genco's voting control over Baltic Trading, and would potentially permit Baltic Trading to enter into a merger or other strategic transaction with a third party that Genco opposed. Blackstone discussed with the Baltic Trading special committee the magnitude of such an issuance. After considering the discussions with Kaye Scholer and Blackstone, and in light of its prior deliberations, including with respect to the Subscription Agreement, the pricing of the Baltic Trading shares and other factors, the Baltic Trading special committee members were of the view that it was not practicable to dilute Genco below 10% share ownership and, consequently, it would not be productive for the Baltic Trading special committee to solicit interest from other parties with respect to a potential business combination with Baltic Trading.

        On January 7, 2015, on behalf of the Baltic Trading special committee, representatives of Blackstone sent to representatives of Houlihan Lokey a counterproposal regarding the methodology for determining NAV that also assumed the merger would use a floating exchange ratio based on the relative NAVs of Genco and Baltic Trading but differed from the proposal set forth in Genco's November 17th proposal in the following respects: it eliminated the 6.0% discount to Baltic Trading's NAV in calculating the exchange ratio; it added $40 million as a Listing Credit; and it eliminated the Management Agreement Termination Fee.

        Also on January 7, 2015, representatives from Houlihan Lokey sent a draft non-disclosure agreement, which was prepared by Milbank Tweed in conjunction with Kramer Levin, to representatives of Blackstone for review. On the same day, a representative of Milbank Tweed sent the draft non-disclosure agreement to representatives of Kaye Scholer for review. During the next week, the parties exchanged revised drafts of the non-disclosure agreement, with the primary point at issue being the request by the Baltic Trading special committee that the non-disclosure agreement include a standstill provision restricting certain actions by Genco.

        The Baltic Trading special committee held a telephonic meeting on January 8, 2015 to receive updates from Blackstone and Kaye Scholer. Blackstone reported that the Genco special committee believed that Baltic Trading was not entitled to any Listing Credit because Genco would be able to list its stock on a national securities exchange independently, and did not need to rely on Baltic Trading's existing NYSE listing . Kaye Scholer updated the Baltic Trading special committee on its discussions with Milbank Tweed concerning the appropriate composition of the minority to be included in a "majority-of-the-minority" vote of Baltic Trading shareholders. The Baltic Trading special committee directed Kaye Scholer representatives also to discuss with Milbank Tweed the potential ability of Baltic Trading to terminate the Management Agreement, without paying the Management Agreement Termination Fee, given Genco's bankruptcy proceedings and other events. If Baltic Trading had the unilateral ability to terminate the Management Agreement without payment of the Management Agreement Termination Fee, Genco would likely be unable to reflect any Management Agreement Termination Fee in its valuation of Baltic Trading.

        Over the next few days, several conversations took place among the legal and financial advisors of the two special committees regarding the value of the Listing Credit and the amount and appropriateness of any Management Agreement Termination Fee. The legal advisors also held further discussions regarding the appropriate composition of the minority in any "majority-of-the-minority" Baltic Trading shareholder approval.

        On January 12, 2015, the Genco special committee, together with representatives from Milbank Tweed and Houlihan Lokey, met telephonically to receive an update regarding recent discussions that had taken place between the respective legal and financial advisors of the two companies. After deliberation, the Genco special committee resolved to deliver a counterproposal to the Baltic Trading special committee on the following principal terms: a 4.0% discount to Baltic Trading's NAV for purposes of determining the floating exchange ratio; removing the Listing Credit; reverting to the Genco special committee's initial proposed adjustment to Baltic Trading's NAV to account for the value of the Management Agreement Termination Fee; and proposing a transaction structure whereby Baltic Trading would merge with a subsidiary of Genco (with Baltic Trading as the surviving entity) and Genco would be the parent company following the consummation of the merger. Representatives of Houlihan Lokey, on behalf of the Genco special committee, delivered the January 12th counterproposal to representatives of Blackstone the following day.

        On January 12, 2015, Mr. Wood received an email from a representative of Company B in response to an email Mr. Wood sent on December 18, 2014 seeking more information. At a telephonic meeting held later that day, the Baltic Trading special committee authorized Mr. Wood to continue discussions with Company B. Mr. Wood updated the Baltic Trading special committee regarding his discussions with Company B during two telephonic meetings of the Baltic Trading special committee held on January 14, 2015. Mr. Wood reported that Company B was interested in engaging in a transaction with Baltic Trading valued based on the relative NAVs of the respective companies. The Baltic Trading special committee noted that a transaction with Company B would not address Baltic Trading's liquidity issues, and that an acquisition of Company B would likely require approval of Baltic Trading's shareholders, which Genco would be able to block given its voting control over Baltic Trading. The Baltic Trading special committee directed Mr. Wood not to engage in further discussions with Company B until Company B had retained a financial advisor, which Company B had indicated was in process. At the same meetings, a representative of Blackstone updated the Baltic Trading special committee on the January 12th counterproposal of the Genco special committee.

        On January 13, 2015 and at several telephonic meetings thereafter, representatives of Kaye Scholer and Milbank Tweed discussed certain issues relating to the appropriate composition of the minority in the "majority-of-the-minority" vote of Baltic Trading shareholders to approve the merger. No agreement was reached during these discussions. In addition, Kaye Scholer and Milbank Tweed negotiated the terms of the non-disclosure agreement and a related side letter to be delivered by the Genco special committee to the Baltic Trading special committee.

        On January 15, 2015, Baltic Trading and Genco signed the non-disclosure agreement. In lieu of including a standstill in the non-disclosure agreement, the Genco special committee agreed to send a letter to the Baltic Trading special committee, which was dated January 16, 2015, re-confirming that the exclusive manner in which a merger would be consummated would be subject to the non-waivable condition that it be approved by the non-Genco Baltic Trading shareholders. Kaye Scholer and Blackstone continued their respective reviews of Genco during the ensuing weeks. On the same day, the Baltic Trading special committee held a telephonic meeting to receive a presentation from Blackstone on valuation scenarios, and the Baltic Trading special committee authorized Mr. Wood to meet with Mr. Dolphin to discuss Genco's January 12th proposal, pursuant to a request Mr. Wood had received from Mr. Dolphin.

        Mr. Wood met with Mr. Dolphin in person on the evening of January 15, 2015 to discuss valuation issues. At the meeting, Mr. Wood and Mr. Dolphin agreed to further discuss the following principal transaction terms with the Baltic Trading special committee and the Genco special committee, respectively: Baltic Trading would be valued at 100% of NAV; the Listing Credit would be valued at $3 million; and Baltic Trading's NAV would be reduced by $21 million on account of the Management Agreement Termination Fee. At a telephonic meeting of the Baltic Trading special committee held the following day, the Baltic Trading special committee determined that the transaction terms discussed between Mr. Wood and Mr. Dolphin were unacceptable. As an alternative, the Baltic Trading special committee instructed Blackstone to prepare an analysis of the value that Baltic Trading shareholders might receive in the event of a liquidation of Baltic Trading. Mr. Wobensmith attended part of the meeting at the invitation of the Baltic Trading special committee to report on Baltic Trading's liquidity and current market conditions for vessel sales, and he indicated that vessel values were unpredictable but generally declining. On January 16, 2015, Mr. Terino contacted PJSC regarding the Baltic Trading special committee retaining PJSC as a second financial advisor. Thereafter, Kaye Scholer and PJSC negotiated the terms of PJSC's engagement agreement.

        The Baltic Trading special committee held a telephonic meeting on January 19, 2015 during which it received a presentation by Blackstone regarding the potential liquidation value of Baltic Trading. Mr. Georgiopoulos was present for a portion of the telephonic meeting at which a status report of the transaction was discussed. Thereafter, the Baltic Trading special committee concluded that a liquidation of Baltic Trading, assuming the sale of all of its vessels, was not in the best interests of its shareholders because of the likely protracted nature of the process, the possibility that vessel values would further decline during that process, the possibility that amounts realizable in that process would not approximate Baltic Trading's NAV and because as a result thereof Baltic Trading shareholders would no longer be able to maintain their investment in the sector. The Baltic Trading special committee considered proposing that the Management Agreement Termination Fee could be included as an asset of Genco instead of a liability of Baltic Trading (which would reduce the negative impact on the exchange ratio, as Genco's NAV was significantly higher than Baltic Trading's) and directed Blackstone to deliver to Houlihan Lokey a revised proposal that included a deduction of $6.5 million to Genco's NAV for the market value of warrants issued by Genco during its reorganization (if not cancelled as a part of the merger); a value of $8 million added to Genco's NAV attributable to the Management Agreement Termination Fee; and the allocation to Baltic Trading's NAV of an incremental value of $15 million for the Listing Credit. Blackstone delivered the revised proposal to representatives of Houlihan Lokey on January 21, 2015.

        The Baltic Trading special committee held telephonic meetings on January 22 and 23, 2015 to receive updates regarding Blackstone's discussions with Houlihan Lokey and communications received from Company B, including concerning Company B's retention of a financial advisor. The Baltic Trading special committee requested Blackstone to seek information from Company B's financial advisor. Thereafter, the financial advisor for Company B provided limited financial information regarding Company B to Blackstone.

        On January 28, 2015, the Genco special committee met telephonically, together with representatives of Milbank Tweed and Houlihan Lokey, to discuss the status of the negotiations with Baltic Trading and potential approaches for expediting the consummation of the merger and obtaining the support of Baltic Trading and the non-Genco Baltic Trading shareholders. In light of the continued deterioration of vessel values, and the disproportionate effect of such market trends on the NAV of Baltic Trading because of its substantial leverage, the Genco special committee discussed the possibility of offering an exchange ratio that was fixed on the date of entry into a definitive merger agreement (a "fixed exchange ratio"), as opposed to a floating exchange ratio, in order to provide protection to the non-Genco Baltic Trading shareholders against additional deterioration of Baltic Trading's NAV and potentially help to resolve other issues under negotiation between the two parties. At the conclusion of the meeting, the Genco special committee approved the delivery of a counterproposal to the Baltic Trading special committee premised on a fixed exchange ratio of 0.216. Representatives of Houlihan Lokey communicated this proposal to representatives of Blackstone on January 30, 2015.

        In late January, the financial advisor for Company B contacted Blackstone with summary background information regarding Company B. Blackstone updated the Baltic Trading special committee regarding this information at telephonic meetings of the Baltic Trading special committee held in early February. The Baltic Trading special committee determined, in light of the Baltic Trading special committee's prior deliberations concerning the issues associated with a transaction with Company B, it was not in the best interests of Baltic Trading and its shareholders for the Baltic Trading special committee to continue discussions with Company B at that time. Company A did not, after it indicated that it desired a transaction with Baltic Trading to include Genco, provide the Baltic Trading special committee with additional information concerning its inquiry.

        At the same telephonic meetings of the Baltic Trading special committee, representatives of Blackstone provided a financial overview of the Genco special committee's counterproposal as well as the valuations of the Baltic Trading and Genco fleets. The Blackstone representatives noted that the Genco special committee's January 30th counterproposal implied an exchange ratio that was higher than the exchange ratio implied by its prior proposal, but that the proposed exchange ratio still implied a substantial discount to Baltic Trading's NAV. The Baltic Trading special committee members were in favor of a fixed exchange ratio, given that industry-wide vessel values were deteriorating, and that Baltic Trading's significant indebtedness would likely cause Baltic Trading's NAV to decline at a greater rate than Genco's. Agreeing upon an overall fixed exchange ratio without individual components also presented a means of breaking the negotiating impasse between the parties over the appropriate value to be attributed to any Listing Credit or the Management Agreement Termination Fee. The Baltic Trading special committee directed Blackstone to propose to Houlihan Lokey and the Genco special committee a fixed exchange ratio of 0.238, which was communicated by representatives of Blackstone to representatives of Houlihan Lokey on February 3, 2015.

        Throughout February, representatives of Blackstone, under the direction of the Baltic Trading special committee, and representatives of Houlihan Lokey, under the direction of the Genco special committee, engaged in numerous communications regarding the fixed exchange ratio. In late February, representatives of Houlihan Lokey, at the direction of the Genco special committee, proposed a fixed exchange ratio of 0.2265. At a telephonic meeting of the Baltic Trading special committee held on February 23, 2015, the Baltic Trading special committee determined that the proposed exchange ratio was within an acceptable range, subject to further analysis. On February 27, 2015, representatives of Blackstone, on behalf of the Baltic Trading special committee, indicated to representatives of Houlihan Lokey that such exchange ratio was acceptable.

        On February 27, 2015, representatives of Kaye Scholer and Milbank Tweed engaged in negotiations regarding various terms of the proposed merger. At that telephonic meeting, Milbank Tweed informed Kaye Scholer that the Genco special committee had become concerned that volatility in vessel prices could result in significant changes to the relative NAVs of Genco and Baltic Trading during the period between signing and closing of the merger agreement and that, although the Baltic Trading shareholders would have an opportunity to vote against the merger in the event that such changes were adverse to Baltic Trading as a result of the fixed exchange ratio, Genco shareholders would not have an opportunity to approve or reject the merger. Representatives of Milbank Tweed indicated that, as a condition to closing, the Genco special committee required that the Genco shareholders approve the merger.

        At telephonic meetings of the Baltic Trading special committee held in late February, the Baltic Trading special committee considered the current status of efforts of Baltic Trading's management to sell two vessels and the liquidity issues faced by Baltic Trading. The Baltic Trading special committee determined that it should become more actively involved in the vessel sale process. The Baltic Trading board adopted resolutions to expand the authority of the Baltic Trading special committee to cover certain aspects of the vessel sale process on March 11, 2015.

        In early March, at the direction of the Baltic Trading special committee, representatives of Kaye Scholer discussed with representatives of Milbank Tweed the views of the Baltic Trading special committee that if Genco insisted on conditioning the merger on receipt of approval by Genco's shareholders, then Centerbridge and another substantial Genco shareholder should be required to enter into voting agreements in support of the merger. Representatives of Milbank Tweed indicated that the only likely commitment that could be secured from Genco shareholders without significant delay was from Centerbridge, because of Centerbridge's representation on the Genco board and its awareness of the ongoing discussions between the parties.

        At a telephonic meeting of the Baltic Trading special committee held on March 9, 2015, Mr. Wobensmith advised the Baltic Trading special committee that Baltic Trading management was in the process of soliciting offers for vessels. Mr. Wobensmith advised the Baltic Trading special committee that Baltic Trading management (in consultation with Mr. Wood, the chairman of the Baltic Trading special committee) had invited the Genco special committee to make an offer for vessels but had not yet received an offer from the Genco special committee.

        On March 10, 2015, members of the Genco special committee (with Messrs. Leffell and Dolphin present in person, and Mr. Ashby present via telephone) and members of the Baltic Trading special committee (with Messrs. Perrin, Wood and Terino present in person and Mr. Mavroleon present via telephone) met at Milbank Tweed's offices in New York City to negotiate outstanding issues. At the meeting, the parties confirmed that a fixed exchange ratio of 0.2265 was acceptable to both parties. The parties also agreed on the outside date for completion of the merger, that Genco would use commercially reasonable efforts to expand the Genco board to include one member of the Baltic Trading special committee (which would not be a condition to completion of the merger), and that Genco would be willing to purchase two Baltic Trading vessels in order to address Baltic Trading's liquidity issues. The parties also agreed that the merger would be conditioned on approval by holders of a majority of the voting power of Baltic Trading common stock and Class B Stock, and by a majority of the voting power of the Baltic Trading common stock held by the non-Genco Baltic Trading shareholders. Further, it was agreed between the parties that Centerbridge would be the only Genco shareholder asked to execute a voting agreement with respect to its Baltic Trading and Genco shares for the reasons previously discussed by the parties' legal advisors.

        At a telephonic meeting of the Baltic Trading special committee on March 11, 2015, the Baltic Trading special committee decided to engage PJSC to act as its financial advisor and for purposes of delivering a fairness opinion with respect to the merger. The Baltic Trading special committee had deferred the retention of a second financial advisor until it appeared more likely that a merger agreement with Genco would be entered into, in an effort to control transaction costs. At that meeting, the Baltic Trading special committee also received a report from Mr. Wobensmith regarding the contemplated vessel sales, the indications of interest received for the vessels in the marketplace and the likely reactions of Baltic Trading's lenders to the merger.

        On March 12, 2015, Milbank Tweed forwarded to Kaye Scholer an initial draft of the merger agreement. At the direction of the Baltic Trading special committee, Kaye Scholer delivered comments to Milbank Tweed on March 17, 2015, and participated in multiple calls with representatives of Milbank Tweed throughout March regarding outstanding issues under the merger agreement.

        At a March 16, 2015 telephonic meeting of the Baltic Trading special committee, Kaye Scholer described the various issues remaining under the draft merger agreement and the Baltic Trading special committee provided direction to Kaye Scholer as to how to resolve those issues. Kaye Scholer reported regarding certain of the due diligence issues relating to the merger, including those relating to certain conditions to the merger. On March 19, 2015, the Baltic Trading special committee held a telephonic meeting to discuss the vessel sales and the related marketing efforts and valuations. Messrs. Georgiopoulos and Wobensmith attended that meeting and reported to the Baltic Trading special committee regarding the vessel sales efforts.

        After discussions with Mr. Wobensmith on behalf of Baltic Trading, the Genco special committee explored the possibility of purchasing two of Baltic Trading's vessels. On March 17, 2015, the Genco board expanded the authority of the Genco special committee to allow the Genco special committee to engage in negotiations with Baltic Trading with respect to the purchase of two of Baltic Trading's vessels, subject to the Genco board's final authority to approve such purchase. Negotiations relating to the vessel sale transaction and the stock purchase agreement relating thereto (the "Stock Purchase Agreement") continued in parallel with discussions regarding the merger through April 7, 2015.

        During the weeks of March 16 and 23, Kaye Scholer and Milbank Tweed continued to negotiate the terms of the merger agreement and other transaction documents. Among the provisions that were unacceptable to the Baltic Trading special committee were the provision of a fixed termination fee for which Baltic Trading would be liable following termination of the merger agreement under a broad set of circumstances relating to a change in the Baltic Trading board's recommendation of the merger to its shareholders and failure of the Baltic Trading shareholders to approve the merger. Following discussions between the parties' legal advisors, the Baltic Trading special committee and the Genco special committee agreed to remove the fixed termination fee in exchange for an agreement to reimburse expenses up to a maximum amount of $3.25 million, payable by each party under certain circumstances, including a failure of its shareholders to approve the merger and, in the case of Genco, if the merger agreement had been terminated as a result of Genco's material breach of the Stock Purchase Agreement.

        On March 23, 2015, the Genco board met telephonically to discuss the merger agreement and the terms of the merger, as well as the potential purchase of the two vessels from Baltic Trading. At a telephonic meeting of the Baltic Trading special committee held on the same day, Mr. Wood reported to the Baltic Trading special committee that Mr. Dolphin, on behalf of the Genco special committee, had communicated to Mr. Wood that Genco was willing to purchase two vessels from Baltic Trading for an aggregate purchase price equal to the aggregate appraised value provided by an independent valuation firm of the two vessels. However, Genco was reevaluating the proposed exchange ratio in light of the vessel sales and the continued deterioration of vessel values in the vessel marketplace. The Baltic Trading special committee requested that Blackstone update its analysis of the valuations of the two companies in order to take into account the proposed vessel sales. Mr. Wobensmith reported on the impact of the contemplated vessel sales in the vessel marketplace, in particular on the market value of other vessels, and on Baltic Trading's lenders and credit agreements. It was contemplated that the vessel sales to Genco would likely be accomplished through the sale of the two single purpose entities that own those vessels, with the loans to those entities remaining in place, and that Genco would replace Baltic Trading as the guarantor of those loans.

        At a telephonic meeting of the Baltic Trading special committee held on March 25, 2015, Mr. Wood informed the Baltic Trading special committee that, based on communications with Mr. Dolphin, Genco was willing to purchase the two vessels (through the acquisition of the single purpose entities that owned the vessels) for an aggregate price of $68.5 million (reduced by the amount of debt and other liabilities of the single purpose entities), but would require a decrease in the fixed exchange ratio to 0.216. Representatives of Blackstone advised the Baltic Trading special committee that the proposed revised exchange ratio was more favorable to Baltic Trading's shareholders than the exchange ratio implied by the NAVs of the two companies, determined based on the appraised values of their vessels, and assuming completion of the sale of the two vessels at an aggregate price of $68.5 million (reduced by the amount of debt and other liabilities of the single purpose entities that owned these vessels). The Baltic Trading special committee was of the view that the revised exchange ratio was acceptable, but directed Mr. Wood to negotiate with Mr. Dolphin to attempt to eliminate the closing condition that Genco's shareholders approve the merger. The members of the Baltic Trading special committee expressed the view that, subject to further due diligence regarding the vessel sale process and appraisals, a sale of the two vessels to Genco was favorable to Baltic Trading because such a sale would address Baltic Trading's immediate liquidity issues and the sale to Genco could be accomplished more expeditiously and with greater certainty of being consummated (and with lower transaction costs) than a sale to a third party. The $68.5 million purchase price offered by Genco implied a higher offer price than Baltic Trading management had received with respect to these vessels and the Baltic Trading special committee concluded preliminarily that it was favorable to Baltic Trading in light of current vessel valuations in the industry, the offers which it understood had resulted from the marketing of these vessels as well as the appraisals of these vessels. The Baltic Trading special committee determined that the Stock Purchase Agreement should be executed at the same time as the merger agreement and be consummated quickly after execution. At the same meeting, Kaye Scholer provided an update to the Baltic Trading special committee regarding the negotiations of the merger agreement and the voting agreement.

        Throughout the remainder of March and in early April, the parties continued to negotiate the remaining open terms of the merger agreement and other transaction documents. Mr. Wood held a call with Mr. Dolphin on March 26, 2015 to discuss eliminating the condition that Genco shareholders approve the merger but Mr. Dolphin indicated that the Genco special committee would not agree to this request.

        On March 27, 2015, the Baltic Trading special committee held two telephonic meetings. At these meetings, Mr. Wood reported on his discussions with Mr. Dolphin relating to elimination of the condition relating to Genco shareholder approval. Mr. Wobensmith reported on Baltic Trading's financial and liquidity situation and the anticipated use of proceeds from the contemplated vessel sales. Mr. Georgiopoulos attended one of these telephonic meetings, at which he reported regarding Baltic Trading's management's vessel marketing efforts. The Baltic Trading special committee also requested detailed information regarding the valuation of the vessels to be sold and the efforts to market these vessels. In response to this request, the Baltic Trading special committee received a due diligence report as to Baltic Trading's management's marketing efforts with respect to such vessels, including that this effort had involved brokers and the solicitation of multiple potential purchasers, which had resulted in multiple inspections of Baltic Trading vessels. The highest indication of interest that resulted from this effort was a preliminary offer of $31 million for one vessel. Kaye Scholer also reported as to the negotiations of the transaction-related agreements and the Baltic Trading special committee provided guidance as to the resolution of the remaining issues. On the same day, the Genco special committee and the Genco board each met telephonically to review the terms of the merger, the vessel sale transaction and related matters. Upon review of such terms, the Genco special committee confirmed its support of the merger and the vessel sale transaction on the terms discussed.

        On April 2, 2015, the Genco special committee, together with representatives from Houlihan Lokey and Milbank Tweed, met telephonically to review and approve the merger agreement, the Stock Purchase Agreement, and the transactions contemplated by each of those agreements. At the meeting, representatives of Milbank Tweed reviewed with the members of the Genco special committee the substantially final terms of the draft merger agreement and the draft Stock Purchase Agreement. Representatives of Houlihan Lokey then presented materials and rendered its oral opinion to the Genco special committee, which was later confirmed by delivery of a separate written opinion, dated April 7, 2015, that, as of such date, and subject to the assumptions made, procedures followed, matters and factors considered and limitations and qualifications on the review undertaken set forth in each such opinion, the 0.216 exchange ratio was fair, from a financial point of view, to Genco (the "Houlihan Lokey Fairness Opinion"). The members of the Genco special committee determined that the merger and the exchange of Baltic Trading shares for Genco shares in connection with the merger, the merger agreement, the Stock Purchase Agreement, the voting agreement, and the transactions contemplated by each of the foregoing, including the exchange of Baltic Trading shares for Genco shares in connection with the merger and the vessel sale transaction pursuant to the Stock Purchase Agreement, are advisable and in the best interests of Genco and its shareholders, and unanimously voted to recommend that the Genco board approve the merger agreement and the other transactions with Baltic Trading as well as the voting agreement and approved of various related matters.

        Later on April 2, 2015, the Genco board, together with representatives from Houlihan Lokey, Kramer Levin and Milbank Tweed, met telephonically to consider and approve the merger, the Stock Purchase Agreement and the transactions contemplated thereby. At such meeting, representatives from Milbank Tweed reviewed with the Genco board members the substantially final terms of the draft merger agreement and the draft Stock Purchase Agreement. Representatives from Houlihan Lokey then presented materials and rendered the Houlihan Lokey Fairness Opinion. The Genco board determined that the merger and the exchange of Baltic Trading shares for Genco shares in connection with the merger, the merger agreement, the Stock Purchase Agreement, the voting agreement, and the transactions contemplated by each of the foregoing, including the exchange of Baltic Trading shares for Genco shares in connection with the merger and the vessel sale transaction pursuant to the Stock Purchase Agreement, were advisable and in the best interests of Genco and its shareholders, and unanimously resolved (other than Mr. Georgiopoulos, who abstained given his role as a member of the Baltic Trading board) to recommend to Genco shareholders the adoption and approval of the merger agreement and approval of the merger.

        The Baltic Trading special committee held a meeting at the offices of Kaye Scholer in New York City on April 2, 2015. At the meeting, representatives of Kaye Scholer reviewed for the members of the Baltic Trading special committee their fiduciary duties under applicable law. Representatives of Blackstone provided a financial review of the merger and indicated that they would be prepared to deliver an opinion as to the fairness of the exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders. Representatives of PJSC also provided a financial review of the merger and indicated that they would be prepared to deliver an opinion as to the fairness of the exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders. Representatives of Kaye Scholer then reviewed with the Baltic Trading special committee the terms of the merger agreement, the Stock Purchase Agreement and the other transaction documents provided to them prior to the meeting, the fact that the consent of certain of Baltic Trading's lenders was required in order to engage in the vessel sale, and the draft resolutions that the Baltic Trading special committee would consider adopting at a meeting relating to the approval of the merger, the Stock Purchase Agreement, and related matters. The Baltic Trading special committee determined to withhold its approval of the merger, the Stock Purchase Agreement and related matters until there was more certainty as to when the consent of its lenders to the sale of the two vessels would be obtained.

        The parties finalized the remaining terms of the merger agreement, the Stock Purchase Agreement and other transaction documents on April 6, 2015.

        At a telephonic meeting of the Baltic Trading special committee held on April 7, 2015, the Baltic Trading special committee members were informed as to resolution of the remaining issues under the merger agreement, the Stock Purchase Agreement and the other transaction documents, final drafts of which were provided to the Baltic Trading committee members prior to such meeting, and the fact that the requisite lender consents were obtained. At such meeting, a representative of Blackstone rendered an oral opinion to the Baltic Trading special committee, which was subsequently confirmed by delivery of a written opinion dated April 7, 2015, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, factors considered and limitations on the review undertaken by Blackstone in rendering its opinion, the 0.216 exchange ratio was fair, from a financial point of view, to the non-Genco Baltic Trading shareholders. See the section captioned "Opinions of Financial Advisors to the Baltic Trading Special Committee—Opinion of Blackstone" beginning on page 88 of this joint proxy statement/prospectus. At such meeting, a representative of PJSC also rendered an oral opinion to the Baltic Trading special committee, which was subsequently confirmed by delivery of a written opinion dated April 7, 2015, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications described in the opinion, the 0.216 exchange ratio was fair to the non-Genco Baltic Trading shareholders from a financial point of view. See the section captioned "Opinions of Financial Advisors to the Baltic Trading Special Committee—Opinion of PJSC" beginning on page 95 of this joint proxy statement/prospectus. Following discussion at such meeting, the members of the Baltic Trading special committee unanimously voted to recommend that the Baltic Trading board approve the merger agreement and the other transactions with Genco as well as the voting agreement and approved of various related matters. Immediately following the conclusion of the Baltic Trading special committee meeting, a telephonic meeting of the Baltic Trading board was convened to consider the merger and related matters. The members of the Baltic Trading board, by unanimous vote of all directors other than Mr. Georgiopoulos (who abstained given his role as a member of the Genco board), approved and declared advisable the merger agreement and the merger, and approved the other transactions with Genco, the voting agreement with Centerbridge and various related matters, including an amendment to the Baltic Trading by-laws to provide for an exclusive jurisdiction for, among other things, certain disputes with respect to Baltic Trading.

        Later on April 7, 2015, the parties executed the merger agreement and the Stock Purchase Agreement, and the parties and Centerbridge executed the voting agreement. On April 8, 2015, the vessel sale was consummated and Genco and Baltic Trading publicly released a joint announcement regarding the merger and related matters.

Recommendation of the Baltic Trading Special Committee and the Baltic Trading Board; Baltic Trading's Reasons for the Merger

        THE BALTIC TRADING BOARD, UPON THE UNANIMOUS RECOMMENDATION OF THE BALTIC TRADING SPECIAL COMMITTEE, UNANIMOUSLY (WITH PETER C. GEORGIOPOULOS ABSTAINING BECAUSE HE ALSO SERVES AS A DIRECTOR OF GENCO) RECOMMENDS THAT BALTIC TRADING SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT (ITEM NO. 1 ON THE ENCLOSED BALTIC TRADING PROXY CARD).

  Recommendation of the Baltic Trading special committee

        On April 7, 2015, following the extensive process described in "Background of the Merger", the Baltic Trading special committee unanimously adopted resolutions determining that the merger agreement and the merger are advisable, fair to and in the best interest of Baltic Trading and the non-Genco Baltic Trading shareholders, and recommending that the Baltic Trading board approve the merger agreement and submit the merger agreement to the Baltic Trading shareholders for their approval and adoption.

        In reaching its determination to recommend that the Baltic Trading board approve the merger agreement, the Baltic Trading special committee considered numerous factors in consultation with its outside legal and financial advisors and Baltic Trading's management, including the following material factors and benefits of the merger, each of which the Baltic Trading special committee believed supported its determinations:

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  the knowledge of the members of the Baltic Trading special committee of Baltic Trading's business, financial condition (including liquidity related issues), results of operations, industry, competitors, and prospects as a stand-alone company;

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  the knowledge of the members of the Baltic Trading special committee of Genco's business, financial condition, results of operations, industry, competitors, and prospects, and the due diligence review of Genco and its business conducted by the Baltic Trading special committee's legal and financial advisors;

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  the fact that the non-Genco Baltic Trading shareholders would receive shares of Genco common stock in the merger, which would enable them to participate in any appreciation in the price of Genco shares that might result from the merger;

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  the view of the Baltic Trading special committee that the Genco exchange ratio was largely determined based on the respective NAVs of Baltic Trading and Genco and that having a fixed exchange ratio in the merger would protect Baltic Trading shareholders if industry-wide fleet values were to continue to decrease (because, if there occurs an industry-wide decline in fleet values, the significant leverage of Baltic Trading is likely to cause Baltic Trading's share price to decrease by a greater percentage than Genco's share price);

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  the view of the Baltic Trading special committee that the Genco exchange ratio reflects a premium to the exchange ratio implied by Baltic Trading's NAV as compared to Genco's NAV;

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  the potential operational and strategic benefits that might be obtained from combining the two companies, including the following:

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  the enhanced liquidity and greater cash flows of the combined company, which would position the combined company for future growth and enhance the combined company's ability to make distributions to its shareholders, relative to what Baltic Trading could achieve on its own;

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  the improved balance sheet of the combined company as compared to Baltic Trading's, which would likely give the combined company better access to capital markets and provide it with a greater opportunity to pursue strategic opportunities;

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  the belief of the Baltic Trading special committee that the merger would enable the combined entity to be a stronger global competitor in the drybulk shipping market, as a result of its larger and more diversified fleet and larger market presence; and

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  the greater size of the combined company relative to Baltic Trading would mean that the combined company would have more leverage in its negotiations with customers, suppliers and other third parties with which it does business;

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  the expectation that combining Baltic Trading and Genco would create efficiencies, such as the following:

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  simplifying management and corporate structure, including by eliminating duplicative board structures and other inefficiencies associated with managing intercompany issues under the Management Agreement and an omnibus agreement, dated as of March 15, 2010, between Genco and Baltic Trading;

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  eliminating the costs associated with the Management Agreement; and

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  eliminating duplicative public company reporting regimes, which may reduce costs;

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  the Baltic Trading special committee's view that the merger is more favorable to non-Genco Baltic Trading shareholders than the possible alternatives to the merger, particularly in light of the following:

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  the challenges associated with continuing to operate as an independent company, given the depressed state of the drybulk shipping industry due to excess capacity and macroeconomic factors;

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  the view of the Baltic Trading special committee that the merger, coupled with the transactions under the Stock Purchase Agreement, represented a better and more complete solution to Baltic Trading's immediate and longer-term liquidity issues than other options, including additional vessel sales or debt or equity financing transactions;

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  the fact that the inquiries of Company A and Company B were unlikely to result in transactions beneficial to Baltic Trading, because Company A indicated that it would not engage in a transaction with Baltic Trading unless Genco were involved in the transaction, and Company B was highly leveraged and therefore a transaction with Company B would not address Baltic Trading's liquidity issues (and would likely require Genco's approval);

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  the fact that Genco had indicated it would not support an alternative transaction, and the Baltic Trading special committee's belief that Genco would have the ability to block many types of alternative transactions because of its indirect ownership of 64.6% of the voting power of Baltic Trading stock; and

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  the view of the Baltic Trading special committee that a liquidation of Baltic Trading was not in the best interests of the non-Genco Baltic Trading shareholders, in light of the length of time it would take to accomplish and the risk to shareholders regarding the amount they would receive in the liquidation as compared to the consideration they will receive in the merger;

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  the view of the Baltic Trading special committee that it was not in the best interests of the non-Genco Baltic Trading shareholders to pursue a transaction that would dilute Genco's share ownership in order to cause the Class B Stock with 15 votes per share held by Genco and its subsidiaries in Baltic Trading to convert to Baltic Trading common stock with one vote per share, and thus remove Genco's ability to block many types of transactions, in light of the following:

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  such a transaction would be impracticable, given, among other things, the likely pricing at which Baltic Trading would be able to sell stock, the amount of stock that would have to be issued in light of the substantial holding of Baltic Trading stock that Genco and its affiliates beneficially hold, and Genco's entitlement to receive pursuant to the Subscription Agreement, without payment of any consideration, additional Class B Stock equal to two percent of the number of shares of Baltic Trading common stock issued by Baltic Trading in any future share issuance;

    •
    the fact that the Management Agreement provides Genco the right to terminate the Management Agreement and receive a large termination fee following a change of control of Baltic Trading; and

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    the belief of the Baltic Trading special committee that other potential parties that might be interested in a transaction with Baltic Trading would be unlikely to be interested in pursuing a transaction without the approval of Genco on terms and on a time frame that was acceptable to the Baltic Trading special committee;

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  the fact that the terms of the merger agreement and the Stock Purchase Agreement were determined through arm's length negotiations between the Baltic Trading and Genco special committees and their respective legal and financial advisors;

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  the fact that the Centerbridge Shareholders executed the voting agreement pursuant to which such shareholders agreed to vote in favor of the merger;

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  the opinion of Blackstone received by the Baltic Trading special committee, dated April 7, 2015, to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, factors considered and limitations on the review undertaken by Blackstone in rendering the opinion, the Genco exchange ratio was fair, from a financial point of view, to the non-Genco Baltic Trading shareholders. The full text of the written opinion of Blackstone, dated April 7, 2015, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference;

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  PJSC's opinion received by the Baltic Trading special committee, dated April 7, 2015, to the effect that, as of that date and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the Genco exchange ratio was fair, from a financial point of view, to the non-Genco Baltic Trading shareholders. The full text of PJSC's written opinion, dated April 7, 2015, is attached as Appendix D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference;

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  the fact that the combined company would have a shareholder base and aggregate market capitalization that was larger than Baltic Trading alone, which would be likely to result in an increased public float, greater stockholder liquidity, and improved analyst coverage;

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  the condition to completion of the merger that the Genco common stock be authorized for listing on the NYSE;

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  the fact that Baltic Trading would only be liable for expense reimbursement in an amount not in excess of $3.25 million, and would not be liable for any other termination fee, if the Baltic Trading board were to change its recommendation in order to recommend a superior proposal;

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  the ability of Baltic Trading to terminate the merger agreement and receive reimbursement of its expenses in an amount up to $3.25 million in specified circumstances, including if Baltic Trading were to terminate the Stock Purchase Agreement following Genco's material breach thereof;

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  the Baltic Trading special committee's belief that the merger would be completed in a timely fashion and without significant delays for regulatory matters and third party consents;

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  the fact that in connection with entering into the merger agreement, Genco agreed to enter into the Stock Purchase Agreement and engage in the Company Vessel Sale (as defined in the section captioned "The Merger Agreement") at a price that the Baltic Trading special committee believes exceeds that which could have been otherwise realized on a timely basis in order to address Baltic Trading's immediate liquidity needs;

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  the fact that the Company Vessel Sale could be consummated more expeditiously with lower transaction costs and less execution risk as compared with a sale of vessels to a third party; and

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  the other terms and conditions of the merger agreement.

        The Baltic Trading special committee also considered a variety of risks and potentially negative factors concerning the merger agreement and the merger, including the following:

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  the possibility that certain of the cost savings anticipated for Baltic Trading and Genco as a combined company may not be achieved;

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  the possibility that Genco's growth prospects may be less than currently anticipated;

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  the fact that the non-Genco Baltic Trading shareholders will only hold approximately 13.2% of the outstanding shares of Genco common stock, and thus, after the merger, will only have a limited ability to influence the outcome of proposals at shareholder meetings of the combined company, including with respect to the election of directors;

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  the possibility that the price of Genco's common stock in the over-the-counter market may not represent the price at which it would trade were Genco listed on the NYSE, and the possibility that the price of Genco's common stock may decrease upon listing on the NYSE;

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  the fact that the Genco exchange ratio is fixed and Baltic Trading shareholders therefore cannot be certain of the dollar value of the merger consideration to be received in the merger;

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  the fact that the Genco exchange ratio is fixed and Baltic Trading shareholders, therefore, would not receive the full benefit of any industry-wide increase in vessel values prior to the closing of the merger (because, if there occurs an industry-wide increase in fleet values, the significant leverage of Baltic Trading would likely cause Baltic Trading's share price to increase by a greater percentage than Genco's share price);

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  the fact that Baltic Trading shareholders will not be entitled to appraisal rights under applicable law or Genco's second amended and restated articles of incorporation;

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  the fact that the merger is subject to the approval of Genco shareholders, even though Genco shareholder approval is not required under applicable law or Genco's second amended and restated articles of incorporation or amended and restated bylaws, and the risk that Genco's shareholders may not approve the transaction;

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  the fact that the merger is subject to the condition of the receipt of waivers or consents from Baltic Trading's lenders under its credit facilities;

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  the risks and costs to Baltic Trading if the merger is not completed, or is completed on delayed basis, given the diversion of management's time and costs incurred throughout the process;

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  the restrictions imposed under the merger agreement on the conduct of Baltic Trading's operations prior to completion of the merger;

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  the fact that the merger agreement contains provisions that limit the ability of the Baltic Trading board and Baltic Trading special committee to consider alternative transactions;

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  the fees and expenses associated with negotiating and consummating the merger and the Stock Purchase Agreement;

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  the possibility that, under the circumstances specified in the merger agreement, Baltic Trading may become liable for the costs and expenses of Genco, up to a maximum amount of $3.25 million; and

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  the risks of the type and nature described under the section captioned "Risk Factors" beginning on page 28.

        The Baltic Trading special committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger, including those discussed below, each of which it believes supports its decision as to the fairness of the merger to the non-Genco Baltic Trading shareholders:

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  the creation of the Baltic Trading special committee composed of directors who are not affiliated with Genco, and the process followed by the Baltic Trading special committee;

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  the fact that the Baltic Trading special committee was not aware of any material interests of the members of the Baltic Trading special committee in the merger, but did consider the interests described in the section captioned "Interests of Baltic Trading's Directors and Executive Officer in the Merger;

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  the fact that the merger was conditioned on approval by the holders of a majority of voting power held by the non-Genco Baltic Trading shareholders;

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  the fact that the Baltic Trading special committee made its evaluation of the merger agreement and the merger independent of management, and with the knowledge of the interests of management in the merger;

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  the fact that the Baltic Trading special committee retained Blackstone and PJSC to provide opinions to the effect that, as of April 7, 2015, and based on and subject to the various assumptions made, procedures followed, factors considered and limitations on the review undertaken in rendering the opinions, the Genco exchange ratio was fair, from a financial point of view, to the non-Genco Baltic Trading shareholders; and

  •
  the fact that the Baltic Trading special committee met numerous times during the course of negotiations and directed the negotiation process and the consideration of strategic alternatives.

Recommendation of the Baltic Trading Board

        In reaching its determination to recommend that Baltic Trading's shareholders vote for the approval and adoption of the merger pursuant to the merger agreement, Baltic Trading's board considered numerous factors, including the recommendation of the Baltic Trading special committee, as well as the above factors, benefits and adverse effects of the merger considered by the Baltic Trading special committee, which the Baltic Trading board believed supported its determinations.

        The Baltic Trading board recommends that you vote "FOR" the approval and adoption of the merger agreement and approval of the merger and "FOR" any adjournment of the Baltic Trading Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and approve the merger at the time of the Baltic Trading Annual Meeting.

        This discussion of the information and factors considered by each of the Baltic Trading special committee and the Baltic Trading board includes the material positive and negative factors considered by the Baltic Trading special committee and/or the Baltic Trading board, but is not intended to be exhaustive and may not include all of the factors considered by the Baltic Trading special committee and/or the Baltic Trading board, or any individual. Neither the Baltic Trading special committee nor the Baltic Trading board undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and did not quantify or assign any relative or specific weights to the various factors that it considered in making its ultimate decision. Rather, each of the Baltic Trading special committee and the Baltic Trading board conducted an overall analysis of the factors described above. In addition, individual members of each of the Baltic Trading special committee and the Baltic Trading board may have given different weight to different factors.

Opinions of Financial Advisors to the Baltic Trading Special Committee

Opinion of Blackstone

        Pursuant to an engagement letter dated as of December 15, 2014, the Baltic Trading special committee engaged Blackstone to serve as the Baltic Trading special committee's financial advisor in connection with the merger and to render to the Baltic Trading special committee an opinion as to the fairness of the Genco exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders. At the meeting of the Baltic Trading special committee on April 7, 2015, Blackstone rendered to the Baltic Trading special committee its opinion to the effect that, as of that date and based on and subject to the various assumptions made, procedures followed, factors considered and limitations on the review undertaken by Blackstone in rendering its opinion, the Genco exchange ratio was fair, from a financial point of view, to the non-Genco Baltic Trading shareholders.

        The full text of the written opinion of Blackstone, dated April 7, 2015, which sets forth the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Blackstone in rendering its opinion, is attached as Appendix C to this joint proxy statement/prospectus. The Baltic Trading special committee encourages Baltic Trading's shareholders to read the opinion carefully and in its entirety. Blackstone's opinion was limited to the fairness of the Genco exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Blackstone's opinion was addressed to the Baltic Trading special committee and does not constitute a recommendation to any holder of Baltic Trading common stock as to how such holder should vote with respect to the merger or any other matter. The summary of Blackstone's opinion set forth in this joint proxy statement/prospectus is qualified by reference to the full text of the opinion.

        In arriving at its opinion, Blackstone, among other things:

  •
  Reviewed certain publicly available information concerning the business, financial condition, and operations of Baltic Trading and Genco that Blackstone believed to be relevant to its inquiry.

  •
  Reviewed certain internal information concerning the business, financial condition, and operations of Baltic Trading and Genco prepared and furnished to Blackstone by the management of Baltic Trading and Genco, respectively, that Blackstone believed to be relevant to its inquiry.

  •
  Reviewed certain internal financial analyses, estimates and forecasts relating to Baltic Trading and Genco, prepared and furnished to Blackstone by the management of Baltic Trading and Genco, respectively, which related solely to certain projected expenses under the Management Agreement and Genco's agency agreement with MEP (the "Expense Analyses").

  •
  Reviewed most recently available appraisals prepared by three third-party appraisal firms (VesselsValue.com ("VesselsValue"), Marsoft, Inc. ("Marsoft") and Clarkson Valuations Limited ("Clarksons")) with regard to the fleets owned by Baltic Trading and Genco (collectively, the "Third Party Appraisals").

  •
  Reviewed the publicly available audited financial statements of Baltic Trading and Genco for the fiscal year ended December 31, 2014.

  •
  Held discussions with members of senior management of Baltic Trading and Genco concerning their evaluations of the merger and their respective businesses, operating and regulatory environments, financial condition, prospects, and strategic objectives, as well as such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

  •
  Reviewed the historical market prices and trading activity for Baltic Trading common stock and Genco common stock.

  •
  Compared certain publicly available financial and stock market data for Baltic Trading and Genco with similar information for certain other publicly traded companies that Blackstone deemed to be relevant.

  •
  Reviewed the draft merger agreement, dated April 7, 2015.

  •
  Performed such other financial studies, analyses and investigations, and considered such other matters as Blackstone deemed necessary or appropriate for purposes of rendering its opinion.

        In preparing its opinion, at the direction of the Baltic Trading special committee, Blackstone relied without assuming responsibility or liability for independent verification upon the accuracy and completeness of all financial and other information that is available from public sources and all Expense Analyses and other information provided to Blackstone by Baltic Trading and Genco or otherwise discussed with or reviewed by or for Blackstone. Blackstone assumed with the consent of the Baltic Trading special committee that the Expense Analyses and the assumptions underlying them, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent Baltic Trading's management's and Genco's management's best estimates and judgments as of the date of their preparation. Blackstone assumed at the direction of the Baltic Trading special committee no responsibility for and expressed no opinion as to such Expense Analyses, or the assumptions on which they are based. With regard to the Third Party Appraisals, Blackstone assumed with the consent of the Baltic Trading special committee that the Third Party Appraisals provide an appropriate basis for evaluating Baltic Trading and Genco, and Blackstone relied upon, without independent verification of, such Third Party Appraisals in preparing its opinion. Blackstone also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Baltic Trading or Genco since the respective dates of the last financial statements made available to Blackstone. Blackstone further relied with the consent of the Baltic Trading special committee upon the assurances of the management of Baltic Trading and Genco that they are not aware of any facts that would make the information and projections provided by them, including the Third Party Appraisals, inaccurate, incomplete or misleading.

        Blackstone was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by Blackstone, nor was Blackstone furnished with any such verification, and Blackstone did not assume any responsibility or liability for the accuracy or completeness thereof. Blackstone did not conduct a physical inspection of any of the properties or assets of Baltic Trading or Genco. Blackstone did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Baltic Trading or Genco, nor was Blackstone furnished with any such evaluations or appraisals, other than the Third Party Appraisals, nor did Blackstone evaluate the solvency of Baltic Trading or Genco under any state or federal laws.

        Blackstone also assumed with the consent of the Baltic Trading special committee that the final executed form of the merger agreement would not differ in any material respects from the latest draft provided to Blackstone and the consummation of the merger will be effected in accordance with the terms and conditions of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Baltic Trading or Genco or the contemplated benefits of the merger. In this regard, Blackstone assumed with the consent of the Baltic Trading special committee that the Company Vessel Sale will be consummated prior to the consummation of the merger. Blackstone is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of the Baltic Trading special committee and its legal, tax and regulatory advisors with respect to such matters.

        In arriving at its opinion, Blackstone was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Baltic Trading or its assets. Blackstone's opinion does not take into account the relative merits of the merger as compared to any other business plan or opportunity that might be available to Baltic Trading or the effect of any other arrangement in which Baltic Trading might engage. Blackstone's opinion is limited to the fairness of the Genco exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders, and Blackstone expressed no opinion as to the fairness of the Genco exchange ratio to the holders of any other class of securities, creditors or other constituencies of Baltic Trading or as to the underlying decision by Baltic Trading to engage in the merger. Blackstone's opinion does not address any other aspect or implication of the merger, the merger agreement, or any other agreement or understanding entered into in connection with the merger or otherwise, including without limitation the terms of the Company Vessel Sale or the Stock Purchase Agreement. Blackstone also expressed no opinion as to the fairness of the amount or nature of the compensation to any of Baltic Trading's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the non-Genco Baltic Trading shareholders or otherwise. Blackstone's opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Blackstone, as of the date of its opinion. Blackstone did not express any opinion as to the prices or trading ranges at which Baltic Trading common stock or Genco common stock will trade at any time. Furthermore, Blackstone expressed no opinion as to the impact of the merger on the solvency or viability of Genco or the ability of Genco to pay its obligations when they become due or as to what value of shares of Genco common stock will be when issued to holders of Baltic Trading common stock.

        Blackstone's opinion does not constitute a recommendation to any holder of Baltic Trading common stock as to how such holder should vote with respect to the merger or any other matter. Blackstone assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Blackstone's opinion was approved by a fairness committee in accordance with established procedures.

        The Genco exchange ratio pursuant to the merger agreement was determined through negotiations between the Baltic Trading special committee and the Genco Special Committee and was approved by the Baltic Trading special committee. Blackstone provided advice to the Baltic Trading special committee during these negotiations, but did not suggest that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. In addition, Blackstone's opinion and its presentation to the Baltic Trading special committee were one of many factors taken into consideration by the Baltic Trading special committee in deciding to approve the merger. Consequently, the analyses as described below should not be viewed as determinative of the opinion of the Baltic Trading special committee with respect to the Genco exchange ratio or of whether the Baltic Trading special committee would have been willing to agree to a different exchange ratio.

Summary of Financial Analyses

        In accordance with customary investment banking practice for the industry in which Baltic Trading and Genco operate, Blackstone employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses contained in the presentation that was made by Blackstone to the Baltic Trading special committee on April 7, 2015 and that were utilized by Blackstone in connection with providing its opinion. The financial analyses summarized below were based on the Third Party Appraisals and other financial information prepared and furnished to Blackstone by the managements of Baltic Trading and Genco, respectively. The following summary does not purport to be a complete description of the financial analyses performed by Blackstone. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Blackstone's financial analyses. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 6, 2015, and is not necessarily indicative of current or future market conditions. The financial analyses summarized below for Baltic Trading and Genco are pro forma for the Company Vessel Sale. In reaching its opinion, Blackstone considered the totality of the factors and analyses performed and relied primarily on the Net Asset Value analyses summarized below.

Net Asset Value Analyses

        Blackstone performed a net asset value ("NAV") analysis for Baltic Trading on a standalone basis based on financial and other information provided by Baltic Trading management and on the fleet asset valuations set forth in the Third Party Appraisals prepared by VesselsValue, Marsoft and Clarksons, which appraised the vessels comprising Baltic Trading's fleet at approximately $211 million, $239 million, and $229 million, respectively. After adding the amount of Baltic Trading's cash and cash equivalents, net working capital, the estimated value of Baltic Trading's contracted vessels under construction ("newbuild vessels"), and subtracting Baltic Trading's total indebtedness and estimated remaining capital expenditures for the newbuild vessels, this analysis resulted in an estimated NAV for Baltic Trading, using the three appraised values summarized above, of approximately $98 million, $125 million, and $119 million, respectively. Taking into account the number of shares of Baltic Trading common stock outstanding as of April 6, 2015 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in an implied NAV per share of Baltic Trading common stock of approximately $1.66, $2.13, and $2.04, respectively, as follows:

(in millions)	VesselsValue	Marsoft	Clarksons(1)
Fleet Appraisal Value	$211	$239	$229
Plus: Cash and Cash Equivalents	$49	$49	$49
Plus: Net Working Capital	$3	$3	$3
Plus: Newbuild Estimated Value	$45	$45	$50
Less: Total Indebtedness	$(169)	$(169)	$(169)
Less: Newbuild Estimated Capital Expenditures	$(42)	$(42)	$(42)

Net Asset Value	$98	$125	$119

(1)
The vessel valuations prepared by Clarksons are based on recent transactions, negotiations and broker's market knowledge and assume charter-free delivery on a willing buyer, willing seller basis. The valuations relate to March 24, 2015 and are not a guide to the market value of the vessels at any other time. Market values in the shipping industry are highly volatile. Clarksons' letter to Genco and Baltic Trading regarding these valuations is reproduced in this joint proxy statement/prospectus as Appendix E. Clarksons have provided only (i) the Fleet Appraisal Value and (ii) the Newbuild Estimated Value for the above table.

        Blackstone also performed a NAV analysis for Genco on a standalone basis based on financial and other information provided by Genco management and on the fleet asset valuations set forth in the Third Party Appraisals prepared by VesselsValue, Marsoft and Clarksons, which appraised the vessels comprising Genco's fleet at $703 million, $841 million, and $778 million, respectively. After adding the amount of Genco's cash and cash equivalents, net working capital, the estimated value of Genco's stake in Jinhui (calculated as approximately 16.3 million shares of Jinhui capital stock owned by Genco and the closing price per share of Jinhui on the Oslo Stock Exchange and foreign exchange rate as of April 6, 2015), the estimated value of Genco's stake in Baltic Trading (calculated as Genco's 10.85%

economic interest in Baltic Trading multiplied by the estimated NAV for Baltic Trading based on the corresponding fleet asset appraisal prepared by the same appraiser as summarized above), the estimated present value of projected future cash flows provided by Genco management under Genco's agency agreement with MEP and the Management Agreement, and other fixed assets, and subtracting Genco's total indebtedness, this analysis resulted in an NAV for Genco, using the three appraised values summarized above, of approximately $557 million, $697 million, and $634 million, respectively. Taking into account the number of shares of Genco common stock outstanding as of April 6, 2015 on a fully diluted basis (calculated using the treasury stock method), this analysis resulted in an implied NAV per share of Genco common stock of approximately $9.04, $11.32, and $10.29, respectively, as follows:

(in millions)	VesselsValue	Marsoft	Clarksons(1)
Fleet Appraisal Value	$703	$841	$778
Plus: Cash and Cash Equivalents	$71	$71	$71
Plus: Net Working Capital	$5	$5	$5
Plus: Investment in Jinhui (as of April 6, 2015)	$29	$29	$29
Plus: Investment in Baltic Trading	$11	$14	$13
Plus: Baltic Trading Management Agreement	$20	$20	$20
Plus: MEP Management Agreement	$6	$6	$6
Plus: Other Fixed Assets	$1	$1	$1
Less: Total Indebtedness	$(289)	$(289)	$(289)

Net Asset Value	$557	$697	$634

(1)
Clarksons have provided only the Fleet Appraisal Value for the above table.

        Using the implied NAV per share of Baltic Trading common stock and Genco common stock calculated as summarized above, Blackstone calculated implied exchange ratios by dividing the implied NAV per share of Baltic Trading common stock for each of the Third Party Appraisals by the implied NAV per share of Genco common stock based on the corresponding fleet asset appraisal prepared by the same appraiser as summarized above. This analysis indicated implied exchange ratios of 0.184x, 0.189x, and 0.198x, respectively, compared, in each case, to the Genco exchange ratio of 0.216.

Other Factors

        Blackstone also reviewed and considered other factors, including the following additional analyses.

Market Capitalization Analysis

        Based on the daily closing prices per share of Baltic Trading common stock and Genco common stock for the ninety days ending April 6, 2015, Blackstone calculated implied exchange ratios by dividing the highest daily closing price per share of Baltic Trading common stock by the highest daily closing price per share of Genco common stock, referred in the table below as "High-High", the median daily closing price per share of Baltic Trading common stock by the median daily closing price per share of Genco common stock, referred in the table below as "Median-Median", and the lowest daily closing price per share of Baltic Trading common stock by the lowest daily closing price per share of Genco common stock, referred in the table below as "Low-Low". This analysis indicated the following implied exchange ratios, compared, in each case, to the Genco exchange ratio of 0.216:

Implied Exchange Ratio
High-High	0.184x
Median-Median	0.164x
Low-Low	0.168x

Selected Companies Analysis

        Blackstone performed a selected companies analysis, which is designed to estimate an implied value for a company based on financial information, ratios and public market multiples for selected companies that share certain operating and financial characteristics. Blackstone reviewed and compared certain financial information for Baltic Trading and Genco to corresponding financial information, ratios and public market multiples for the following four publicly-traded drybulk shipping companies (collectively, the "Selected Companies"):

  •
  Diana Shipping Inc.;

  •
  Paragon Shipping Inc.;

  •
  Safe Bulkers, Inc.; and

  •
  Star Bulk Carriers Corp.

        Based upon information from public company filings, Wall Street equity research, and appraisals prepared by VesselsValue, Blackstone derived for each of the Selected Companies the multiple,
("TEV/OAV"), calculated as total enterprise value ("TEV") divided by estimated operating asset value ("OAV"), where TEV means market capitalization plus net debt plus market value of preferred stock and minority interest, and OAV means the sum of net working capital, the appraised value of the vessels comprising each company's fleet as prepared by VesselsValue, the estimated value of each company's newbuild vessels, the estimated value of each company's charters and other fixed assets.

        The results of this analysis are summarized in the following table:

	Low	Median	High
TEV/OAV	0.97x	1.07x	1.16x

        Blackstone derived implied equity values for Baltic Trading by multiplying Baltic Trading's estimated OAV (calculated as the sum of Baltic Trading's net working capital, the appraised value of the vessels comprising Baltic Trading's fleet as prepared by VesselsValue, the estimated value of Baltic Trading's newbuild vessels and other fixed assets), by the low, median and high TEV/OAV multiples observed for the Selected Companies and summarized in the table above, and then adding Baltic Trading's excess cash and subtracting Baltic Trading's total indebtedness and estimated remaining capital expenditures for the newbuild vessels. This analysis indicated implied equity values for Baltic Trading of approximately $89 million (based on the low TEV/OAV multiple observed for the Selected Companies of 0.97x), approximately $116 million (based on the median TEV/OAV multiple observed for the Selected Companies of 1.07x) and approximately $139 million (based on the high TEV/OAV multiple observed for the Selected Companies of 1.16x).

        Blackstone also derived implied equity values for Genco by multiplying Genco's estimated OAV (calculated as the sum of Genco's net working capital, the appraised value of the vessels comprising Genco's fleet as prepared by VesselsValue and other fixed assets), by the low, median and high
TEV/OAV multiples observed for the Selected Companies and summarized in the table above, and then adding Genco's excess cash, the estimated present value of projected future cash flows provided by Genco management under Genco's agency agreement with MEP and the Management Agreement, the estimated value of Genco's stake in Jinhui (calculated as summarized above), and the estimated value of Genco's stake in Baltic Trading (calculated as Genco's 10.85% economic interest in Baltic Trading multiplied by the estimated NAV for Baltic Trading based on the appraised value of the vessels comprising Baltic Trading's fleet as prepared by VesselsValue), and subtracting Genco's total indebtedness. This analysis indicated implied equity values for Genco of approximately $533 million (based on the low TEV/OAV multiple observed for the Selected Companies of 0.97x), approximately $607 million (based on the median TEV/OAV multiple observed for the Selected Companies of 1.07x)

and approximately $673 million (based on the high TEV/OAV multiple observed for the Selected Companies of 1.16x).

        Based on the implied equity values for Baltic Trading and Genco calculated as summarized above, Blackstone calculated implied exchange ratios by dividing the highest implied equity value for Baltic Trading by the highest implied equity value for Genco, referred in the table below as "High-High", the median implied equity value for Baltic Trading by the median implied equity value for Genco, referred in the table below as "Median-Median", and the lowest implied equity value for Baltic Trading by the lowest implied equity value for Genco, referred in the table below as "Low-Low". This analysis indicated the following implied exchange ratios, compared, in each case, to the Genco exchange ratio of 0.216:

Implied Exchange Ratio
High-High	0.218x
Median-Median	0.200x
Low-Low	0.175x

        Although Blackstone selected the Selected Companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of Baltic Trading and Genco, no Selected Company is identical to Baltic Trading or Genco. Accordingly, Blackstone's comparison of the Selected Companies to Baltic Trading and Genco and analysis of the results of such comparisons were not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the Selected Companies and those of Baltic Trading and Genco. In evaluating the Selected Companies, Blackstone made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Baltic Trading and Genco.

Miscellaneous

        The foregoing summary does not purport to be a complete description of the analyses or data presented by Blackstone. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Blackstone believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Blackstone's fairness determination. Rather, Blackstone considered the totality of the factors and analyses performed in arriving at its opinion and, as noted above, relied primarily on the NAV analyses summarized above. Blackstone based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Blackstone based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Blackstone are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Blackstone analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold. The Third Party Appraisals are not necessarily the same as the amount any vessel may bring upon sale, which may be more or less.

        Blackstone and its affiliates are a leading global alternative asset manager and provider of financial advisory services. As part of their financial advisory business, Blackstone and its affiliates provide financial and strategic advisory, restructuring and reorganization advisory, capital markets and fund placement services. Blackstone was selected as the Baltic Trading special committee's financial advisor with respect to the merger on the basis of Blackstone's experience and its familiarity with Baltic Trading and Genco and the industry in which Baltic Trading and Genco operate.

        Pursuant to the engagement letter dated as of December 15, 2014, Baltic Trading agreed to pay Blackstone for its services in connection with the merger an aggregate fee estimated to be approximately $3.3 million, a portion of which was payable in three monthly installments as a retainer fee, a portion of which was payable upon the delivery of Blackstone's opinion, and a significant portion of which is payable contingent upon consummation of the merger. In addition, Baltic Trading has agreed to reimburse Blackstone for out-of-pocket expenses incurred in connection with its services, including certain fees, expenses and disbursements of counsel, and to indemnify Blackstone for certain liabilities arising out of or in connection with the performance of such services (including the rendering of Blackstone's opinion). In the two years prior to the date of Blackstone's opinion, Blackstone has not received any fees from Baltic Trading. Blackstone has performed investment banking and financial advisory services for Genco in the past for which Blackstone received customary compensation. Specifically, in the two years prior to the date of Blackstone's opinion, Blackstone has served as financial advisor to Genco in connection with its restructuring in 2014, for which Blackstone received aggregate fees of approximately $6.6 million. In the ordinary course of the business of Blackstone and its affiliates, Blackstone and its affiliates may actively trade or hold the securities of Baltic Trading or Genco or any of their respective affiliates for its own account or for others and, accordingly, may at any time hold a long or short position in such securities.

        Blackstone's analyses were prepared solely as part of Blackstone's analysis of the fairness of the Genco exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders and were provided to the Baltic Trading special committee in that connection. The opinion of Blackstone was only one of the factors taken into consideration by the Baltic Trading special committee in making its determination to approve the merger.

  Opinion of PJSC

        Pursuant to an engagement letter dated March 11, 2015, the Baltic Trading special committee retained PJSC to provide it with financial advisory services in connection with the merger and, if requested, to render to the Baltic Trading board and the Baltic Trading special committee an opinion as to the fairness, from a financial point of view, of the Genco exchange ratio proposed to be received by the non-Genco Baltic Trading shareholders in connection with the merger. At the meeting of the Baltic Trading special committee held on April 7, 2015, PJSC rendered its oral opinion, subsequently confirmed in writing, to the effect that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications described in its written opinion, the Genco exchange ratio was fair, from a financial point of view, to the non-Genco Baltic Trading shareholders in connection with the merger.

        The full text of the written opinion of PJSC, dated April 7, 2015, which sets forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review undertaken by PJSC in rendering PJSC's opinion, is attached to this proxy statement/prospectus as Appendix D and incorporated by reference into this section of the proxy statement/prospectus. PJSC's opinion was directed only to the fairness of the Genco exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders in connection with the merger, was provided to the Baltic Trading special committee in connection with its evaluation of the merger, did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger, and did not, and does not, constitute a recommendation to any holder of Baltic Trading common stock as to how any such holder should vote on the merger or act on any matter relating to the merger. The summary of PJSC's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of Baltic Trading common stock are urged to read PJSC's opinion carefully and in its entirety. PJSC has consented to the use of PJSC's opinion in this proxy statement/prospectus.

        For the purposes of its opinion, PJSC:

  •
  reviewed certain publicly available financial statements and other information of Baltic Trading and Genco, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Baltic Trading and Genco prepared and provided to PJSC by the management of Baltic Trading and Genco, respectively;

  •
  reviewed certain forward-looking information for Baltic Trading and Genco, including estimates of certain potential benefits of the proposed business combination, prepared by the management of Baltic Trading and Genco, respectively, in each case, as approved for PJSC's use by Baltic Trading;

  •
  discussed the past and current operations, financial condition and prospects of Baltic Trading and Genco with management of Baltic Trading and Genco, respectively;

  •
  reviewed the reported prices and trading activity of Baltic Trading common stock and Genco common stock;

  •
  compared the financial performance and condition Baltic Trading and Genco and the reported prices and trading activity of Baltic Trading common stock and Genco common stock with that of certain other publicly traded companies that PJSC deemed relevant;

  •
  reviewed publicly available information regarding the financial terms of certain transactions that PJSC deemed relevant, in whole or in part, to the merger;

  •
  reviewed a draft of the merger agreement;

  •
  reviewed a draft of the Stock Purchase Agreement for the sale of certain vessels from Baltic Trading to Genco;

  •
  reviewed the third party vessel appraisals for both Baltic Trading and Genco, respectively, prepared in each case by Clarksons and another third party appraisal firm as of March 24, 2015 (collectively, the "Third Party Vessel Appraisals"); and

  •
  performed such other analyses and reviewed such other material and information as PJSC has deemed appropriate.

        For purposes of its opinion, PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of its opinion and PJSC did not assume any responsibility for independent verification of such information and relied on such information being complete and correct. PJSC relied on assurances of the management of Baltic Trading and Genco that they were not aware of any facts or circumstances that would make such information provided by such party inaccurate or misleading in any respect material to PJSC's opinion. With respect to the forward-looking information, including the estimates made by Baltic Trading's and Genco's management of certain potential benefits of the proposed business combination, PJSC assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of Baltic Trading's management. PJSC did not conduct a physical inspection of the facilities or property of Baltic Trading and Genco. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of Baltic Trading and Genco and, except for the Third Party Vessel Appraisals, PJSC has not been furnished with any such valuation or appraisal. The Third Party Vessel Appraisals are not necessarily the same as the amount any vessel may bring upon sale, which may be more or less. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity.

        PJSC assumed that the final form of the merger agreement would be substantially the same as the last draft dated April 6, 2015 reviewed by PJSC and would not vary in any respect material to its analysis. PJSC also assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the Genco exchange ratio), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Baltic Trading or Genco or the contemplated benefits of the merger. PJSC has further assumed that all representations and warranties set forth in the merger agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the merger agreement will comply with all covenants of such parties under the merger agreement.

        PJSC's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, April 7, 2015. In particular, PJSC did not express any opinion as to the prices at which shares of either Baltic Trading common stock or Genco common stock may trade at any future time or as to the impact of the merger on the solvency or viability of Baltic Trading or Genco or the ability of the Baltic Trading or Genco to pay their respective obligations when they come due. Furthermore, PJSC's opinion did not address Baltic Trading's underlying business decision to undertake the merger, and PJSC's opinion did not address the relative merits of the merger as compared to any alternative transactions that might be available to Baltic Trading. PJSC's opinion did not address any other aspect or implication of the merger or any other agreement, arrangement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified in PJSC's opinion.

        In arriving at PJSC's opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving Baltic Trading or any of its assets and PJSC was not authorized to evaluate and did not evaluate any other merger or other business combination transaction involving Baltic Trading or any other strategic or financial transaction.

        The following summarizes the significant financial analyses performed by PJSC and reviewed with the Baltic Trading special committee on April 7, 2015 in connection with the delivery of PJSC's opinion. The order of the financial analyses does not represent relative importance or weight given to those analyses by PJSC. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC's financial analyses.

        Furthermore, unless otherwise described below, PJSC assumed for purposes of its analyses that the merger consideration represented $1.88 in value per share of Baltic Trading common stock, based on the closing price per share of Genco common stock of $8.70 on the OTCBB on April 1, 2015, the date (the "Undisturbed Date") before any specific public rumors or speculation that Baltic Trading was considering a potential transaction may have affected the prices of shares of Baltic Trading common stock and Genco common stock.

Historical Stock Trading

        PJSC reviewed historical data with regard to the closing prices of shares of Baltic Trading common stock and Genco common stock for the 52-week period to and including April 6, 2015 and historical data with regard to the closing prices of shares of Genco common stock for the period from July 16, 2014 following Genco's emergence from bankruptcy to and including April 6, 2015. During the 52-week period, the closing price of shares of Baltic Trading common stock ranged from a low of $1.24 to a high of $6.86 per share, and during the shortened period from Genco's emergence from bankruptcy, Genco common stock ranged from a low of $7.40 to a high of $21.75 per share. PJSC noted that the Baltic Trading closing price on the Undisturbed Date and April 6, 2015 was $1.50 per common share and $1.60 per common share, respectively.

        PJSC noted that such analyses indicated a range of implied exchange ratios of 0.1250 to 0.2852. PJSC noted that the merger agreement provided for an exchange ratio of 0.2160.

Equity Research Analyst Price Targets

        PJSC reviewed selected public market trading price targets for Baltic Trading common stock prepared and published by seven Wall Street research analysts that published or confirmed price targets as of April 6, 2015. PJSC reviewed the most recent 12-month price target published by each analyst. These targets reflect each analyst's estimate of the public market trading price of Baltic Trading common stock within 12 months from the time the price target was published. At April 6, 2015, the range of selected equity analyst price targets for Baltic Trading common stock was from $1.50 to $4.00 per share. PJSC noted that the Baltic Trading closing price on the Undisturbed Date and April 6, 2015 was $1.50 per common share and $1.60 per common share, respectively.

        PJSC reviewed a selected public market trading price target for Genco common stock prepared and published by one Wall Street research analyst that published its price target as of April 6, 2015. PJSC reviewed the most recent 12-month price target published by such analyst. This target reflects such analyst's estimate of the future public market trading price of Genco common stock within 12 months from the time the price target was published. At April 6, 2015, the selected equity analyst price target for Genco common stock was $15.00 per share. PJSC noted that the Genco closing price on the Undisturbed Date and April 6, 2015 was $8.70 per share and $7.40 per share, respectively.

        PJSC noted that such analyses indicated a range of implied exchange ratios of 0.1000 to 0.2667. PJSC noted that the merger agreement provided for an exchange ratio of 0.2160.

        The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of Baltic Trading common stock and current market trading prices for shares of Genco common stock, and these estimates are subject to uncertainties, including the future financial performance of Baltic Trading and Genco and future financial market conditions.

Net Asset Values Based On Vessel Appraisals

        PJSC computed the per share NAV of Baltic Trading common stock and Genco common stock based on the Third Party Vessel Appraisals for both Baltic Trading and Genco, respectively, prepared in each case by Clarksons and another third party appraisal firm as of March 24, 2015. To derive the respective NAVs, PJSC used the aggregate Third Party Vessel Appraisals (including the appraised value of new vessels to be delivered in the future) and added cash, net working capital assets, equity investments, value of contracts, charter rate impacts and other assets to get a gross asset value for each company, and then PJSC deducted total debt and estimated remaining capital expenditures for new vessels to be delivered in the future for each company, the result of which was divided by the aggregate shares outstanding for both Baltic Trading and Genco, respectively. At April 6, 2015, the range of per share NAV based on the Third Party Vessel Appraisals was $2.14 to $2.17 per common share and $11.62 to $12.06 (based on the average of one of the appraisal firm's high and low appraisals) per share for Baltic Trading and Genco, respectively. The vessel valuations prepared by Clarksons are based on recent transactions, negotiations and broker's market knowledge and assume charter-free delivery on a willing buyer, willing seller basis. The valuations relate to March 24, 2015 and are not a guide to the market value of the vessels at any other time. Market values in the shipping industry are highly volatile. Clarksons' letter to Genco and Baltic Trading regarding these valuations is reproduced in this joint proxy statement/prospectus as Appendix E.

        PJSC noted that such analyses indicated a range of implied exchange ratios of 0.1803 to 0.1839. PJSC noted that the merger agreement provided for an exchange ratio of 0.2160.

Selected Publicly Traded Company Analysis

        PJSC reviewed and compared selected financial information of Baltic Trading and Genco with similar information using publicly available information of the following publicly traded drybulk shipping companies of reasonably similar size to Baltic Trading and Genco, and that PJSC deemed relevant:

  •
  Diana Shipping Inc.;

  •
  Star Bulk Carriers Corp.;

  •
  Scorpio Bulkers Inc.;

  •
  Safe Bulkers, Inc.; and

  •
  Paragon Shipping Inc.

        PJSC calculated and compared various financial multiples and ratios, including, among other things:

  •
  the following "earnings-based" metrics: (i) the enterprise value as a multiple of the last twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA"), (ii) the enterprise value as a multiple of the estimated 2015 EBITDA as reported by ThomsonOne, (iii) the enterprise value as a multiple of the estimated 2016 EBITDA as reported by ThomsonOne; (iv) the most recent stock price per share as a multiple of the last twelve months cash flow, (v) the most recent stock price per share as a multiple of the estimated 2015 cash flow as reported by ThomsonOne, and (vi) the most recent stock price per share as a multiple of the estimated 2016 cash flow as reported by ThomsonOne; and

  •
  the most recent stock price per share as a multiple of NAV as reported by Jefferies Group LLC research.

        Based on this data, as of April 6, 2015, PJSC developed the following reference ranges of trading valuation multiples and ratios for selected publicly traded companies based on its professional judgment:

Enterprise Value as a Ratio of:	Reference Range of Multiples
LTM EBITDA	9.0x - 15.0x
2015E EBITDA	13.0x - 17.0x
2016E EBITDA	10.0x - 13.0x

Stock Price as a Multiple of:	Reference Range of Multiples
LTM Cash Flow	7.0 - 11.0x
2015E Cash Flow	4.0x - 12.0x
2016E Cash Flow	3.0x - 9.0x
NAV	0.40x - 0.75x

        Using the reference ranges described above and estimated Baltic Trading 2015 EBITDA and 2016 EBITDA as reported by ThomsonOne, PJSC estimated the following ranges of implied values per share of Baltic Trading common stock and Genco common stock on a fully diluted basis:

	Baltic Trading	Genco
LTM EBITDA	$0.00 - $0.00	$1.45 - $6.77
2015E EBITDA	$0.00 - $0.00	$2.20 - $4.89
2016E EBITDA	$0.00 - $0.65	$0.00 - $0.77
LTM Cash Flow	$0.13 - $0.20	$0.00 - $0.00
2015E Cash Flow	$0.43 - $1.28	$0.00 - $0.00
2016E Cash Flow	$0.58 - $1.74	$1.38 - $4.14
NAV	$1.28 - $2.40	$6.10 - $11.44

        Based on this data, PJSC computed an earnings-based implied valuation range for shares of Baltic Trading common stock from $0.00 to $1.74 per share and an NAV-based implied valuation range for shares of Baltic Trading common stock of $1.28 to $2.40 per share. PJSC noted that the Baltic Trading closing price on the Undisturbed Date and April 6, 2015 was $1.50 per common share and $1.60 per common share, respectively

        Based on this data and estimated Genco 2015 EBITDA and 2016 EBITDA as reported by ThomsonOne, PJSC computed an earnings-based implied valuation range for shares of Genco common stock from $0.00 to $6.77 per share and an NAV-based implied valuation range for shares of Genco common stock of $6.10 to $11.44 per share. PJSC noted that the Genco closing price on the Undisturbed Date and April 6, 2015 was $8.70 per share and $7.40 per share, respectively.

        PJSC noted that such earnings-based analyses indicated a range of implied exchange ratios of 0.0000 to 0.2574. PJSC noted that such NAV-based analyses indicated an implied exchange ratio of 0.2095. PJSC noted that the merger agreement provided for an exchange ratio of 0.2160.

Contribution Analysis

        PJSC reviewed the relative contributions of Baltic Trading and Genco to the following estimated financial and operating metrics of the combined company for 2012-2014:

  •
  EBITDA;

  •
  NAV; and

  •
  Cash Flow.

        PJSC also adjusted the two companies' gross contributions to take account of differences in the respective capital structures, including cash and total debt outstanding, for Baltic Trading and Genco, to calculate an adjusted contribution to the combined company.

        PJSC noted that such analyses indicated a range of implied exchange ratios of 0.1394 to 0.2291. PJSC noted that the merger agreement provided for an exchange ratio of 0.2160.

Other Analyses

        The analyses described below were presented to the Baltic Trading special committee for reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of PJSC's opinion.

Selected Precedent Transactions

        Using publicly available information, PJSC reviewed selected mergers and acquisitions transactions (referred to in this proxy statement/prospectus as the "selected precedent transactions") in the drybulk shipping industry of reasonably similar size which PJSC deemed relevant, in whole or in part, to the merger. The list of transactions reviewed was as follows:

Acquiror	Target
Knightsbridge Shipping Limited	Golden Ocean Limited
Oaktree OBC Holdings, LLC	Star Bulk Carriers Corp.
DryShips Inc.	OceanFreight Inc.
Excel Maritime Carriers LLC	Quintana Maritime Limited

        PJSC calculated the enterprise value as a multiple of the last twelve months EBITDA, estimated one-year forward calendar year EBITDA as reported by Wall Street research at the time of the transaction announcement, and estimated two-year forward calendar year EBITDA as reported by Wall Street research at the time of the transaction announcement, as well as the stock price per share as a multiple of the last twelve months cash flow and NAV, in each case paid to the target in these selected precedent transactions.

        Based on this data, and using its professional judgment, PJSC developed the following reference ranges of multiples and ratios for the selected precedent transactions. PJSC then calculated the implied values per share for Baltic Trading common stock by applying these ranges of multiples and ratios to last twelve months EBITDA, estimated 2015 EBITDA (as reported by ThomsonOne), estimated 2016 EBITDA (as reported by ThomsonOne), last twelve months cash flow and NAV based on the average of the two Third Party Vessel Appraisals of Baltic Trading.

(Amounts in millions)	Reference Range Multiples	Implied Enterprise Value	Implied Equity Value	Implied Per Share Value
LTM EBITDA	9.0x - 15.0x	$60.1 - $100.2	$0.0 - $0.0	$0.00 - $0.00
2015E EBITDA	10.0x - 13.0x	$90.9 - $118.2	$0.0 - $0.0	$0.00 - $0.00
2016E EBITDA	8.0x - 9.0x	$139.2 - $156.6	$0.0 - $0.0	$0.00 - $0.00
LTM Cash Flow	10.0x - 15.0x	$197.8 - $203.3	$11.0 - $16.4	$0.18 - $0.27
NAV	0.90x - 1.00x	NA - NA	$117.5 - $130.5	$1.94 - $2.16

        Based on this data, PJSC computed an earnings-based implied valuation range for shares of Baltic Trading common stock from $0.00 to $0.27 per share and an NAV-based implied valuation range for shares of Baltic Trading common stock of $1.94 to $2.16 per share. PJSC noted that the Baltic Trading closing price on the Undisturbed Date and April 6, 2015 was $1.50 per common share and $1.60 per common share, respectively.

Implied Premiums Analysis

        PJSC also reviewed and considered implied offer premiums that the Genco exchange ratio represented over the historical closing stock price ratio of Baltic Trading common stock to Genco common stock:

  •
  25.3% over the closing stock price ratio on the Undisturbed Date (April 1, 2015);

  •
  31.7% over the 10 trading day average stock price ratio as of the Undisturbed Date;

  •
  37.7% over the 20 trading day average stock price ratio as of the Undisturbed Date;

  •
  38.2% over the 60 trading day average stock price ratio as of the Undisturbed Date;

  •
  18.5% over the 120 trading day average stock price ratio as of the Undisturbed Date; and

  •
  5.6% over the average stock price ratio from July 16, 2014 through the Undisturbed Date.

Control Premium Analysis

        PJSC also calculated a range of implied values per share of Baltic Trading common stock using the range of values from the selected publicly traded company analysis and applying to them a "control premium." For these purposes, PJSC used a control premium of 34%, which reflects the mean control premium over the closing price one-week prior to the unaffected share price in selected control shareholder transactions since 2002 for U.S. based public targets involving transaction values in excess of $50 million in which the acquiring entity held greater than 50% but less than 90% of the voting power of the target company. This analysis yielded a range of earnings-based implied values per share for shares of Baltic Trading common stock from $0.00 to $2.33 per share and a range of NAV-based implied values per share for shares of Baltic Trading common stock of $1.71 to $3.21 per share. PJSC noted that the Baltic Trading closing price on the Undisturbed Date and April 6, 2015 was $1.50 per common share and $1.60 per common share, respectively.

Premiums Paid Analysis

        For the purposes of completing a portion of the control premium analysis described above, PJSC also performed an analysis of the premiums paid over the closing price, respectively one day, one-week and one-month prior to the unaffected share price in selected control shareholder transactions since 2002 for U.S. based public targets involving transaction values in excess of $50 million in which the acquiring entity held greater than 50% but less than 90% of the voting power of the target company. The respective median premiums observed were 37%, 34% and 31%.

        PJSC also performed an analysis of the premiums paid over the closing price, respectively one day and thirty days prior to the unaffected share price in selected transactions of $200 - $500 million over the last three years for U.S. based public targets. The respective mean premiums observed were 35.5% and 39.4%, and the respective median premiums observed were 34.0% and 37.2%. For the subset of selected transactions where the consideration was all stock, the respective mean premiums observed were 24.7% and 17.9%, and the respective median premiums observed were 17.4% and 15.9%.

Miscellaneous

        In arriving at PJSC's opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJSC's opinion. In addition, PJSC may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be PJSC's view of the actual value of Baltic Trading or Genco.

        In performing its analyses, PJSC relied on numerous assumptions made by the management of Baltic Trading and Genco and made judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of Baltic Trading and Genco. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC's analysis of the fairness of the Genco exchange ratio, from a financial point of view, to the non-Genco Baltic Trading shareholders in connection with the merger, and were provided to the Baltic Trading special committee in connection with the delivery of PJSC's oral opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, none of Baltic Trading, Genco, PJSC, or any other person, assumes responsibility for their accuracy. With regard to the selected publicly traded company analysis and the selected precedent transactions analysis summarized above, PJSC selected public companies and transactions on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to Baltic Trading, Genco or the proposed merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected public companies and other factors that could affect transactions or the public trading value of the selected public companies and transactions to which Baltic Trading, Genco and the merger were being compared.

        The Genco exchange ratio was determined through negotiations between Baltic Trading and Genco and was approved by the Baltic Trading board. PJSC did not recommend any specific consideration for the merger to the Baltic Trading board or that any given consideration for the merger constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Baltic Trading board. As described above, PJSC's opinion and analyses were only one of many factors considered by the Baltic Trading special committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Baltic Trading board or management with respect to the merger or the merger consideration.

        As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The Baltic Trading special committee selected PJSC to deliver an opinion as to the fairness, from a financial point of view, of the Genco exchange ratio proposed to be received by the non-Genco Baltic Trading shareholders in connection with the merger on the basis of such experience.

        Under the terms of PJSC's engagement letter, dated March 11, 2015, Baltic Trading has agreed to pay PJSC for its services in connection with the merger an aggregate fee of $500,000, all of which was payable upon delivery of PJSC's opinion. Baltic Trading also has agreed to reimburse PJSC for its reasonable expenses (including any reasonable fees and disbursements of PJSC's counsel) incurred in connection with PJSC's engagement, subject to a limitation, and to indemnify PJSC and its affiliates, counsel and other professional advisors, and their respective directors, officers, members, partners, controlling persons, agents and employees against specified liabilities.

        PJSC has not during the past two years prior to April 7, 2015 provided any financial advisory services to Baltic Trading or Genco for which PJSC received payment, but PJSC may provide financial advisory services to Baltic Trading and/or Genco and their respective affiliates in the future and may receive compensation for rendering such services. The issuance of PJSC's opinion was approved by PJSC's fairness opinion committee.

Interests of Baltic Trading's Directors and Executive Officer in the Merger

        Shareholders should note that some of Baltic Trading's directors and its executive officer have interests in the merger as a director or officer that are different from, or in addition to, the interests of other Baltic Trading shareholders. The Baltic Trading board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Baltic Trading's shareholders vote in favor of the approval and adoption of the merger agreement and approval of the merger. As provided in the merger agreement, at the completion of the merger, provided that Genco's shareholders approve the Board Increase Amendment, the Genco board will be expanded to add one (1) member who is currently a director of Baltic Trading, namely Basil G. Mavroleon.

        Baltic Trading's Chairman, Peter C. Georgiopoulos, has received grants of 1,214,852 shares of Baltic Trading restricted stock that will vest at or around the time of completion of the merger. Of these, 1,207,853 shares will vest upon the consummation of the merger, and 7,269 shares represent a grant made to all Baltic Trading directors that will vest upon the earlier of the Baltic Trading Annual Meeting and consummation of the merger (the Baltic Trading Annual Meeting is expected to occur first). Messrs. Mavroleon, Perrin, Terino, and Wood have likewise received a grant of 7,269 Baltic Trading shares that will vest at the earlier of the Baltic Trading Annual Meeting and the consummation of the merger (the Baltic Trading Annual Meeting is expected to occur first). Baltic Trading's President and Chief Financial Officer, John C. Wobensmith, has 697,917 shares of Baltic Trading stock that will vest upon the consummation of the merger.

        Each share of restricted stock will convert into Genco common stock issuable to the directors or executive officer upon the consummation of the merger pursuant to the terms of the merger agreement (see the section captioned "The Merger Agreement—Consideration to be Received in the Merger" beginning on page 138), which number of shares is equal to the number of shares of Baltic Trading restricted stock held by a director or the executive officer immediately prior to the effective time of the merger multiplied by 0.216. Baltic Trading's executive officer also has an employment agreement with Genco.

        The merger agreement includes provisions relating to indemnification and insurance for directors and officers of Baltic Trading. See the section captioned "The Merger Agreement—Indemnification and Insurance" beginning on page 148.

Recommendation of the Genco special committee and the Genco board; Genco's Reasons for the Merger

        THE GENCO BOARD, UPON THE UNANIMOUS RECOMMENDATION OF THE GENCO SPECIAL COMMITTEE, UNANIMOUSLY (WITH PETER C. GEORGIOPOULOS ABSTAINING BECAUSE HE ALSO SERVES AS A DIRECTOR OF BALTIC TRADING) RECOMMENDS THAT GENCO SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT (ITEM NO. 1 ON THE ENCLOSED GENCO PROXY CARD).

  Recommendation of the Genco Special Committee

        On April 2, 2015, following the extensive process described in "Background of the Merger", the Genco special committee unanimously adopted resolutions determining that the merger agreement and the merger are advisable, fair to, and in the best interest of Genco and the Genco shareholders and recommending that the Genco board approve the merger agreement and submit the merger agreement to the Genco shareholders for approval and adoption.

        In reaching these determinations and recommendations, the Genco special committee took into account the fact that the merger cannot be considered in isolation from the other aspects of the transactions. Accordingly, in making its determinations and recommendations, the Genco special committee considered the factors listed below. The following discussion of the factors considered by the Genco special committee is not intended to be exhaustive but summarizes all material factors considered. The Genco special committee did not assign any relative or specific weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the Genco special committee received the advice of its financial and legal advisors, who are experienced in advising on transactions similar to the transactions. The positive factors considered by the Genco special committee are as follows:

  •
  if the merger is completed, Genco's shareholders will have the opportunity to participate in the potential increased future value of a larger company with an attractive business profile. In particular:

  •
  the combined company will have benefits of scale, including fleet and market presence;

  •
  the combined companies will be able to operate more efficiently than either company does currently, in part by reducing overall administrative and public reporting costs;

  •
  the combination is expected to lower costs by eliminating the costs associated with the separate corporate existence of Genco and Baltic Trading;

  •
  the combined company will have more leverage in its negotiations with suppliers, customers and potential sources of financing; and

  •
  the combined company will have a larger shareholder base and market capitalization, resulting in increased float, liquidity and potential for additional research coverage.

  •
  the knowledge of the members of the Genco special committee of Genco's business, operations, financial condition, earnings and prospects and of Baltic Trading's business, operations, financial condition, earnings and prospect;

  •
  the combined company will have a simplified management and corporate structure, which may eliminate potential conflicts considering that both companies are currently managed by Genco;

  •
  the results of the due diligence review of Baltic Trading and its business conducted by Genco's financial and legal advisors;

  •
  the fit of the merger with Genco's previously established strategic goals;

  •
  the anticipated customer, supplier and stakeholder reaction to the merger;

  •
  Genco's assessment that the two companies can be effectively and efficiently integrated, especially in light of the existing level of integration;

  •
  Genco's assessment that the combined company could more easily qualify for listing on the NYSE than could Genco as on a stand-alone basis;

  •
  Houlihan Lokey's opinion received by the Genco special committee, dated April 7, 2015, to the effect that, subject to the various assumptions made, procedures followed, matters considered and limitations described in its opinion, the Genco exchange ratio was fair, from a financial point of view, to Genco. The full text of Houlihan Lokey's written opinion, dated April 7, 2015, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference;

  •
  the fact that the Genco exchange ratio was determined based on the respective NAVs of Genco and Baltic Trading;

  •
  the current and prospective business climate in the industry in which Genco and Baltic Trading operate, including the potential for further consolidation, and the alternatives reasonably available to Genco if it did not pursue the merger. The merger would provide earnings and valuation upside given the existing low charter coverage and near cyclical low asset values;

  •
  the terms of the merger agreement, including the commitments by both Genco and Baltic Trading to complete the merger;

  •
  the merger will facilitate Genco's ability to use its equity as acquisition currency; and

  •
  the conclusion of the Genco special committee that, in light of the foregoing reasons, the proposed combination with Baltic Trading is in the best interests of Genco and its shareholders.

        The Genco special committee also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

  •
  the risk that the Baltic Trading shareholders, including the non-Genco Baltic Trading shareholders, or the Genco shareholders may not vote in favor of the approval and adoption of the merger agreement and approval of the merger;

  •
  the risk that the merger might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, some of which are outside of Genco's control;

  •
  the fixed exchange ratio will not adjust to compensate for changes in the price of Genco's common stock or Baltic Trading's common stock prior to the effective time of the merger;

  •
  the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Genco or the combined company;

  •
  the fact that Genco's shareholders will only own approximately 84.5% of the combined company following the completion of the merger. As a result, while Genco's current shareholders will retain majority control of the Genco, such control will be diluted after the completion of the merger;

  •
  the potential impact of the restrictions under the merger agreement on Genco's ability to take certain actions during the period prior to the completion of the merger;

  •
  the potential for diversion of management attention during the period prior to the completion of the merger and after the merger in connection with the integration of the combined company;

  •
  The risk that certain of Genco's directors or its executive officers may have interests in the merger as individuals that are in addition to, or that may be different from, the interests of Genco shareholders;

  •
  The fees and expenses associated with completing the merger;

  •
  The risk that anticipated cost savings will not be achieved; and

  •
  The risks of the type and nature described in the section captioned "Risk Factors" beginning on page 28.

  Recommendation of the Genco Board

        At a meeting on April 2, 2015, the Genco board:

  •
  determined that the transactions contemplated by the merger agreement, including the merger, were advisable and fair to, and in the best interests of, Genco and its shareholders;

  •
  approved the merger agreement; and

  •
  determined to recommend that Genco's shareholders vote "FOR" adopting and approving the merger agreement.

        In determining to approve the merger agreement and recommend it to the Genco shareholders, the Genco board considered the fact that the Genco special committee had extensively reviewed and negotiated the terms of the transactions, the recommendation of the Genco special committee that the Genco board approve the merger agreement and recommend it to the Genco shareholders, and the positive and negative factors that had been considered by the Genco special committee in making its recommendation.

        The above discussion is not exhaustive, but it addresses the material factors considered by the Genco board in connection with the merger. In view of the wide variety of factors and the amount of information considered, as well as the complexity of that information, the Genco board does not find it practicable, and did not quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. This determination was made after the Genco board considered all of the factors as a whole. In addition, individual members of the Genco board may have given different weight to different factors. This explanation of the reasoning of the Genco special committee and the Genco board, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section captioned "Special Note Regarding Forward-Looking Statements" beginning on page 57.

Opinion of Genco's Financial Advisor

        Genco and the Genco special committee retained Houlihan Lokey as its financial advisor in connection with the merger. In connection with this engagement, Genco and the Genco special committee requested that Houlihan Lokey evaluate the fairness, from a financial point of view, of the Genco exchange ratio to Genco. On April 2, 2015, at separate meetings of the Genco special committee and the Genco board to evaluate the merger, Houlihan Lokey rendered its oral opinion to the Genco special committee and the Genco board (which was confirmed in writing by delivery of Houlihan Lokey's written opinion dated April 7, 2015), to the effect that, as of April 7, 2015, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the Genco exchange ratio in the merger was fair, from a financial point of view, to Genco.

        Houlihan Lokey's opinion was directed to the Genco special committee and the Genco board and only addressed the fairness from a financial point of view of the Genco exchange ratio in the merger and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey's opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix B to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus were intended to be, and did not constitute advice or a recommendation to the Genco special committee and the Genco board or any shareholder as to how to act or vote with respect to the merger or related matters.

        In arriving at its opinion, Houlihan Lokey, among other things:

  •
  reviewed a draft of the merger agreement;

  •
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Baltic Trading and Genco made available to Houlihan Lokey by Baltic Trading and Genco, including (i) certain third party maritime vessel appraisals relating to the current fleets and vessels under contract to be built for each of Baltic Trading and Genco

    (the "Independent Vessel Appraisals"), pro forma for the anticipated purchase by Genco of two vessels from Baltic Trading (the "Vessel Purchases"; such pro forma appraisals, the "Vessel Appraisals") and (ii) certain forecasts and estimates of revenues and related expenses in connection with the Management Agreement and Genco's management agreement with MEP;

  •
  spoke with certain members of the management of Baltic Trading and Genco and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Baltic Trading and Genco, the merger and related matters;

  •
  considered the publicly available financial terms of certain vessel prices that Houlihan Lokey deemed to be relevant;

  •
  compared certain financial and operating data of Baltic Trading and Genco with that of other public companies that Houlihan Lokey deemed to be relevant;

  •
  considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

  •
  reviewed the current and historical market prices for Baltic Trading common stock and Genco common stock;

  •
  compared the relative contributions of Baltic Trading and Genco to the NAV (as defined below) of the combined company on a pro forma basis, including pro forma for the Vessel Purchases;

  •
  reviewed a certificate addressed to Houlihan Lokey from senior management of Genco which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of Genco; and

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of Genco advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by it relating to each of the Management Agreement and the MEP management agreement were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results related to such agreements, assuming they were to continue into perpetuity, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they are based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Baltic Trading or Genco since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading.

        In reaching its conclusions, Houlihan Lokey did not perform a discounted cash flow analysis with respect to either Genco or Baltic Trading because, in each case, no relevant projections existed; accordingly, Houlihan Lokey's analyses in its opinion were not based on any forward looking forecasts or estimates (other than the forecasts and estimates reviewed by Houlihan Lokey relating to each of the Management Agreement and the MEP management agreement).

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct in all respects material to its analysis, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to Houlihan Lokey's analysis, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all material respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Baltic Trading or Genco, or otherwise have an adverse effect on the merger, or Baltic Trading or Genco or any expected benefits of the merger that would be material to Houlihan Lokey's analyses or its opinion. Houlihan Lokey also relied upon and assumed, without independent verification, at the direction of Genco, that any adjustments to the Genco exchange ratio pursuant to the merger agreement would not be material to its analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement will not differ in any material respect from the draft of the merger agreement that Houlihan Lokey reviewed.

        In connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Baltic Trading, Genco or any other party. For purposes of its opinion, Houlihan Lokey received copies of the Independent Vessel Appraisals, and, at the direction of Genco, relied upon and assumed, without independent verification, the accuracy of the conclusions set forth in the Independent Vessel Appraisals commissioned by Genco and in the Vessel Appraisals corresponding thereto. Furthermore, Houlihan Lokey noted that in connection with financing activities, Genco may have received appraisals for certain vessels of Genco as of a more recent date than the Vessel Appraisals, including appraisals in connection with its reporting requirements under its credit facilities, and that any such appraisals may not have been provided to Houlihan Lokey and were not taken into account for purposes of its analyses or its opinion. Houlihan Lokey is not a maritime vessel appraiser, and did not express any opinion with respect to such subject matter. If the conclusions set forth in the Vessel Appraisals are not accurate, the conclusion set forth in Houlihan Lokey's opinion could be materially affected. In addition, Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Baltic Trading or Genco is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Baltic Trading or Genco is or may be a party or is or may be subject.

        Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of April 2, 2015. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after April 2, 2015 (except as described below with respect to the receipt of an additional appraisal). Houlihan Lokey did not express any opinion as to what the value of Baltic Trading common stock or Genco common stock actually will be when exchanged or issued, respectively, pursuant to the merger or the price or range of prices at which Baltic Trading common stock or Genco common stock may be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that Genco common stock, including

Genco common stock to be issued in the merger to holders of Baltic Trading common stock, will be listed on the New York Stock Exchange upon consummation of the merger.

        Houlihan Lokey's opinion was furnished for the use of the Genco special committee (in its capacity as such) and the Genco board in connection with their evaluation of the merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. The opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. The opinion was not intended to be, and does not constitute, a recommendation to the Genco special committee, the Genco board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

        Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Genco special committee, the Genco board, Baltic Trading, Genco, their respective security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise, including any terms of the Vessel Purchases (other than the Genco exchange ratio to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of Baltic Trading or Genco, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for Baltic Trading, Genco or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of Baltic Trading's or Genco's or any other party's security holders or other constituents vis-à-vis any other class or group of Baltic Trading's or Genco's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi)(a) the solvency, creditworthiness or fair value of Baltic Trading, Genco or any other participant in the merger, or any of their respective assets, or (b) whether or not Baltic Trading, Genco, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, in each case, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the Genco exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations were or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Genco special committee, on the assessments by the Genco special committee, the Genco board, Baltic Trading, Genco and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Baltic Trading, Genco and the merger or otherwise.

        In preparing its opinion to the Genco special committee and the Genco board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey's analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Genco or Baltic Trading, such as the impact of competition on the businesses of Genco and Baltic Trading and on the industry generally, industry growth and the absence of any material change in the financial condition and prospects of Genco or Baltic Trading or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to Genco or Baltic Trading or the merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in Genco's and Baltic Trading's analyses and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of our company. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Houlihan Lokey's opinion was provided to the Genco special committee and the Genco board in connection with its evaluation of the merger and was only one of many factors considered by the Genco special committee and the Genco board in evaluating the merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the Genco exchange ratio or of the views of the Genco special committee and the Genco board or management with respect to the merger or the Genco exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between the Genco special committee and the Baltic Trading special committee, and the decision to enter into the merger was solely that of the Genco special committee and the Genco board.

        The following is a summary of the material analyses reviewed or communicated by Houlihan Lokey with the Genco special committee and the Genco board on April 2 and 7, 2015 in connection with Houlihan Lokey's opinion rendered on April 7, 2015. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial and operating metrics, including:

  •
  Transaction Value calculated as the value of the relevant target company's outstanding equity securities (taking into account its outstanding warrants and other convertible securities), where applicable, or the equity value of the vessels being acquired, in each case, based on the announced acquisition purchase price.

  •
  Net Asset Value ("NAV") calculated as GAV less outstanding debt.

  •
  Gross Asset Value ("GAV") calculated as Gross Fleet Value, plus cash and cash equivalents, plus net working capital, less Newbuild CapEx, plus investments in other companies, plus certain other adjustments, including certain adjustments to account for the values of the Management Agreement and the management agreement with MEP.

  •
  Gross Fleet Value means the aggregate estimated market value of the current fleet, as well as any newbuilds on order, and, in the case of each of Genco and Baltic Trading, were based on third party appraisals.

  •
  Newbuild CapEx means the remaining capital expenditures for newbuild vessels that are currently on order which, in the case of Genco, was $0, and, in the case of Baltic Trading, was $42.0 million.

        Unless the context indicates otherwise, (i) equity values derived from the selected companies analysis described below were calculated using the closing price of the common stock of the selected drybulk shipping companies listed below as of March 27, 2015, (ii) transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the public announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions and (iii) each of cash and cash equivalents, net working capital and outstanding debt for each of Genco and Baltic Trading were based on such amounts as of December 31, 2014, pro forma for the Vessel Purchases. Accordingly, this information may not reflect current or future market conditions. In addition, unless the context indicates otherwise, investments in other companies by Genco include its (i) equity stake in Jinhui valued based on the closing market price as of March 27, 2015 and (ii) equity stake in Baltic Trading valued based on Genco's percentage equity interest in the calculated NAV of Baltic Trading, as described below. Other adjustments to GAV (i) in the case of Genco, includes the estimated net present value of the Management Agreement and the management agreement with MEP (based on, among other things, certain assumptions regarding the remaining length of such agreements), together with an additional $5.6 million of fixed and other assets and (ii) in the case of Baltic Trading, includes an additional $6.2 million of fixed and other assets.

        Estimates of NAV for the selected drybulk shipping companies listed below were based on certain publicly available research analyst estimates. Estimates of NAV for the related transactions listed below were based on certain publicly available research analyst estimates, company press releases and presentations, and internet vessel price quote services, other than acquisitions involving Genco, for which NAV's were based on third party appraisals commissioned by Genco at the time of the acquisitions.

        Net Asset Value Analysis.    Houlihan Lokey performed a net asset valuation for each of Genco and Baltic Trading using information from Genco and Baltic Trading, and two internationally known maritime vessel appraisal companies, which are referred to herein as Clarksons and Appraiser B. Each of Clarksons and Appraiser B provided fair market value estimates of each of Genco's and Baltic Trading's fleets as of March 24, 2015 and March 25, 2015, respectively.

        The Gross Fleet Value appraisals for each of Genco's and Baltic Trading's fleets, as well as the averages of the two appraisals, were as follows:

(in millions)	Clarksons(1)	Appraiser B	Average
Genco	$778.3	$793.8	$786.0
Baltic Trading	$278.3	$289.0	$283.6

(1)
The vessel valuations prepared by Clarksons are based on recent transactions, negotiations and broker's market knowledge and assume charter-free delivery on a willing buyer, willing seller basis. The valuations relate to March 24, 2015 and are not a guide to the market value of the vessels at any other time. Market values in the shipping industry are highly volatile. Clarksons' letter to Genco and Baltic Trading regarding these valuations is reproduced in this joint proxy statement/prospectus as Appendix E.

        Houlihan Lokey calculated NAV from these Gross Fleet Values as described above. The amounts used in these analyses were as follows:

(in millions)	Genco	Baltic Trading
Gross Fleet Value	Various(1)	Various(1)
Plus: Cash and Cash Equivalents	$55.3	$37.9
Plus/(Less): Net Working Capital	$4.7	$2.9
Plus: Newbuild CapEx	$0	$(42.0)
Plus: Investment in Baltic Trading	Various(2)	—
Plus: Investment in Jinhui	$28.3	—
Plus: Baltic Management Agreement	$0 - $32.2	—
Plus: MEP Management Agreement	$3.6 - $7.6	—
Plus/(Less): Other Adjustments	$5.6	$6.2
(Less): Outstanding Debt	$(273.9)	$(156.2)

(1)
The Gross Fleet Value used to determine the implied exchange ratio reference range for each case is based on the appraisal data in the table above, and the methodology for calculating Gross Fleet Value in each case is described in the paragraph below.

(2)
As described in the paragraph below, the value of Genco's interest in Baltic Trading varies in each case along with Baltic Trading's NAV.

        Houlihan Lokey then calculated the NAVs of each of Genco and Baltic Trading using (i) the averages of the fleet appraisals of each of Clarksons and Appraiser B (with such averages sensitized plus/minus five percent), together with the estimated low and high management agreement values of each of the Management Agreement and the MEP management agreement, and (ii) the appraisal of Appraiser B (as the higher of the two appraisals), together with the estimated low management agreement values of each of the Management Agreement and the MEP management agreement, and the appraisal of Clarksons (as the lower of the two appraisals), together with the estimated high management agreement values of each of the Management Agreement and the MEP management agreement. In each case, Houlihan Lokey valued Genco's interest in Baltic Trading using the same NAV approach as the approach used in valuing Baltic Trading (as described immediately above). These calculations of NAVs resulted in a range of NAV values for Genco of $619.2 million to $664.7 million and Baltic Trading of $118.2 million to $146.6 million. These analyses yielded the following implied exchange ratio reference ranges as compared to the Genco exchange ratio:

Asset-Based Approach Average Appraisals Implied Exchange Ratio Reference Range	Asset-Based Approach Low/High Appraisals Implied Exchange Ratio Reference Range	Genco Exchange Ratio
0.200x - 0.231x	0.205x - 0.229x	0.2160x

        Selected Companies Analysis.    Houlihan Lokey calculated certain multiples of asset value using certain financial data for Genco and the following selected drybulk shipping companies based on the closing prices of common stock of the following companies as of March 27, 2015. The calculated multiples included equity value to NAV ("P/NAV"). The list of selected companies and the related multiples for such selected companies are set forth below:

Selected Companies	Asset Value Multiples P/NAV
Diana Shipping Inc	0.79x
Paragon Shipping Inc	0.25x
Safe Bulkers, Inc	0.74x
Jinhui Shipping & Transportation Ltd.	0.38x
Star Bulk Carriers Corp	0.59x

        This information indicated the following low, high, median and mean multiples for the selected companies:

Asset Value Multiples P/NAV
Low	0.25x
High	0.79x
Median	0.59x
Mean.	0.55x

        For the purpose of determining the implied exchange ratio reference range, Houlihan Lokey excluded Paragon Shipping Inc. and Jinhui in light of, among other things, issues related to stressed financial condition and corporate governance structure, respectively. Based on this exclusion, the analysis indicated the following low, high, median and mean multiples for the selected companies:

Asset Value Multiples P/NAV
Low	0.59x
High	0.79x
Median	0.74x
Mean.	0.71x

        From this data, Houlihan Lokey selected an implied reference range for Genco and Baltic Trading using P/NAV multiples of 0.75x to 0.80x. Houlihan Lokey then applied these multiples to the NAVs for each of Genco and Baltic Trading implied by the averages of the appraisals referred to above, together with the estimated low and high management agreement values of each of the Management Agreement and the MEP management agreement. In addition, Houlihan Lokey valued Genco's interest in Baltic Trading using the same NAV approach as the approach used in valuing Baltic Trading (as described above). This analysis indicated the following implied exchange ratio reference range, as compared to the proposed Genco exchange ratio:

Implied Exchange Ratio Reference Range	Genco Exchange Ratio
0.211x - 0.224x	0.2160x

        Selected Transactions Analysis.    Houlihan Lokey selected the following publicly-announced transactions involving primarily drybulk shipping companies and/or drybulk vessels and calculated, among other things, Transaction Value/NAV multiples based on the estimated purchase prices for which information had been made public as of the announcement date of the relevant transaction. This list of selected transactions and the related multiples are set forth below:

Announced	Target	Acquiror	Transaction Value/NAV
October 7, 2014	Golden Ocean Group Ltd.	Knightsbridge Shipping Ltd.	0.89x
June 16, 2014	Oceanbulk Companies	Star Bulk Carriers Corp.	0.99x
April 24, 2014	Frontline 2012 Ltd., 25 Capesize Vessels	Knightsbridge Tankers Limited	1.00x
March 10, 2014	Frontline 2012 (5 Vessels) and Karpasia Shipping Inc. (1 Vessel)	Knightsbridge Tankers Limited.	1.01x
January 22, 2014	Deiulemar Shipping SpA, Dry Bulk Business Unit	Heron Ventures Limited	NA	*
May 1, 2013	6 Vessels	Navios Asia LLC	1.00x
October 11, 2012	U.S. United Ocean Services, LLC	International Shipholding Corp.	NA	*
July 26, 2011	OceanFreight Inc.	DryShips Inc.	0.92x
June 25, 2010	Bourbon SA (16 Supramax vessels)	Genco Shipping & Trading Limited	0.95x
June 9, 2010	Metrostar group of companies (5 Handysize Vessels)	Genco Shipping & Trading Limited	1.00x

*
NA refers to Not Available.

        This analysis indicated the following low, high, median and mean multiples for the selected transactions:

Transaction Value/NAV
Low	0.89x
High	1.01x
Median	1.00x
Mean.	0.97x

        From this data, Houlihan Lokey selected an implied reference range for Genco and Baltic Trading based on using Transaction Value/NAV multiples of 0.90x to 1.00x. Houlihan Lokey then applied these multiples to the NAVs for each of Genco and Baltic Trading implied by the average of the appraisals referred to above, together with the estimated low and high management agreement values of each of the Management Agreement and the MEP management agreement. In addition, Houlihan Lokey valued Genco's interest in Baltic Trading using the same NAV approach as the approach used in valuing Baltic Trading (as described above). This analysis indicated the following implied exchange ratio reference range, as compared to the proposed Genco exchange ratio:

Implied Exchange Ratio Reference Range	Genco Exchange Ratio
0.211x - 0.223x	0.2160x

        Other Information.    In addition to the fleet appraisals of Clarksons and Appraiser B referred to above, Houlihan Lokey was also provided on April 7, 2015 with appraisals of the fleets of each of Genco and Baltic Trading by Marsoft. Houlihan Lokey recalculated the implied exchange ratio reference ranges described above using Marsoft's appraisal in the average appraisal approaches, and as the high appraisal in the low/high appraisal analysis approach. Although Houlihan Lokey did not use the appraisal of Marsoft in reaching its conclusions regarding fairness because Marsoft is an industry research firm, not a broker for maritime vessels and, therefore, is further removed from the actual pricing of the relevant types of vessels than are Clarksons and Appraiser B, it nevertheless recalculated the implied exchange ratio reference range to show the Genco special committee and the Genco board that the use of such appraisal would not have materially affected Houlihan Lokey's analysis or its conclusion. The illustrative implied exchange ratio reference ranges including Marsoft's fleet appraisal for each valuation approach are set forth below:

Asset-Based Approach Average Appraisals	Asset-Based Approach Low/High Appraisals	Selected Companies Approach	Selected Transactions Approach	Genco Exchange Ratio
0.195x - 0.225x	0.195x - 0.229x	0.206x - 0.218x	0.205x - 0.217x	0.2160x

  Other Matters

        Houlihan Lokey was engaged by Genco and the Genco special committee to act as their financial advisor in connection with the merger and provide financial advisory services, including an opinion to the Genco special committee and the Genco board regarding the fairness from a financial point of view of the exchange ratio in the merger. Genco engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes and to provide advisory services in connection with mergers and acquisitions, financings, and financial restructurings.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Baltic Trading, Genco, or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

        Houlihan Lokey has in the past provided restructuring services to certain secured lenders of Genco in connection with the Plan, which was confirmed in July 2014. Houlihan Lokey and/or certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Centerbridge Partners, L.P. ("Centerbridge"), Apollo Global Management, LLC ("Apollo"), or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Centerbridge (collectively, with Centerbridge, the "Centerbridge Group") and Apollo (collectively, with Apollo, the "Apollo Group"), for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, (a) having acted as financial advisor to CEVA Group plc, a member of the Apollo Group, in connection with a recapitalization transaction, which transaction closed in May 2013, (b) having acted as financial advisor to Apollo Management International LLP, as a financing party, in connection with its review of a sale transaction involving Alpine-Energie Holding AG, which transaction closed in April 2014, (c) having acted as financial advisor to Aquilex Specialty Repair and Overhaul LLC, then a member of the Centerbridge Group, in connection with its sale, which closed in March 2013, (d) having acted as co-manager in connection with the initial public offering of Extended Stay America, a member of the Centerbridge Group, which transaction closed in November 2013, and (e) having acted as co-manager in connection with a secondary offering of Extended Stay America, a member of the Centerbridge Group, which transaction closed in August 2014. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to Genco, Baltic Trading, members of the Centerbridge Group or the Apollo Group, other participants in the merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Centerbridge or Apollo, other participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the members of the Centerbridge Group or the Apollo Group, other participants in the merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Genco, Baltic Trading, members of the Centerbridge Group or the Apollo Group, other participants in the merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

        Houlihan Lokey acted as financial advisor to the Genco special committee and Genco in connection with, and participated in certain of the negotiations leading to, the merger and will receive a fee for such services, $3,500,000 of which is contingent upon the consummation of the merger. In addition, Houlihan Lokey received a non-refundable retainer fee of $100,000 and became entitled to receive a fee of $750,000 upon rendering its opinion, neither of which was contingent upon the successful completion of the merger, but each of which are creditable against the fee payable upon consummation of the merger. Genco has agreed to reimburse certain of Houlihan Lokey's expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities arising out of its engagement.

Interests of Genco's Directors and Executive Officers in the Merger

        Shareholders should note that some Genco directors and executive officers have interests in the merger as directors or officers that are different from, or in addition to, the interests of other Genco shareholders. The Genco board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Genco's shareholders vote in favor of the approval and adoption of the merger agreement and approval of the merger.

        Genco's Chairman and its executive officers have received certain equity awards under Genco's 2014 Management Incentive Plan. The merger does not accelerate or increase the amount payable to any such individuals under any such awards. However, Genco's Chairman, Peter C. Georgiopoulos, has 1,214,852 shares of Baltic Trading restricted stock, and Genco's President, John C. Wobensmith, has 697,917 shares of Baltic Trading restricted stock, in each case that will vest and be converted into Genco common stock as set forth under "The Merger—Interests of Baltic Trading's Directors and Executive Officers in the Merger."

        The merger agreement includes provisions relating to indemnification and insurance for directors and officers of Genco. See the section captioned "The Merger Agreement—Indemnification and Insurance" beginning on page 148.

Continuing Board and Management Positions

        Subject to the approval of the Board Increase Amendment, at the effective time of the merger, Basil G. Mavroleon, currently a director of Baltic Trading, will be appointed to the Genco board by increasing the number of Class I Directors from three (3) directors to four (4) directors. Mr. Mavroleon will serve in such capacity until the next annual meeting of the Genco shareholders at which the Class I directors of Genco are elected or until their successors have been elected and qualified. The executive officers of Genco will continue in their current positions after the effective time of the merger. For information about where you can find out more about Genco's directors and executive officers at the effective time of the merger, please see the section captioned "Where You Can Find More Information" beginning on page 236.

Listing of Genco Common Stock

        Under the terms of the merger agreement, Genco is required to use its reasonable best efforts to cause all shares of Genco common stock outstanding or reserved for issuance (including all shares to be issued in connection with the merger) to be approved for listing on the NYSE, subject to official notice of issuance. It is a condition to both parties' obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have such shares of Genco common stock to be approved for listing on the NYSE under trading symbol "[    •    ]".

Delisting and Deregistration of Baltic Trading Common Stock

        If the merger is completed, the Baltic Trading common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Baltic Trading will no longer be required to file periodic reports with the SEC.

Dividend Information

        Under the merger agreement, until the consummation of the merger, neither party may (without the consent of the other party) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to its or its subsidiaries' shares of capital stock or other equity securities or ownership interests in it or any of its subsidiaries, other than dividends or distributions payable or paid to such party or one or more of its wholly owned subsidiaries by one or more of its wholly owned subsidiaries.

Marshall Islands Tax Considerations

        The following are the material Marshall Islands tax consequences of the merger, the operations of Genco, and the ownership and disposition of Genco common stock. Genco is incorporated in the Marshall Islands. Under current Marshall Islands law, no Marshall Islands withholding tax or income tax will be imposed on Genco, Baltic Trading, or their respective shareholders as a result of the merger. In addition, Genco will not be subject to tax in the Marshall Islands on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of dividends by Genco to its shareholders or with respect to proceeds from the disposition of Genco common stock.

Material U.S. Federal Income Tax Considerations to Baltic Trading Shareholders

        Subject to the qualifications and limitations described herein, the following discussion is a summary of material U.S. federal income tax considerations to Baltic Trading shareholders relating to (i) the merger and (ii) the ownership and disposition of Genco common stock received pursuant to the merger. This summary is based on the Code; current, temporary and proposed Treasury Regulations promulgated thereunder; administrative rulings and pronouncements of the IRS; and judicial decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion assumes that the merger will be completed on the terms and conditions of the merger agreement and as described in this joint proxy statement/prospectus without waiver or modification of any such terms or conditions.

        Neither Genco nor Baltic Trading has requested, nor does either plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion, and the statements in this joint proxy statement/prospectus are not binding on the IRS or any court. Thus, neither Genco nor Baltic Trading can provide any assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

        The following discussion relates to persons who hold Baltic Trading common stock prior to the merger and will hold Genco common stock following the merger as capital assets (as defined in Section 1221 of the Code). Because this discussion is a general summary, it does not address all of the potential tax issues that may be relevant to Baltic Trading shareholders in light of their particular circumstances. For example, special rules not discussed herein may apply to a Baltic Trading shareholder that is: a broker-dealer or a dealer in securities or currencies; a subchapter S corporation; a grantor trust; a partnership or limited liability company; a bank, thrift or other financial institution; a regulated investment company or real estate investment trust; an insurance company; a tax-exempt organization; a qualified retirement plan or individual retirement account; subject to alternative minimum tax or, except as noted below, the "Medicare" tax on net investment income; holding Baltic Trading or Genco common stock (i) as part of a hedge, straddle, conversion transaction, synthetic security, or other integrated investment or (ii) through a partnership or other pass-through entity; holding Baltic Trading common stock or will receive Genco common stock pursuant to the exercise of employee stock options or otherwise as compensation; a U.S. person whose functional currency is not the U.S. dollar; a U.S. expatriate; a person that owns directly, indirectly or constructively (by vote or value) 10% or more of Baltic Trading common stock prior to the merger; or except as specifically provided below, a person that owns directly, indirectly or constructively (by vote or value) 5% or more of Genco common stock following the merger. This discussion also does not discuss any state, local or non-U.S. tax considerations.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of Baltic Trading or Genco common stock, as applicable, who is: an individual citizen or resident of the U.S.; a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust, if: (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

        A "non-U.S. Holder" means a beneficial owner of Baltic Trading or Genco common stock, as applicable (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Baltic Trading or Genco common stock, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor. The following discussion is intended only as a summary and does not purport to be a complete analysis of all potential tax considerations relevant to a decision whether to vote in favor of the merger. Genco shareholders and Baltic Trading shareholders are urged to consult their tax advisors concerning the United States federal, state and local and non-U.S. tax consequences to them of the merger and of owning Genco common stock.

  Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion is a summary of material U.S. federal income tax consequences of the exchange of shares of Baltic Trading common stock for shares of Genco common stock pursuant to the merger. The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. However, Genco and Baltic Trading have not received, nor will Genco or Baltic Trading request, a ruling from the IRS that the merger qualifies as a reorganization. Subject to the qualifications and limitations described above and below, and provided that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code:

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  Genco will not recognize any gain or loss on the receipt of Baltic Trading common stock pursuant to the merger;

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  Except as provided below, a Baltic Trading shareholder will not recognize any gain or loss on the receipt of Genco common stock in exchange for its Baltic Trading common stock pursuant to the merger (except for gain or loss with respect to cash received in lieu of fractional shares);

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  A Baltic Trading shareholder's basis in Genco common stock received pursuant to the merger will equal such shareholder's basis in the Baltic Trading common stock exchanged therefor;

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  A Baltic Trading shareholder's holding period in Genco common stock received pursuant to the merger will include such shareholder's holding period in the Baltic Trading common stock exchanged therefor; and

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  A Baltic Trading shareholder who receives cash in lieu of a fractional share of Genco common stock pursuant to the merger, will be treated as having received that fractional share and then as having sold such fractional share for the cash received, and (i) if such shareholder is a U.S. Holder, generally will recognize capital gain or loss on the deemed sale in an amount equal to the difference between the amount of cash received and the basis of the Genco common stock allocable to such fractional share (as described above); and (ii) if such shareholder is a non-U.S. Holder, will not be subject to U.S. federal income or withholding tax except as set forth in the discussion below under "Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of Genco Common Stock Received Pursuant to the Merger—Non-U.S. Holders".

        Under Section 367(a) of the Code and the Treasury Regulations thereunder, special rules may require a U.S. Holder who receives Genco common stock in the merger and becomes a five percent transferee shareholder (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) of Genco immediately after the merger to recognize gain (but not loss) as a result of such U.S. Holder's exchange of Baltic Trading common stock pursuant to the merger. Any U.S. Holder of Baltic Trading common stock that will be a five percent transferee shareholder of Genco after the merger is urged to consult his, her or its own tax advisor with respect to the U.S. federal income tax consequences of the merger to him, her or it.

        Notwithstanding the foregoing, if Genco is not a PFIC in the taxable year of the merger, but Baltic Trading has been a PFIC at any time since a U.S. Holder acquired its shares in Baltic Trading, pursuant to proposed Treasury Regulations, a direct or indirect U.S. Holder of Baltic Trading common stock may have to recognize gain but not loss in connection with the receipt of Genco common stock for Baltic Trading common stock in the merger. As described below in the section "Passive Foreign Investment Company Considerations" beginning on page 122, Genco does not believe that it will be classified as a PFIC for its current taxable year. In public filings from prior years, Baltic Trading has indicated that it believes it has not been a PFIC. However, no assurances can be provided regarding whether Baltic Trading currently is or has ever been a PFIC or whether Genco currently is or will become a PFIC. U.S. Holders of Baltic Trading common stock are urged to consult their tax advisors regarding the PFIC rules.

  Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of Genco Common Stock Received Pursuant to the Merger

  U.S. Holders

  Distributions

        Subject to the discussion below under "Passive Foreign Investment Company Considerations," a U.S. Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid by Genco on Genco common stock, including the amount of any non-U.S. income taxes withheld, to the extent that those distributions are paid out of Genco's current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of Genco's earnings and profits will be treated (i) as a non-taxable return of capital and will reduce the U.S. Holder's tax basis in its Genco common stock to the extent thereof and, (ii) to the extent distributions exceed such tax basis, as gain from a sale or exchange of such Genco common stock. Because Genco is not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from Genco. Amounts taxable as dividends generally will be treated as foreign source "passive income" for U.S. foreign tax credit purposes.

        Dividends paid on Genco's common stock to a U.S. Holder who is an individual, trust or estate (a "non-Corporate U.S. Holder") will generally be treated as "qualified dividend income" that is taxable to such non-Corporate U.S. Holder at preferential tax rates (currently, a maximum rate of 20% applies), if (1) the common stock is readily tradable on an established securities market in the United States; (2) Genco is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year; (3) the non-Corporate U.S. Holder's holding period of the common stock includes more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the non-Corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends Genco pays out of earnings and profits that are not eligible for these preferential rates will be taxed as ordinary income to a non-Corporate U.S. Holder. Non-Corporate U.S. holders also may be required to pay a 3.8% surtax on all or part of such holder's "net investment income," which includes, among other items, dividends on Genco common stock, subject to certain limitations and exceptions.

  Dispositions of Genco Common Stock

        Subject to the discussion below under "Passive Foreign Investment Company Considerations," a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other taxable disposition of Genco common stock (other than with respect to certain non-recognition transactions) in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder's tax basis in such stock. Gain or loss realized upon the disposition of Genco common stock will be treated as long-term if, at the time of the sale or disposition, such stock were held for more than one year. Long-term capital gains realized by non-Corporate U.S. Holders generally are subject to reduced rates of tax (currently, a maximum rate of 20% applies). The deductibility of capital losses by a U.S. Holder is subject to limitations. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Non-Corporate U.S. Holders also may be required to pay a 3.8% surtax on all or part of that holder's "net investment income," which generally may include, among other items, net gain attributable to the disposition of Genco common stock, subject to certain limitations and exceptions.

  Passive Foreign Investment Company Considerations

        A foreign corporation will be a PFIC if either:

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  75% or more of its gross income in a taxable year consists of "passive income" (generally including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury Regulations); or

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  at least 50% of the average value (or in certain circumstances adjusted bases) of its assets in a taxable year (determined on a quarterly basis) produce or are held for the production of passive income, i.e., "passive assets."

        For purposes of determining whether a foreign corporation is a PFIC, such corporation is treated as earning and owning the income and assets, respectively, of its subsidiaries that have made special U.S. tax elections to be disregarded as separate entities (see the section entitled "Material U.S. Federal Income Tax Considerations Relating to Genco" beginning on page 125 below) as well as earning and owning its proportionate share of the income and assets of any other corporate subsidiary in which such a foreign corporation owns at least 25% of the value of the subsidiary's stock.

        For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless such income were treated under specific rules as derived from the active conduct of a trade or business. Genco intends to treat its income from the time and spot chartering activities as services income, rather than rental income. Accordingly, Genco intends to take the position that (i) such income does not constitute passive income, and (ii) the assets it will own and operate in connection with the production of that income, primarily its vessels, do not constitute passive assets for purposes of determining whether Genco is a PFIC.

        While there is no direct legal authority under the PFIC rules addressing Genco's method of operation, there is legal authority supporting this position consisting of administrative interpretations by the IRS concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also legal authority, consisting of case law, which characterizes time charter income as rental income rather than services income for other tax purposes.

        Based on the existing operations of Genco and Baltic Trading, certain estimates of the gross income and gross assets of Genco, and Genco's view that income from time and spot chartering activities is services income rather than rental income, Genco intends to take the position that it should not be a PFIC in 2015, and assuming that there is no material change to the composition of Genco's assets, the source of its income or the nature of its activities and other operations, Genco should not be a PFIC in any future taxable year.

        No assurance can be given that the IRS or a court of law will accept Genco's position, and there is a risk that the IRS or a court of law could determine that Genco is a PFIC in 2015. Moreover, there can be no assurance that Genco will not become a PFIC in any future taxable year because the PFIC test is an annual test, there are uncertainties in the application of the PFIC rules, and although Genco intends to manage its business so as to avoid PFIC status to the extent consistent with its other business goals, there could be changes in the nature and extent of Genco's operations in future taxable years.

        Subject to the qualified election fund ("QEF") and mark-to-market elections discussed below, if Genco were to be treated as a PFIC for any taxable year (and regardless of whether Genco were to remain a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning Genco common stock for purposes of the PFIC rules during such year would be required to pay U.S. federal income tax at the highest applicable ordinary income tax rates upon the receipt of excess distributions (i.e., the portion of any distributions received by the U.S. Holder on Genco common stock in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for the common stock) and on any gain from the disposition of Genco common stock, plus interest on such amounts, as if such excess distributions or gain had been recognized ratably over the U.S. Holder's holding period of Genco common stock.

        The above rules relating to the taxation of excess distributions and dispositions if Genco were considered a PFIC will not apply to a U.S. Holder who has made a timely QEF election for all taxable years that the holder has held its common stock and Genco was considered a PFIC. Instead, each U.S. Holder who has made a timely QEF election would be required for each taxable year to include in income a pro rata share of Genco's ordinary earnings as ordinary income and a pro rata share of Genco's net capital gain as long-term capital gain, regardless of whether Genco has made any distributions of the earnings or gain. The U.S. Holder's basis in Genco common stock would be increased to reflect taxed but undistributed income. Distributions of income in an amount no greater than the amount that had been previously taxed would result in a corresponding reduction in the basis of the common stock and would not be taxed again when distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of Genco common stock. If Genco determines that it is a PFIC for any taxable year, Genco may provide each U.S. Holder with all necessary information in order to make the QEF election described above.

        Alternatively, if Genco were considered a PFIC, a U.S. Holder may make a mark-to-market election with respect to its Genco common stock if Genco's common stock were considered "marketable stock." In general, "marketable stock" is stock that is "regularly traded" on a "qualified exchange" within the meaning of applicable Treasury Regulations. A "qualified exchange" includes a national securities exchange that is registered with the SEC or a national market system established under section 11A of the Exchange Act. Because Genco's common stock is expected to trade on the NYSE following consummation of the merger, a U.S. Holder may be able to make a mark-to-market election with respect to its Genco common stock following consummation of the merger. If Genco were considered a PFIC and its common stock were to be considered "marketable stock" for this purpose, any U.S. holder thereof making a mark-to-market election would include in income as ordinary income the excess of the fair market value of the common stock at the close of any taxable year over the U.S. Holder's adjusted tax basis in the common stock. In addition, the excess, if any, of the U.S. Holder's adjusted tax basis at the close of any taxable year over the fair market value of the common stock would be deductible to the extent of the cumulative net mark-to-market gains previously included in income in prior years. Any loss in excess of the cumulative net mark-to-market gains would not be allowed. A U.S. Holder's tax basis in its common stock would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of Genco common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the cumulative net mark-to-market gains previously included by the U.S. Holder. Any such excess would be treated as capital loss.

        A U.S. Holder who holds Genco common stock during a period when Genco is considered a PFIC generally would be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder's holding of Genco common stock, even if Genco ceased to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

  Non-U.S. Holders

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from Genco on Genco common stock unless the income is effectively connected with the conduct of a U.S. trade or business (and, if a treaty applies, the income is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States) ("effectively connected income"). Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of Genco common stock, unless either:

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  the gain is effectively connected income; or

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  the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met.

        Effectively connected income generally will be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders. In addition, earnings and profits of a corporate non-U.S. Holder that are attributable to such income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty. If such gain is not effectively connected income but is realized by an individual non-U.S. Holder who is present in the United States for 183 days or more during the taxable year of the disposition (and certain other conditions are met), such gain will be subject to a gross 30% tax (or a reduced rate under an applicable income tax treaty), which may be offset by certain U.S. source capital losses.

  Backup Withholding and Information Reporting

        In general, payments of distributions on, and the proceeds from a disposition of, Genco common stock received by a non-Corporate U.S. Holder will be subject to U.S. federal income tax information reporting requirements. Such payments may also be subject to U.S. federal backup withholding tax if a U.S. Holder:

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  fails to provide an accurate taxpayer identification number (or otherwise establish an exemption);

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  is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

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  fails to comply with applicable certification requirements.

        Backup withholding tax is not an additional tax. Rather, a U.S. Holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed its income tax liability by timely filing a refund claim with the IRS.

        Non-U.S. Holders generally are not subject to information reporting or backup withholding, provided that the Non-U.S. Holder provides a taxpayer identification number, certifies to its foreign status, or establishes another exemption to the information reporting or backup withholding requirements.

        Certain U.S. Holders (and to the extent provided in IRS guidance, certain non-U.S. Holders) who hold interests in "specified foreign financial assets" (as defined in Section 6038D of the Code) are generally required to file a Form 8938 as part of their U.S. federal income tax returns to report their ownership of such specified foreign financial assets, which may include Genco common stock, if the total value of those assets exceeds certain thresholds. Substantial penalties may apply to any failure to timely file Form 8938. In addition, in the event a holder that is required to file Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. Holders should consult their own tax advisors regarding their tax reporting obligations.

Material U.S. Federal Income Tax Considerations Relating to Genco

        The following discussion sets forth material United States federal income tax considerations relating to the operations of Genco. The following does not address all aspects of U.S. federal income taxation that may be relevant to Genco and, except where specifically noted, does not address the effects of any state, local or non-U.S. tax laws.

        Special U.S. tax elections have been or will be made in respect of certain of Genco's subsidiaries, following completion of or in connection with the merger, the effect of which will be to disregard the subsidiaries for which elections have been made as separate taxable entities from that of their direct or indirect parent for U.S. federal income tax purposes. Therefore, for purposes of the following discussion, Genco, and not its subsidiaries subject to this special election, will be treated as the owner and operator of vessels held by such subsidiaries and as receiving the income from these vessels. In addition, if Genco qualified for the Section 883 exemption, discussed below, its non-U.S. subsidiaries that do not make the special U.S. tax election generally should qualify for the Section 883 exemption.

  Taxation of Operating Income: In General

        Unless otherwise exempt, a foreign corporation is subject to U.S. federal income tax in respect of any gross income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses ("shipping income") to the extent that the gross shipping income is derived from sources within the United States ("U.S. source shipping income").

        U.S. source shipping income is 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

        No portion of shipping income attributable to transportation exclusively between non-U.S. ports is considered to be U.S. source shipping income. Such shipping income is not subject to any U.S. federal income tax.

        Shipping income attributable to transportation exclusively between U.S. ports is considered to be 100% derived from U.S. sources. However, due to prohibitions under U.S. law, Genco does not engage in transportation of cargo that produces 100% U.S. source shipping income.

        Unless exempt from tax under Section 883 of the Code, a foreign corporation's U.S. source shipping income generally would be subject to a 4% tax imposed without allowance for deductions, unless such income is "effectively connected" with the conduct of a U.S. trade or business, as described below.

  Section 883 Exemption

        Under Section 883 of the Code and the Treasury Regulations promulgated thereunder, a foreign corporation that meets certain substantiation and reporting requirements will be exempt from U.S. federal income taxation on its U.S. source shipping income if:

          (1)   it is organized in a qualified foreign country, which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 of the Code (the "Country of Organization Test"); and

          (2)   either, generally:

            (a)   more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which includes individuals who are "residents" of a qualified foreign country (the "50% Ownership Test");

            (b)   its stock satisfies the Publicly Traded Test; or

            (c)   it is a "controlled foreign corporation" and it satisfies an ownership test (the "CFC Test").

        The Marshall Islands, the jurisdiction where Genco is incorporated, has been officially recognized by the IRS as a qualified foreign country that currently grants the requisite "equivalent exemption" from tax in respect of each category of shipping income that Genco expects to earn in the future. Therefore, Genco will satisfy the Country of Organization Test and will be exempt from U.S. federal income taxation with respect to its U.S. source shipping income if it is able to satisfy any one of the 50% Ownership Test, the Publicly Traded Test or the CFC Test.

        For purposes of the Publicly Traded Test, stock of a foreign corporation is considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of each such class of stock that are traded during that year on established securities markets in any other single country. Stock of a foreign corporation is considered to be "regularly traded" on an established securities market if (1) more than 50 percent of all classes of stock of such corporation (by vote and value) are listed on such market; and (2) with respect to each class relied on to meet the more than 50 percent requirement in (1), in general, (i) such class is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year; and (ii) the aggregate number of shares of such class traded on such market during the taxable year is at least 10% of the average number of shares of stock outstanding during such year. The trading frequency and trading volume requirements found in (2) above are deemed satisfied if the foreign corporation's stock is regularly quoted by dealers making a market in such stock.

        Genco expects that its common stock, which will be the combined company's sole class of issued and outstanding stock, will be "primarily traded" on the NYSE (which Genco believes is an established securities market for this purpose) and will be regularly quoted by dealers making a market in Genco stock. Thus, subject to the five percent override rule described below, Genco believes that it will satisfy the Publicly Traded Test.

        Notwithstanding the above, a foreign corporation's common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which persons who actually or constructively own 5% or more of its stock ("5% shareholders") together own 50% or more of its stock for more than half the days in such year (the "five percent override rule"), unless an exception applies.

        For purposes of identifying 5% shareholders, a corporation may rely on Schedule 13G and Schedule 13D filings with the SEC. An investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for these purposes.

        In the event the five percent override rule applies, a foreign corporation's stock will nevertheless be treated as regularly traded if, in general, the foreign corporation can establish that "qualified shareholders" own sufficient shares in its stock to preclude nonqualified shareholders from owning 50 percent or more of the total value of the relevant class of stock for more than half the number of days during the taxable year.

        Genco believes that, based on the current ownership of Genco and Baltic Trading, the five percent override rule will not be triggered with respect to Genco common stock following consummation of the merger. However, if 5% shareholders were to own 50% or more of Genco's common stock for more than half the days in 2015, the five percent override rule would apply and Genco believes that it may have significant difficulty establishing the exception thereto. It is also not clear whether Genco would satisfy one of the other two ownership tests. Thus, there is no assurance that Genco will qualify for the Section 883 exemption in 2015. Even if Genco does qualify for the Section 883 exemption in 2015, there can be no assurance that changes and shifts in the ownership of Genco common stock by 5% shareholders will not preclude Genco from qualifying for the Section 883 exemption in future taxable years.

  Taxation in Absence of Section 883 Exemption

        If the Section 883 exemption does not apply, a foreign corporation's U.S. source shipping income would be subject to a 4% tax, without allowance for deductions, unless such income is effectively connected income, as described below. As a result of the sourcing rules described above, no more than 50% of a foreign corporation's gross shipping income would be treated as U.S. source shipping income if it does not operate exclusively between U.S. ports. Thus, the maximum effective rate of U.S. federal income tax on Genco's non-effectively connected U.S. source shipping income should never exceed 2% because Genco does not operate exclusively between U.S. ports.

        To the extent Genco's U.S. source shipping income, or other U.S. source income, is considered to be effectively connected income, as described below, any such income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 35%. In addition, Genco may be subject to a 30% "branch profits" tax on such income, and on certain interest paid or deemed paid attributable to the conduct of such trade or business.

  •
  Genco's U.S. source shipping income would be considered effectively connected income only if:

  •
  Genco has, or is considered to have, a fixed place of business in the U.S. involved in the earning of U.S. source shipping income; and

  •
  substantially all of Genco's U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the U.S.

        Genco does not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the U.S. on a regularly scheduled basis. Based on the current shipping operations of Genco and Baltic Trading and the expected mode of Genco's future shipping operations and other activities, Genco believes that none of its U.S. source shipping income will constitute effectively connected income. However, Genco may from time to time generate non-shipping income that may be treated as effectively connected income.

        Genco Management (USA) Limited ("Genco (USA)"), a wholly owned U.S. subsidiary of Genco that has elected to be taxed as a corporation for U.S. federal income tax purposes, provides technical management services to MEP (and, prior to the merger, to Baltic Trading) in exchange for specified fees. As such, Genco (USA) is subject to United States federal income tax on its worldwide net income, including the net income derived from providing technical management services to MEP (and to Baltic Trading prior to the merger).

  Gain on Sale of Vessels

        Provided Genco qualifies for the Section 883 exemption in respect of its shipping income, gain from the sale of a vessel likewise should be exempt from tax under Section 883 of the Code. If, however, Genco's shipping income does not, for whatever reason, qualify for the Section 883 exemption, and assuming that any gain derived from the sale of a vessel is attributable to Genco's U.S. office, as Genco believes would likely be the case, such gain would likely be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

Accounting Treatment

        Genco prepares its consolidated financial statements in accordance with U.S. GAAP and Genco currently consolidates Baltic Trading. The Baltic Trading common shares that Genco would acquire in the merger are currently recognized as a noncontrolling interest in the consolidated financial statements of Genco. Under U.S. GAAP, changes in a parent's ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary are considered equity transactions (i.e. transactions with owners in their capacity as owners) with any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid attributed to the equity of the parent. Accordingly, any difference between the fair value of the Genco common shares issued in exchange for Baltic Trading common shares will be reflected as an adjustment to the equity in Genco. No gain or loss will be reorganized in Genco consolidated statement of comprehensive income upon completion of the transaction.

Principal Corporate Offices

        After completion of the merger, Genco will maintain the headquarters and principal corporate offices of Genco in New York, New York.

This joint proxy statement/prospectus does not cover any resale of Genco common stock received in the merger by any person that may be deemed to be an affiliate of Genco or Baltic Trading.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers of Genco

        The following table sets forth certain information regarding the beneficial ownership of Genco's voting common stock as of April 30, 2015 of:

  •
  each person, group or entity known to Genco to beneficially own more than 5% of Genco's stock;

  •
  each of Genco's directors;

  •
  each of Genco's Named Executive Officers; and

  •
  all of Genco's directors and executive officers as a group.

        As of April 30, 2015, a total of 61,600,604 shares of common stock were outstanding and entitled to vote at the Genco Annual Meeting. Each share of Genco common stock is entitled to one vote on matters on which Genco common shareholders are eligible to vote. The amounts and percentages of Genco common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Name and Address of Beneficial Owner(1)	Amount of Genco Common Stock Beneficially Owned		Percentage of Genco Common Stock Outstanding
Peter C. Georgiopoulos	1,252,381	(2)	2.0%
John C. Wobensmith	248,653	(3)	*
Apostolos Zafolias	20,893	(5)	*
Joseph Adamo	8,621	(4)	*
Robert G. Buchanan	10,550	(6)	*
Ian Ashby	—		—
Eugene I. Davis	—		—
James G. Dolphin	—		—
Michael J. Leffell	—		—
William Manuel	—		—
Bao Truong	—		—
Investment funds affiliated with Centerbridge Partners, L.P.	21,195,627	(7)	34.4%
Investment funds affiliated with Apollo Global Management, LLC	9,489,342	(8)	15.4%
Investment funds affiliated with Strategic Value Partners, LLC	7,639,918	(9)	12.4%
Investment funds affiliated with Davidson Kempner Partners	6,082,953	(10)	9.9%
Investment funds affiliated with Alden Global Capital Ltd	5,194,544	(11)	8.4%
All current directors and executive officers as a group (10 persons)	1,530,548		2.5%

*
Less than 1% of the outstanding shares of common stock.

(1)
Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 12th Floor, New York, NY 10171.

(2)
Includes 832,950 restricted shares of Genco common stock granted on August 7, 2014, which vest, if at all, in equal installments commencing on August 7, 2015 and on each of the two anniversaries thereafter; warrants to purchase 380,127 shares issued to holders of Genco's pre-reorganization common stock; and warrants to purchase 39,304 shares issued to holders of Genco's pre-reorganization common stock owned by Fleet Acquisition LLC. These securities are deemed beneficially owned by Mr. Georgiopoulos by virtue of his membership interest in Fleet Acquisition LLC and his status as the sole member of the Management Committee thereof. Mr. Georgiopoulos disclaims beneficial ownership of these securities except to his pecuniary interest therein.

(3)
Includes 222,120 restricted shares of Genco common stock granted on August 7, 2014, which vest, if at all, in equal installments commencing on August 7, 2015 and on each of the two anniversaries thereafter; and warrants to purchase 26,533 shares issued to holders of Genco's pre-reorganization common stock.

(4)
Includes 5,764 restricted shares of Genco common stock granted on August 7, 2014, which vest, if at all, in equal installments commencing on August 7, 2015 and on each of the two anniversaries thereafter; and warrants to purchase 2,857 shares issued to holders of Genco's pre-reorganization common stock, which are pledged as collateral in connection with a line of credit.

(5)
Includes 18,991 restricted shares of Genco common stock granted on August 7, 2014, which vest, if at all, in equal installments commencing on August 7, 2015 and on each of the two anniversaries thereafter; and warrants to purchase 1,902 shares issued to holders of Genco's pre-reorganization common stock.

(6)
Mr. Buchanan served as Genco's President until his resignation on December 19, 2014. Consists of warrants to purchase 10,550 shares issued to holders of Genco's pre-reorganization common stock. The reported information is based upon the Form 4 filed by filed by Mr. Buchanan with the SEC on July 21, 2014.

(7)
Consists of 2,837,673 shares owned by Centerbridge Credit Partners, L.P., 5,149,293 shares owned by Centerbridge Credit Partners Master, L.P., 10,520,805 shares owned by Centerbridge Capital Partners II (Cayman), L.P., 77,008 shares owned by Centerbridge Capital Partners SBS II (Cayman), L.P. and 2,610,848 shares owned by Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Credit Partners General Partner, L.P. is the general partner of Centerbridge Credit Partners, L.P. Centerbridge Credit GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners General Partner, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Offshore GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Associates II (Cayman), L.P. is the general partner of Centerbridge Capital Partners II (Cayman), L.P. and Centerbridge Capital Partners SBS II (Cayman), L.P. Centerbridge GP Investors II (Cayman) L.P. is the general partner of Centerbridge Associates II (Cayman), L.P. CCP II Cayman GP Ltd. is the general partner of Centerbridge GP Investors II (Cayman) L.P. Centerbridge Special Credit Partners General Partner II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Special GP Investors II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners General Partner II (Cayman), L.P. CSCP II Cayman GP Ltd. is the general partner of Centerbridge Special GP Investors II (Cayman), L.P. Mark T. Gallogly is a managing member of Centerbridge Credit GP Investors, L.L.C., Centerbridge Credit Offshore GP Investors, L.L.C., Centerbridge GP Investors II, LLC, which serves as the director of CCP II Cayman Ltd. and Centerbridge Special GP Investors II, L.L.C, which serves as the director of CSCP II Cayman Ltd. Jeffrey H. Aronson is a managing member of Centerbridge Credit GP

  Investors, L.L.C., Centerbridge Credit Offshore GP Investors, L.L.C. CCP II Cayman Ltd. and CSCP II Cayman Ltd.

  The business address of each of the entities and persons identified in this note is 375 Park Avenue, New York, New York 10152. The reported information is based upon the Schedule 13D filed by Centerbridge Partners, L.P. with the SEC on July 21, 2014 and information supplied in the voting agreement.

  Messrs. Manuel and Truong are Senior Managing Directors of Centerbridge L.P., which is affiliated with the Centerbridge Shareholders. Messrs. Manuel and Truong disclaim beneficial ownership of such shares of common stock of Genco.

(8)
Consists of 744,533 shares owned by Apollo Centre Street Partnership, L.P., 185,752 shares owned by Apollo Franklin Partnership, L.P., 4,279,866 shares owned by Apollo Credit Opportunity Trading Fund III LP, 555,455 shares owned by AEC (Lux) S.á.r.l., 953,633 shares owned by AES (Lux) S.á.r.l., 384,252 shares owned by ANS U.S. Holdings Ltd., 1,601,582 shares owned by Apollo Special Opportunities Managed Account, L.P. and 784,269 shares owned by Apollo Zeus Strategic Investments, L.P. Apollo Centre Street Management, LLC serves as the investment manager for Apollo Centre Street Partnership L.P., and Apollo Franklin Management, LLC serves as the investment manager for Apollo Franklin Partnership, L.P. Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III LP serve as the general partners of Apollo Credit Opportunity Trading Fund III LP. Apollo Credit Opportunity Management III LLC serves as the investment manager for Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III LP. Apollo European Credit Management L.P. serves as the investment manager for AEC (Lux) S.á.r.l. and Apollo European Credit Management, LLC serves as the general partner of Apollo European Credit Management, L.P. Apollo European Strategic Management, L.P. serves as the investment manager for AES (Lux) S.á.r.l., and Apollo European Strategic Management LLC serves as the general partner for Apollo European Strategic Management, L.P. Apollo SK Strategic Investments, L.P. is the sole member-manager of ANS U.S. Holdings Ltd. Apollo SK Strategic Management, LLC serves as the investment manager for Apollo SK Strategic Investments, L.P. Apollo SOMA Advisors, L.P. serves as the general partner of Apollo Special Opportunities Managed Account, L.P., and Apollo SOMA Capital Management, LLC serves as the general partner of Apollo SOMA Advisors, L.P. Apollo Principal Holdings II, L.P. serves as the sole member and manager of Apollo SOMA Capital Management, LLC, and Apollo Principal Holdings II GP, LLC serves as the general partner of Apollo Principal Holdings II, L.P. Apollo SVF Management, L.P. serves as the manager of Apollo Special Opportunities Managed Account, L.P., and Apollo SVF Management GP, LLC serves as the general partner of Apollo SVF Management, L.P. Apollo Zeus Strategic Management, LLC serves as the investment manager for Apollo Zeus Strategic Investments, L.P. Apollo Capital Management, L.P. is the sole member and manager of Apollo Centre Street Management, LLC, Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management, LLC, Apollo European Strategic Management, LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management GP, LLC and Apollo Zeus Strategic Management, LLC . Apollo Capital Management GP, LLC is the general partner of Apollo Capital Management, L.P. Apollo Management Holdings, L.P. serves as the sole member and manager of Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC serves as the general partner of Apollo Management Holdings, L.P.

The address of each of Apollo Centre Street Partnership, L.P., Apollo Centre Street Management, LLC, Apollo Franklin Partnership, L.P., Apollo Credit Opportunity Trading Fund III LP, Apollo Credit Opportunity Fund III LP, Apollo Credit Opportunity Fund (Offshore) III LP, Apollo SK Strategic Investments, L.P., Apollo Special Opportunities Managed Account, L.P., Apollo SOMA Advisors, L.P., Apollo SOMA Capital Management, LLC, Apollo

  Principal Holdings II, L.P. and Apollo Principal Holdings II GP, LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of each of AEC (Lux) S.á.r.l. and AES (Lux) S.á.r.l. is 44, Avenue J.F. Kennedy, Luxembourg L-1855, Luxembourg. The principal office of ANS U.S. Holdings Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town KY1-9005, Cayman Islands. The principal office of Apollo Zeus Strategic Investments, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town KY1-1104, Cayman Islands. The principal office of each of Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management L.P., Apollo European Credit Management, LLC, Apollo European Strategic Management, L.P., Apollo European Strategic Management LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management, L.P., Apollo SVF Management GP, LLC, Apollo Zeus Strategic Management, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC is 9 W. 57th Street, 43rd Floor, New York, New York 10019. The reported information is based upon the Schedule 13G/A filed by Apollo Management Holdings GP, LLC with the SEC on February 12, 2015.

(9)
Consists of 1,868,917 shares owned by Strategic Value Special Situations Master Fund III, L.P., 2,753,389 shares owned by Strategic Value Special Situations Master Fund II, L.P., 365,031 shares owned by Strategic Value Special Situations Offshore Fund III-A, L.P. and 2,652,581 shares owned by Strategic Value Master Fund, Ltd. SVP Special Situations III LLC is the investment manager of, and exercises investment discretion over, Strategic Value Special Situations Master Fund III, L.P. Strategic Value Partners, LLC is the managing member of SVP Special Situations III LLC. Strategic Value Partners, LLC and SVP Special Situations III LLC are both indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the manager member of SVP Special Situations II LLC, the investment manager of Strategic Value Special Situations Master Fund II, L.P. SVP Special Situations II LLC is indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the managing member of SVP Special Situations III-A LLC, the investment manager of Strategic Value Special Situations Offshore Fund III-A, LP. SVP Special Situations III-A LLC is indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the investment manager of Strategic Value Master Fund, Ltd.

The address of each reporting person is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 96830. The reported information is based upon the Form 4 filed by Strategic Value Partners LLC with the SEC on October 21, 2014.

(10)
Consists of 167,178 shares owned by M.H. Davidson & Co., 814,298 shares owned by Davidson Kempner Partners, 1,751,770 shares owned by Davidson Kempner Institutional Partners, L.P., 1,675,555 shares owned by Davidson Kempner International, Ltd., 683,853 shares owned by Davidson Kemper Distressed Opportunities Fund LP, and 990,299 shares owned by Davidson Kemper Distressed Opportunities International Ltd. M.H. Davidson & Co. GP, L.L.C. is the general partner of M.H. Davidson & Co. MHD Management Co. is the general partner of Davidson Kempner Partners and MHD Management Co. GP, L.L.C. is the general partner of MHD Management Co. Davidson Kempner Advisors Inc. is the general partner of Davidson Kempner Institutional Partners, L.P. Davidson Kempner International Advisors, L.L.C. is the investment manager of Davidson Kempner International, Ltd. DK Group LLC is the general partner of Davidson Kempner Distressed Opportunities Fund LP. DK Management Partners LP is the investment manager of Davidson Kempner Distressed Opportunities International Ltd. Davidson Kempner Capital Management LP acts as investment manager to each of M.H. Davidson & Co., Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P. Davidson Kempner International, Ltd., Davidson Kempner Distressed Opportunities Fund LP and

  Davidson Kempner Distressed Opportunities International Ltd. DKCM GP LLC is the general partner of Davidson Kempner Capital Management LP. The managing members of Davidson Kempner Capital Management LP are Thomas L. Kempner, Jr., Stephen M. Dowicz, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan Blackwell, Patrick W. Dennis and Gabriel T. Schwartz.

  The address of the principal business office of each of entities and persons identified in this note is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

  The reported information is based upon the Schedule 13G filed by Davidson Kempner Partners with the SEC on July 21, 2014.

(11)
Consists of 252,286 shares (including 10,171 warrants) owned by Alden Global Adfero BPI Fund, Ltd, 3,407,820 shares (including 98,048 warrants) owned by Alden Global Opportunities Master Fund, L.P. 161,246 shares (including 4,694 warrants) owned by Wilshire Institutional Master Fund II SPC—Wilshire Alden Global Event Driven Opportunities Segregated Portfolio, 102,958 shares owned by Dugan Partners, L.P., and 1,270,234 shares (including 36,961 warrants) owned by Turnpike Limited. Alden Global Capital LLC is the manager of Alden Global Adfero BPI Fund, Ltd. Alden Global Capital Limited is the investment manager of Alden Global Opportunities Master Fund L.P. Alden Global Capital LLC is the investment sub-adviser to Alden Global Opportunities Master Fund L.P. Alden Global Capital Limited and Alden Global Capital LLC are investment sub-advisers to Wilshire Institutional Master Fund II SPC—Wilshire Alden Global Event Driven Opportunities Segregated Portfolio. Alden Global Capital LLC is the investment portfolio manager to Dungan Partners L.P. Alden Global Capital Limited is the investment adviser to Turnpike Limited and Alden Global Capital LLC is an investment sub-adviser to Turnpike Limited.

The address of the principal business office of Alden Global Adfero BPI Fund, Ltd., Alden Global Opportunities Master Fund, L.P. and Turnpike Limited is c/o Ogier Fiduciary Svcs (Cayman) Ltd., 89 Nexus Way, Camana Bay, Cayman Islands KY1-9007. The address of the principal business office of Wilshire Institutional Master Fund II SPC—Wilshire Alden Global Event Driven Opportunities Segregated Portfolio is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of the principal place of business of Dungan Partners L.P. is Ogier House, The Esplanade, St. Helier, Jersey JE4 9WG. The reported information is based upon the Schedule 13G filed by Alden Global Capital Ltd. with the SEC on July 21, 2014, and information from the holder.

        Prior to the consummation of the merger, Genco anticipates adopting a 2015 Equity Incentive Plan that will provide for equity awards with respect to shares of Genco's common stock in the form of non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, or unrestricted stock. Awards will be available to officers, directors, and executive, managerial, administrative and professional employees of and consultants to Genco or any subsidiary or joint venture of Genco. Genco expects that the other terms and conditions of its 2015 Equity Incentive Plan will be substantially similar to those of its 2012 Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management of Baltic Trading

        The following table sets forth certain information regarding the beneficial ownership of Baltic Trading's common stock and Class B Stock as of April 30, 2015 of:

  •
  each person, group or entity known to Baltic Trading to beneficially own more than 5% of Baltic Trading's stock;

  •
  each of Baltic Trading's directors;

  •
  each of Baltic Trading's Named Executive Officers; and

  •
  all of Baltic Trading's directors and executive officers as a group.

        As of April 30, 2015, a total of 52,255,241 shares of Baltic Trading common stock and 6,356,471 shares of Baltic Trading Class B Stock were outstanding and entitled to vote at the Baltic Trading Annual Meeting. Each share of Baltic Trading common stock is entitled to one vote, and each share of Baltic Trading Class B Stock is entitled to fifteen votes, on matters on which Baltic Trading common shareholders are eligible to vote. Holders of Baltic Trading common stock and Baltic Trading Class B Stock vote together as a single class on all matters presented for vote, except as otherwise provided by law. The amounts and percentages of Baltic Trading common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of that security, or "investment power," which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Baltic Trading Common Stock and Baltic Trading Class B Stock

Name and Address of Beneficial Owner(1)	Baltic Trading Common Stock Beneficially Owned		Percentage of Baltic Trading Common Stock Outstanding	Baltic Trading Class B Stock Beneficially Owned	Percentage of Baltic Trading Class B Stock Outstanding
Genco Shipping & Trading Limited(2)	—		—	6,356,471	100%
Peter C. Georgiopoulos	1,957,871	(3)	3.75%	—	—
John C. Wobensmith	914,968	(4)	1.75%	—	—
Basil G. Mavroleon	34,205	(5)	*	—	—
Edward Terino	34,205	(5)	*	—	—
George Wood	34,205	(5)	*	—	—
Harry A. Perrin	49,205	(5)	*	—	—
Investment funds affiliated with Panning Capital Management, LP	3,643,897	(6)	6.97%	—	—
Investment funds affiliated with Apollo Global Management, LLC	5,170,298	(7)	9.89%	—	—
Investment funds affiliated with Centerbridge Partners, L.P.	7,250,000	(8)	13.87%	—	—
All directors and executive officers as a group (6 persons)	3,024,659		5.79%	—	—

*
Less than 1% of the outstanding shares of common stock.

(1)
Unless otherwise indicated, the business address of each beneficial owner identified is c/o Baltic Trading Limited, 299 Park Avenue, 12th Floor, New York, NY 10171.

(2)
Shares of Baltic Trading Class B Stock reported consist solely of shares beneficially owned by Genco through a wholly owned subsidiary, Genco Investments LLC.

(3)
Includes 80,000 restricted shares of Baltic Trading common stock granted on December 21, 2011, which vest in four equal installments commencing on November 15, 2012 and on each of the first three anniversaries thereafter; 166,666 restricted shares of Baltic Trading common stock granted on December 13, 2012, which vest in four equal installments commencing on November 15, 2013 and on each of the first three anniversaries thereafter; 539,000 restricted shares of Baltic Trading common stock granted on December 19, 2013, which vest in four equal installments commencing on November 15, 2014 and on each of the first three anniversaries thereafter; 7,269 restricted shares of Baltic Trading common stock granted on April 9, 2014, which vest on the date of the Baltic Trading Annual Meeting; and 700,000 restricted shares of Baltic Trading common stock granted on December 18, 2014, which vest in four equal installments commencing on November 15, 2015 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement. Mr. Georgiopoulos has pledged 92,000 shares of common stock as security for personal bank loans.

(4)
Includes 25,000 restricted shares of Baltic Trading common stock granted on December 21, 2011, which vest in four equal installments commencing on November 15, 2012 and on each of the first three anniversaries thereafter; 83,333 restricted shares of Baltic Trading common stock granted on December 13, 2012, which vest in four equal installments commencing on November 15, 2013 and on each of the first three anniversaries thereafter; 400,000 restricted shares of Baltic Trading common stock granted on December 19, 2013, which vest in four equal installments commencing on November 15, 2014 and each of the first three anniversaries thereafter; and 350,000 restricted shares of Baltic Trading common stock granted on December 18, 2014, which vest in four equal installments commencing on November 15, 2015. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(5)
Includes 7,269 restricted shares of Baltic Trading common stock granted on April 9, 2014, which vest on the date of the Baltic Trading Annual Meeting. The foregoing grant is subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(6)
Consists of 3,643,897 shares held for the account of Panning Master Fund, LP. Panning Capital Management, LP serves as the investment manager of Panning Master Fund, LP. Panning Holdings GP, LLC serves as general partner of Panning Capital Management, LP. William M. Kelly, Kieran W. Goodwin and Franklin S. Edmonds are co-managing members of Panning Holdings GP, LLC.

The address of the principal business office of each of the entities and persons identified in this note is 510 Madison Avenue, 23rd Floor, New York, New York 10022. The reported information is based upon the Schedule 13G/A filed by Panning Capital Management, LP with the SEC on February 10, 2015.

(7)
Consists of 5,170,298 shares held of record by Apollo Value Investment Master Fund, L.P., Apollo Special Opportunities Managed Account, L.P., Apollo Credit Strategies Master Fund Ltd. and Apollo Capital Spectrum Fund, L.P. Apollo Value Advisors, L.P. serves as the managing general partner of Apollo Value Investment Master Fund, L.P., and Apollo Value Capital Management, LLC serves as the general partner of Apollo Value Advisors, L.P. Apollo Value Management, L.P. serves as the manager of Apollo Value Investment Master Fund, L.P., and Apollo Value Management GP, LLC serves as the general partner of Apollo Value Management, L.P. Apollo SVF Management, L.P. serves as the manager of Apollo Special Opportunities Managed Account, L.P., and Apollo SVF Management GP, LLC serves as the general partner of Apollo SVF Management, L.P. Apollo SOMA Advisors, L.P. serves as the general partner of Apollo Special Opportunities Managed Account, L.P. Apollo SOMA Capital Management, LLC serves as the general partner of Apollo SOMA Advisors, L.P. Apollo ST Fund Management LLC serves as the investment manager for Apollo Credit Strategies Master Fund Ltd. Apollo ST Operating LP is the sole member of Apollo ST Fund Management LLC. The general partner of Apollo ST Operating LP is Apollo ST Capital LLC. ST Management Holdings LLC is the sole member of Apollo ST Capital LLC. Apollo Capital Spectrum Advisors, LLC serves as the general partner of Apollo Capital Spectrum Fund, L.P., and Apollo Capital Spectrum Management, LLC serves as the investment manager for Apollo Capital Spectrum Fund, L.P. Apollo Capital Management, L.P. serves as the sole member and manager of Apollo Value Management GP, LLC, Apollo SVF Management GP, LLC, ST Management Holdings LLC and Apollo Capital Spectrum Management, LLC. Apollo Capital Management GP, LLC serves as the general partner of Apollo Capital Management, L.P. Apollo Management Holdings, L.P. serves as the sole member and manager of Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC serves as the general partner of Apollo Management Holdings, L.P. Apollo Principal Holdings II, L.P. serves as the sole member and manager of Apollo Value Capital Management, LLC, Apollo SOMA Capital Management, LLC and Apollo Capital Spectrum Advisors, LLC, and Apollo Principal Holdings II GP, LLC serves as the general partner of Apollo Principal Holdings II, L.P.

  The principal office of Apollo Value Investment Master Fund, L.P., Apollo Credit Strategies Master Fund Ltd. and Apollo Capital Spectrum Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1 1104, Cayman Islands. The principal office of Apollo Value Advisors, L.P., Apollo Value Capital Management, LLC, Apollo Special Opportunities Managed Account, L.P., Apollo SOMA Advisors, L.P., Apollo SOMA Capital Management, LLC, Apollo Capital Spectrum Advisors, LLC, Apollo Principal Holdings II, L.P. and Apollo Principal Holdings II GP, LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of each of Apollo Value Management, L.P., Apollo Value Management GP, LLC, Apollo SVF Management, L.P., Apollo SVF Management GP, LLC, Apollo ST Fund Management LLC, Apollo ST Operating LP, Apollo ST Capital LLC, ST Management Holdings LLC, Apollo Capital Spectrum Management, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC is 9 W. 57th Street, 43rd Floor, New York, New York 10019. The reported information is based upon the Schedule 13G/A filed by Apollo Management Holdings, GP, LLC with the SEC on January 26, 2015 and a Form 4 filed by such entity with the SEC on April 14, 2015.

(8)
Consists of 1,698,927 shares owned by Centerbridge Credit Partners L.P., 3,098,398 shares owned by Centerbridge Credit Partners Master, L.P., and 2,452,675 shares owned by Centerbridge Special Credit Partners II, L.P. Centerbridge Credit Partners General Partner, L.P. is the general partner of Centerbridge Credit Partners, L.P. Centerbridge Credit GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners General Partner, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Offshore GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Special Credit Partners General Partner II, L.P. is the general partner of Centerbridge Special Credit Partners II, L.P. Centerbridge Special GP Investors II, L.L.C. is the general partner of Centerbridge Special Credit Partners General Partner II, L.P. Mark T. Gallogly and Jeffrey H. Aronson are managing members of Centerbridge Credit GP Investors, L.L.C., Centerbridge Credit Offshore GP Investors, L.L.C., and Centerbridge Special GP Investors II, L.L.C.

The business address of each of the entities and persons identified in this note is 375 Park Avenue, 12th Floor, New York, New York 10152. The reported information is based upon the Schedule 13D filed by Centerbridge Credit Partners, L.P. with the SEC on July 21, 2014.

Messrs. Manuel and Truong are Senior Managing Directors of Centerbridge Partners, L.P. which is affiliated with the investment funds mentioned above that own shares of common stock of Baltic Trading. Messrs. Manuel and Truong disclaim beneficial ownership of such shares of Baltic Trading common stock.

REGULATORY MATTERS

        Completion of the merger is not conditioned on compliance with any Marshall Islands or U.S. federal or state regulatory requirements, or receipt of any federal or state regulatory approvals.

CERTAIN LITIGATION RELATING TO THE MERGER

        In April 2015, six class action complaints were filed in the Supreme Court of the State of New York, County of New York, styled Erol Sarikaya v. Peter C. Georgiopoulos et al., Index No. 651244/2015, voluntarily dismissed, and refiled as Joshua Bourne v. Peter C. Georgiopoulos et al., Index No. 651429/2015, Justin Wilson v. Baltic Trading Ltd., et al., Index No. 651241/2015, Sangeetha Ganesan v. Baltic Trading Limited et al., Index No. 651279/2015, Edward Braunstein v. Peter C. Georgiopoulos et al., Index No. 651368/2015, Larry Williams v. Baltic Trading Ltd., et al., Index No. 651371/2015, and Larry Goldstein and Bernhard Stomporowski v. John C. Wobensmith et al., Index No. 651407/2015. All six complaints purport to be brought by and on behalf of Baltic Trading shareholders. The plaintiff in each action alleges the proposed merger does not fairly compensate Baltic Trading shareholders and undervalues Baltic Trading. Each lawsuit names as defendants some or all of Baltic Trading, Genco, the individual members of the Baltic Trading board, Baltic Trading's and Genco's President and merger sub. The claims generally allege (i) breaches of fiduciary duties of good faith, due care, disclosure to shareholders, and loyalty, including for failing to maximize shareholder value, and (ii) aiding and abetting those breaches. Among other relief, the complaints seek an injunction against the merger, declaratory judgments that the individual defendants breached fiduciary duties, rescission of the merger agreement, and unspecified damages.

 THE MERGER AGREEMENT

        The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. Genco and Baltic Trading urge you to read the merger agreement carefully in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

        The representations and warranties described below and included in the merger agreement were made by Baltic Trading and Genco to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by Baltic Trading and Genco in connection with negotiating the terms of the merger agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between Baltic Trading and Genco rather than establishing matters as facts. The merger agreement is described in this joint proxy statement/prospectus and included as Appendix A only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Baltic Trading, Genco or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Baltic Trading or Genco, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents that Genco and Baltic Trading incorporate by reference into this joint proxy statement/prospectus for information regarding Baltic Trading and Genco and their respective businesses. See the section captioned "Where You Can Find More Information" beginning on page 236 of this joint proxy statement/prospectus.

The Merger

        Subject to the terms and conditions of the merger agreement and in accordance with Marshall Islands law, merger sub will merge with and into Baltic Trading. Baltic Trading will survive the merger as an indirect wholly owned subsidiary of Genco, which will continue to be a publicly traded company.

Consideration to be Received in the Merger

  •
  Baltic Trading Common Stock.  At the effective time of the merger, except as provided in the following sentence, each share of Baltic Trading common stock outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive 0.216 shares of Genco common stock. Any shares of Baltic Trading common stock or Baltic Trading Class B Stock owned by Baltic Trading or any wholly owned subsidiary thereof (or held in Baltic Trading's treasury), or by Genco, any wholly owned subsidiary thereof, or merger sub, will be cancelled.

  •
  Treatment of Baltic Trading Stock Plans.  The Baltic Trading board will adopt resolutions necessary to ensure that:

  •
  At the effective time of the merger, each share of Baltic Trading restricted stock outstanding immediately prior to the effective time of the merger will immediately vest and be automatically converted into the right to receive 0.216 shares of Genco common stock; and

  •
  such other changes to the Baltic Trading 2010 Equity Incentive Plan as may be necessary, proper, desirable or advisable to give effect to the merger may be made.

Procedures for Exchange of Certificates and Book-Entry Shares; Fractional Shares

        As soon as practicable after the effective time of the merger, Genco will cause an exchange agent designated by Genco and reasonably acceptable to Baltic Trading to mail transmittal materials to each holder of record of shares of Baltic Trading common stock, advising each such holder of the effectiveness of the merger and the procedure for surrendering his, her or its share certificates or book-entry shares to the exchange agent.

        Each holder of a share of Baltic Trading common stock that has been converted into the right to receive the merger consideration will receive the applicable merger consideration upon surrender to the exchange agent of the stock certificate or book-entry shares, together with a letter of transmittal covering such shares and any other documents as the exchange agent may reasonably require.

        Holders of Baltic Trading common stock will not receive any fractional shares of Genco common stock in the merger. Instead, each holder of Baltic Trading common stock who otherwise would have been entitled to receive a fraction of a share of Genco common stock will receive, in lieu thereof, cash in an amount equal to such holder's proportionate interest in the net proceeds from the sale on the NYSE, by the exchange agent, of the aggregate amount of such fractional shares.

        After completion of the merger, each certificate that previously represented shares of Baltic Trading common stock will represent only the right to receive the applicable merger consideration, as described above under the section captioned "—Consideration to be Received in the Merger," including any cash for fractional shares and dividends or other distributions payable after the completion of the merger. Neither Genco, Baltic Trading, merger sub nor the exchange agent are liable to any holder of shares of Baltic Trading common stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. After the consummation of the merger, Baltic Trading will not register any transfers of shares of Baltic Trading common stock.

Representations and Warranties

        The merger agreement contains customary representations and warranties made by each of Genco and Baltic Trading to the other. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualification (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

        The merger agreement provides that a "material adverse effect" means, with respect to a party, any event, circumstance, change, development or effect that, individually or taken together with all other events, circumstances, changes, developments or effects, (i) are or would reasonably be expected to be material and adverse to the condition (financial or otherwise), results of operations, business, assets or properties of such party and its subsidiaries, taken as a whole, or (ii) prevent, or would reasonably be expected to prevent, such party from consummating the merger before October 7, 2015. However, for purposes of clause (i) above, no event, circumstance, change, development or effect resulting from the following will be taken into account in determining whether there has been a material adverse effect:

  •
  any failure, in and of itself, by such party to meet any projections or forecasts or any decrease in the market price of such party's common stock (provided that any event, circumstance, change, development or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a material adverse effect on such party and its subsidiaries);

  •
  any events, circumstances, changes, developments or effects that affect the drybulk shipping industry generally, except to the extent such effect has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate;

  •
  any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States or elsewhere, except to the extent such effect has a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate;

  •
  the negotiation, execution, delivery or announcement of the merger agreement, or the consummation of the merger or other transactions contemplated thereby, including, in the case of Baltic Trading, any violation or default under any contract relating to indebtedness of the Baltic Trading or any of its subsidiaries;

  •
  the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request of or with the prior written consent of the other party;

  •
  earthquakes, hurricanes or other natural disasters, except to the extent such event has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate;

  •
  changes in applicable law or GAAP, except to the extent such effect has a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and its subsidiaries operate; and

  •
  in the case of Baltic Trading, any sale of the Baltic Lion, the Baltic Tiger, or a portion or all of the equity interests in the entities owning such vessels (a "Company Vessel Sale").

        In the merger agreement, the parties have made representations and warranties to each other regarding, among other things:

  •
  organization, standing, corporate power and authority, execution and delivery;

  •
  absence of certain conflicts, and necessary consents, approvals, orders and authorizations of governmental entities;

  •
  capital structure;

  •
  subsidiaries;

  •
  SEC filings, financial statements and information provided;

  •
  absence of undisclosed liabilities;

  •
  absence of certain changes or events;

  •
  filing of tax returns, payment of taxes and other tax matters;

  •
  agreements, contracts and commitments;

  •
  absence of litigation;

  •
  environmental matters;

  •
  employee benefit plans;

  •
  compliance with laws;

  •
  permits;

  •
  absence of labor disputes;

  •
  insurance;

  •
  vessels and maritime matters;

  •
  required shareholder approval;

  •
  brokers;

  •
  controls and procedures, certifications and other matters relating to the Sarbanes-Oxley Act of 2002;

  •
  real property;

  •
  personal property;

  •
  intellectual property; and

  •
  the absence of prior activities of merger sub.

        The merger agreement also contains customary representations and warranties made by Baltic Trading to Genco relating to the following:

  •
  opinion of financial advisor; and

  •
  absence of takeover statutes.

Conduct of Business Pending Consummation of the Merger

Genco

        Under the merger agreement, Genco has agreed to, and to cause each of its subsidiaries to: conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to ensure that Genco and each of its subsidiaries preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other persons having business relationships with Genco and each of its subsidiaries.

        The merger agreement also contains a number of specific restrictions on Genco and its subsidiaries during the period between the signing of the merger agreement and the completion of the merger. These specific restrictions prohibit Genco or its subsidiaries from doing any of the following without the consent of Baltic Trading:

  •
  other than as contemplated by the merger agreement, amend or propose to amend Genco's second amended and restated articles of incorporation or its bylaws (or such equivalent organizational documents of any subsidiary of Genco material to Genco and its subsidiaries, considered as a whole, if such amendment would be adverse to Genco or Baltic Trading);

  •
  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Genco or any of its subsidiaries;

  •
  except for dividends and distributions payable or paid to Genco and one or more of its wholly owned subsidiaries by one or more wholly owned subsidiaries of Genco, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Genco or any of its subsidiaries or other equity securities or ownership interests in Genco or any of its subsidiaries; or

  •
  take or fail to take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement.

Baltic Trading

        Under the merger agreement, Baltic Trading has agreed to, and to cause each of its subsidiaries to: conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to ensure that Baltic Trading and each of its subsidiaries preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other persons having business relationships with Baltic Trading and each of its subsidiaries.

        The merger agreement also contains a number of specific restrictions on Baltic Trading and its subsidiaries during the period between the signing of the merger agreement and the completion of the merger. These specific restrictions prohibit Baltic Trading or its subsidiaries from doing any of the following without the consent of Genco:

  •
  amend or propose to amend the Baltic Trading articles of incorporation or amended and restated Baltic Trading bylaws (or such equivalent organizational documents of any subsidiary of Baltic Trading);

  •
  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Baltic Trading or any of its subsidiaries;

  •
  except for dividends and distributions payable or paid to Baltic Trading and/or one or more of its wholly owned subsidiaries by one or more of its wholly owned subsidiaries, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Baltic Trading or any of its subsidiaries or other equity securities or ownership interests in Baltic Trading or any of its subsidiaries;

  •
  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Baltic Trading or any of its subsidiaries;

  •
  except in connection with a Company Vessel Sale, for transactions among Baltic Trading and one or more of its wholly owned subsidiaries or among one or more wholly owned subsidiaries of Baltic Trading or among Baltic Trading or one or more of its wholly owned subsidiaries and Genco, or as otherwise contemplated in the merger agreement, issue, sell, pledge, dispose, encumber or grant any shares of Baltic Trading's or any of its subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Baltic Trading's or any of its subsidiaries' capital stock or other equity interests;

  •
  grant, confer, award or modify the terms of any options, rights, restricted stock units, restricted stock, performance shares, equity-based compensation or other rights to acquire, or denominated in, any of Baltic Trading's or any of its subsidiaries' capital stock or take any action not otherwise contemplated by the merger agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan of Baltic Trading or any of its subsidiaries (except as explicitly required by the terms of any Baltic Trading restricted stock outstanding on the date of the merger agreement);

  •
  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any assets or property, or entity or any division thereof, except (A) acquisitions by Baltic Trading or any of its wholly owned subsidiaries of or from an existing wholly owned subsidiary of Baltic Trading, (B) the acquisitions previously disclosed to Genco, (C) acquisitions of assets or property in the ordinary course of business consistent with past practice or (D) acquisitions for which the fair market value of the total consideration paid by Baltic Trading and its subsidiaries does not exceed $1,000,000 individually or $5,000,000 in the aggregate, other than the purchase of bunkers in the ordinary course of business;

  •
  except in connection with any Company Vessel Sale, sell, pledge, lease, dispose of or encumber any property or assets other than dispositions of property or assets (including subsidiaries of Baltic Trading) if the fair market value of the total consideration received therefrom does not exceed $1,000,000 individually or $5,000,000 in the aggregate, other than the sale of bunkers in the ordinary course of business;

  •
  incur, create or assume any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other Person (other than a wholly owned subsidiary of Baltic Trading), except indebtedness incurred in order to finance the acquisitions that have been disclosed to Genco, in the amounts set forth therein and in an amount not exceeding the aggregate purchase price of such acquisitions and related transaction costs;

  •
  make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, employees, affiliates, agents or consultants), other than advances made to officers, directors and employees in the ordinary course of business consistent with past practice, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether pursuant to a Baltic Trading benefit plan or otherwise, other than by Baltic Trading or a wholly owned subsidiary of Baltic Trading to Baltic Trading or a wholly owned subsidiary of Baltic Trading;

  •
  except in connection with any Company Vessel Sale, enter into, renew, modify, amend or, other than in accordance with the terms of any Baltic Trading material contract, terminate, or waive, release, compromise or assign any rights or claims under, any Baltic Trading material contract except as would not have an adverse economic impact on Baltic Trading in excess of an aggregate of $1,000,000 per year in the case of recurring payment obligations or $5,000,000 in the aggregate in the case of any non-recurring payment obligations and would not otherwise impose or renew any material restriction on Baltic Trading or terminate, waive, release, compromise or assign any material right or claim;

  •
  except in connection with any Company Vessel Sale or as permitted by the provisions of the merger agreement relating to defense and settlement of shareholder litigation, waive, release, assign any rights or claims or make any payment, direct or indirect, of any other liability of Baltic Trading or any of its subsidiaries, in an amount in excess of $5,000,000, before the same comes due in accordance with its terms;

  •
  except as permitted by the provisions of the merger agreement relating to defense and settlement of shareholder litigation (A) pay, discharge, satisfy, settle or compromise (1) any action, in each case made or pending against Baltic Trading or any of its subsidiaries, excluding relating to taxes, other than settlements that (w) do not involve the payment of money damages, (x) do not require any material actions or impose any material restrictions on the business or operations of Baltic Trading and its subsidiaries, (y) provide for the complete release of Baltic Trading and its subsidiaries of all claims and (z) do not provide for any admission of liability by Baltic Trading or any of its subsidiaries and (2) any action involving any present, former or purported holder or group of holders of Baltic Trading common stock other than in accordance with the merger agreement or (B) commence any action material to Baltic Trading and its subsidiaries, taken as a whole, other than any action to enforce the terms of the merger agreement or any other document or agreement contemplated hereby, including the voting agreement described below under the section captioned "—Voting Agreement";

  •
  except as required pursuant to existing Baltic Trading benefit plans in effect as of the date of the merger agreement, or as otherwise required by law, (A) hire or terminate any officer or director of Baltic Trading or any of its subsidiaries or promote or appoint any person to a position of officer or director of Baltic Trading or any of its subsidiaries, (B) increase the compensation, perquisites or other benefits payable or to become payable to any current or former employees, directors or officers of Baltic Trading or any of its subsidiaries, (C) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or officer of Baltic Trading or any of its subsidiaries, (D) enter into any employment, change of control, severance or retention agreement with any current or former employee, officer or director of Baltic Trading or any of its subsidiaries, (E) accelerate the vesting or payment of the compensation payable or the benefits provided to or to become payable or provided to any current or former employees, directors or officers of Baltic Trading or any of its subsidiaries or (F) establish, adopt, enter into or amend any employee benefit plan, Baltic Trading benefit plan, collective bargaining agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former directors, officers or employees or any of their beneficiaries;

  •
  make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable law;

  •
  enter into any new line of business material to Baltic Trading and its subsidiaries, taken as a whole;

  •
  fail to duly and timely file all material reports and other material documents required to be filed with all governmental authorities and other authorities (including the NYSE), subject to extensions permitted by law;

  •
  make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material tax return, settle or compromise any material United States federal, state, local or non-United States income tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material refund, except in each case as required by law;

  •
  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

  •
  permit any material Baltic Trading insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material Baltic Trading insurance policy;

  •
  amend, terminate, or grant any waiver of any provision of, or redeem the rights issued under, the Baltic Trading shareholder rights agreement, unless a change in the recommendation of Baltic Trading's board with respect to the merger has occurred in accordance with the merger agreement;

  •
  take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the merger not being satisfied; or

  •
  authorize, or enter into any contract to do any of the foregoing.

No Solicitation; No Change in Recommendation

        The merger agreement contains provisions requiring Baltic Trading not to, and not to authorize or permit any of its subsidiaries or its or their respective directors, officers, managers, employees, consultants, advisors (including investment bankers, financial advisors, attorneys and accountants), agents or representatives to, directly or indirectly, other than as described herein:

  •
  initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any other acquisition proposal;

  •
  participate in any discussions with or provide any confidential information or data to any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

  •
  approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any other acquisition proposal; or

  •
  propose or agree to do any of the foregoing.

        Notwithstanding these prohibitions, if Baltic Trading receives an unsolicited acquisition proposal prior to the Baltic Trading Annual Meeting, the Baltic Trading board may enter into discussions and negotiations with the party making the acquisition proposal and furnish nonpublic information to the person if:

  •
  the Baltic Trading board (acting through the Baltic Trading special committee, if then in existence) concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal, and that failure to take the action described above would be inconsistent with its duties under applicable law; and

  •
  Baltic Trading first enters into a confidentiality agreement no less favorable in the aggregate than the confidentiality agreement with Genco.

        Baltic Trading must advise Genco promptly (and in no event later than 36 hours) after receipt of any acquisition proposal, or any request for nonpublic information relating to Baltic Trading or any of its subsidiaries by any person that informs Baltic Trading or any of its subsidiaries that it is considering making, or has made, an acquisition proposal, or any inquiry from any person seeking to have discussions or negotiations with Baltic Trading relating to a possible acquisition proposal. Such notice is to be made orally and confirmed in writing, and must indicate the identity of the person making the acquisition proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Baltic Trading must promptly, and in any event within 36 hours, notify Genco, orally and in writing, if it enters into discussions or negotiations concerning any acquisition proposal or provides nonpublic information or data to any person and keep Genco informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all written material documentation or correspondence relating thereto.

        Other than as described below, neither the Baltic Trading board (nor any committee thereof) nor the Genco board (nor any committee thereof) would be able to withhold, withdraw or modify, in a manner adverse to the other party, or publicly propose to withhold, withdraw or modify, in a manner adverse to the other party, its approval or recommendation to its shareholders.

        With respect to an acquisition proposal, the Baltic Trading board (acting through the Baltic Trading special committee, if then in existence) may withhold, withdraw or modify its recommendation with respect to the merger agreement and the transactions contemplated thereby, if and only if:

  •
  an unsolicited bona fide written acquisition proposal (that did not result from a breach of the obligations described in this section) is made to Baltic Trading by a third party, and such acquisition proposal is not withdrawn;

  •
  the Baltic Trading board has concluded in good faith (after consultation with Baltic Trading's outside legal counsel and financial advisors) that such acquisition proposal constitutes a superior proposal;

  •
  the Baltic Trading board has concluded in good faith (after consultation with Baltic Trading's outside legal counsel) that failure to do so would be inconsistent with its duties under applicable law;

  •
  three business days shall have elapsed since Baltic Trading has given written notice to Genco advising Genco that Baltic Trading intends to take such action, which notice shall specify in reasonable detail the reasons therefor, including the material terms and conditions of any such superior proposal that is the basis of the proposed action, and shall include a copy of such superior proposal, a copy of the relevant proposed transaction agreements and a copy of any written financing commitments relating thereto and a written summary of the material terms of any superior proposal not made in writing, including with respect to any financing commitments relating thereto;

  •
  during such three-business-day period, Baltic Trading has considered and, at the reasonable request of Genco, engaged in good faith discussions with Genco regarding, any adjustment or modification of the terms of the merger agreement proposed by Genco; and

  •
  the directors of Baltic Trading, following such three-business-day period, again determine in good faith (acting through the Baltic Trading special committee, if then in existence, and after consultation with Baltic Trading's outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of the merger agreement proposed by Genco) that such acquisition proposal constitutes a superior proposal.

        The Genco board (or, in circumstances not involving or relating to an acquisition proposal, the Baltic Trading board, acting through the Baltic Trading special committee, if then in existence) may withhold, withdraw or modify its recommendation with respect to the merger agreement and the transactions contemplated thereby, including the Board Increase Amendment, if and only if:

  •
  a material fact, event, change, development or set of circumstances has occurred or arisen after the date of the merger agreement that affects the business, assets or operations of Genco or Baltic Trading, as the case may be (and, in connection with a change in the recommendation of the Baltic Trading board, such fact, event, change, development or set of circumstances does not relate to an acquisition proposal received by Baltic Trading);

  •
  the directors of the party proposing to take such action have first reasonably determined in good faith (after consultation with their respective outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law;

  •
  three business days shall have elapsed since the party proposing to take such action has given written notice to the other parties advising that the notifying party intends to take such action, which notice shall specify in reasonable detail the reasons therefor;

  •
  during such three-business-day period, the notifying party has considered and, at the reasonable request of the other parties, engaged in good faith discussions with such parties regarding, any adjustment or modification of the terms of the merger agreement proposed by the other parties; and

  •
  the directors of the party proposing to take such action, following such three-business-day period, again reasonably determine in good faith (after consultation with their respective outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other parties) that failure to do so would be inconsistent with their respective duties under applicable law.

        As used in the merger agreement, the term "acquisition proposal" means any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Baltic Trading or any of its significant subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including shares or other ownership interests of its subsidiaries) of Baltic Trading and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, Baltic Trading's voting securities that, if consummated, would result in any person (or the shareholders or other equity interest holders of such person) beneficially owning securities representing 20% or more of Baltic Trading's total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its significant subsidiaries

        As used in the merger agreement, the term "superior proposal" means an unsolicited, bona fide written acquisition proposal any that the Baltic Trading board concludes in good faith, acting through the Baltic Trading special committee and after consultation with Baltic Trading's financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and any conditions to and expected timing of consummation), (i) is more favorable from a financial point of view to the non-Genco Baltic Trading shareholders than the transactions contemplated by the merger agreement (taking into account any revised proposal by the Genco board on behalf of Genco) and (ii) is reasonably capable of being consummated without undue delay; provided, that, for purposes of the definition of "superior proposal," the term acquisition proposal shall have the meaning set forth above, except that the reference to "20% or more" in the definition of "acquisition proposal" shall be deemed to be a reference to "a majority" and "acquisition proposal" shall only be deemed to refer to a transaction involving Baltic Trading.

Shareholders Meetings

        Each of Genco and Baltic Trading is obligated to establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the declaration of the effectiveness of the registration statement, a meeting of its shareholders to consider approval and adoption of the merger agreement and the transactions contemplated thereby, including the Board Increase Amendment. Subject to the ability of each party's board of directors to make an adverse recommendation change, each is required to use its reasonable best efforts to solicit shareholder approval and adoption of the merger agreement and approval of the transactions contemplated thereby. Unless the merger agreement is validly terminated in accordance with its terms, each party must submit the merger agreement to a shareholder vote even if its board of directors no longer recommends the merger agreement.

Closing Efforts

        Genco and Baltic Trading must use reasonable best efforts to take all actions necessary to satisfy the closing conditions in the merger agreement and to consummate the transactions contemplated by the merger agreement as promptly as practicable, including:

  •
  taking all actions necessary to cause the conditions to completion to be satisfied;

  •
  obtaining from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Genco or Baltic Trading or any of their subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement as promptly as practicable;

  •
  defending any lawsuits or legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement;

  •
  making all necessary filings with respect to the merger agreement and the transactions contemplated by the merger agreement as promptly as applicable; and

  •
  executing and delivering all additional instruments necessary to complete the merger.

Debt Waivers

        Genco shall use its reasonable best efforts to obtain, as promptly as practicable, all consents and waivers required under Baltic Trading's credit facilities to ensure that the transactions contemplated by the merger agreement do not cause an event of default under Baltic Trading's credit facilities. Without limitation to the foregoing, except as disclosed to Baltic Trading, Genco is obligated to execute and deliver such amendments, guarantees, indemnities and other agreements and documents, pledge such collateral, provide such information, participate in such meetings, assist in the preparation of such documents and agreements, make and cooperate in the making of such filings, and take such other action, as promptly as practicable after the date of the merger agreement, as shall be reasonably necessary or appropriate in connection with such consents and waivers (and obtaining the same); provided, that neither Baltic Trading nor Genco is obligated to incur any out of pocket fees, costs and expenses in connection with such consents and waivers (and obtaining the same).

NYSE Listing

        Genco has agreed to use its reasonable best efforts to cause all the shares of Genco common stock that are issued in the merger, held by Genco's shareholders as of the effective time of the merger, or reserved for issuance upon exercise of options or other rights, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, on or prior to the closing date of the merger.

Voting

        Genco has agreed to vote, and to cause each of its controlled affiliates to vote, all shares of Baltic Trading common stock and Baltic Trading Class B Stock owned by it or any such affiliate in favor of the merger. Baltic Trading has agreed to vote (or cause its subsidiaries to vote, as applicable) all shares of Genco common stock owned by it or any of its subsidiaries in favor of the merger and the Board Increase Amendment.

Indemnification and Insurance

        The merger agreement provides that at effective time of the merger, all obligations with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Baltic Trading and its subsidiaries than are set forth in the articles of incorporation and bylaws of Baltic Trading as in effect on the date of the merger agreement will be assumed by Baltic Trading as the surviving entity.

        The merger agreement further provides that for six years after the effective time of the merger, Genco and Baltic Trading (as the surviving entity) will, jointly and severally, indemnify and hold harmless each person who is or was at any time prior to the closing of the merger, a director or officer of Baltic Trading or any of its subsidiaries, to the fullest extent permitted by law.

        Genco will either maintain Baltic Trading's current directors' and officers' insurance policy with respect to matters existing or occurring prior to the closing of the merger for six years after the closing of the merger, or purchase a six year extended reporting period endorsement of the current directors' and officers' insurance policy of Baltic Trading, so long as the annual premium would not be in excess of 300% of the last annual premium Baltic Trading paid prior to the date of the merger agreement (and in the event such insurance cannot be obtained at an annual premium equal to or less than 300%, then Baltic Trading will obtain the amount of directors' and officers' insurance obtainable for an annual premium equal to 300%).

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants relating to:

  •
  cooperation between Baltic Trading and Genco in the preparation of this joint proxy statement/prospectus;

  •
  confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

  •
  cooperation between Baltic Trading and Genco in the defense or settlement of any securityholder litigation relating to the merger;

  •
  cooperation between Baltic Trading and Genco in connection with public announcements;

  •
  the composition of the Genco board following the merger, as described in "Genco Proposal No. 2—Amendment of Genco Second Amended and Restated Articles of Incorporation to Increase the Size of the Genco Board of Directors—Purpose and Effect of the Amendment"; and

  •
  compliance with the Management Agreement.

Conditions to Completion of the Merger

        The obligation of each party to complete the merger is subject to the satisfaction or waiver of several conditions set forth in the merger agreement, which are summarized below:

  •
  The merger agreement shall have been approved and adopted by the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon excluding the excluded shareholders, voting separately and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting.

  •
  No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the merger illegal or otherwise restricting, preventing or prohibiting consummation of the merger or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of Baltic Trading common stock by Genco.

  •
  The registration statement of which this joint proxy statement/prospectus is a part shall have become effective under the Securities Act, and no stop order suspending the effectiveness of this registration statement of which this joint proxy statement/prospectus shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that has not been withdrawn.

  •
  All shares of Genco common stock outstanding or reserved for issuance (including all shares to be issued in connection with the merger) shall have been authorized for listing on the NYSE, subject to official notice of issuance.

  •
  All consents and waivers required under Baltic Trading's credit facilities shall have been obtained.

        The obligation of Genco and merger sub to complete the merger is subject to the satisfaction or waiver of certain conditions, including the below:

  •
  Each of the representations and warranties of Baltic Trading (i) regarding capital structure shall be true and correct in all respects (other than any de minimis inaccuracies) as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger, (ii) regarding organization and good standing; subsidiaries, authority, takeover statutes, required shareholder vote and brokers shall be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import) in all material respects as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger and (iii) set forth in the merger agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import) as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Baltic Trading and its subsidiaries; provided, that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in clause (ii) above and this clause (iii), to such qualifications) as of such date only.

  •
  Baltic Trading shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the closing date of the merger.

  •
  Since the date of the merger agreement, there shall not have been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Baltic Trading and its subsidiaries (see the section captioned "—Representations and Warranties" above for the definition of material adverse effect).

        The obligation of Baltic Trading to complete the merger is subject to the satisfaction or waiver of certain conditions, including the below:

  •
  Each of the representations and warranties of Genco and merger sub (i) regarding capital structure shall be true and correct in all respects (other than any de minimis inaccuracies) as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger, (ii) regarding organization and good standing; subsidiaries, authority, required shareholder vote and brokers shall be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import) in all material respects as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger and (iii) set forth in the merger agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect and words of similar import) as of the date of the merger agreement, and as of the closing of the merger as though made on the closing of the merger, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Genco and its subsidiaries; provided, that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in clause (ii) above and this clause (iii), to such qualifications) as of such date only.

  •
  Genco and merger sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date of the merger.

  •
  Since the date of the merger agreement, there shall not have been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Genco and its subsidiaries (see the section captioned "—Representations and Warranties" above for the definition of material adverse effect).

  •
  The completion of the sale of two vessels to Genco under the Stock Purchase Agreement shall have occurred.

        The merger agreement provides that any or all of the conditions to either party's obligation to complete the merger, as described above, may be waived, in whole or in part, by the relevant party.

Termination of the Merger Agreement

        Genco and Baltic Trading may terminate the merger agreement at any time prior to the completion of the merger by mutual written agreement.

        Either Genco or Baltic Trading has the right to terminate the merger agreement at any time prior to the completion of the merger, even if one or both parties have obtained the requisite shareholder approval, if:

  •
  the completion of the merger does not occur on or before October 7, 2015 (except that a party may not terminate under this provision if its failure to perform any obligation under the merger agreement was a principal cause of, or resulted in, such the failure of the merger to be consummated prior to such date);

  •
  any governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action shall have become final and non-appealable (except that a party may not terminate under this provision if the order was primarily due to the failure of the party to perform any of its obligations under the merger agreement);

  •
  the non-terminating party has breached its representations, warranties, covenants or agreements in the merger agreement, which breach would cause the terminating party's applicable condition to closing not to be satisfied, and which breach cannot be cured prior to October 7, 2015, or has not been cured within 30 days after notice from the terminating party. This termination right is not available to a party that is in breach of any of its representations, warranties, covenants or agreements such that the related closing conditions of the non-terminating party have not been satisfied;

  •
  at either the Genco Annual Meeting or the Baltic Trading Annual Meeting, the requisite shareholder approval of the merger agreement is not obtained.

        Genco has the right to terminate the merger agreement at any time prior to the completion of the merger, even if it has obtained the requisite shareholder approval, if:

  •
  any of the following relating to the Baltic Trading board's recommendation to shareholders and non-solicitation obligations, or the Baltic Trading shareholder meeting not having occurred: (i) the Baltic Trading board shall have failed to recommend that Baltic Trading shareholders vote to approve and adopt the merger agreement, (ii) there shall have occurred a change in the recommendation of the Baltic Trading board, (iii) the Baltic Trading board shall have approved, endorsed, or recommended any other acquisition proposal, (iv) Baltic Trading shall have failed to include the Baltic Trading board recommendation in this joint proxy statement/prospectus, (v) Baltic Trading, or any of its subsidiaries or any director, officer, manager, employee, consultant, advisor, agent or other representative of Baltic Trading or any of its subsidiaries, shall have violated, breached, or taken any action inconsistent with its board recommendation or non-solicitation obligations in any material respect, (vi) the Baltic Trading board or any committee thereof shall have resolved or proposed to take any action described in the foregoing clauses (i) through (v) or (vii) the Baltic Trading shareholder meeting shall not have been called and held as required under the merger agreement.

        Baltic Trading has the right to terminate the merger agreement at any time prior to the completion of the merger, even if it has obtained the requisite shareholder approval, if:

  •
  any of the following relating to the Genco board's recommendation to shareholders, or the Genco shareholder meeting not having occurred: (i) the Genco board shall have failed to recommend that the Genco shareholders vote to approve and adopt the merger agreement and approve the proposed amendment to Genco's second amended and restated articles of incorporation, (ii) there shall have occurred a change in the recommendation of the Genco board, (iii) Genco shall have failed to include the recommendation of the Genco board in this joint proxy statement/prospectus, (iv) Genco, or any of its subsidiaries or any director, officer, manager, employee, consultant, advisor, agent or other representative of Genco or any of its subsidiaries, shall have violated, breached, or taken any action inconsistent with its board recommendation obligations in any material respect, (v) the Genco board or any committee thereof shall have resolved or proposed to take any action described in the foregoing clauses (i) through (iv) or (vi) the Genco shareholder meeting shall not have been called and held as required under the merger agreement; or

  •
  the Stock Purchase Agreement relating to the sale by Baltic Trading of two vessels to Genco has been terminated in accordance with its terms. However, the transactions contemplated by the Stock Purchase Agreement closed on April 8, 2015, thereby removing the right of Baltic Trading to terminate the merger agreement on this basis.

Effect of Termination

        In the event of the termination of the merger agreement described in the section captioned "—Termination of the Merger Agreement" above, the merger agreement will become immediately void and there will be no liability or obligation on the part of any of the parties to the merger agreement or their respective officers, directors, shareholders or affiliates, except:

  •
  any such termination will not relieve any party from liability for any fraud or any willful and material breach of the merger agreement; and

  •
  the provisions regarding confidentiality, the effect of termination, fees and expenses and miscellaneous matters of the merger agreement and the confidentiality agreement between Baltic Trading and Genco will remain in full force and effect and survive any termination of the merger agreement.

Expenses

        All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring those expenses, whether or not the merger is completed, except that Genco and Baltic Trading have agreed to share equally all fees and expenses, other than accountant's and attorneys' fees, incurred with respect to the printing and filing of this joint proxy statement/prospectus and the registration statement and any amendments or supplements thereto.

        Genco will pay Baltic Trading up to $3.25 million as reimbursement of expenses of Baltic Trading relating to the merger upon the termination of the merger agreement:

  •
  by Baltic Trading under circumstances relating to the Genco board's recommendation to shareholders, or the Genco shareholder meeting not having occurred, as described under "Termination of the Merger Agreement" above;

  •
  by Baltic Trading because Genco has breached its representations, warranties, covenants or agreements in the merger agreement, which breach would cause the related condition to closing not to be satisfied, and which breach cannot be cured prior to October 7, 2015, or has not been cured within 30 days after notice from Baltic Trading;

  •
  by Baltic Trading or Genco if at the Genco shareholder meeting, the requisite Genco shareholder approval and adoption of the merger agreement is not obtained (but only if the merger agreement is not also otherwise terminable at such time as a result of the requisite Baltic Trading shareholder approval not having been obtained); or

  •
  by Baltic Trading because the Stock Purchase Agreement was terminated by Baltic Trading due to material breach thereof by Genco.

        Baltic Trading will pay Genco up to $3.25 million as reimbursement of expenses of Genco relating to the merger upon the termination of the merger agreement:

  •
  by Genco under circumstances relating to the Baltic Trading board's recommendation to shareholders and non-solicitation obligations, or the Baltic Trading shareholder meeting not having occurred, as described under "Termination of the Merger Agreement" above;

  •
  by Genco because Baltic Trading has breached its representations, warranties, covenants or agreements in the merger agreement, which breach would cause the related condition to closing not to be satisfied, and which breach cannot be cured prior to October 7, 2015, or has not been cured within 30 days after notice from Genco; or

  •
  by Baltic Trading or Genco if at the Baltic Trading shareholder meeting, the requisite Baltic Trading shareholder approval and adoption of the merger agreement is not obtained (but only if the merger agreement is not also otherwise terminable at such time as a result of the requisite Genco shareholder approval not having been obtained).

Amendment; Extension and Waiver

        Subject to compliance with applicable law, the merger agreement may be amended by mutual agreement of the parties thereto by action taken or authorized by their respective boards of directors (or similar governing body or entity or committees thereof) at any time before or after receipt of Baltic Trading shareholder approval and Genco shareholder approval and prior to the effective time of the merger; provided, however, that after any such shareholder approval of the merger agreement, there shall not be any amendment of the merger agreement that by applicable law requires further approval or authorization by the shareholders of any party without such further approval or authorization.

        At any time prior to the effective time of the merger, subject to applicable law, any party to the merger agreement may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant thereto and (c) provided that any shareholder approval required by law has been obtained, waive compliance with any agreement or condition contained in the merger agreement.

Governing Law

        The merger agreement is governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of New York, except to the extent that the laws of the Republic of the Marshall Islands are mandatorily applicable to the merger.

VOTING AGREEMENT

        In connection with entering into the merger agreement, Genco and Baltic Trading entered into the voting agreement with the Centerbridge Shareholders. The following summary of the voting agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the voting agreement.

        Pursuant to the voting agreement, each Centerbridge Shareholder agreed to, among other things, vote such shareholder's shares of Genco common stock:

  •
  in favor of the approval and adoption of the merger agreement, and approval of the merger, the Board Increase Amendment and the other transactions contemplated by the merger agreement;

  •
  in favor of any proposal to adjourn or postpone the Genco Annual Meeting to a later date if there are not sufficient votes to approve the proposals described above; and

  •
  against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Genco contained in the merger agreement, or of a shareholder contained in the voting agreement or (2) prevent, materially impede or materially delay Genco's ability to consummate the transactions contemplated by the merger agreement, including the merger.

        Pursuant to the voting agreement, each Centerbridge Shareholder agreed to, among other things, vote such shareholder's shares of Baltic Trading common stock:

  •
  in favor of the approval and adoption of the merger agreement, and approval of the merger and the other transactions contemplated by the merger agreement;

  •
  in favor of any proposal to adjourn or postpone the Baltic Trading Annual Meeting to a later date if there are not sufficient votes to approve the proposals described above; and

  •
  against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Baltic Trading contained in the merger agreement, or of a shareholder contained in the voting agreement or (2) prevent, materially impede or materially delay Baltic Trading's ability to consummate the transactions contemplated by the merger agreement, including the merger.

        Each Centerbridge Shareholder also granted an irrevocable proxy to Baltic Trading (and any designee thereof) to vote such Centerbridge Shareholder's shares of Genco and Baltic Trading common stock in accordance with the foregoing.

        Further, each Centerbridge Shareholder agreed to comply with certain restrictions on the transfer of its shares of Genco common stock and Baltic Trading common stock.

        The voting agreement terminates upon the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement pursuant to its terms and (iii) any reduction or change in the Genco exchange ratio.

        As of April 7, 2015, the Centerbridge Shareholders held 21,195,627 shares of Genco common stock, or approximately 34.4% of the outstanding shares of Genco common stock, and 7,250,000 shares of Baltic Trading common stock, or approximately 13.87% of the outstanding shares of Baltic Trading common stock.

 COMPARATIVE STOCK PRICES AND DIVIDENDS

        Shares of Genco common stock are traded on the OTCBB under the trading symbol "GSKNF." Shares of Baltic Trading common stock are listed on the NYSE under the trading symbol "BALT." The following table sets forth, for the periods indicated, the high and low bid quotations prices per share of Genco common stock, as reported on the OTCBB since July 15, 2014 (the date that shares of Genco common stock first traded on the OTCBB), and the high and low intraday trading prices per Baltic Trading common stock, as reported on the NYSE, as well as cash dividends paid per share of Baltic Trading common stock.

	Genco Common Stock			Baltic Trading Common Stock
	High	Low	Dividends	High	Low	Dividends
2013
First Quarter				$4.38	$2.97	$0.01
Second Quarter				4.10	3.10	0.01
Third Quarter				5.71	3.49	0.01
Fourth Quarter				6.86	4.36	—
2014
First Quarter				7.94	5.10	0.01
Second Quarter				7.09	5.56	0.01
Third Quarter	21.45	15.00	—	6.30	4.12	0.02
Fourth Quarter	19.85	12.75	—	4.30	2.30	0.03
2015
First Quarter	13.50	8.25	—	2.55	1.21	—
Second Quarter (through April 30, 2015)	8.70	6.65	—	1.71	1.32	[•]

        The following table presents trading information for Genco and Baltic Trading common stock on April 7, 2015, the last full trading day prior to the public announcement of the execution of the merger agreement and             [    •    ], 2015, the latest practicable trading day before the date of this joint proxy statement/prospectus. The equivalent market value for Baltic Trading common stock has been determined by multiplying the price per share of Genco common stock on the applicable date by the exchange ratio of 0.216 of a share of Genco common stock.

Date	Genco Common Stock		Baltic Trading Common stock		Equivalent Market Value for Baltic Trading Common Stock
April 7, 2015		$7.40		$1.62		$1.67
[•], 2015	$	[•]	$	[•]	$	[•]

        The averages of the closing prices per share of Genco common stock and per share of Baltic Trading common stock for certain periods prior to the public announcement of the execution of the merger agreement are as follows:

	Genco Common Stock (OTCBB)	Baltic Trading Common Stock (NYSE)
30 consecutive trading day average ending April 7, 2015	$9.04	$1.51
60 consecutive trading day average ending April 7, 2015	$10.25	$1.62
90 consecutive trading day average ending April 7, 2015	$11.31	$1.95

        Genco and Baltic Trading encourage you to obtain current market quotations for both Genco common stock and Baltic Trading common stock prior to making any decision with respect to the merger.

        Genco has not declared or paid any dividends since the third quarter of 2008. The Credit Facility Waivers prohibit Genco from paying dividends until December 31, 2016, and under the 2015 Credit Facility, Genco is not permitted to pay dividends until April 1, 2017. Genco has made no determination regarding the payment of dividends after such time.

        Baltic Trading has adopted a dividend policy to pay a variable quarterly dividend equal to its Cash Available for Distribution (as defined and discussed below) during the previous quarter, subject to any reserves that the Baltic Trading board may from time to time determine are required. These reserves may cover, among other things, drydocking, repairs, claims, liabilities and other obligations, debt amortization, acquisitions of additional assets and working capital. Dividends will be paid equally on a per-share basis between Baltic Trading's common stock and Baltic Trading's Class B Stock. Cash Available for Distribution represents Baltic Trading's net income less cash expenditures for capital items related to its fleet, such as drydocking or special surveys, other than vessel acquisitions and related expenses, plus non-cash compensation. For purposes of calculating Cash Available for Distribution, Baltic Trading may disregard non-cash adjustments to Baltic Trading's net income (loss), such as those that would result from acquiring a vessel subject to a charter that was above or below market rates. In prior quarters, Baltic Trading's Board of Directors determined to declare a dividend based on its cash flow, liquidity, and capital resources, even though the application of Baltic Trading's policy would have resulted in a lesser dividend or no dividend. However, as a result of current market conditions, Baltic Trading did not declare a dividend for the fourth quarter of 2014 or the first quarter of 2015.

        The respective boards of directors of Genco and Baltic Trading will continue to evaluate their respective dividend policies in light of applicable business, financial, legal and regulatory considerations. Genco and Baltic Trading are both prohibited under the merger agreement from declaring dividends prior to completion of the merger or termination of the merger agreement.

        As of April 30, 2015, there were approximately 77 holders of record of Genco's common stock.

        Certain shareholders currently hold significant percentages of Genco's post-restructuring common stock. As of April 7, 2015, based on information supplied in the voting agreement, the Centerbridge Shareholders owned approximately 34.44% of Genco common stock. Further, affiliates of Apollo Global Management, LLC owned approximately 15.4%, affiliates of Strategic Value Partners, LLC owned approximately 12.41%, affiliates of Davidson Kempner Partners owned approximately 9.87%, and affiliates of Alden Global Capital Ltd. owned approximately 8.43% of Genco's common stock, in each case based on, and as of the date of, the most recent filings made by such shareholders with the SEC. In addition, as of April 7, 2015, the Centerbridge Shareholders owned approximately 13.87% of Baltic Trading's common stock (based on information supplied in the voting agreement), and as of April 14, 2015, affiliates of Apollo Global Management, LLC owned approximately 9.89% of Baltic Trading's common stock (based on such affiliates' most recent filings with the SEC). If the merger is consummated, Genco expects that the Centerbridge Shareholders will own approximately 31.23%, affiliates of Apollo Global Management, LLC will own approximately 14.6%, affiliates of Strategic Value Partners, LLC will own approximately 10.48%, affiliates of Davison Kempner Partners will own approximately 8.35%, and affiliates of Alden Global Capital Ltd. will own approximately 7.13% of Genco's common stock.

        As of December 31, 2014, Peter C. Georgiopoulos the chairman of the board of Genco, owned approximately 2.03% and all directors and officers as a group owned approximately 2.48% of Genco's common stock. If the merger is consummated, Peter C. Georgiopoulos will own approximately 2.34% of Genco's common stock and the directors and officers as a group will own approximately 2.95% of Genco's common stock.

GENCO SHIPPING & TRADING LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements of Genco, which are referred to in this joint proxy statement/prospectus as the unaudited pro forma financial information, gives effect to the proposed merger in which Baltic Trading will become an indirect wholly owned subsidiary of Genco. The Unaudited Pro Forma Condensed Combined Balance Sheet assumes the merger closed on December 31, 2014. The Unaudited Pro Forma Condensed Combined Statement of Income assumes the merger closed on January 1, 2014. The unaudited pro forma financial information is based on the respective historical consolidated financial statements of Genco and Baltic Trading, and the assumptions and adjustments set forth in the accompanying explanatory notes. In addition, due to Genco's emergence from bankruptcy on July 9, 2014 and Genco's adoption of fresh-start reporting on that date, the pro forma statement of income financial data assumes that fresh-start reporting was also adopted effective January 1, 2014. As a result, financial data for periods prior to Genco's adoption of fresh-start reporting ("Genco Predecessor Company") are not comparable to financial data of periods after that date ("Genco Successor Company").

        Genco prepares its consolidated financial statements in accordance with U.S. GAAP and Genco currently consolidates Baltic Trading. The Baltic Trading common shares that Genco would acquire in the merger are currently recognized as a noncontrolling interest in the historical consolidated financial statements of Genco included in Genco's Annual Report on Form 10-K/A for the year ended December 31, 2014, filed with the SEC on April 30, 2015. Under U.S. GAAP, changes in a parent's ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary are considered equity transactions (i.e. transactions with owners in their capacity as owners) with any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid attributed to the equity of the parent.

        The unaudited pro forma financial information was prepared using the current consolidation methodology used in Genco's historical financials since Genco will remain in control of Baltic Trading and, therefore, the historical basis of Genco's assets and liabilities will not be affected by the merger. The unaudited pro forma financial information has been developed from and should be read in conjunction with the audited consolidated financial statements and related notes of Genco included in the Annual Report on Form 10-K/A of Genco for the fiscal year ended December 31, 2014, and the audited consolidated financial statements and related notes of Baltic Trading contained in the Annual Report on Form 10-K of Baltic Trading for the fiscal year ended December 31, 2014, each of which is incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that Genco believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Genco would have been had the merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in operating results following the date of the unaudited pro forma financial information.

        Upon closing of the merger, Baltic Trading shareholders (other than Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) will receive 0.216 shares of Genco common stock in exchange for each share of Baltic Trading common stock. The outstanding number of shares of Baltic Trading common stock will change prior to the closing of the merger due to transactions in the ordinary course of business, including the vesting of outstanding Baltic Trading equity awards. These changes are not expected to have a material effect on this unaudited pro forma financial information.

        The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the managements' discussion and analysis of Genco and Baltic Trading, which are incorporated by reference in this joint proxy statement/prospectus. See the section captioned "Where You Can Find More Information," beginning on page 236.

GENCO SHIPPING & TRADING LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2014

(Dollars In Thousands)

	Genco Successor Company As Reported				Genco Successor Company Pro forma
	December 31, 2014	Pro forma Adjustments			December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$83,414	$			$83,414
Restricted cash	9,750				9,750
Due from charterers, net	14,739				14,739
Prepaid expenses and other current assets	22,423				22,423

Total current assets	130,326		—		130,326

Noncurrent assets:
Vessels, net of accumulated depreciation of $36,258 and $730,662, respectively	1,532,843				1,532,843
Deposits on vessels	25,593				25,593
Deferred drydock, net of accumulated amortization of $330 and $11,107, respectively	6,234				6,234
Deferred financing costs, net of accumulated amortization of $729 and $22,279, respectively	10,271				10,271
Fixed assets, net of accumulated depreciation and amortization of $119 and $3,438, respectively	701				701
Other noncurrent assets	514				514
Restricted cash	19,945				19,945
Investments	26,486				26,486

Total noncurrent assets	1,622,587		—		1,622,587

Total assets	$1,752,913		$—		$1,752,913

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$28,217	$			$28,217
Current portion of long-term debt	34,324				34,324
Current interest payable	—				—
Convertible senior note payable	—				—
Deferred revenue	1,397				1,397
Current portion of lease obligations	—				—
Fair value of derivative instruments	—				—

Total current liabilities:	63,938		—		63,938

Noncurrent liabilities:
Long-term lease obligations	390				390
Time charters acquired	—				—
Long-term debt	395,811				395,811

Total noncurrent liabilities	396,201		—		396,201

Total liabilities	460,139		—		460,139

Commitments and contingencies
Equity:
Genco Shipping & Trading Limited shareholders' equity:
Genco Predecessor Company common stock, par value $0.01; 100,000,000 shares authorized; 44,449,407 shares issued and outstanding at December 31, 2013	—				—
Genco Predecessor Company additional paid-in capital	—				—
Genco Successor Company common stock, par value $0.01; 250,000,000 shares authorized; 61,541,389 shares issued and outstanding at December 31, 2014	615		113	(1)	728
Genco Successor Company additional paid-in capital	1,251,197		248,460	(1)	1,499,657
Accumulated other comprehensive (loss) income	(25,317)				(25,317)
Retained (deficit) earnings	(182,294)				(182,294)

Total Genco Shipping & Trading Limited shareholders' equity	1,044,201		248,573		1,292,774

Noncontrolling interest	248,573		(248,573)	(1)	—

Total equity	1,292,774		—		1,292,774

Total liabilities and equity	$1,752,913		$—		$1,752,913

(1)
To adjust for the issuance of approximately 11,287,132 shares of Genco common stock to Baltic Trading shareholders (other than Genco, Baltic Trading, or any of their respective wholly owned subsidiaries) as consideration in the merger and the elimination of the noncontrolling interest recorded in the Genco Successor Company's consolidated balance sheet as of December 31, 2014 that is associated with the ownership interests of other shareholders of Baltic Trading as of that date. The difference between the par value of the Genco common stock issued to Baltic Trading shareholders and Genco's carrying value of the noncontrolling interest as of December 31, 2014 is reflected as an adjustment to additional paid-in capital.

GENCO SHIPPING & TRADING LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME FOR THE
YEAR ENDED DECEMBER 31, 2014
(Dollars In Thousands)

	Genco Successor Company As Reported	Genco Predecessor Company As Reported
					Genco Pro forma
	Period from July 9, 2014 to December 31, 2014	Period from January 1, 2014 to July 9, 2014
			Pro forma Adjustments		Year-ended December 31, 2014
Revenues:
Voyage revenues	98,817	118,759			217,576
Service revenues	1,584	1,701			3,285

Total revenues	100,401	120,460			220,861

Operating expenses:
Voyage expenses	7,525	4,140			11,665
Vessel operating expenses	56,943	64,670			121,613
General, administrative and management fees	36,915	31,371	15,606	(2)	83,392
Depreciation and amortization	36,714	75,952	(36,221	)(3)	76,445
Other operating income	(530)	—			(530)
Goodwill impairment	166,067	—			166,067

Total operating expenses	303,634	176,133	(21,115)		458,642

Operating loss	(203,233)	(55,673)	(21,115)		(237,791)

Other (expense) income:
Other income (expense)	36	(106)			(70)
Interest income	46	45			91
Interest expense	(7,620)	(41,061)	29,679	(4)	(19,002)

Other expense	(7,538)	(41,122)	29,679		(18,981)

Loss before reorganization items, net	(210,771)	(96,795)	50,794		(256,772)
Reorganization items, net	(1,591)	882,167	(880,576	)(5)	—

(Loss) income before income taxes	(212,362)	785,372	(829,782)		(256,772)
Income tax expense	(996)	(815)	—		(1,811)

Net (loss) income	(213,358)	784,557	(829,782)		(258,583)
Loss: Net loss attributable to noncontrolling interest	(31,064)	(8,734)	39,798		—

Net loss attributable to Genco	(182,294)	793,291	(869,564)		(258,583)

(2)
To adjust for (a) the elimination of $2,403 of amortization expense recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 related to stock-based compensation awards of the Genco Predecessor Company that were deemed to have vested automatically pursuant to the terms of the bankruptcy court approved plan of reorganization for Genco (the "Genco Reorganization Plan"); and the recognition of $28,019 of amortization expense for the period from January 1 to July 9, 2014 related to restricted stock and warrants issued by the Genco Successor Company in August 2014 pursuant to a management incentive plan established in the Genco Reorganization Plan. The net result of these adjustments reflects a full year of amortization expense in the amount of $46,874 associated with the stock-based awards granted by the Genco Successor Company as if these grants had occurred on January 1, 2014; no restricted stock expense is reflected for the acceleration of the vesting of any Baltic Trading grants, as it is assumed these shares vested just prior to the proposed merger; and (b) the elimination of $10,510 of direct reorganization-related costs recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 directly associated with Genco's bankruptcy costs prior to filing for bankruptcy.

(3)
To adjust depreciation expense recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 to reflect the consequences of fair value measurements to Genco's vessels and fixed assets related to the application of fresh-start reporting as if it had occurred on January 1, 2014 rather than on July 9, 2014.

(4)
To adjust interest expense recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 to reflect the interest expense incurred that was related to the discharge of Genco's debt pursuant to the Genco Reorganization Plan as if it had occurred on January 1, 2014 rather than on July 9, 2014.

(5)
To eliminate $1,591 of costs recorded in the Genco Successor Company's consolidated statement of operations for the period from July 9, 2014 to December 31, 2014 and $882,167 of activity recorded in the Genco Predecessor Company's consolidated statement of operations for the period from January 1 to July 9, 2014 directly associated with Genco's post-bankruptcy activity and application of fresh-start reporting, which are comprised of the following:

	Genco Successor Company	Genco Predecessor Company
	Period from July 9 to December 31, 2014	Period from January 1 to July 9, 2014
Professional fees incurred	$968	$34,981
Trustee fees incurred	623	251

Total reorganization fees	$1,591	$35,232

Gain on settlement of liabilities subject to compromise	$—	$(1,187,689)
Net gain on debt and equity discharge and issuance	—	(775,086)
Fresh-start reporting adjustments	—	1,045,376

Total fresh-start adjustment	$—	$(917,399)

Total reorganization items, net	$1,591	$(882,167)

DESCRIPTION OF GENCO COMMON STOCK

        The following description of Genco's common stock summarizes the material terms and provisions of the common stock that it may offer under this Registration Statement. For the complete terms of Genco's common stock, please refer to Genco's second amended and restated articles of incorporation and amended and restated bylaws. The Marshall Islands Business Corporations Act (the "MIBCA") may also affect the terms of Genco's common stock.

Authorized Capitalization

        Under Genco's second amended and restated articles of incorporation, Genco's authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, of which 61,600,604 shares are issued and outstanding.

Common Stock

  Voting Rights

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Genco's common stock has the exclusive right to vote for the election of directors and for all other purposes. Genco's common stock votes together as a single class.

  Dividends

        Holders of shares of common stock are entitled to receive, ratably, all dividends, if any, declared by Genco's board of directors out of funds legally available for dividends.

  Liquidation Rights

        Upon Genco's dissolution or liquidation or the sale of all or substantially all of Genco's assets, after payment in full of all amounts required to be paid to creditors, if any, the holders of Genco's common stock will be entitled to receive, pro rata, Genco's remaining assets available for distribution.

  Other Rights

        Holders of Genco's common stock do not have conversion, redemption or preemptive rights to subscribe to any of Genco's securities. The rights, preferences and privileges of holders of Genco's common stock are subject to the rights of the holders of any shares of Genco's preferred stock which it may issue in the future.

  Transfer Agent

        The transfer agent for Genco's common stock is Computershare Inc.

Anti-takeover Effects of Certain Provisions of Genco's Second Amended and Restated Articles of Incorporation and Bylaws

        Several provisions of Genco's second amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen Genco's vulnerability to a hostile change of control and enhance the ability of Genco's board of directors to maximize shareholder value in connection with any unsolicited offer to acquire Genco. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of Genco by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Classified Board of Directors

        Genco's second amended and restated articles of incorporation provide for the division of Genco's board of directors into two classes of directors, Class I and Class II. Three directors serve in Class I, and four directors serve in Class II. The term of office of Genco's Class I directors expires at the Genco Annual Meeting, while the term of office of Genco's Class II directors expires at the 2016 annual meeting of shareholders. Upon the conclusion of the 2016 annual meeting, Genco's board of directors will automatically cease to be divided into classes, with all directors to be elected annually. This classified board provision could discourage a third party from making a tender offer for Genco's shares or attempting to obtain control of Genco. It could also delay shareholders who do not agree with the policies of Genco's board of directors from removing a majority of Genco's board of directors.

  Election and Removal of Directors

        Genco's second amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Genco's amended and restated bylaws require parties other than Genco's board of directors to give advance written notice of nominations for the election of directors. Genco's second amended and restated articles of incorporation also provide that Genco's directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of Genco's capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office prior to the conclusion of the 2016 annual meeting of shareholders. Thereafter, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders

        Genco's second amended and restated articles of incorporation and Genco's amended and restated bylaws provide that any action required or permitted to be taken by Genco's shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of Genco's shareholders. Genco's second amended and restated articles of incorporation and Genco's amended and restated bylaws provide that, subject to certain exceptions, Genco's Chairman, President, or Secretary at the direction of the board of directors or Genco's Secretary at the request in writing by any one or more shareholders that hold, in the aggregate, at least a majority of the outstanding registered shares of the Corporation entitled to vote may call special meetings of Genco's shareholders. The business transacted at the special meeting is limited to the purposes stated in the notice.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Genco's amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at Genco's principal executive offices not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Genco's amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

 COMPARISON OF RIGHTS OF SHAREHOLDERS OF GENCO AND BALTIC TRADING

        Pursuant to the merger, Baltic Trading shareholders will receive shares of Genco common stock. Therefore, after the consummation of the merger, current holders of Baltic Trading common stock will become holders of Genco common stock, and their rights as Genco shareholders will be governed by Genco's second amended and restated articles of incorporation, Genco's amended and restated bylaws and the MIBCA. Because both Genco and Baltic Trading are organized under the MIBCA, differences in the rights of the shareholders of the two companies generally arise only from differing provisions of their respective articles of incorporation and amended and restated bylaws. The rights of Genco shareholders under Genco's second amended and restated articles of incorporation and Genco's amended and restated bylaws are the same, in all material respects, to their rights as Baltic Trading shareholders prior to completion of the merger under Baltic Trading's amended and restated articles of incorporation and Baltic Trading's amended and restated bylaws, except as otherwise described below.

Authorized Capital Stock

  Baltic Trading

        Under Baltic Trading's amended and restated articles of incorporation, Baltic Trading's authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, of which 52,255,241 shares are issued and outstanding,100,000,000 shares of Class B Stock, par value $0.01 per share, of which 6,356,471 shares are issued and outstanding, and 100,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding.

  Genco

        Under Genco's second amended and restated articles of incorporation, Genco's authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, of which 61,600,604 shares are issued and outstanding.

Number of Directors; Classification of Board of Directors

  Baltic Trading

        Under Baltic Trading's amended and restated articles of incorporation, the Baltic Trading board of directors is classified into three classes, Class I Class II and Class III. Two directors serve in class I, two directors service in Class II, and one director serves in Class III. The directors serve three year terms, staggered by class.

  Genco

        Genco's second amended and restated articles of incorporation provide for the division of Genco's board of directors into two classes of directors, Class I and Class II. Three directors serve in Class I, and four directors serve in Class II. The term of office of Genco's Class I directors expires at Genco's first annual meeting of shareholders following July 9, 2014, while the term of office of Genco's Class II directors expires at the second annual meeting of shareholders following July 9, 2014. Upon the conclusion of such second annual meeting, Genco's board of directors will automatically cease to be divided into classes, with all directors to be elected annually.

        If Genco shareholders approve the Board Increase Amendment, the number of members of Class I will be increased to four and if the merger is consummated, Basil G. Mavroleon, currently a director of Baltic Trading, will join the Genco board of directors.

Election and Removal of Directors

  Baltic Trading

        Baltic Trading's amended and restated bylaws require parties other than Baltic Trading's board of directors to give advance written notice, not less than 150 days nor more than 180 days prior to the date of the immediately preceding annual meeting of shareholders, of nominations for the election of directors. Baltic Trading's amended and restated articles of incorporation also provide that its directors may be removed at any time, with or without cause, upon the affirmative vote of a majority of the outstanding shares of Baltic Trading's capital stock entitled to vote for those directors or by 66-2/3% of the members of the board of directors then in office.

  Genco

        Genco's amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors, not less than 120 days nor more than 150 days prior to the date of the immediately preceding annual meeting of shareholders. Genco's second amended and restated articles of incorporation also provide that Genco's directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of Genco's capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office prior to the conclusion of the 2016 annual meeting of shareholders. Thereafter, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose.

Voting Rights and Required Votes

  Baltic Trading

        Each share of common stock is entitled to one vote, and each share of Class B Stock is entitled to fifteen votes, on matters on which common shareholders are eligible to vote. Holders of common stock and Class B Stock vote together as a single class on all matters presented for vote, except as otherwise provided by law.

  Genco

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Genco's common stock has the exclusive right to vote for the election of directors and for all other purposes. Genco's common stock votes together as a single class.

Shareholder Ability to Call Special Meetings

  Baltic Trading

        If holders of a majority of the outstanding shares of capital stock of Baltic Trading entitled to vote generally in the election of directors (considered for this purpose as one class) are then entitled to remove any director or the entire Baltic Trading board of directors pursuant to the provisions described above under "Election and Removal of Directors—Baltic Trading," such holders may, in writing, demand that a special meeting be called solely for the purpose of such removal. The secretary of Baltic Trading, upon receiving any such written demand shall promptly give notice of such meeting, or if the secretary fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice. If there is a failure to hold an annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the last annual meeting, holders of not less than 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting in lieu of the annual meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call.

  Genco

        Any one or more shareholders that hold, in the aggregate, at least a majority of the outstanding registered shares of Genco entitled to vote at a meeting of shareholders may request, in writing, that the secretary of Genco call a special meeting of shareholders. The chairman, president or secretary of Genco, upon receiving the written demand, shall give notice of such meeting, not less than fifteen (15) nor more than sixty (60) days before the date of such meeting.

Dissenters' Rights of Appraisal

  Baltic Trading

        Under Marshall Islands law, a shareholder of a corporation has the right to vote against any plan of merger to which the corporation is a party. If such shareholders vote against the plan of merger, they may have the right to seek payment from their corporation of the appraised fair value of their shares (instead of the contractual merger consideration). However, the right of a dissenting shareholder to receive payment of the appraised fair value of his or her shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Baltic Trading common stock are traded on the NYSE, a dissenting holder of shares of Baltic Trading common stock has no right to receive payment from Baltic Trading for the appraised fair market value of his or her shares under Marshall Islands law.

  Genco

        A dissenting holder of Genco shares currently would have appraisal rights as described above under Marshall Islands law. However, if Genco's application for listing on the NYSE is successful, a dissenting holder of shares of Genco common stock would have no right to receive payment from Genco for the appraised fair market value of his or her shares under Marshall Islands law as described above.

Amendments to Governing Documents

  Baltic Trading

        Under the MIBCA, an amendment to Baltic Trading's amended and restated articles of incorporation may be authorized by the holders of a majority of all outstanding shares entitled to vote thereon. In addition, and notwithstanding any provision in Baltic Trading's amended and restated articles of incorporation to the contrary, if an amendment would increase or decrease the aggregate number of authorized shares of any class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely, the amendment shall be authorized by a vote of the holders of a majority of all outstanding shares of such class. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but would not affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of this section.

        The Baltic Trading board is authorized to make, alter or repeal bylaws of Baltic Trading by a vote of not less than a majority of the entire Baltic Trading board, and shareholders are not able to make additional bylaws, nor alter or repeal any existing bylaw, except where such power to amend or repeal is expressly granted by the MIBCA. The provisions of Baltic Trading's amended and restated articles of incorporation relating to the number and classes of directors constituting the Baltic Trading board, amendment or repeal of Baltic Trading's amended and restated bylaws, special meetings of shareholders and corporate opportunities and engagement in similar activities or lines of business may only be amended or repealed by affirmative vote of not less than 80% of the total outstanding voting stock of Baltic Trading.

  Genco

        While the provisions of the MIBCA described above under "Amendments to Governing Documents—Baltic Trading" apply equally to Genco, the Genco board is authorized to make, alter or repeal bylaws of Genco by a vote of not less than a majority of the entire board (without regard to vacancies), and shareholders are authorized to make, alter or repeal bylaws of Genco by affirmative vote of 66 2/3% of the voting power of all then outstanding voting stock of Genco. The provisions of Genco's second amended and restated articles of incorporation relating to the number and classes of directors constituting the Genco board, amendment or repeal of Genco's amended and restated bylaws, special meetings of shareholders, liability of directors, affiliate transactions, indemnification of directors and officers, corporate opportunities and engagement in similar activities or lines of business, forum for claims against Genco and its directors, officers and employees and amendment or repeal of Genco's second amended and restated articles of incorporation may only be amended or repealed by affirmative vote of 66 2/3% of the voting power of all then outstanding voting stock of Genco.

Corporate Opportunities/Similar Activities and Lines of Business

  Baltic Trading

        Baltic Trading's amended and restated articles of incorporation provide that Genco has no duty to refrain from engaging in activities or lines of business similar to those of Baltic Trading. As between Genco and its subsidiaries, on the one hand, and Baltic Trading and its subsidiaries, on the other, Genco and its subsidiaries generally have a right of first refusal with respect to corporate opportunities, provided that Baltic Trading and its subsidiaries shall have a right of first refusal with respect to certain spot charter opportunities.

  Genco

        Genco's second amended and restated articles of incorporation provide that shareholders sitting on Genco's Nominating, Corporate Governance and Conflicts Committee, including Centerbridge, as well as non-employee directors of Genco, have no fiduciary duty to present corporate opportunities to Genco or to avoid engaging in activities or lines of business similar to those of Genco.

Business Combination

  Baltic Trading

        Pursuant to Baltic Trading's amended and restated articles of incorporation, Baltic Trading is generally prohibited from engaging in any "Business Combination" with any "interested shareholder" for a period of three years following the time of the transaction in which the person became an interested shareholder, unless:

          (1)   prior to such time, the Baltic Trading board approved either the Business Combination or the transaction which resulted in the shareholder becoming an interested shareholder;

          (2)   upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of Baltic Trading outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

          (3)   at or subsequent to such time, the Business Combination is approved by the Baltic Trading Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; or

          (4)   the shareholder is Peter C. Georgiopoulos or an affiliate or associate thereof.

        A "Business Combination" means any of the following:

  •
  any merger or consolidation of Baltic Trading or any direct or indirect majority-owned subsidiary of Baltic Trading with (A) the interested shareholder, or (B) any other entity if the merger or consolidation is caused by the interested shareholder and, as a result of such merger or consolidation, the prohibition on engaging in a Business Combination with an interested shareholder is not applicable to the surviving entity;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of Baltic Trading, to or with the interested shareholder, of assets of Baltic Trading or of any direct or indirect majority-owned subsidiary of Baltic Trading which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of Baltic Trading determined on a consolidated basis or the aggregate market value of all the outstanding shares of Baltic Trading;

  •
  any transaction which results in the issuance or transfer by Baltic Trading or by any direct or indirect majority-owned subsidiary of Baltic Trading of any shares, or any shares of such subsidiary, to the interested shareholder, subject to specified exceptions; or

  •
  any transaction involving Baltic Trading or any direct or indirect majority-owned subsidiary of Baltic Trading which has the effect of increasing the proportionate share of any class or series of shares of Baltic Trading, or securities convertible into any class or series of shares of Baltic Trading, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the interested shareholder, subject to exceptions.

        An "interested shareholder" means any person (other than Genco or Baltic Trading and any direct or indirect majority-owned subsidiary of Genco or Baltic Trading) that (i) is the owner of 15% or more of the outstanding voting shares of Baltic Trading, or (ii) is an affiliate or associate of Baltic Trading and was the owner of 15% or more of the outstanding voting shares of Baltic Trading at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and associates of such person. However, that the term "interested shareholder" does not include any person whose ownership of shares in excess of the 15% limitation is the result of action taken solely by Baltic Trading.

        Pursuant to the MIBCA and Baltic Trading's amended and restated articles of incorporation, a Business Combination with a non-interested shareholder requires the affirmative vote of holders of a majority of the voting power of the Baltic Trading common stock and Class B Stock outstanding and entitled to vote, voting together as a single class.

  Genco

        Under Genco's second amended and restated articles of incorporation, any business combination that constitutes an "Affiliate Transaction" must be approved by either a majority of Genco's board of directors (excluding any directors that have or are designated by a party that has a material interest in the transaction), or the holders of a majority of the then outstanding shares of capital stock of Genco (excluding any shareholders that have a material interest in the transaction).

        An "Affiliate Transaction" means any transaction, agreement, or arrangement between or among Genco or any of its direct or indirect subsidiaries, on the one hand, and any director or executive officer of Genco or any of its direct or indirect subsidiaries, any shareholder of Genco, or any Affiliate, partner or family member of any such person, or any executive officer, director or employee of any shareholder, on the other hand, other than employment, service, or compensation arrangements in the ordinary course of business consistent with past practice. An "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person, where "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

        Pursuant to the MIBCA and Genco's second amended and restated articles of incorporation, a business combination that does not constitute an Affiliate Transaction requires the affirmative vote of holders of a majority of the voting power of Genco common stock outstanding and entitled to vote.

Shareholder Rights Plan

  Baltic Trading

        Each share of Baltic Trading's common stock and its Class B Stock includes one right, or, collectively, the rights, that entitles the holder to purchase from Baltic Trading a unit consisting of one tenth of one share of the same class of stock in which such right is included at a purchase price of $100 per share, subject to specified adjustments. The rights are issuable pursuant to a rights agreement between Baltic Trading and Computershare Shareowner Services LLC, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right.

        The rights are attached to all certificates representing Baltic Trading's currently outstanding common stock and Class B Stock and will attach to all common stock and Class B Stock certificates Baltic Trading issues before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights will not be exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary of the closing of Baltic Trading's initial public offering, unless Baltic Trading redeems or exchanges them earlier. The rights will separate from the common stock and Class B Stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of ten days following a public announcement that a person or group of affiliated or associated persons, or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of Baltic Trading's outstanding common stock or Class B Stock; or ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person. Baltic Trading's Board of Directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Genco, Peter C. Georgiopoulos, and their respective related entities are excluded from the definition of "acquiring person" for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Until the rights distribution date, Baltic Trading's common stock and Class B Stock certificates will evidence the rights, and the rights will be transferable only with those certificates. After the rights distribution date, only separate rights certificates mailed by the rights agent will represent the rights.

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person, as defined above. If a flip-in event occurs and Baltic Trading does not redeem the rights as described below, each right, other than any right that has become void as described below, will become exercisable at the time it is no longer redeemable for the number of shares of stock of the same class of stock in which such right is included, or, in some cases, cash, property or other of Baltic Trading's securities, having a current market price equal to two times the exercise price of such right. For purposes of a flip-in event, a share of Class B Stock will be deemed to have the same market price as a share of common stock. When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person, Baltic Trading is acquired in a merger or other business combination transaction, subject to limited exceptions; or 50% or more of Baltic Trading's assets or earning power is sold or transferred. If a flip-over event occurs, each holder of a right, other than any right that has become void as described with respect to a flip-in event above will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

        At any time before the earlier of the date on which a person publicly announces that it has become an acquiring person or the date on which the rights expire, Baltic Trading may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The rights are not exercisable after a flip-in event triggered by the acquisition of or right to acquire beneficial ownership of Baltic Trading's stock until they are no longer redeemable. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.

        Baltic Trading may, at its option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the shares of common stock then outstanding.

        During the time the rights are redeemable, Baltic Trading may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, Baltic Trading generally may amend the provisions of the rights agreement without the approval of the rights holders, only to cure any ambiguity, defect or inconsistency; to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or to shorten or lengthen any time period under the rights agreement, except that Baltic Trading cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

  Genco

        None.

 APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

        Under Marshall Islands law, a shareholder of a corporation has the right to vote against any plan of merger to which the corporation is a party. If such shareholders have the right to receive consideration for their shares in the merger and vote against the plan of merger, they may have the right to seek payment from their corporation of the appraised fair value of their shares (instead of the contractual merger consideration). However, the right of a dissenting shareholder to receive payment of the appraised fair value of his or her shares is not available if the shares of such class or series of stock are (i) listed on a securities exchange or (ii) held of record by more than 2,000 holders. Since shares of Baltic Trading common stock are traded on the NYSE, a dissenting holder of shares of Baltic Trading common stock has no right to receive payment from Baltic Trading for the appraised fair market value of his or her shares under Marshall Islands law.

 BALTIC TRADING AND GENCO PROPOSAL NO. 1—THE MERGER

        Genco and Baltic Trading are asking their shareholders to adopt and approve the merger agreement, the merger and the other transactions contemplated thereby. Genco and Baltic Trading shareholders should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. The merger agreement is attached to this document as Appendix A and is incorporated by reference into this joint proxy statement/prospectus.

        After careful consideration, Genco's board of directors unanimously (with Peter C. Georgiopoulos abstaining because he also serves as a director of Baltic Trading) approved the merger agreement and the merger and declared the transactions contemplated thereby, including the merger, to be advisable, fair to and in the best interests of Genco and its shareholders. See the section entitled "The Merger—Recommendation of the Genco special committee and the Genco board; Genco's Reasons for the Merger" beginning on page 104 for a more detailed discussion of the Genco board of directors' recommendation.

        After careful consideration, Baltic Trading's board of directors has unanimously (with Peter C. Georgiopoulos abstaining because he also serves as a director of Genco) approved the merger agreement and the merger and declared the transactions contemplated thereby, including the merger, to be advisable, fair to and in the best interests of Baltic Trading and the non-Genco Baltic Trading shareholders. See the section entitled "The Merger—Recommendation of the Baltic Trading special committee and the Baltic Trading board; Baltic Trading's Reasons for the Merger" beginning on page 82 for a more detailed discussion of the Baltic Trading board of directors' recommendation.

Vote Required

        Approval and adoption of the merger agreement and approval of the merger are conditioned on the affirmative vote of (i) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, voting together as a single class, (ii) holders of a majority of the voting power of Baltic Trading common stock and Class B Stock outstanding and entitled to vote thereon, excluding the excluded shareholders, voting separately, and (iii) holders of a majority of the voting power of Genco common stock represented at the Genco Annual Meeting. Each share of Baltic Trading common stock is entitled to one vote, and each share of Baltic Trading Class B Stock is entitled to fifteen votes, on matters on which common shareholders are eligible to vote. Each share of Genco common stock is entitled to one vote.

        Abstentions and broker non-votes with respect to this proposal regarding the approval and adoption of the merger agreement and approval of the merger will be counted as a vote "AGAINST" such proposal. See the sections captioned "Questions and Answers about the Merger" beginning on page iv, "Voting Rights and Solicitations of Proxies" with respect to the Baltic Trading Annual Meeting beginning on page 58, and "Voting Rights and Solicitations of Proxies" with respect to the Genco Annual Meeting beginning on page 63 for a more detailed discussion of the vote required and your voting rights.

        THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (WITH PETER C. GEORGIOPOULOS ABSTAINING BECAUSE HE ALSO SERVES AS A DIRECTOR OF BALTIC TRADING) THAT GENCO SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER (ITEM 1 OF THE ENCLOSED GENCO PROXY CARD).

        THE BALTIC TRADING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (WITH PETER C. GEORGIOPOULOS ABSTAINING BECAUSE HE ALSO SERVES AS A DIRECTOR OF GENCO) THAT BALTIC TRADING SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER (ITEM 1 OF THE ENCLOSED BALTIC TRADING PROXY CARD).

BALTIC TRADING PROPOSAL NO. 2—ELECTION OF DIRECTORS

        Under Baltic Trading's amended and restated articles of incorporation, the Baltic Trading Board of Directors is classified into three classes. The directors serving in Class II have terms expiring at the Baltic Trading Annual Meeting. The Baltic Trading Board of Directors has nominated the Class II directors currently serving on the Board of Directors, Edward Terino and George Wood, for re-election to serve as Class II directors of Baltic Trading (i) for a three-year term until the 2018 Annual Meeting of Shareholders of Baltic Trading and until their successors are elected and qualified or until their earlier resignation or removal or (ii) until consummation of the merger, whichever is earlier. Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

        Directors are elected by a plurality of the votes cast at the Baltic Trading Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

Nominee Information

        The following table sets forth information regarding the nominees for re-election as Class II Directors:

Name	Age	Class	Position
Edward Terino	61	II	Director
George Wood	69	II	Director

        Edward Terino has served as a director of Baltic Trading since March 15, 2010. Mr. Terino has served as President of GET Advisory Services, LLC, a strategic and financial management consulting firm focused on the maritime and technology industries, since March 2009. From January 2011 to the present, Mr. Terino has served as a founder of Novium Learning, Inc., a start-up, privately-held, post-secondary vocational education publishing company. From July 2010 to the present, Mr. Terino has served as a director of SeaChange International, a video on-demand software company, where he is Chairman of the Audit Committee and a member of the Compensation Committee. From October 2012 to November 2013, Mr. Terino served as a director of Extreme Networks, Inc., a network switch manufacturer and service provider, where he was a member of the Audit Committee. From April 2007 to February 2012, he served as a director of S1 Corporation, an internet banking and payments software company, where he was also Chairman of the Audit Committee and a member of the Compensation Committee. From November 2009 to November 2010, Mr. Terino served as a director of Phoenix Technologies, Inc., a BIOS software company, where he was Chairman of the Audit Committee and a member of the Compensation Committee. From January 2009 through March 2009, Mr. Terino served as a consultant to General Maritime Corporation following the merger of Arlington Tankers Ltd. ("Arlington") with General Maritime Corporation in December 2008. Prior to the merger, Mr. Terino was the President, Chief Executive Officer and Chief Financial Officer of Arlington, an international seaborne transporter of crude oil and petroleum products, a position he held since January 2008. Mr. Terino served as Arlington's Co-Chief Executive Officer and Chief Financial Officer from July 2005 until August 2007, and as its Chief Executive Officer, interim President and Chief Financial Officer from August 2007 until January 2008. From October 1999 until March 2006, Mr. Terino served on the board of directors and as Chairman of the Audit Committee of EBT International, Inc., a Web content management software company. From September 2001 until June 2005, Mr. Terino served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Art Technology Group, Inc., a provider of Internet-based e-commerce software focused on the Global 1000 market. As a result of these and other professional experiences, Baltic Trading believes Mr. Terino possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board's collective qualifications, skills and experience.

        George Wood has served as a director of Baltic Trading since March 15, 2010. Mr. Wood has also served as managing director of Chancery Export Finance LLC ("Chancery"), a firm with a master guarantee agreement with the Export Import Bank of the United States of America ("Exim Bank"), since May 2004. Chancery provides ExIm Bank guaranteed financing for purchase of U.S.-manufactured capital goods by overseas buyers. Before becoming managing director of Chancery, Mr. Wood worked as managing director of Baltimore-based Bengur Bryan & Co. from April 2000 to May 2004, providing investment banking services to transportation-related companies in the global maritime, U.S. trucking, motor coach and rail industries. Prior to this, Mr. Wood was employed for 27 years in various managerial positions at the First National Bank of Maryland, which included managing the International Banking Group as well as the bank's specialized lending divisions in leasing, rail, maritime and motor coach industries, encompassing a risk asset portfolio of $1.2 billion. Mr. Wood presently serves as a member of the boards of directors of Atlanta-based Infinity Rails, where he has been a director since October 2004; Wawa Inc., where he has been a director since November 1990 and currently serves as Chairman of the Finance Committee and a member of the Compensation Committee and Strategic Gasoline Committee; and Ultrapetrol (Bahamas) Ltd., where he has been a director since October 2006 and serves as Chairman of the Audit Committee. Mr. Wood holds a B.S. in Economics and Finance from the University of Pennsylvania and an MBA from the University of North Carolina and became a CPA in 1980. As a result of these and other professional experiences, Baltic Trading believes Mr. Wood possesses knowledge and experience regarding general business and finance that strengthen the Board's collective qualifications, skills and experience.

Continuing Director Information

        The following table sets information regarding Baltic Trading's directors whose terms continue after the Baltic Trading Annual Meeting. The terms for Directors in Class I expire at the 2017 Annual Meeting, and the term for the Director in Class III expires at the 2016 Annual Meeting.

Name	Age	Class	Position
Peter C. Georgiopoulos	54	I	Chairman and Director
Basil G. Mavroleon	67	I	Director
Harry A. Perrin	62	III	Director

Class I Directors—Terms Expiring at the 2017 Annual Meeting

        Peter C. Georgiopoulos has served as Chairman and as a director of Baltic Trading since Baltic Trading's inception. Since 2005, Peter C. Georgiopoulos has served as Chairman and a member of the board of directors of Genco, which he founded. Since 1997, Mr. Georgiopoulos has served as Chairman and a member of the board of directors of General Maritime Corporation and its predecessors, which he founded, and he served as CEO from 1997 to 2008 and President from 2003 to 2008. Mr. Georgiopoulos is also Chairman and a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange. From 1991 to 1997, he was the principal of Maritime Equity Management, a ship-owning and investment company that he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Before entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. He holds an MBA from Dartmouth College. As a result of these and other professional experiences, Baltic Trading believes Mr. Georgiopoulos possesses knowledge and experience regarding Baltic Trading's history and operations and the shipping industry, finance and capital markets, that strengthen the Board's collective qualifications, skills and experience.

        Basil G. Mavroleon has served as a director of Baltic Trading since March 15, 2010. Mr. Mavroleon also served as a director of Genco from July 27, 2005 to July 9, 2014. Mr. Mavroleon has been employed in the shipping industry for the last 43 years. Since January 2008, Mr. Mavroleon has served as a Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Athens, Greece, where he acts as an independent contractor. Starting in 1970, Mr. Mavroleon worked at Charles R. Weber Company, Inc., one of the oldest and largest tanker brokerages and marine consultants in the United States. Mr. Mavroleon was Managing Director of Charles R. Weber Company, Inc. for twenty-five years and held the position of Manager of the Projects Group thereafter for five years from January 2009 until April 2013. Mr. Mavroleon serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, newbuilding, marine projects and ship finance brokerage based in Athens, Greece. Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund that dealt with tanker freight forward agreements and derivatives. Mr. Mavroleon is a member of the Baltic Exchange, is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, is on the advisory board of NAMMA (North American Maritime Ministry Association), Director Emeritus of NAMEPA (North American Marine Environmental Protection Association), and is Chairman of the New York World Scale Committee. Mr. Mavroleon is a member of the Hellenic Chamber of Commerce, the Connecticut Maritime Association, NYMAR (New York Maritime Inc.), the Maritime Foundation Knowledge Center, Honorary Director of the Connecticut Maritime Association & Education Foundation (CMAEF) and serves on the board of trustees of the Maritime Aquarium, Norwalk, CT. Mr. Mavroleon was educated at Windham College, Putney, VT. As a result of these and other professional experiences, Baltic Trading believes Mr. Mavroleon possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board's collective qualifications, skills and experience.

        Mr. Georgiopoulos serves as an executive officer of General Maritime Corporation and Genco. On November 17, 2011, General Maritime and substantially all of its subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. On April 21, 2014, Genco and all of its subsidiaries other than Baltic Trading Limited and its subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.

Class III Director—Term Expiring at the 2016 Annual Meeting

        Harry A. Perrin has served as a director of Baltic Trading since March 15, 2010. Mr. Perrin also served as a director of Genco from August 15, 2005 to July 9, 2014. Mr. Perrin is a partner in the Houston office of Vinson & Elkins, where he has been employed since August 2007. From June 2001 through November 2006, Mr. Perrin worked as an investment banker with Petrie Parkman & Co., an investment banking and financial advisory firm with offices in Houston, Texas and Denver, Colorado. In December 2006, Merrill Lynch acquired Petrie Parkman, and at that time, Mr. Perrin was hired as an investment banker at Merrill Lynch where he was employed until May 2007. Prior to joining Petrie Parkman, Mr. Perrin was a partner for ten years in the business finance and restructuring group of the Houston office of Weil Gotshal & Manges. Mr. Perrin received his Bachelor of Business Administration in Accounting with Honors from the University of Texas at Austin in 1975. He received his J.D. with High Honors from the University of Houston in 1980. Mr. Perrin is a member of the State Bar of Texas, and is a licensed Certified Public Accountant in the State of Texas. As a result of these and other professional experiences, Baltic Trading believes Mr. Perrin possesses knowledge and experience regarding general business, finance and the law that strengthen the Board's collective qualifications, skills and experience.

Corporate Governance

        Governance Materials—All of Baltic Trading's corporate governance materials, including the committee charters of the Board and Baltic Trading's Corporate Governance Guidelines, are published on the Corporate Governance section of Baltic Trading's website under "Investor" at www.baltictrading.com. These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its committee charters as warranted. Any modifications are reflected on Baltic Trading's website.

        Director Independence—It is the Baltic Trading Board's objective that a majority of the Baltic Trading Board consists of independent directors. For a director to be considered independent, the Baltic Trading Board must determine that the director does not have any material relationship with Baltic Trading. The Baltic Trading Board follows the criteria set forth in applicable NYSE listing standards to determine director independence. The Board will consider all relevant facts and circumstances in making an independence determination.

        All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by applicable NYSE listing standards. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Baltic Trading or any of its subsidiaries other than their director compensation.

        The NYSE has adopted independence standards applicable to members of the Baltic Trading Compensation Committee. The independence standards require the Baltic Trading Board to consider all factors specifically relevant to whether a member of the Baltic Trading Compensation Committee has a relationship to Baltic Trading which is material to such member's ability to be independent from management in connection with such member's Baltic Trading Compensation Committee duties. The Baltic Trading Board must specifically consider:

  •
  the source of the Baltic Trading Compensation Committee member's compensation, including any consulting, advisory, or other compensatory fee paid by Baltic Trading to such member; and

  •
  whether the Baltic Trading Compensation Committee member is affiliated with Baltic Trading, one of its subsidiaries, or an affiliate of one of its subsidiaries.

        The independent directors of Baltic Trading are Basil G. Mavroleon, Harry A. Perrin, Edward Terino, and George Wood. The Baltic Trading Board has determined that each of the members of the Baltic Trading Audit, the Compensation and the Nominating and Corporate Governance Committees, respectively, are independent as defined in the applicable NYSE listing standards. In determining that Mr. Mavroleon is independent, the Baltic Trading Board considered that Mr. Mavroleon is an independent contractor of WeberSeas (Hellas) S.A. ("WeberSeas"), which Baltic Trading engaged as a broker in a potential vessel transaction. The Baltic Trading Board deemed Mr. Mavroleon's relationship with WeberSeas not to be material, as Mr. Mavroleon would not receive any payment or other economic benefit from the transaction and would not participate in the potential transaction.

        Code of Ethics—All directors, officers, employees and agents of Baltic Trading must act ethically at all times and in accordance with the policies comprising Baltic Trading's code of ethics set forth in Baltic Trading's Code of Ethics. Under Baltic Trading's Code of Ethics, the Baltic Trading Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

        Baltic Trading's Code of Ethics is available on Baltic Trading's website at www.baltictrading.com and is available in print to any shareholder upon request. Baltic Trading intends to provide any disclosures regarding the amendment or waiver of Baltic Trading's Code of Ethics on its website.

        Communicating Concerns to Directors—Shareholders or other interested parties may communicate directly with any individual director, with the Board of Directors as a group, with the Chairman or other presiding director for the non-management directors, or with non-management directors as a group pursuant to Section 303A.03 of the NYSE's Listed Company Manual. All of Baltic Trading's directors are currently non-management directors. All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue, 12th Floor, New York, New York 10171. Once the communication is received by the Secretary, the Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to Baltic Trading's directors. Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

        During fiscal year 2014, there were eight meetings of the Board of Directors. A quorum of Baltic Trading Directors was present, either in person or telephonically, for all of the meetings. Actions were also taken during the year by unanimous written consent of the Directors. All directors attended at least 75% of the aggregate of the total number of meetings of the Baltic Trading Board and the total number of meetings of all Committees of the Board on which they served. Baltic Trading encourages all directors to attend each annual meeting of shareholders. All five of Baltic Trading's directors were present, either in person or telephonically, at the 2014 Annual Meeting of Shareholders held on April 9, 2014.

        During fiscal year 2014, Baltic Trading's Audit Committee was comprised of Edward Terino, Harry A. Perrin, and George Wood, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate. Each of Baltic Trading's three Audit Committee members is also a financial expert as defined under Item 401(h)(2) of Regulation S-K. Please refer to Baltic Trading's Audit Committee members' biographical information starting on page 172 for their relevant experience. Through its written charter, the Baltic Trading Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor's fees and recommending the engagement of the auditors to the full Board. The Baltic Trading Audit Committee held nine meetings during fiscal year 2014.

        During fiscal year 2014, Baltic Trading's Compensation Committee was comprised of Basil G. Mavroleon and Edward Terino, both of whom qualify as independent under the listing requirements of the NYSE, and neither of whom is an employee of Baltic Trading. Through its written charter, the Baltic Trading Compensation Committee administers the Baltic Trading 2010 Equity Incentive Plan and other corporate benefits programs. The Baltic Trading Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends executive officer bonuses, equity grants and other compensation. The Baltic Trading Compensation Committee generally does not delegate its authority, although Baltic Trading's officers are responsible for the day-to-day administration of the Baltic Trading 2010 Equity Incentive Plan. The Baltic Trading Compensation Committee's primary processes for establishing and overseeing executive compensation can be found under "Compensation Discussion and Analysis" below. Directors' compensation is established by the Board of Directors upon the recommendation of the Baltic Trading Compensation Committee. The Baltic Trading Compensation Committee held seven meetings during fiscal year 2014.

        During fiscal year 2014, Baltic Trading's Nominating and Corporate Governance Committee was comprised of Basil G. Mavroleon, Harry A. Perrin, and George Wood, all of whom qualify as independent under the listing requirements of the NYSE, and none of whom is an employee of Baltic

Trading. Through its written charter, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Baltic Trading Board and its committees, in monitoring a process to assess Baltic Trading Board effectiveness and in developing and implementing Baltic Trading's corporate governance guidelines. When a vacancy exists on the Baltic Trading Board, or when the Baltic Trading Board determines to add an additional director, the Baltic Trading Nominating and Corporate Governance Committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date. The committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate's background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. The Committee considers candidates based on materials provided, and will consider whether an interview is appropriate. The Committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at Baltic Trading's headquarters, on the same basis. The Nominating and Corporate Governance Committee held one meeting during fiscal year 2014.

        As noted above, the Baltic Trading Nominating and Corporate Governance Committee considers many factors when determining the eligibility of candidates for nomination to the Board. The Committee does not have a diversity policy; however, in the event of a vacancy, the Committee's goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board's overall effectiveness in meeting its mission.

Executive Sessions

        Under the Corporate Governance Guidelines that Baltic Trading adopted in connection with its listing on the NYSE to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as often as the non-management directors deem appropriate. In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year. The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting. All of Baltic Trading's directors are currently non-management directors, and one executive session of independent directors was held in fiscal year 2014.

Board Leadership Structure

        As noted above, Baltic Trading's Board is currently comprised of four independent directors and one non-independent director. Baltic Trading recognizes that different Board leadership structures may be appropriate for Baltic Trading during different periods of time and under different circumstances. Baltic Trading believes that its current Board leadership structure is suitable for it because it allows it to consider a broad range of opinions in the course of its Board deliberations, including those with knowledge of Baltic Trading's day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.

        The Baltic Trading Board does not have a policy on whether or not the roles of President and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Baltic Trading Board should be selected from the non-employee Directors or be an employee. The Baltic Trading Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of Baltic Trading and its shareholders at the time of such determination.

        The Baltic Trading Board has placed the responsibilities of Chairman with a non-employee member of the Baltic Trading Board which Baltic Trading believes fosters accountability between the Baltic Trading Board and its management team. Baltic Trading's Chairman has been closely involved with Baltic Trading since its founding. Given his unique knowledge, experience and relationship with the Baltic Trading Board, Baltic Trading believes his continued service as Chairman provides significant value to Baltic Trading and its shareholders, and that it is beneficial for its Chairman to lead its Board members as they provide leadership to its management team. In addition, the Chairman contributes significantly to developing and implementing Baltic Trading's strategy; facilitating communication among the directors; developing Board meeting agendas in consultation with management; and presiding at Baltic Trading Board and shareholder meetings. This delineation of duties allows the President to focus his attention on managing the day-to-day business of Baltic Trading.

        Baltic Trading's Corporate Governance Guidelines provide the flexibility for its Board to modify or continue its leadership structure in the future, as it deems appropriate.

Risk Oversight

        The Baltic Trading Board believes that oversight of Baltic Trading's risk management efforts is the responsibility of the entire Baltic Trading Board. It views risk management as an integral part of Baltic Trading's strategic planning process. The subject of risk management is regularly discussed at Baltic Trading Board meetings with Baltic Trading's President and Chief Financial Officer. Additionally, the charters of certain of the Baltic Trading Board's committees assign oversight responsibility for particular areas of risk. For example, Baltic Trading's Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Baltic Trading's Nominating and Corporate Governance Committee oversees risk associated with Baltic Trading's Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. Baltic Trading's Compensation Committee oversees the risk related to Baltic Trading's executive compensation plans and arrangements.

MANAGEMENT

Executive Officers

        The following table sets forth certain information with respect to the executive officer of Baltic Trading other than Peter C. Georgiopoulos, for whom information is set forth above:

Name	Age	Position
John C. Wobensmith	45	President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer

        John C. Wobensmith has served as Baltic Trading's President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer since March 2010. Mr. Wobensmith has served as Genco's President since December 2014, and prior to such time had served as its Chief Financial Officer and Principal Accounting Officer since April 2005. Mr. Wobensmith is responsible for overseeing Baltic Trading's accounting and financial matters. Mr. Wobensmith has over 16 years of experience in the shipping industry, with a concentration in shipping finance. Before becoming Baltic Trading's Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. He has a bachelor's degree in economics from St. Mary's College of Maryland, and holds the Chartered Financial Analyst designation.

        As described above, Mr. Wobensmith serves as an executive officer of Genco. On April 21, 2014, Genco and all of its subsidiaries other than Baltic Trading Limited and its subsidiaries filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section describes Baltic Trading's compensation program as it relates to its Chairman, Peter C. Georgiopoulos, and its President and Chief Financial Officer, John C. Wobensmith. Baltic Trading treats Peter C. Georgiopoulos as an executive officer of Baltic Trading for securities laws purposes, although he is not an employee or a corporate officer and is not paid a salary.

        Baltic Trading does not employ any staff but instead receives management services to operate its business under its Management Agreement with Genco. Baltic Trading generally does not pay a salary or cash bonus to its Chairman or its President (or any other personnel). Rather, Baltic Trading's Compensation Committee considers discretionary incentive awards to the Chairman and President in instances where the executive has made a significant contribution to Baltic Trading's performance or accomplishments in a given year.

        Detailed compensation information for Baltic Trading's Chairman and its President is presented in the tables following this discussion in accordance with SEC rules.

Baltic Trading's Compensation Philosophy

        Baltic Trading's executive compensation program is designed to attract, motivate and retain key high-level executives who will provide leadership necessary for Baltic Trading's success and enable Baltic Trading to compete effectively. Accordingly, other than compensation to its Board of Directors, Baltic Trading has provided compensation awards only to Messrs. Wobensmith and Georgiopoulos.

        Given the manner in which Baltic Trading conducts its business, as well as the cyclical nature of the shipping industry and the volatile and unpredictable markets in which Baltic Trading operates, Baltic Trading does not establish targets for executive compensation, and compensation levels generally are not determined through a benchmarking process. Instead, the compensation of Baltic Trading's senior executives is generally determined or recommended by the Baltic Trading Compensation Committee in its discretion following a review of Baltic Trading's operational and financial performance and individual contributions to that performance. This approach provides the Baltic Trading Compensation Committee with the flexibility to calibrate performance-based awards through a holistic and retroactive assessment of corporate and individual performance and to appropriately take into account market conditions which were outside of management's control and which could not have been anticipated at the beginning of the performance period.

  Compensation Objectives

        Performance.    The amount of any incentive award is based on the Baltic Trading Compensation Committee's assessment of factors including Baltic Trading's performance and the grantee's individual performance and contributions to improving shareholder value. Specific factors affecting compensation decisions include:

  •
  key financial measurements;

  •
  strategic objectives such as acquisitions, dispositions or joint ventures;

  •
  Baltic Trading's ability to acquire and dispose of vessels on favorable terms; and

  •
  achieving operational goals for Baltic Trading or particular area of responsibility for the grantee such as operations, chartering or finance.

        Alignment of Interests.    Baltic Trading seeks to align the interests of its Chairman and its President with those of its investors by awarding compensation generally in the form of equity. The ultimate value realized by its executives is therefore tied to the performance of its stock price over time. The Baltic Trading Compensation Committee believes that this promotes and instills a long-term perspective among members of its management team.

        Recruitment and Retention.    To attract and retain its executives, Baltic Trading believes that compensation levels should be competitive. To foster retention, Baltic Trading has provided for extended vesting terms of its equity grants to its executives.

Compensation Program

        The compensation program for Baltic Trading's Chairman and its President has historically consisted only of equity awards. As Baltic Trading's Chairman and its President are also named executives of Genco, they receive additional compensation from Genco, which includes awards of Genco's restricted stock to both individuals, payments of fees and cash bonuses to Mr. Georgiopoulos, and payments of salary, cash bonuses, and other benefits to Mr. Wobensmith. Baltic Trading believes long-term equity awards in the form of restricted stock awards are an effective way to attract, motivate and retain a talented executive team and align executives' interests with those of shareholders.

        Baltic Trading's equity incentive compensation program is designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with its shareholders and retain the executives through the term of the awards. Baltic Trading considers the grant size and form of award when making award decisions.

        Baltic Trading does not have any specific policy on the timing of award grants but generally anticipates making one grant per year at the end of the calendar year.

        Restrictions on the shares of restricted stock granted to Baltic Trading's named executives as equity incentive compensation generally lapse ratably in 25% increments on the first four anniversaries of November 15 in the year of grant. The restrictions applicable to the shares granted to Baltic Trading's named executives will also lapse in full upon a change in control. In addition, to the extent that such restrictions were scheduled to have lapsed during the one year period following the executive's termination of employment due to death or disability, they will lapse immediately prior to any such termination.

        During the restricted period, unless otherwise determined by the Baltic Trading Compensation Committee, each restricted stock grant entitles the recipient to receive payments from Baltic Trading of any dividends declared and paid by Baltic Trading on its common stock. As the executives share commensurately with other shareholders in receiving dividends, they likewise share in the recognition of the current income generation and future change in stock price. However, if any such restricted shares do not vest, the holders of the non-vesting shares must repay any dividends that were paid to them on the non-vesting shares unless the Board or the Compensation Committee determines otherwise.

Compensation for Baltic Trading's Chairman and Baltic Trading's President in 2014

        The specific compensation decisions made for Baltic Trading's Chairman and its President for 2014 reflect the achievement of operational, financing, technical and commercial successes, despite a challenging market environment. A more detailed analysis of Baltic Trading's financial and operational performance is contained in the Management's Discussion & Analysis section of its 2014 Annual Report on Form 10-K, which was filed with the SEC on March 2, 2015.

        In deliberations regarding compensation for 2014, Baltic Trading's Compensation Committee considered Baltic Trading's performance for the twelve months ended September 30, 2014 relative to that of a performance peer group of eighteen publicly traded drybulk and other shipping companies consisting of the following companies: Box Ships, Inc., DHT Holdings, Inc. ("DHT"), Diana Containerships, Inc., Diana Shipping, Inc., DryShips, Inc., Eagle Bulk Shipping, Inc. ("Eagle"), Euroseas Ltd., Global Ship Lease, Inc. ("Global"), Globus Maritime Ltd., GulfMark Offshore, Inc. ("Gulfmark"), Hornbeck Offshore Services, Inc. ("Hornbeck"), International Shipholding Corp. ("International"), Navios Maritime Partners L.P., Paragon Shipping, Inc., Safe Bulkers, Inc., Seanergy Maritime Holdings Corp., Star Bulk Carriers Corp., and Teekay LNG Partners L.P.

        The Baltic Trading Compensation Committee reviews the composition of the peer group on an annual basis and may elect to modify the peer group in future periods to reflect best practices in executive compensation or changes in Baltic Trading's business or the business of other companies whether in or outside of the peer group.

        The Baltic Trading Compensation Committee considered Baltic Trading's relative performance to this peer group in such metrics as amounts, of and one and three-year growth in, revenue, EBITDA, operating income and net income; returns on equity and on invested capital; EBITDA, operating, and profit margins; total assets; market capitalization; and one and three-year total return to shareholders. The Baltic Trading Compensation Committee also compared Baltic Trading's compensation practices with certain companies within this peer group for which compensation was available, namely DHT, Eagle, Global, Gulfmark, Hornbeck, and International. This allowed the Compensation Committee to directly compare total compensation and the compensation components for Baltic Trading's named executives with those similarly situated officers of this peer group, as well as review aggregate compensation as compared to such group.

        The Baltic Trading Compensation Committee also took into account the contributions of each named executive to the performance of Baltic Trading. The Baltic Trading Compensation Committee viewed 2014 as a successful year for Baltic Trading highlighted by several achievements by its executives, including the following:

  •
  Negotiation of a new credit facility with Nordea Bank Finland plc, New York Branch, increasing the revolving facility amount to $115 million from $110 million under the current facility and providing for a term loan facility to finance in part the acquisition of the Baltic Scorpion and the Baltic Mantis;

  •
  Negotiation of two new credit facilities on favorable terms with ABN AMRO insured by China Export & Credit Insurance Corporation (Sinosure), both new creditors to Baltic Trading, to fund up to $16.8 million of the acquisition of each of the Baltic Hornet and Baltic Wasp;

  •
  Acquisition of two modern Capesize vessels built by Hyundai Heavy Industries ("HHI");

  •
  Completion of a $44.0 million credit facility with DVB Bank on favorable terms for the acquisition of the two HHI built Capesize vessels;

  •
  Delivery of the first of two Ultramax newbuilding vessels from Yangfan Shipbuilding Group in October 2014;

  •
  Exercise of options for two additional Ultramax newbuilding vessels from Yangfan Shipbuilding Group at $28.0 million each, with expected delivery of the vessels by the third quarter of 2015;

  •
  Initiating a fuel efficiency upgrade program for certain vessels in Baltic Trading's fleet, including completion of upgrades on four Supramax vessels;

  •
  Achievement of a high vessel utilization rate at over 99%;

  •
  Maintaining daily vessel operating expenses at $5,221, or $179 per day lower than budgeted for the nine months to September 30, 2014; and

  •
  Achievement of vessel operating expenses that were among the lowest in its drybulk peer group on a daily basis.

        The Baltic Trading Compensation Committee observed that Baltic Trading achieved its results with a small executive team who oversaw the efficient commercial and technical management of its vessels by Genco under Baltic Trading's Management Agreement with Genco.

        John C. Wobensmith.    With respect to fiscal year 2014, Baltic Trading's Compensation Committee determined to make an award of 350,000 shares of restricted stock with regard to his significant efforts in 2014, including his important role in serving as Baltic Trading's main representative to investors and lenders. In considering Mr. Wobensmith's compensation in respect of fiscal 2014, the Baltic Trading Compensation Committee considered the compensation approved by Genco for Mr. Wobensmith for such year.

        Further details of the compensation awarded by Baltic Trading to Mr. Wobensmith, including the terms applicable to the restricted stock grants, are set forth below in this joint proxy statement/prospectus under "Executive Compensation."

        Peter C. Georgiopoulos.    With respect to fiscal year 2014, Baltic Trading's Compensation Committee determined to make an award to Mr. Georgiopoulos of 700,000 shares of restricted stock in recognition of his significant contributions during 2014, including his role in as a representative of Baltic Trading to the investment community.

        Mr. Georgiopoulos' 2014 compensation reflects his unique role as the publicly recognized leader of Baltic Trading and a prominent figure in the shipping industry and the fact that Baltic Trading relies significantly on Mr. Georgiopoulos for his contributions in determining its strategic direction and as a key participant in its relationships with investors and lenders.

        In determining compensation for Baltic Trading's Chairman, the Compensation Committee considers Mr. Georgiopoulos' annual director compensation for his service on the Baltic Trading Board. Baltic Trading expects that equity awards for the Chairman other than for his service as a director will be determined based on his involvement in successful strategic and transactional work for it. In fiscal 2014, Mr. Georgiopoulos also received an aggregate award of 7,269 shares of restricted stock that the full Baltic Trading Board determined to award to all directors for service on the Baltic Trading Board generally. In considering Mr. Georgiopoulos' compensation in respect of fiscal 2014, the Baltic Trading Compensation Committee also considered the compensation approved by Genco for Mr. Georgiopoulos for such year.

        Further details of the compensation awarded by Baltic Trading to Mr. Georgiopoulos, including the terms applicable to the restricted stock grants, are set forth below in this joint proxy statement/prospectus under "Executive Compensation."

How Compensation is Determined

        Role of Compensation Committee.    Baltic Trading's executive compensation program is overseen by the Baltic Trading Compensation Committee, which is composed of two non-employee directors: Basil G. Mavroleon and Edward Terino. The Baltic Trading Compensation Committee establishes and administers Baltic Trading's compensation policies and determines or recommends equity grants to Baltic Trading's senior management under the Baltic Trading 2010 Equity Incentive Plan.

        Each year, the Baltic Trading Compensation Committee conducts an evaluation of the Chairman and the President to determine if changes in compensation are appropriate. As part of this process, the Compensation Committee reviews tally sheets and other summaries that include the following information, as applicable for each individual:

  •
  Compensation for prior years since 2010 (which was the year in which Baltic Trading's initial public offering occurred); and

  •
  Vested and unvested shares of restricted stock held.

        Role of Compensation Consultant.    The Baltic Trading Compensation Committee has selected and directly retained Steven Hall & Partners, an independent compensation consultant, for assistance in matters including evaluating compensation and performance data for peer companies; advising the Baltic Trading Compensation Committee on current trends in executive compensation, methods of evaluation and different compensation mechanisms; and responding to other issues raised by the Baltic Trading Compensation Committee. The Baltic Trading Compensation Committee did not solicit recommendations from this or any other consultant as to the form or amounts of compensation to be awarded to the Chairman and the President.

        Role of Other Directors and Management.    The Baltic Trading Compensation Committee consults with the Chairman and the President and with other directors regarding compensation matters generally. Neither of these named executive officers determines his own compensation.

        Role of Baltic Trading's Shareholders.    Baltic Trading's shareholders approved a non-binding advisory resolution on executive compensation at Baltic Trading's 2014 Annual Meeting of Shareholders by a substantial majority (93.3% if taking Genco's votes into account or 73.9% if not). At the meeting, Baltic Trading's shareholders also approved a non-binding advisory resolution to hold future advisory votes on executive compensation every three years. As a result, if the merger contemplated by the merger agreement is not consummated, the next advisory vote on executive compensation would be held at Baltic Trading's 2017 Annual Meeting of Shareholders. The Baltic Trading Compensation Committee intends to continue to consider the views of shareholders when establishing and administering Baltic Trading's compensation program.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        Section 162(m) of the Code limits the deductibility of compensation to certain employees in excess of $1 million. As Baltic Trading currently does not qualify for the Section 883 exemption, its shipping income derived from U.S. sources, or 50% of its gross shipping income attributable to transportation beginning or ending in the United States, is subject to a 4% tax imposed without allowance for deductions. Further discussion of this exemption is provided in Baltic Trading's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2014, under the heading "Risk Factors—Company Specific Risk Factors—We have to pay tax on U.S. source income . . .." However, Baltic Trading views the amount of compensation that would currently be subject to Section 162(m), if any, not to be material. For these reasons, Baltic Trading has not sought to structure its grants under the Baltic Trading 2010 Equity Incentive Plan to qualify for exemption under Section 162(m). The Baltic Trading Compensation Committee intends to consider Section 162(m) in the future based on the amount of executive income and other factors.

  Accounting for Stock-Based Compensation

        Baltic Trading follows Accounting Standards Codification Topic 718, Stock Compensation, in accounting for nonvested stock issued under the Baltic Trading 2010 Equity Incentive Plan.

Risk Assessment

        The Baltic Trading Compensation Committee is primarily responsible for overseeing the review and assessment of risks arising from Baltic Trading's compensation policies and practices. Baltic Trading uses a number of approaches to mitigate excessive risk-taking, including the use of long-term incentive compensation and emphasizing qualitative goals in addition to quantitative metrics. Based on its review of Baltic Trading's compensation policies and practices, the Baltic Trading Compensation Committee determined that the risks arising from Baltic Trading's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on Baltic Trading.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between any of Baltic Trading's executive officers or members of Baltic Trading's Board of Directors or Compensation Committee and any other company's executive officers, Board of Directors or Compensation Committee.

Compensation Committee Report

        The Baltic Trading Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Baltic Trading Compensation Committee recommended to the Baltic Trading Board that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

        Submitted by the Compensation Committee of Baltic Trading's Board of Directors:

    Basil G. Mavroleon, Chairman
    Edward Terino

        The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Baltic Trading filing under the Securities Act, or the Exchange Act, except to the extent that Baltic Trading specifically incorporates the Baltic Trading Compensation Committee Report by reference therein.

Summary Compensation Table

        The following table sets forth in summary form information concerning the compensation paid by Baltic Trading during the year ended December 31, 2014:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	All Other Compensation ($) (i)		Total ($) (j)
John C. Wobensmith	2014	$—	$—	$871,500	$—		$871,500
President, Chief Financial Officer,	2013	$—	$—	$2,288,000	$—		$2,288,000
Principal Accounting Officer,	2012	$—	$—	$249,999	$—		$249,999
Secretary and Treasurer
Peter C. Georgiopoulos	2014	$—	$—	$1,787,995	$60,000	(2)	$1,847,995
Chairman	2013	$—	$327,570	$3,128,079	$60,000	(2)	$3,515,649
	2012	$—	$—	$532,148	$35,000	(2)	$567,148

(1)
The amounts in column (e) reflect the aggregate grant date fair value of restricted stock awards pursuant to the Baltic Trading 2010 Equity Incentive Plan, computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including Baltic Trading's performance, stock price fluctuations and applicable vesting. Additional information regarding stock awards is provided in the Grants of Plan-Based Awards table below.

(2)
Represents fees received for service on the Baltic Trading Board of Directors.

        The following table reflects awards of restricted stock under the Baltic Trading 2010 Equity Incentive Plan during the year ended December 31, 2014:

Grants of Plan-Based Awards
Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock (i)		Grant Date Fair Value of Stock Awards ($) (l)
John C. Wobensmith	12/18/14	350,000	(1)(3)(5)	$871,500
Peter C. Georgiopoulos	4/9/14	7,269	(2)(5)	$44,995
	12/18/14	700,000	(1)(4)(5)	$1,743,000

(1)
Represents a grant of restricted shares of Baltic Trading's common stock for the year ended December 31, 2014. The restrictions applicable to the shares lapse in four equal installments commencing on November 15, 2015 and on each of the first three anniversaries thereafter.

(2)
Represents grant made to directors generally. The restrictions applicable to the shares lapse on the date of Baltic Trading's next annual shareholders meeting at which directors are elected. Restrictions on such shares will lapse in full automatically upon the occurrence of a change in control (as defined under the Baltic Trading 2010 Equity Incentive Plan) or upon Mr. Georgiopoulos' death or disability.

(3)
Restrictions on these shares also lapse with respect to a pro rata percentage of the shares upon Mr. Wobensmith's death or disability or termination without cause between two vesting dates, and will lapse in full upon the occurrence of a change in control (as defined in the Baltic Trading 2010 Equity Incentive Plan).

(4)
Restrictions on these shares also lapse in full immediately upon the occurrence of a change in control (as defined in the Baltic Trading 2010 Equity Incentive Plan) or the termination of Mr. Georgiopoulos' service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with Baltic Trading's amended and restated bylaws.

(5)
Recipients of restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient's grant agreement unless Baltic Trading's Board of Directors waives the repayment requirement as to dividends on such shares.

        The following table provides information on restricted stock awards issued under the Baltic Trading 2010 Equity Incentive Plan, that were not vested as of December 31, 2014:

Outstanding Equity Awards at Fiscal Year-End
Name (a)	Number of Shares of Stock That Have Not Vested (g)		Market Value of Shares of Stock that Have Not Vested ($)(3) (h)
John C. Wobensmith	697,917	(1)	$1,751,770
Peter C. Georgiopoulos	1,214,852	(2)	$3,049,278

(1)
Represents the unvested portions of: 25,000 restricted shares of Baltic Trading's common stock granted on December 21, 2011, which vest in four equal installments commencing on November 15, 2012 and on each of the first three anniversaries thereafter; 83,333 restricted shares of Baltic Trading's common stock granted on December 13, 2012, which vest in four equal installments commencing on November 15, 2013 and on each of the first three anniversaries thereafter; 400,000 restricted shares of Baltic Trading's common stock granted on December 19, 2013, which vest in four equal installments commencing on November 15, 2014 and on each of the first three anniversaries thereafter; and 350,000 restricted shares of Baltic Trading's common stock granted on December 18, 2014, which vest in four equal installments commencing on November 15, 2015 and on each of the first three anniversaries thereafter.

(2)
Represents the unvested portions of: 80,000 restricted shares of Baltic Trading's common stock granted on December 21, 2011, which vest in four equal installments commencing on November 15, 2012 and on each of the first three anniversaries thereafter; 166,666 restricted shares of Baltic Trading's common stock granted on December 13, 2012, which vest in four equal installments commencing on November 15, 2013 and on each of the first three anniversaries thereafter; 539,000 restricted shares of Baltic Trading's common stock granted on December 19, 2013, which vest in four equal installments commencing on November 15, 2014 and on each of the first three anniversaries thereafter; 7,269 restricted shares of Baltic Trading's common stock granted on April 9, 2014, which vest on the date of the Baltic Trading Annual Meeting; and 700,000 restricted shares of Baltic Trading's common stock granted on December 18, 2014, which vest in four equal installments commencing on November 15, 2015 and on each of the first three anniversaries thereafter.

(3)
The value of the unvested stock awards equals the number of unvested shares held multiplied by $2.51, the closing market price of Baltic Trading's common stock on the NYSE on December 31, 2014.

        The following table provides information regarding the number of restricted stock awards that vested during the year ended December 31, 2014:

Stock Vested
Name (a)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($)(1) (e)
John C. Wobensmith	160,333	$624,613
Peter C. Georgiopoulos	317,853	$1,390,997

(1)
The value of the unvested stock awards that vested during the year ended December 31, 2014 equals the number of shares vested multiplied by the closing market price of the Baltic Trading's common stock on the NYSE on the vesting date of each grant.

Executive Employment Agreement

        Baltic Trading entered into a letter agreement (the "Baltic Trading Employment Agreement") with John C. Wobensmith, who serves as Baltic Trading's President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer, dated December 19, 2013, as amended on March 26, 2014. Contingent upon the consummation of the merger, Mr. Wobensmith has agreed to waive all rights under the Baltic Trading Employment Agreement and terminate such agreement. The Baltic Trading Employment Agreement is intended to provide for the continued services of Mr. Wobensmith for Baltic Trading's benefit if Mr. Wobensmith's employment at Genco terminates following a change in control of Genco as defined in the Genco Employment Agreement.

        Mr. Wobensmith's employment term under the Baltic Trading Employment Agreement has not yet commenced. Mr. Wobensmith's employment would commence for an initial term of two years on a date mutually agreed to by the parties (the "Wobensmith Effective Date"), if Mr. Wobensmith's employment with Genco terminates within 18 months of such a change in control. The Baltic Trading Employment Agreement provides for automatic renewal for additional one year terms, unless either party terminates the Baltic Trading Employment Agreement on at least 90 days' notice. The Baltic Trading Employment Agreement provides for a base salary per annum of $500,000 during the employment term as well as discretionary bonuses as determined by the Baltic Trading Compensation Committee in its sole discretion. Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time.

        In the event of termination of Mr. Wobensmith's employment due to his death or disability, Baltic Trading will pay him, or his estate, a pro rata bonus for the year of termination and one year's salary and, in the case of disability, provide medical coverage for him and his eligible dependents for a period of one year.

        If Mr. Wobensmith is terminated without cause or resigns for good reason, Baltic Trading will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years' annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, the amounts that are doubled above become tripled, and the coverage period of two years becomes three years. Mr. Wobensmith's annual incentive award for a given year is his cash bonus earned for that year and, if a termination without cause or resignation for good reason occurs within two years of a change in control, the grant date value of any equity awards granted for such year.

        If a payment to Mr. Wobensmith under the Baltic Trading Employment Agreement or otherwise after a change in control causes him to owe excise tax under Section 4999 of the Code, Baltic Trading will fund the amount of this tax on a fully "grossed-up" basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment that gave rise to the excise tax liability.

        Under the Baltic Trading Employment Agreement, Baltic Trading will pay for life insurance and long-term disability insurance for Mr. Wobensmith at a cost of no more than $20,000 per annum.

        In connection with Mr. Wobensmith's execution of the Baltic Trading Employment Agreement, Mr. Wobensmith received a grant of 100,000 restricted shares of Baltic Trading's common stock, which vest in equal installments on each of the first four anniversaries of November 15, 2013. In addition, Mr. Wobensmith will receive an additional grant of 100,000 restricted shares of Baltic Trading's common stock on the Wobensmith Effective Date.

        The protections for Baltic Trading in the Baltic Trading Employment Agreement were negotiated largely to mirror those already included in the Genco Employment Agreement in order to protect the interests of Baltic Trading's shareholders. One such key protection is a non-compete provision that generally prohibits Mr. Wobensmith from competing with Baltic Trading during the period of his employment and for two years thereafter. In addition, as described in greater detail below, Mr. Wobensmith agreed to modify currently outstanding Baltic Trading equity awards so that vesting will not necessarily accelerate upon a change in control at Genco, allowing Baltic Trading awards to continue to provide meaningful incentives and retention benefits in the event of a Genco change in control. The two grants of 100,000 restricted shares provided for under the Baltic Trading Employment Agreement reflect the same vesting terms. Specifically, Mr. Wobensmith agreed to waive accelerated vesting of his restricted stock grants upon a change in control (as defined in the Baltic Trading 2010 Equity Incentive Plan) if such change in control is also a change in control of Genco under the Genco Employment Agreement and such change in control is not the acquisition of beneficial ownership of 80% or more of the shares of capital stock ordinarily entitled to elect directors of Baltic Trading by any person or group (excluding certain parties) or the sale of 80% or more of Baltic Trading's assets (except to certain parties). However, if Mr. Wobensmith's employment with Genco does not terminate within three months of such change in control other than as a result of his death or disability, accelerated vesting will nonetheless occur exactly three months after the change in control.

Potential Payments upon Termination or Change-in-Control

Accelerated Vesting of Restricted Stock

        Under the terms of the restricted stock grant agreements between Baltic Trading and Mr. Wobensmith, all shares of restricted stock vest in full automatically upon the occurrence of a change in control (as defined in the Baltic Trading 2010 Equity Incentive Plan), except in certain circumstances if the change in control is also a change in control of Genco as described in the section captioned "Executive Employment Agreement," or the termination of Mr. Wobensmith's service to Baltic Trading without cause (as defined in the Baltic Trading 2010 Equity Incentive Plan) or his resignation for good reason (as defined in the Baltic Trading Employment Agreement). In addition, if Mr. Wobensmith's service to Baltic Trading is terminated by Baltic Trading by reason of his death or disability (each as defined under the Baltic Trading 2010 Equity Incentive Plan), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date. For purposes of these agreements, "service" means a continuous time period during which recipient of a restricted stock grant is at least one of the following: an employee or a director of, or a consultant to, Baltic Trading or Genco.

        Under the terms of the restricted stock grant agreement between Baltic Trading and Mr. Georgiopoulos for the grant of 7,269 restricted shares awarded in the aggregate to Baltic Trading's directors generally, all shares of restricted stock vest in full automatically upon a change in control (as defined in the Baltic Trading 2010 Equity Incentive Plan), the Baltic Trading Annual Meeting or upon Mr. Georgiopoulos' death or disability. Under the terms of the other restricted stock grant agreements between Baltic Trading and Mr. Georgiopoulos, all shares of restricted stock vest in full immediately upon the occurrence of a change in control (as defined under the Baltic Trading 2010 Equity Incentive Plan) or the termination of Mr. Georgiopoulos' service as a director, employee or consultant of Baltic Trading or Genco unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with Baltic Trading's amended and restated bylaws.

        In addition, under the terms of the restricted stock grant agreements for Baltic Trading's two named executive officers, other than Mr. Georgiopoulos' agreements for the grant of 7,269 restricted shares for his service as a member of the Baltic Trading Board of Directors, if a payment, benefit, or distribution after a change in control causes the executive to owe excise tax under Section 4999 of the Code, Baltic Trading will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, the executive retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

        The table below sets forth the vesting of restricted stock that the named executive officers would receive under the following sets of circumstances: change in control, termination without cause, and death or disability. In each set of circumstances, Baltic Trading has assumed that the triggering event occurred as of the end of the day on December 31, 2014 and used the closing market price of Baltic Trading's common stock on December 31, 2014 for purposes of the calculations for the table below:

	Value of Restricted Stock Subject to Accelerated Vesting ($)
Name	Change in Control	Termination without Cause(1)	Death or Disability
John C. Wobensmith	$1,751,770	$1,751,770	$26,582
Peter C. Georgiopoulos	$3,049,279	$3,031,033	$3,049,279

(1)
Includes termination by Mr. Wobensmith for good reason.

Executive Employment Agreement

        Mr. Wobensmith's Employment Agreement calls for him to receive payments under certain circumstances following a termination of his employment as noted above. As the term of his employment under such agreement has not commenced, there are currently no circumstances under which any such payments would be due.

Director Compensation

        For fiscal year 2014, each of Baltic Trading's directors were entitled to receive an annual fee of $60,000, a fee of $10,000 for an Audit Committee assignment, $7,500 for a Compensation Committee assignment, $3,750 for a Nominating and Corporate Governance Committee assignment, $75,000 for service on an ad hoc committee of Baltic Trading's Board of Directors, and a fee of $250 per meeting for meetings of other committees of Baltic Trading's Board of Directors. The Chairmen of the Audit Committee and the Compensation Committee each received an additional annual fee of $5,000. Also, each of Baltic Trading's directors was granted 7,269 restricted shares of common stock on April 9, 2014, with restrictions on all such shares to lapse, on the date of Baltic Trading's next annual shareholders meeting at which directors are elected. Restrictions on all such shares will lapse in full automatically upon the occurrence of a change in control (as defined under the Baltic Trading 2010 Equity Incentive Plan) or upon such director's death or disability. Baltic Trading reimburses its directors for all reasonable expenses incurred by them in connection with serving on Baltic Trading's Board of

Directors. The following table summarizes compensation earned by directors, other than Mr. Georgiopoulos, for the year ended December 31, 2014:

Name of Director (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	All Other Compensation ($) (g)	Total ($) (h)
Basil G. Mavroleon	$151,250	$44,995	$—	$196,245
Harry A. Perrin	$148,750	$44,995	$—	$193,745
Edward Terino	$157,500	$44,995	$—	$202,495
George Wood	$148,750	$44,995	$—	$193,745

(1)
The amount indicated represents the total fees for service on Baltic Trading's Board of Directors or its committees as set forth above.

(2)
The amounts in column (c) reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including Baltic Trading's performance, stock price fluctuations and applicable vesting.

        For fiscal year 2015, the amounts of the annual fee for each director and fees for committee assignments will remain the same as in fiscal year 2014 and will be prorated for length of service during the year. In lieu of a restricted stock grant for 2015, directors will receive a cash award of $45,000, representing the grant date value of directors' 2014 restricted stock grant, which will be prorated for the portion of the year they remain in office beginning April 9, 2015, the anniversary of Baltic Trading's 2014 Annual Meeting of Shareholders.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2014 regarding the number of shares of Baltic Trading's common stock that may be issued under the Baltic Trading 2010 Equity Incentive Plan, which is Baltic Trading's sole equity compensation plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and Rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	2,913,976
Equity compensation plans not approved by security holders	—	—	—

Total	—	$—	2,913,976

 REPORT OF THE AUDIT COMMITTEE

        The role of the Audit Committee is to assist the Baltic Trading Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Baltic Trading and the independence and performance of Baltic Trading's auditors. The Baltic Trading Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter. As set forth in the Charter, the Committee's job is one of oversight. Management is responsible for the preparation, presentation and integrity of Baltic Trading's financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements' conformity with generally accepted accounting principles, monitoring the effectiveness of Baltic Trading's internal controls, reviewing Baltic Trading's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

        The Committee met with Baltic Trading's independent auditors to review and discuss the overall scope and plans for the audit of Baltic Trading's consolidated financial statements for the year ended December 31, 2014. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of Baltic Trading's financial reporting. Management represented to the Committee that Baltic Trading's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

        The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect. The Committee has discussed with the auditors the auditors' independence.

        The members of the Baltic Trading Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Baltic Trading Audit Committee's considerations and discussions referred to above do not assure that the audit of Baltic Trading's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Baltic Trading's auditors are in fact "independent."

        Based upon the Audit Committee's receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Audit Committee recommended to the Baltic Trading Board that the audited financial statements be included in Baltic Trading's Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015.

        Submitted by the Audit Committee of Baltic Trading's Board of Directors:

    Edward Terino, Chairman
    Harry A. Perrin
    George Wood

        The Report of the Baltic Trading Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act, or the Exchange Act, except to the extent that Baltic Trading specifically incorporates the Report of the Audit Committee by reference therein.

        THE BALTIC TRADING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. TERINO AND WOOD AS CLASS I DIRECTORS (ITEM 2 ON THE ENCLOSED BALTIC TRADING PROXY CARD).

 BALTIC TRADING PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Baltic Trading's Audit Committee has selected the firm of Deloitte & Touche LLP as Baltic Trading's independent auditors to audit the consolidated financial statements of Baltic Trading for the fiscal year ending December 31, 2015 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Baltic Trading Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Baltic Trading Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

        If the shareholders fail to ratify the selection, Baltic Trading's Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, Baltic Trading's Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Baltic Trading and its shareholders.

Fees to Independent Auditors for Fiscal 2014 and 2013

        The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of Baltic Trading's annual financial statements for fiscal 2014 and fiscal 2013 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2014 and fiscal 2013.

Type of Fees	2014	2013
	($ in thousands)	($ in thousands)
Audit Fees	$162	$153
Audit-Related Fees	$18	$115
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$180	$268

        In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees that Baltic Trading paid to the auditor for the audit of Baltic Trading's annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. "Audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of Baltic Trading's financial statements and include services associated with primary and secondary offerings of its common stock in the past two fiscal years and other matters related to its periodic public filings; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any services not included in the first three categories.

Pre-Approval Policy for Services Performed by Independent Auditor

        The Baltic Trading Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

        The Baltic Trading Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Baltic Trading Audit Committee must give prior approval for any amount or type of service within four categories: audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Baltic Trading Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Baltic Trading Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance Baltic Trading's ability to manage or control risk or improve audit quality. The Baltic Trading Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Baltic Trading Audit Committee at its next scheduled meeting.

        THE BALTIC TRADING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS BALTIC TRADING'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 (ITEM 3 OF THE ENCLOSED BALTIC TRADING PROXY CARD).

BALTIC TRADING PROPOSAL NO. 4—ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION FOR BALTIC TRADING'S NAMED EXECUTIVE OFFICERS

Golden Parachute Payments

        This section sets forth the information required by Item 402(t) of the SEC's Regulation S-K regarding compensation for each named executive officer of Baltic Trading that is based on, or otherwise relates to, the merger. The plans or arrangements pursuant to which such payments would be made (other than the merger agreement) consist of the employment agreement between Baltic Trading and Mr. Wobensmith; certain restricted stock agreements between Baltic Trading, on the one hand, and Mr. Georgiopoulos and Mr. Wobensmith on the other; and the Baltic Trading 2010 Equity Incentive Plan, each as described further in the section entitled "Election of Directors—Compensation Discussion and Analysis" beginning on page 179. No named executive officer will receive any cash, pension or nonqualified deferred compensation enhancement, perquisites or benefits or tax reimbursement that is based on or otherwise relates to the merger.

        The potential payments in the table below are based on the following assumptions:

  •
  The relevant price per share of Baltic Trading common stock is $1.39, which is the average closing market price per share of Baltic Trading's common stock as quoted on the NYSE over the first five business days following the public announcement of the merger on April 8, 2015; and

  •
  The effective time occurs before November 15, 2015, when a portion of the outstanding restricted stock awards would otherwise vest in the ordinary course.

        As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table, footnotes and discussion. For purposes of this discussion, "single-trigger" refers to benefits that arise solely from the closing of the merger and "double-trigger" refers to benefits that require two conditions, which are the closing of the merger as well as a termination of employment without cause or for good reason within a specified period of time following the effective time of the merger. No Baltic Trading named executive officer will be entitled to any "double-trigger" benefits that are based on or otherwise relate to the merger.

Golden Parachute Compensation

Name (a)	Equity ($)(1) (c)
John C. Wobensmith	$970,105
Peter C. Georgiopoulos	$1,688,645

(1)
Represents the value of the number of unvested shares of Baltic Trading restricted stock held by the named executive officer immediately prior to the effective time of the merger (single-trigger), based on the assumed price per share (as described above) multiplied by the number of unvested shares subject to the restricted stock award.

Additional Narrative Description of Arrangements

        Under the terms of the restricted stock grant agreements for Baltic Trading's two named executive officers, the unvested shares held by such individuals are subject to accelerated vesting upon the merger, except for the grant of 7,269 restricted shares for his service as a member of the Baltic Trading Board of Directors, which vests upon the earlier of the Baltic Trading Annual Meeting and the merger (the Baltic Trading Annual Meeting is expected to occur first). Additionally, under the terms of such restricted stock grant agreements, other than Mr. Georgiopoulos' agreements for the grant of 7,269 restricted shares for his service as a member of the Baltic Trading Board of Directors, if a payment, benefit, or distribution after a change in control causes the executive to owe excise tax under Section 4999 of the Code, Baltic Trading will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, the executive retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability. Based on the assumptions made for purposes of this Baltic Trading Proposal No. 4, neither Mr. Wobensmith nor Mr. Georgiopoulos would incur any excise tax liability based on or otherwise relating to the merger. Mr. Wobensmith has an employment agreement with Genco and Mr. Wobensmith and Mr. Georgiopoulos each have equity grants from Genco; the merger will not trigger any enhanced benefits or accelerated payments under such agreements.

Vote Required and Baltic Trading Board of Directors Recommendation

        The guiding principles of Baltic Trading's compensation policies and decisions include aligning each executive's compensation with Baltic Trading's business strategy and the interests of its shareholders and providing incentives needed to attract, motivate and retain key executives who are important to its long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of Baltic Trading's executives directly relates to Baltic Trading's financial results and to other performance factors that measure its progress against the goals of Baltic Trading's strategic and operating plans, as well as performance against Baltic Trading's peers.

        Shareholders are urged to read the Baltic Trading Compensation Discussion and Analysis section of this joint proxy statement/prospectus, which discusses how Baltic Trading's compensation design and practices reflect its compensation philosophy. The Compensation Committee and the Board believe that Baltic Trading's compensation design and practices are effective in implementing its guiding principles.

        Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Baltic Trading is required to submit a proposal to its shareholders for an advisory (non-binding) vote to approve certain compensation that may become payable to Baltic Trading's named executive officers in connection with the completion of the merger. This proposal (the "Baltic Trading compensation proposal") gives Baltic Trading's shareholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to Baltic Trading's named executive officers in connection with the merger as set forth in the table on page 195, including the footnotes to the table and the associated narrative discussion.

        The Baltic Trading board unanimously recommends that Baltic Trading's shareholders approve the following resolution:

        "RESOLVED, that the shareholders of Baltic Trading Limited approve, on an advisory basis, the compensation that may be paid or become payable to the named executive officers of Baltic Trading Limited in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement/prospectus entitled Advisory Vote on Merger-Related Compensation for Baltic Trading's Named Executive Officers, including the footnotes to the table and the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable."

        As this is an advisory vote, the result will not be binding on Baltic Trading, the Baltic Trading board or the Baltic Trading compensation committee. Accordingly, if the merger agreement is approved and adopted and the merger is approved and completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Baltic Trading compensation proposal. Proxies submitted without direction pursuant to this solicitation will be voted "FOR" the approval of the compensation of Baltic Trading's named executives, as disclosed in this joint proxy statement/prospectus.

        THE BALTIC TRADING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION (ITEM 4 ON THE ENCLOSED BALTIC TRADING PROXY CARD).

 BALTIC TRADING PROPOSAL NO. 5—ADJOURNMENT

        At the Baltic Trading Annual Meeting, if there are insufficient proxies to approve and adopt the merger agreement and approve the merger, Baltic Trading shareholders may vote on a proposal to adjourn or postpone the Baltic Trading Annual Meeting to a later date to allow additional time to solicit additional proxies. The Baltic Trading board of directors currently does not intend to propose adjournment at the Baltic Trading Annual Meeting if there are sufficient votes to approve the merger.

        Approval of the adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the voting power of Baltic Trading common stock and Class B Stock present or represented by proxy and entitled to vote thereon.

        THE BALTIC TRADING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADJOURNMENT PROPOSAL (ITEM 5 OF THE ENCLOSED BALTIC TRADING PROXY CARD).

 GENCO PROPOSAL NO. 2—AMENDMENT OF GENCO'S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE SIZE OF THE BOARD OF DIRECTORS

        The Genco board of directors proposes that the shareholders approve the proposed amendment (the "Board Increase Amendment") to Genco's second amended and restated articles of incorporation. The Genco board of directors unanimously approved the Board Increase Amendment on April 2, 2015, subject to approval by the shareholders at the Genco Annual Meeting. The Board Increase Amendment requires the approval of Genco's shareholders by the affirmative vote of sixty six and two-thirds (66.67%) of the voting power of all outstanding shares of Genco common stock entitled to vote.

  Proposed Amendment

        Set forth below is the text of the revised first sentence of Article H, Section (b) of Genco's second amended and restated articles of incorporation after giving effect to the Board Increase Amendment being proposed at the Genco Annual Meeting. The foregoing description is qualified in its entirety by reference to such text.

        The text of the first sentence of Article H, Section (b) shall be amended to read as follows:

        "The number of directors constituting the Whole Board shall be eight (8)."

  Purpose and Effect of the Amendment

        The Genco board of directors believes that the proposed increase in the number of directors constituting the Genco board of directors from seven (7) to eight (8) is advisable in order to allow for the appointment of Basil G. Mavroleon, currently a member of the Baltic Trading board of directors, to the Genco board of directors. Information regarding Mr. Mavroleon is set forth beginning on page 174 of this joint proxy statement/prospectus under the section captioned "Baltic Trading Proposal No. 2—Election of Directors—Continuing Director Information" and is incorporated into this proposal by reference. If the Board Increase Amendment is approved, the Genco board of directors intends to appoint Basil G. Mavroleon to fill the newly formed vacancy as a Class I director, to serve in such capacity until the next annual meeting of the shareholders at which the Class I directors of Genco are elected or until their successors have been elected and qualified. Accordingly, a vote to approve the Board Increase Amendment will also constitute a vote to approve of the appointment of Mr. Mavroleon to the Genco board of directors.

        If the Board Increase Amendment is adopted, it will become effective upon filing of an Articles of Amendment to Genco's second amended and restated articles of incorporation with the Registrar of Corporations of the Republic of the Marshall Islands, as required by the MIBCA.

        THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (WITH PETER C. GEORGIOPOULOS ABSTAINING BECAUSE HE ALSO SERVES AS A DIRECTOR OF BALTIC TRADING) THAT THE SHAREHOLDERS VOTE "FOR" THE BOARD INCREASE AMENDMENT (ITEM 2 ON THE ENCLOSED GENCO PROXY CARD).

 GENCO PROPOSAL NO. 3—ELECTION OF DIRECTORS

        Under Genco's second amended and restated articles of incorporation, the Genco Board of Directors is classified into two classes. The directors serving in Class I have terms expiring at the Genco Annual Meeting. The Genco Board of Directors has nominated the Class I directors currently serving on the Genco Board of Directors, Peter C. Georgiopoulos, Ian Ashby and Eugene I. Davis, for re-election to serve as Class I directors of Genco for a one-year term until the 2016 Annual Meeting of Shareholders of Genco and until their successors are elected and qualified or until their earlier resignation or removal. Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

        Directors are elected by a plurality of the votes cast at the Genco Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

Nominee Information

        The following table sets forth information regarding the nominees for re-election as Class I Directors:

Name	Age	Class	Position
Peter C. Georgiopoulos	54	I	Chairman and Director
Ian Ashby	58	I	Director
Eugene I. Davis	60	I	Director

        Peter C. Georgiopoulos has served as Chairman and as a director of Genco since Genco's inception. Since 1997, Mr. Georgiopoulos served as Chairman and a member of the board of directors of General Maritime Corporation and its predecessors, which he founded, and he served as CEO from 1997 to 2008 and President from 2003 to 2008. Mr. Georgiopoulos is also Chairman and a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange. Mr. Georgiopoulos has also served as chairman of the board of directors and a director of Baltic Trading since March 2010. From 1991 to 1997, he was the principal of Maritime Equity Management, a ship-owning and investment company that he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Before entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. He holds an MBA from Dartmouth College. As a result of these and other professional experiences, Genco believes Mr. Georgiopoulos possesses knowledge and experience regarding Genco's history and operations and the shipping industry, finance and capital markets, that strengthen the Board's collective qualifications, skills and experience.

        Ian Ashby has served as a director of Genco since July 21, 2014. Mr. Ashby currently serves as a corporate advisor. Mr. Ashby has worked for BHP Billiton and its predecessor companies for twenty-five years. During his time at BHP Billiton, Mr. Ashby served in a variety of roles culminating in serving for over five years as President—Iron Ore. Prior to holding that position, Mr. Ashby served as Mine Superintendent; Resident, Mine, and Oxide Manager; Vice President—Projects; Vice-President—Asset Development; President—Joint Ventures; Chief Operating Officer—Base Metals; Acting President—Base Metals; and Chief Operating Officer—Western Australia Iron Ore. During his time at BHP Billiton, Mr. Ashby at various times served as a member of the board of the University of Western Australia Business School, a member of the board of directors of Samarco Joint Venture, a member of BHP Billiton's executive committee, and Chairman of BHP Billiton's Iron Ore Executive

Committee and Western Australia Iron Ore Executive Committee. Mr. Ashby currently serves on the Boards of Directors of New World Resources, Alderon Iron Ore Corp. and Nevson Resources Ltd. Mr. Ashby received his Bachelor of Engineering Degree from the University of Melbourne. As a result of these and other professional experiences, Genco believes Mr. Ashby possesses knowledge and experience regarding general business and finance that strengthen the Board's collective qualifications, skills and experience.

        Eugene I. Davis has served as a director of Genco since July 21, 2014. Mr. Davis has been the Chairman and Chief Executive Officer of Pirinate Consulting Group LLC, a privately held consulting firm, since 1999. Pirinate specializes in turnaround management, merger and acquisition consulting and strategic planning advisory services for public and private business entities. Mr. Davis currently serves as a director of Spectrum Brands Holdings, Inc., Harbinger Group Inc., WMI Holdings Corp. and U.S. Concrete, Inc. Mr. Davis holds a Bachelor of Arts in International Politics from Columbia University, Columbia College, a Masters in International Affairs, International Law and Organization from Columbia University's School of International Affairs, and Juris Doctor from the Columbia University's School of Law. Mr. Davis serves on the Executive Committee of the Columbia College Alumni Association. As a result of these and other professional experiences, Genco believes Mr. Davis possesses knowledge and experience regarding general business and finance that strengthen the Board's collective qualifications, skills and experience.

Continuing Director Information

        The following table sets information regarding Genco's directors whose terms continue after the Genco Annual Meeting. The terms for Directors in Class II expire at the 2016 Annual Meeting of Shareholders of Genco.

Name	Age	Class	Position
James G. Dolphin	47	II	Director
Michael J. Leffell	56	II	Director
William Manuel	42	II	Director
Bao D. Truong	41	II	Director

        James G. Dolphin has served as a director of Genco since July 21, 2014. Mr. Dolphin has served as the Managing Director and President of AMA Capital Partners, LLC, since 2001. AMA is a leading shipping and offshore merchant bank and advisor. Prior to joining AMA, Mr. Dolphin served as a Principal of Booz Allen Hamilton, serving as the leader of their commercial freight management consultancy practice. Mr. Dolphin also served as a Transportation Executive with First National Bank of Maryland. Mr. Dolphin has served as a member of the Board of Directors of Remedial Cayman Limited since 2010. Mr. Dolphin received his B.A. in Economics and Managerial Studies from Rice University. As a result of these and other professional experiences, Genco believes Mr. Dolphin possesses knowledge and experience regarding the shipping industry, ship finance, and general business matters that strengthen the Board's collective qualifications, skills and experience.

        Michael J. Leffell has served as a director of Genco since July 21, 2014. Mr. Leffell is the founder of Portage Advisors, LLC, a privately held company focused on alternative asset investments and consulting. Until his retirement in 2009, Mr. Leffell was the Deputy Executive Managing Member of Davidson Kempner Capital Management, an event driven, multistrategy hedge fund. While at the firm, Mr. Leffell also co-ran the Distressed Securities investment strategy for 20 years. Mr. Leffell has previously served as a director of Compton Petroleum Inc. Mr. Leffell established The Lisa and Michael Leffell Foundation, dedicated to Jewish education, strengthening security and vibrancy of the State of Israel, social service, and medical research. Mr. Leffell is President of the Board of Trustees at the Solomon Schechter School of Westchester, a Trustee of The Jewish Theological Seminary, UJA Federation of New York, Commentary Magazine, and The Gruss Life Monument Funds, Inc., and

is a Wexner Heritage Fellow. Mr. Leffell received his J.D. from Columbia Law School, where he was a Harlan Fiske Stone Scholar, and earned a B.A., magna cum laude, Phi Beta Kappa, from Clark University, where he was awarded the H. Donaldson Jordan Prize in History. As a result of these and other professional experiences, Genco believes Mr. Leffell possesses knowledge and experience regarding general business and finance that strengthen the Board's collective qualifications, skills and experience.

        William Manuel has served as a director of Genco since July 21, 2014. Mr. Manuel is a Senior Managing Director at Centerbridge. Mr. Manuel joined Centerbridge in 2006, and currently focuses on investments in the Transportation & Logistics, Business Services & Media, and Telecom & Technology sectors. Prior to joining Centerbridge, Mr. Manuel was a Principal with Spectrum Equity Investors. At Spectrum, he focused on investments in the business services, technology and media and government services sectors. Prior to his time at Spectrum, he was a Principal at Spire Capital, a private equity firm focused on the media and communications sectors, before which he worked in the Mergers and Acquisitions group at Chase Securities. Mr. Manuel earned a B.A. in Government from Connecticut College. Mr. Manuel serves on the boards of directors of syncreon Holdings Limited, Cardinal Logistics Management, Inc., and Kenan Advantage Group, Inc. As a result of these and other professional experiences, Genco believes Mr. Manuel possesses knowledge and experience regarding general business and finance that strengthen the Board's collective qualifications, skills and experience.

        Bao D. Truong has served as a director of Genco since July 21, 2014. Mr. Truong is a Senior Managing Director at Centerbridge, which he joined in 2010. Prior to joining Centerbridge, Mr. Truong was a Managing Director and Partner in the credit business of Fortress Investment Group LLC. While at Fortress from 2004 to 2010, Mr. Truong was engaged principally in public market investments across the corporate capital structure, with a focus on distressed and special situations. Prior to his time at Fortress, Mr. Truong was a member of the distressed/high-yield research and trading business of Lehman Brothers Inc. Mr. Truong graduated magna cum laude from the University of Pennsylvania, where he was a Benjamin Franklin Scholar, with degrees in Finance (Wharton) and Computer Science & Engineering. He received his M.B.A. from Harvard Business School. Mr. Truong serves on the Board of Directors of Alinta Holdings. As a result of these and other professional experiences, Genco believes Mr. Truong possesses knowledge and experience regarding general business and finance that strengthen the Genco Board's collective qualifications, skills and experience.

        Mr. Georgiopoulos serves as an executive officer of Genco and General Maritime Corporation. On April 21, 2014, Genco and its subsidiaries other than Baltic Trading and its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code. On November 17, 2011, General Maritime and substantially all of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

Corporate Governance

        NYSE Listing Standards—While Genco is not currently listed on the NYSE, it elects to comply with NYSE rules with respect to director independence and committee composition.

        Governance Materials—All of Genco's corporate governance materials, including the committee charters of the Board and Genco's Corporate Governance Guidelines, are published on the Corporate Governance section of Genco's website under "Investor" at www.gencoshipping.com. These materials are also available in print to any shareholder upon request. Genco's Board regularly reviews corporate governance developments and modifies its committee charters as warranted. Any modifications are reflected on Genco's website.

        Director Independence—It is the Genco Board's objective that a majority of the Genco Board consists of independent directors. For a director to be considered independent, the Genco Board must determine that the director does not have any material relationship with Genco. The Genco Board follows the criteria set forth in applicable NYSE listing standards to determine director independence. The Genco Board will consider all relevant facts and circumstances in making an independence determination.

        All members of the Genco Audit, Compensation and Nominating, Corporate Governance, and Conflicts Committees must be independent directors as defined by applicable NYSE listing standards. Members of the Genco Audit Committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genco or any of its subsidiaries other than their director compensation.

        The independent directors of Genco are Ian Ashby, Eugene I. Davis, James G. Dolphin and Michael J. Leffell. The Genco Board has determined that each of the members of the Audit, the Compensation and the Nominating, Corporate Governance, and Conflicts Committees, respectively, are independent as defined in the applicable NYSE listing standards.

        Code of Ethics—All directors, officers, employees and agents of Genco must act ethically at all times and in accordance with the policies comprising Genco's code of ethics set forth in the its Code of Ethics. Under Genco's Code of Ethics, the Genco Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

        Genco's Code of Ethics is available on Genco's website at www.gencoshipping.com and is available in print to any shareholder upon request. Genco intends to provide any disclosures regarding the amendment or waiver of its Code of Ethics on its website.

        Communicating Concerns to Directors—Shareholders or other interested parties may communicate directly with any individual director, with the Genco Board as a group, with the Chairman or other presiding director for the non-management directors, or with non-management directors as a group pursuant to Section 303A.03 of the NYSE's Listed Company Manual. All of Genco's directors are currently non-management directors. All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue, 12th Floor, New York, New York 10171. Once the communication is received by the Secretary, the Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to Genco's directors. Other communications are promptly forwarded to the addressee.

Genco Board Meetings and Committees

        During fiscal year 2014, there were 13 meetings of the Genco Board of Directors prior to July 9, 2014 (the "Effective Date") and 4 meetings of the Genco Board of Directors after the Effective Date. A quorum of Directors was present, either in person or telephonically, for all of the meetings. Actions were also taken during the year by unanimous written consent of Genco's directors. All directors attended at least 75% of the aggregate of the total number of meetings of the Genco Board of Directors and the total number of meetings of all Committees of the Genco Board of Directors on which they served. Genco encourages all directors to attend each annual meeting of shareholders.

        During fiscal year 2014, Genco's Audit Committee was comprised of Harry A. Perrin, Nathaniel C.A. Kramer and Mark F. Polzin until the Effective Date, and Eugene Davis, James G. Dolphin and Michael J. Leffell from and after August 4, 2014, all of whom qualify (or qualified) as independent under the listing requirements of the NYSE and are (or were) financially literate. Mr. Davis is also a financial expert as defined under Item 401(h)(2) of Regulation S-K. Please refer to Mr. Davis' biographical information on page 200 for his relevant experience. Through its written charter, Genco's Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor's fees and recommending the engagement of the auditors to the full Board. During fiscal year 2014, Genco's Audit Committee held six meetings prior to the Effective Date and five meetings after the Effective Date.

        Genco's Compensation Committee was comprised of Mark F. Polzin, Harry A. Perrin and Nathaniel C.A. Kramer until the Effective Date, and Ian Ashby, Eugene Davis and Michael J. Leffell from and after August 4, 2014. All of these directors qualify (or qualified) as independent under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco. Through its written charter, Genco's Compensation Committee administers Genco's equity incentive plan and other corporate benefits programs. Genco's Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends executive officer bonuses, equity grants and other compensation. Genco's Compensation Committee generally does not delegate its authority, although Genco's officers are responsible for the day-to-day administration of Genco's 2005 Equity Incentive Plan and 2012 Equity Incentive Plan. Genco's Compensation Committee's primary processes for establishing and overseeing executive compensation can be found under "Compensation Discussion and Analysis" below. Directors' compensation is established by the Genco Board of Directors upon the recommendation of Genco's Compensation Committee. During fiscal year 2014, Genco's Compensation Committee held seven meetings prior to the Effective Date and three meetings after the Effective Date.

        Genco's Nominating, Corporate Governance, and Conflicts Committee was comprised of Basil G. Mavroleon, Rear Admiral Robert C. North, and Alfred E. Smith IV until the Effective Date, and James G. Dolphin, Ian Ashby and Michael J. Leffell from and after August 4, 2014. All of these directors qualify (or qualified) as independent under the listing requirements of the NYSE, and none of them is (or was) an employee of Genco. Through its written charter, the Nominating, Corporate Governance, and Conflicts Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing Genco's corporate governance guidelines. When a vacancy exists on the Board, or when the Board determines to add an additional director, the Nominating, Corporate Governance, and Conflicts Committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The Committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date. The Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate's background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. The Committee considers candidates based on materials provided, and will consider whether an interview is appropriate. The Committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at Genco headquarters, on the same basis. During fiscal year 2014, the Nominating, Corporate Governance, and Conflicts Committee held one meeting prior to the Effective Date and no meetings after the Effective Date.

        As noted above, the Nominating, Corporate Governance, and Conflicts Committee considers many factors when determining the eligibility of candidates for nomination to the Board. The Committee does not have a diversity policy; however, in the event of a vacancy, the Committee's goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board's overall effectiveness in meeting its mission.

Executive Sessions

        Under the Corporate Governance Guidelines that Genco adopted to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate. In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year. The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting. All of Genco's directors are currently non-management directors, and two executive sessions of independent directors were held in fiscal year 2014.

Board Leadership Structure

        As noted above, Genco's Board is currently comprised of four independent and three non-independent directors. Genco recognizes that different Board leadership structures may be appropriate for Genco during different periods of time and under different circumstances. Genco believes that its current Board leadership structure is suitable for Genco because it allows Genco to consider a broad range of opinions in the course of its Board deliberations, including those with knowledge of Genco's day-to-day operations and business strategy, as well as those with an experienced independent viewpoint.

        Genco's Board does not have a policy on whether or not the roles of President and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. Genco's Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of Genco and its shareholders at the time of such determination.

        Genco's Board has placed the responsibilities of Chairman with a non-employee member of the Board, which Genco believes fosters accountability between Genco's Board and Genco's management team. Genco's Chairman has been closely involved with Genco since its founding. Given his unique knowledge, experience and relationship with the Board, Genco believes his continued service as Chairman provides significant value to Genco and its shareholders, and that it is beneficial for Genco's Chairman to lead its Board members as they provide leadership to its management team. In addition, Genco's Chairman contributes significantly to developing and implementing Genco's strategy; facilitating communication among the directors; developing Board meeting agendas in consultation with management; and presiding at Board and shareholder meetings. This delineation of duties allows the President to focus his attention on managing the day-to-day business of Genco.

        Genco's Corporate Governance Guidelines provide the flexibility for Genco's Board to modify or continue Genco's leadership structure in the future, as it deems appropriate.

Risk Oversight

        Genco's Board believes that oversight of Genco's risk management efforts is the responsibility of the entire Board. It views risk management as an integral part of Genco's strategic planning process. The subject of risk management is regularly discussed at Board meetings with Genco's President and Chief Financial Officer. Additionally, the charters of certain of the Board's committees assign oversight responsibility for particular areas of risk. For example, Genco's Audit Committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Genco's Nominating Committee oversees risk associated with Genco's Corporate Governance Guidelines and Code of Ethics, including compliance with listing standards for independent directors, committee assignments and conflicts of interest. Genco's Compensation Committee oversees the risk related to Genco's executive compensation plans and arrangements.

MANAGEMENT

Executive Officers of Genco

        The following tables set forth certain information with respect to the executive officers of Genco other than Peter C. Georgiopoulos, for whom information is set forth above under the heading "Board of Directors":

Name	Age	Position
John C. Wobensmith	45	President (Principal Executive Officer)
Apostolos Zafolias	36	Chief Financial Officer
Joseph Adamo	52	Chief Accounting Officer

        John C. Wobensmith has served as Genco's President since December 19, 2014, and prior to such time had served as its Chief Financial Officer and Principal Accounting Officer since April 4, 2005. Since 2010, Mr. Wobensmith has served as President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Baltic Trading, a subsidiary of Genco. Mr. Wobensmith is responsible for overseeing Genco's accounting and financial matters. Mr. Wobensmith has over 16 years of experience in the shipping industry, with a concentration in shipping finance. Before becoming Genco's Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland, serving as a Vice President from 1998. He has a bachelor's degree in economics from St. Mary's College of Maryland and holds the Chartered Financial Analyst designation.

        Apostolos Zafolias has served as Genco's Chief Financial Officer since December 19, 2014. Mr. Zafolias has been employed with Genco since May 2005. Since July 2013, Mr. Zafolias has served as Genco's Executive Vice President of Finance, playing an integral part in the execution of its finance strategy. Mr. Zafolias has approximately 10 years of experience in the shipping industry with a focus on mergers and acquisitions, commercial bank financing, debt and equity capital markets transactions, and SEC reporting. Before being appointed Executive Vice President of Finance, Mr. Zafolias held various finance leadership positions at Genco. He has a bachelor of science degree from Babson College and holds the Chartered Financial Analyst designation.

        Joseph Adamo has served as Genco's Chief Accounting Officer since December 19, 2014. Mr. Adamo has been employed with Genco since June 2005. Mr. Adamo's initial position with Genco was Controller until April 2010, when he was promoted to Treasurer and Controller. Mr. Adamo is responsible for overseeing Genco's accounting department, including certain filings with the SEC. Prior to joining Genco, Mr. Adamo was a turnaround consultant providing restructuring advisory services to distressed companies. Prior to that, Mr. Adamo served as Chief Financial Officer for two private companies. Mr. Adamo started his career in public accounting working for Price Waterhouse, currently PriceWaterhouseCoopers LLP. He has a bachelor's degree in accounting from Pace University and is a licensed Certified Public Accountant.

        On April 21, 2014, Genco and its subsidiaries other than Baltic Trading and its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section describes Genco's compensation program as it relates to its Chairman, Peter C. Georgiopoulos, its President, John C. Wobensmith, its Chief Financial Officer, Apostolos D. Zafolias, its Chief Accounting Officer, Joseph Adamo, and its former President, Robert Gerald Buchanan, all of whom Genco refers to together as Genco's "named executives." Genco treats Peter C. Georgiopoulos as an executive officer of Genco for securities laws purposes, although he is not currently an employee or a corporate officer and is not paid a salary.

        Effective December 19, 2014, Mr. Buchanan retired from his position as Genco's President and Mr. Wobensmith, who previously served as Genco's Chief Financial Officer, assumed the role of President. Also, on December 19, 2014, Messrs. Zafolias and Adamo assumed the roles of Chief Financial Officer and Chief Accounting Officer, respectively.

        Detailed compensation information for each of the named executives is presented in the tables following this discussion in accordance with SEC rules.

        On April 21, 2014, Genco and its subsidiaries, other than Baltic Trading and its subsidiaries, filed voluntary cases under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court (the "Chapter 11 Cases"). Genco subsequently emerged from bankruptcy on July 9, 2014. Given Genco's emergence from bankruptcy, Genco did not make equity awards at the end of 2014 to its Chairman and President as it had historically done, although it awarded cash bonuses to them of $937,500 and $807,500, respectively. However, as part of the Plan that was approved by the Bankruptcy Court, Genco adopted its 2014 Management Incentive Plan, which provided for certain equity awards to its named executives and other key employees. Please see the section captioned "2014 Management Incentive Plan" below for further details.

How Compensation is Determined

        Role of Compensation Committee.    Genco's executive compensation program is overseen by Genco's Compensation Committee. Prior to Genco's emergence from bankruptcy, Genco's Compensation Committee was composed of the following three non-employee directors: Mark F. Polzin, Nathaniel C.A. Kramer and Harry A. Perrin. These individuals left Genco's Board of Directors upon its emergence from bankruptcy. Thereafter, Genco's Board of Directors appointed three other non-employee directors, Ian Ashby, Eugene Davis and Michael J. Leffell, to Genco's Compensation Committee on August 4, 2014. The Compensation Committee:

  •
  reviews, designs and recommends to Genco's Board of Directors for approval and administers Genco's compensation plans and policies;

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  reviews and approves the corporate goals and objectives relative to Genco's executive officers, and evaluates corporate performance and the performance of each of Genco's executives; and

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  recommends to Genco's Board of Directors the compensation (cash and equity) of Genco's executive officers and selected other executives.

        Each year, Genco's Compensation Committee evaluates each named executive to determine if changes in compensation are appropriate. As part of this process, Genco's Compensation Committee reviews tally sheets and other summaries that include the following information, as applicable for each individual:

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  salary, bonus, and other cash compensation;

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  prior grants of equity-based awards; and

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  the value of benefits and perquisites.

        Role of Compensation Consultant.    In December 2014, Genco's Compensation Committee retained Lyons, Benenson & Company Inc. ("LB&Co."), an independent compensation consultant, to assist and advise Genco's Compensation Committee on all aspects of Genco's executive and director compensation programs and corporate governance. The services that LB&Co. was retained for include:

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  Reviewing and advising Genco on its compensation philosophy, strategy and program;

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  Analyzing the appropriateness of the compensation comparator group;

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  Providing and analyzing competitive market compensation data;

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  Analyzing the effectiveness of the existing compensation programs and making recommendations, as appropriate;

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  Assisting in the negotiation of executive employment agreements, as applicable;

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  Providing advice and counsel on best practices in compensation and corporate governance, and keeping the company and Genco's Compensation Committee apprised of trends, developments, legislation and regulations affecting executive and director compensation; and,

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  Conducting a risk assessment of Genco's incentive compensation programs at least annually and making recommendations, as appropriate.

        Compensation Consultant Independence.    As required by rules adopted by the SEC under the Dodd-Frank Wall Street Reform And Consumer Protection Act, Genco's Compensation Committee has considered the relevant factors (including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act) and has determined that LB&Co. is independent and has no conflicts of interest.

        Role of Management.    The Compensation Committee consults with Genco's senior executives regarding their views on their compensation and the compensation of those who report to them directly or indirectly. However, Genco's Compensation Committee makes the final recommendation to Genco's Board of Directors with respect to each executive's compensation. None of Genco's named executives determines his own compensation.

        Competitive Marketplace Assessment.    In order to assess the competitiveness of Genco's executive compensation, Genco's Compensation Committee reviews the compensation arrangements of executives at certain other publicly-traded drybulk and other shipping companies for which executive compensation information is publicly available. After the Chapter 11 Cases, Genco's Compensation Committee expanded the comparator group to include recently restructured companies in addition to drybulk and other shipping/transportation companies. The comparator group now comprises 18 such companies, listed below. The Compensation Committee believes the compensation information from the comparator group can be helpful, but recognizes that benchmarking data is not always definitive and can be subject to significant change from one year to the next. The Compensation Committee uses this information as a general frame of reference only and does not target Genco's executive compensation to a specific percentile, instead using company and individual performance as the primary drivers of compensation levels; Genco's Compensation Committee did not use the comparator group in making its compensation decisions with respect to the annual bonus for 2014. The Compensation Committee, assisted by LB&Co., will review the compensation comparator group annually.

Compensation Comparator Group

Air T, Inc.	International Shipholding Corporation
Air Transport Services Group, Inc.	Lee Enterprises, Incorporated
Ambac Financial Group, Inc.	Matson, Inc.
Eagle Bulk Shipping Inc.	Otelco Inc.
Echo Global Logistics, Inc.	Radiant Logistics, Inc.
Forward Air Corporation	Rand Logistics, Inc.
Gulfmark Offshore, Inc.	Tronox Limited
Horizon Lines, Inc.	William Lyon Homes
Houghton Mifflin Harcourt Company	XPO Logistics, Inc.

Genco's Compensation Philosophy

        Genco's executive compensation program is designed to attract, motivate and retain a talented team of executives who will enable Genco to compete successfully with other drybulk shipping companies. Genco seeks to accomplish this goal in a way that aligns Genco's executives' interests with those of its shareholders and encourages and rewards Genco's executives for achievement of Genco's annual and longer-term performance objectives.

        Historically, in light of the cyclical nature of the shipping industry and the volatile and unpredictable markets in which Genco operates, Genco has not established specific performance targets for incentive compensation to Genco's named executives, and compensation levels generally have not been determined through a benchmarking process. Instead, the compensation of Genco's senior executives has been generally determined or recommended by Genco's Compensation Committee, in its discretion, following a review of Genco's performance and individual contributions to the prior year's performance. In taking this approach, Genco's Compensation Committee has historically sought to calibrate performance-based incentive compensation paid to retroactive performance assessments and potentially variable market conditions. The amount of compensation for each named executive has historically been determined retroactively, based on Genco's Compensation Committee's assessment of Genco's performance, each named executive's individual performance and contributions to improving shareholder value, and his or her level of responsibility and management experience. The factors affecting these compensation decisions for the named executives included:

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  key financial and statistical measurements;

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  the design and implementation of a finance strategy for Genco, including obtaining or renegotiating financing on favorable terms in a difficult market environment;

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  strategic objectives such as acquisitions, dispositions or joint ventures, including Genco's ability to acquire and dispose of individual vessels on favorable terms; and

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  the achievement of operational goals for Genco or a particular area of responsibility for the named executive, such as operations or chartering.

        In the future, Genco's Compensation Committee may consider establishing goals for performance periods for Genco's named executives, the achievement of which would lead to annual and long-term incentive payments. This approach would be intended to further strengthen the alignment of Genco's executives' and shareholders' interests and provide more objective criteria to assess each named executive's day-to-day performance and the resulting shareholder value creation. These goals would be established and approved by Genco's Compensation Committee (in collaboration with management) to tie directly to Genco's short- and long-term strategies, which are designed to enhance shareholder value.

  Compensation Objectives

        Genco's compensation program is rooted in the principles inherent in "pay for performance" and has been designed to attract, motivate, retain and reward outstanding executives and managers. Genco further believes that its compensation program should align the interests of its executives with those of its shareholders in achieving and sustaining significant increases in shareholder value over the short- and long-terms. With these objectives in mind, Genco has designed its compensation program to:

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  attract, motivate, retain and reward those executives and managers who have the necessary experience and subject-matter expertise to deliver sustained improvements in shareholder value;

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  compensate each executive and manager competitively based upon the scope and impact of his or her position as it relates to the success of Genco and on the potential of each employee to assume increasing responsibility within Genco; and

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  align the interests of Genco's executives with those of Genco's shareholders through the use of performance-based short- and long-term incentive awards tied to the achievement of corporate goals and objectives.

Elements Of Compensation

        The compensation program for the named executives consists of three main elements:

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  Fixed compensation comprised of base salaries or, in the case of Mr. Georgiopoulos, fees for his services;

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  Short-term (annual) incentives payable in cash on the basis of annual achievement; and

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  Long-term (equity) incentives.

        The named executives (other than Mr. Georgiopoulos) are also eligible to participate in Genco's health and other broad-based programs on the same basis as other U.S. employees and are eligible for paid time off and paid holidays.

  Fixed Compensation

        Base Salary and Chairman's Fee.    Base salaries (or, in the case of Mr. Georgiopoulos, fees for his services) for the named executives are determined as follows:

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  the breadth, scope and complexity of the functions performed by each named executive;

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  individual performance, skills, and experience;

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  the competitive labor market for the position; and

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  internal equity considerations.

        Base salaries and, in the case of Mr. Georgiopoulos, fees, are reviewed annually, and may be adjusted to reflect:

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  merit increases in instances where individual performance, skills, and experience warrant such an adjustment;

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  promotions or significant changes in the scope of the position; or

  •
  market adjustments to reflect the competitive labor market for the position.

  Variable Incentive Compensation

        In support of Genco's commitment to align compensation with demonstrated performance, a significant portion of the compensation paid to its named executives is incentive-based. Genco's incentive compensation program has been designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future performance, align the interests of the executive with Genco's shareholders and retain the executives through the term of the equity awards, which has historically been for four years. Historically, Genco's Compensation Committee has made incentive compensation decisions based upon considerations of Genco's financial results, the state of its operations and its strategic accomplishments during the year, and the accomplishments and contributions of its named executives at the end of Genco's fiscal year. Following this assessment, variable incentive compensation, in the forms of cash and restricted stock, has been awarded to Genco's named executives.

        Cash Incentive Awards.    Genco's Chairman and President make recommendations for all eligible participants, other than themselves, at the end of each fiscal year. The Compensation Committee then considers the recommended amounts and either modifies or recommends them to the full Board for approval.

        Restricted Stock Awards.    Genco does not have a specific policy governing the timing of restricted stock grants but has generally made one grant per year at the end of the calendar year. The Compensation Committee considers the grant size and form of award when making award decisions.

        In 2014, Messrs. Georgiopoulos, Wobensmith, Adamo and Zafolias each received one-time restricted stock and warrant awards following Genco's emergence from bankruptcy as described below under "2014 Management Incentive Plan." These grants were made in order to align the interests of the named executives with Genco's shareholders to incentivize the named executives in future value creation.

        Historically, during the restricted period, unless otherwise determined by Genco's Compensation Committee, each restricted stock grant has entitled the named executive to receive payments for any dividends declared and paid on Genco's common stock. As the executives share commensurately with other shareholders in receiving dividends, they likewise share in the recognition of the current income generation and future change in stock price. However, if any such restricted shares do not vest, the holders of the non-vesting shares must repay any dividends that were paid to them on the non-vesting shares unless Genco's Board of Directors or Genco's Compensation Committee determines otherwise.

        Prior to consummation of the merger, Genco anticipates adopting a 2015 Equity Incentive Plan that will provide for equity awards with respect to shares of Genco's common stock in the form of non-qualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, or unrestricted stock. Awards will be available to officers, directors, and executive, managerial, administrative and professional employees of and consultants to Genco or any subsidiary or joint venture of Genco. Genco expects that the other terms and conditions of its 2015 Equity Incentive Plan will be substantially similar to those of its 2012 Equity Incentive Plan.

  Other Elements

        Benefits.    Genco's named executives (other than Mr. Georgiopoulos) are eligible under the same plans as all other U.S. employees for medical, dental, vision, and disability insurance and are eligible for paid time off and paid holidays. Additionally, Genco matches the 401(k) contributions of Messrs. Wobensmith, Zafolias, Adamo and Buchanan up to the maximum allowed per year, which was $15,600 in 2014, and Genco pays premiums on life insurance and long-term disability insurance for Mr. Wobensmith. Genco believes these benefits are reasonable, competitive and consistent with Genco's overall executive compensation program.

2014 Management Incentive Plan

        In connection with Genco's bankruptcy reorganization, the Genco Shipping & Trading Limited 2014 Management Incentive Plan (the "2014 Management Incentive Plan") was established and approved by the Bankruptcy Court. The 2014 Management Incentive Plan provided for the distribution of Genco's equity in the form of restricted stock and warrants to purchase shares of its common stock with three strike prices, to the participating officers, directors, and other management. Tier 1 warrants have a strike price of $25.91 per share, Tier 2 warrants have a strike price of $28.73 per share, and Tier 3 warrants have a strike price of $34.19 per share. Among the awards granted to each individual under Genco's 2014 Management Incentive Plan, the number of shares subject to restricted stock grants is the least, and the number of shares subject to each tier of warrants increases with the strike price of the warrant. The Compensation Committee believes that the grants will motivate and retain key personnel who will be important to achieving success in Genco's emergence from bankruptcy.

Compensation for Genco's Named Executives in 2014

        The specific compensation decisions made for each of the named executives for 2014 reflect the achievement of operational, technical and commercial successes, despite a challenging market environment and Genco's bankruptcy reorganization. In connection with Genco's emergence from bankruptcy, the named executives received awards of restricted shares of Genco's common stock and warrants to purchase common stock pursuant to Genco's 2014 Management Incentive Plan, as approved by the Bankruptcy Court in the Chapter 11 Cases. Given the one-time awards made under Genco's 2014 Management Incentive Plan, elements of Genco's named executives' compensation for 2014 were significantly higher than in 2013.

        In addition, upon Genco's emergence from bankruptcy, Genco's pre-reorganization outstanding common stock was cancelled pursuant to the Plan, with the holders thereof receiving warrants to acquire shares of Company's new common stock. Shares of Genco's pre-reorganization common stock issued to directors, officers and employees of Genco under compensatory plans that were unvested were deemed vested automatically, so that all warrants received in exchange therefor were deemed vested.

Genco Compensation

        Peter C. Georgiopoulos.    Genco's Compensation Committee believes that Mr. Georgiopoulos' experience, expertise, and strategic leadership were, and will continue to be, particularly valuable to Genco as it navigates this difficult market and seeks restructuring of its outstanding indebtedness. In determining compensation for Genco's Chairman, Genco's Compensation Committee considers Mr. Georgiopoulos' annual director compensation for his service on Genco's Board of Directors. With respect to fiscal year 2014, Mr. Georgiopoulos received no salary from Genco but received a Chairman's fee for his services of $500,000. Genco's Compensation Committee recommended, and Genco's Board of Directors approved, a one-time award under Genco's 2014 Management Incentive Plan of 832,950 shares of restricted stock, Tier 1 warrants to purchase 1,785,498 shares, Tier 2 warrants to purchase 1,850,257 shares, and Tier 3 warrants to purchase 2,782,341 shares of common stock to motivate and retain him following Genco's emergence from bankruptcy. In addition, Genco's Compensation Committee reviewed all aspects of Genco's 2014 performance and determined that Mr. Georgiopoulos provided leadership and managerial expertise that enabled Genco to navigate the very difficult and challenging drybulk shipping industry and successfully emerge from Chapter 11 bankruptcy. In recognition of his efforts and accomplishments, Genco's Compensation Committee recommended, and Genco's Board of Directors approved, a discretionary bonus to Mr. Georgiopoulos of $937,500.

        John C. Wobensmith.    For the majority of fiscal year 2014, Mr. Wobensmith's annual base salary was $500,000 and was increased to $600,000, effective as of December 15, 2014. Mr. Wobensmith also received a one-time award under Genco's 2014 Management Incentive Plan of 222,120 shares of restricted stock, Tier 1 warrants to purchase 476,133 shares, Tier 2 warrants to purchase 493,402 shares, and Tier 3 warrants to purchase 741,958 shares of common stock to incentivize him after Genco's emergence from bankruptcy. In addition, Genco's Compensation Committee reviewed all aspects of Genco's 2014 performance and determined that Mr. Wobensmith provided leadership and managerial expertise that enabled Genco to navigate the very difficult and challenging drybulk shipping industry and successfully emerge from Chapter 11 bankruptcy. In recognition of his efforts and accomplishments, Genco's Compensation Committee recommended, and Genco's Board of Directors approved, a discretionary bonus to Mr. Wobensmith of $807,500.

        Apostolos D. Zafolias.    For fiscal year 2014, Mr. Zafolias' annual base salary was $190,000. Mr. Zafolias' approved compensation package also included a cash bonus award of $180,000 for his performance in 2014. In addition, Genco's Compensation Committee recommended, and Genco's Board of Directors approved, a one-time award under Genco's 2014 Management Incentive Plan of 18,991 shares of restricted stock, Tier 1 warrants to purchase 40,709 shares, Tier 2 warrants to purchase 42,186 shares, and Tier 3 warrants to purchase 63,437 shares of common stock to incentivize him after Genco's emergence from bankruptcy.

        Joseph Adamo.    As for fiscal year 2014, Mr. Adamo's annual base salary was $237,000. Mr. Adamo's approved compensation package also included a cash bonus award of $225,000 for his performance in 2014. In addition, Genco's Compensation Committee recommended, and Genco's Board of Directors approved, a one-time award under Genco's 2014 Management Incentive Plan of 5,764 shares of restricted stock, Tier 1 warrants to purchase 12,356 shares, Tier 2 warrants to purchase 12,804 shares, and Tier 3 warrants to purchase 19,254 shares of common stock to incentivize him after Genco's emergence from bankruptcy.

        Robert Gerald Buchanan.    Mr. Buchanan's annual base salary was $475,000 for 2014. Mr. Buchanan resigned from his employment with Genco effective December 19, 2014 and received no cash bonus or other variable incentive compensation award for 2014.

Baltic Trading Compensation

        Peter C. Georgiopoulos.    In considering Mr. Georgiopoulos' compensation, Genco's Compensation Committee took into account Mr. Georgiopoulos' compensation for service to Baltic Trading. Specifically, Mr. Georgiopoulos had received director fees of $60,000 and an award of 7,269 shares of restricted stock of Baltic Trading for his service as a director, and Baltic Trading awarded a year-end grant of 700,000 restricted shares of Baltic Trading's common stock in recognition of his contributions to Baltic Trading's performance in 2014.

        John C. Wobensmith.    In considering Mr. Wobensmith's compensation, Genco's Compensation Committee took into account that Baltic Trading's awarded a year-end grant of 350,000 restricted shares of Baltic Trading's common stock in recognition of his contributions to Baltic Trading's performance in 2014.

Severance Benefits

        Employment Agreements.    Genco entered into an employment agreement with John C. Wobensmith, its President, on September 21, 2007, as amended on March 26, 2014 and June 23, 2014 (the "Genco Employment Agreement"). In connection with the Plan, the Genco Employment Agreement was assumed by Genco. The Genco Employment Agreement provides for a base salary of $300,000 during the term, which may be increased but not decreased. The Genco Employment

Agreement also confirms Mr. Wobensmith's eligibility to receive cash bonuses and awards under any successor plan to Genco's 2005 Equity Incentive Plan in amounts that Genco's Compensation Committee may determine. The general terms of the Genco Employment Agreement are described in greater detail under the heading "Executive Employment Agreements" on page 219. The Genco Employment Agreement provides for payments upon termination of his employment under certain conditions, which are described under the heading "Potential Payments upon Termination or Change-in-Control—Genco Employment Agreement" on page 221.

        Genco entered into the Genco Employment Agreement with Mr. Wobensmith to retain him, particularly in the event of an actual or rumored change in control. The provisions under the Genco Employment Agreement relating to a change in control serve to align his interests with those of Genco's shareholders by enabling Mr. Wobensmith to consider corporate transactions that are in the best interests of Genco's shareholders and its other constituents without undue concern over whether the transactions may jeopardize his employment. The change of control payments under the Genco Employment Agreement are subject to a "double trigger," meaning that the payments are not awarded upon a change of control unless he terminates his employment for good reason or his employment is terminated without cause (other than for death or disability) within two years of a change of control. The vesting of Mr. Wobensmith's restricted stock, as with all restricted stock granted to directors, officers, and other employees to date, remains subject to a "single trigger" and thus vests immediately upon a change of control. Genco believes this structure strikes a balance between providing appropriate performance incentives and its executive retention goals.

        On June 23, 2014, Genco entered into a letter agreement with Mr. Wobensmith to amend the Genco Employment Agreement. Under the letter agreement, Mr. Wobensmith was entitled to terminate his employment within 30 days of the effective date of the Plan if the amounts allocated to him under Genco's 2014 Management Incentive Plan were not reasonably satisfactory to him. Upon such termination, Mr. Wobensmith would have been entitled to receive a lump sum payment of $2,000,000 along with certain other unpaid amounts. Mr. Wobensmith did not terminate his employment within such 30 day period and is not entitled to any such payments.

        On April 30, 2015, Genco entered into a letter agreement with Mr. Wobensmith which clarified that the Chapter 11 Cases did not trigger a change in control under any of his agreements with Genco, awarded him a bonus of $807,500 for 2014, increased his base salary to $600,000, effective as of December 15, 2014, and clarified the calculation of his "double trigger" severance amount as further described below under "Potential Payments upon Termination or Change-in-Control—Executive Employment Agreements".

Tax and Accounting Implications

  Deductibility of Executive Compensation

        Section 162(m) of the Code limits the deductibility of compensation to certain employees in excess of $1 million. So long as Genco qualifies for the Section 883 exemption, it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2014). If Genco does not qualify for the Section 883 exemption, its shipping income derived from U.S. sources, or 50% of its gross shipping income attributable to transportation beginning or ending in the United States, would be subject to a 4% tax imposed without allowance for deductions. Further discussion of this exemption is provided above under the heading "Risk Factors—Risk Factors Related to Genco's Business and Operations—Company Specific Risk Factors—Genco may have to pay U.S. tax on U.S. source shipping income. . ." Commencing in 2010, Genco became subject to United States federal income tax on certain non-shipping income derived from its Management Agreement with Baltic Trading and its agency agreement with MEP. However, Genco views the amount of compensation that would currently be subject to Section 162(m) not to be material. For these reasons, historically,

Genco has not sought to structure its cash bonus plan or grants under its equity incentive plans to qualify for exemption under Section 162(m). Genco's Compensation Committee intends to consider the impact of Section 162(m) in the future based on the amount of executive income and other factors while maintaining discretion and flexibility in awarding compensation.

  Accounting for Stock-Based Compensation

        Genco follows Accounting Standards Codification Topic 718, Stock Compensation, in accounting for non-vested stock issued under its 2014 Management Incentive Plan.

Risk Assessment

        Genco's Compensation Committee is primarily responsible for overseeing the review and assessment of risks arising from Genco's compensation policies and practices. Genco uses a number of approaches to mitigate excessive risk-taking, including significant weighting towards long-term incentive compensation and emphasizing qualitative goals in addition to quantitative metrics. Based on its review of Genco's compensation policies and practices, Genco's Compensation Committee determined that the risks arising from Genco's compensation policies and practices for Genco's employees are not reasonably likely to have a material adverse effect on Genco.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between any of Genco's executive officers or members of Genco's Board of Directors or Compensation Committee and any other company's executive officers, Board of Directors or Compensation Committee.

Compensation Committee Report

        The Compensation Committee of Genco's Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, Genco's Compensation Committee recommended to Genco's Board of Directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

        Submitted by the Compensation Committee of Genco's Board of Directors:

    Ian Ashby, Chairman
    Eugene Davis
    Michael J. Leffell

        The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act, or the Exchange Act, except to the extent that Genco specifically incorporates the Compensation Committee Report by reference therein.

Summary Compensation Table

        The following table sets forth in summary form information concerning the compensation paid by Genco or Baltic Trading during the years ended December 31, 2014, December 31, 2013, and December 31, 2012, to Genco's named executives:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Warrant Awards ($)(2) (f)	All Other Compensation ($) (i)		Total ($) (j)
John C. Wobensmith	2014	$504,384	$807,500	$5,313,900	$10,886,154	$15,600	(3)	$17,527,538
President (former Chief Financial	2013	$500,000	$950,000	$2,288,000	—	$15,300	(3)	$3,753,300
Officer)	2012	$450,000	$950,000	$700,998	—	$15,000	(3)	$2,115,998
Apostolos D. Zafolias	2014	$190,000	$180,000	$379,820	$930,762	$15,600	(3)	$1,696,182
Chief Financial Officer(6)
Joseph Adamo	2014	$237,000	$225,000	$115,280	$282,496	$15,600	(3)	$875,376
Chief Accounting Officer(6)
Peter C. Georgiopoulos	2014	—	$937,500	$18,446,995	$40,823,080	$560,000	(4)(5)	$60,767,575
Chairman	2013	—	$1,577,570	$6,301,157	—	$560,000	(4)(5)	$4,983,078
	2012	—	$1,250,000	$1,361,146	—	$535,000	(4)(5)	$3,146,146
Robert G. Buchanan	2014	$475,000	—	—	—	$15,600	(3)	$490,600
(former President)(6)	2013	$475,000	$350,000	—	—	$15,300	(3)	$840,300
	2012	$450,000	$425,000	$67,000	—	$15,000	(3)	$957,000

(1)
The amounts in column (e) reflect the aggregate grant date fair value of restricted stock awards pursuant to Genco's 2014 Management Incentive Plan, Genco's 2012 Equity Incentive Plan or the Baltic Trading 2010 Equity Incentive Plan, in each case computed in accordance with FASB ASC Topic 718. On July 9, 2014, all of Genco's outstanding common stock was cancelled pursuant to the Plan, and warrants to purchase Genco's new common stock were issued to holders of Genco's old common stock. The actual amount realized by the named executive will likely vary based on a number of factors, including Genco's or Baltic Trading's performance, stock price fluctuations and applicable vesting. Additional information regarding restricted stock awards is provided in the Grants of Plan-Based Awards table below.

(2)
The amounts in column (f) reflect the aggregate grant date fair value of warrant awards pursuant to Genco's 2014 Management Incentive Plan, computed in accordance with FASB ASC Topic 718. The actual amount realized by the named executive will likely vary based on a number of factors, including Genco's performance, stock price fluctuations and applicable vesting. Additional information regarding warrant awards is provided in the Grants of Plan-Based Awards table below. See Note 24 to Genco's consolidated financial statements for the year ended December 31, 2014 included in Genco's Annual Report on Form 10-K/A for the year ended December 31, 2014, filed with the SEC on April 30, 2015, for additional details regarding assumptions underlying the value of these warrant awards.

(3)
Represents matching payments made to the 401(k) Plan.

(4)
Includes fees for service on the Board of Directors of Baltic Trading at an annual rate of $60,000 in 2014 and 2013 and $35,000 in 2012.

(5)
Mr. Georgiopoulos receives a fee for his services to Genco payable at an annual rate of $500,000 but does not receive regular board fees paid to other members of Genco's Board of Directors.

(6)
On December 19, 2014, Mr. Buchanan ceased to be an executive officer of Genco, and Messrs. Zafolias and Adamo became named executives of Genco.

        The following table reflects awards of restricted stock and warrants under Genco's 2014 Management Incentive Plan and the Baltic Trading 2010 Equity Incentive Plan during the year ended December 31, 2014:

Grants of Plan-Based Awards
Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock (i)		All Other Warrant Awards: Number of Securities Underlying Warrants (#) (j)		Exercise or Base Price of Warrant Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Warrant Awards ($) (l)
John C. Wobensmith	8/7/14	222,120	(1)(4)(9)	476,133	(2)	$25.91	$4,442,400
	8/7/14			493,402	(2)	$28.73	$3,437,679
	8/7/14			741,958	(2)	$34.19	$3,271,254
	8/7/14						$4,177,221
	12/18/14	350,000	(3)(4)(9)				$871,500
Peter C. Georgiopoulos	8/7/14	832,950	(1)(7)(9)	1,785,498	(2)	$25.91	$16,659,000
	8/7/14			1,850,257	(2)	$28.73	$12,891,296
	8/7/14			2,782,341	(2)	$34.19	$12,267,204
	8/7/14						$15,664,580
	4/9/14	7,269	(6)(8)(9)				$44,995
	12/18/14	700,000	(3)(7)(9)				$1,743,000
Apostolos D. Zafolias	8/7/14	18,991	(1)(5)(9)	40,709	(2)	$25.91	$379,820
	8/7/14			42,186	(2)	$28.73	$293,919
	8/7/14			63,437	(2)	$34.19	$279,693
	8/7/14						$357,150
Joseph Adamo	8/7/14	5,764	(1)(5)(9)	12,356	(2)	$25.91	$115,280
	8/7/14			12,804	(2)	$28.73	$89,210
	8/7/14			19,254	(2)	$34.19	$84,891
	8/7/14						$108,400

(1)
Represents a grant of restricted shares of Genco's common stock pursuant to Genco's 2014 Management Incentive Plan in connection with its emergence from bankruptcy on July 9, 2014. The restrictions applicable to the shares lapse in three equal installments commencing on August 7, 2016 and on each of the first two anniversaries thereafter.

(2)
Represents a grant of warrants exercisable for shares of Genco's common stock pursuant to Genco's 2014 Management Incentive Plan in connection with its emergence from bankruptcy on July 9, 2014. The warrants are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.

(3)
Represents a grant of restricted shares of the Baltic Trading's common stock for the year ended December 31, 2014. The restrictions applicable to the shares lapse in four equal installments commencing on November 15, 2015 and on each of the first three anniversaries thereafter.

(4)
Restrictions on these shares also lapse with respect to a pro rata percentage of the shares upon death or disability and will lapse in full upon the occurrence of a change in control (as defined in the relevant issuer's incentive plan) or termination by the relevant issuer without cause (as defined in the relevant issuer's incentive plan) or by Mr. Wobensmith for good reason (as defined in the Employment Agreements).

(5)
Restrictions on these shares also lapse with respect to a pro rata percentage of the shares upon death or disability and will lapse in full upon the occurrence of a change in control (as defined in Genco's 2014 Management Incentive Plan).

(6)
Represents a grant of restricted shares of Baltic Trading's common stock made to directors of Baltic Trading generally. The restrictions applicable to the shares lapse on the earliest of the date of the Baltic Trading Annual Meeting, upon the occurrence of a change of control (as defined under the Baltic Trading 2010 Equity Incentive Plan), or upon Mr. Georgiopoulos' death or disability. The occurrence of the Baltic Trading Annual Meeting will result in the vesting of restricted shares of Baltic Trading's common stock.

(7)
Restrictions on these shares also lapse in full immediately upon the occurrence of a change of control (as defined in the relevant issuer's incentive plan) or the termination of Mr. Georgiopoulos' service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with the relevant issuer's amended and restated bylaws.

(8)
Represents a grant of restricted shares of Genco's common stock made to directors of Genco generally. The restrictions applicable to the shares lapse on the earlier of the date of the Genco Annual Meeting, upon the occurrence of a change of control (as defined under Genco's 2014 Management Incentive Plan), or upon Mr. Georgiopoulos' death or disability.

(9)
Recipients of restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient's grant agreement unless the relevant issuer's board of directors waives the repayment requirement as to dividends on such shares.

        The following table provides information on warrant and restricted stock awards under Genco's 2014 Management Incentive Plan and the Baltic Trading 2010 Equity Incentive Plan:

Outstanding Warrant and Equity Awards at Fiscal Year End
	Warrant Awards					Equity Awards
Name (a)	Number of Securities Underlying Unexercised Warrants (#) Exercisable (b)	Number of Securities Underlying Unexercised Warrants (#) Unexercisable (c)		Warrant Exercise Price ($) (e)	Warrant Expiration Date (f)	Number of Shares of Stock That Have Not Vested (g)		Market Value of Shares of Stock that Have Not Vested ($) (h)(5)
John C. Wobensmith
Genco	—	476,133	(1)	$25.91	8/7/23	222,120	(2)	$2,998,620
	—	493,402	(1)	$28.73	8/7/23	697,917	(3)	$1,751,770
	—	741,958	(1)	$34.19	8/7/23			$4,750,390
Baltic	—	—
Total	—	1,711,493
Peter C. Georgiopoulos
Genco	—	1,785,498	(1)	$25.91	8/7/23	832,950	(2)	$11,244,825
	—	1,850,257	(1)	$28.73	8/7/23	1,214,852	(4)	$3,049,278
	—	2,782,341	(1)	$34.19	8/7/23			$14,294,103
Baltic	—	—
Total	—	6,418,096
Apostolos D. Zafolias	—	40,709	(1)	$25.91	8/7/23	18,991	(2)	$256,379
	—	42,186	(1)	$28.73	8/7/23
	—	63,437	(1)	$34.19	8/7/23
	—
Joseph Adamo	—	12,356	(1)	$25.91	8/7/23	5,764	(2)	$77,814
	—	12,804	(1)	$28.73	8/7/23
	—	19,254	(1)	$34.19	8/7/23

(1)
Represents a grant of warrants exercisable for shares of Genco's common stock pursuant to Genco's 2014 Management Incentive Plan in connection with its emergence from bankruptcy on July 9, 2014. The warrants are exercisable on a cashless basis and contain customary anti-dilution protection in the event of any stock split, reverse stock split, stock dividend, reclassification, dividend or other distributions (including, but not limited to, cash dividends), or business combination transaction.

(2)
Represents a grant of restricted shares of Genco's common stock pursuant to Genco's 2014 Management Incentive Plan in connection with its emergence from bankruptcy on July 9, 2014. The restrictions applicable to the shares lapse in three equal installments commencing on August 7, 2016 and on each of the first two anniversaries thereafter.

(3)
Represents the unvested portions of: 25,000 restricted shares of Baltic Trading's common stock granted on December 21, 2011, which vest in four equal installments commencing on November 15, 2012 and on each of the first three anniversaries thereafter; 83,333 restricted shares of Baltic Trading's common stock granted on

  December 13, 2012, which vest in four equal installments commencing on November 15, 2013 and on each of the first three anniversaries thereafter; 400,000 restricted shares of Baltic Trading's common stock granted on December 19, 2013, which vest in four equal installments commencing on November 15, 2014 and on each of the first three anniversaries thereafter; and 350,000 restricted shares of Baltic Trading's common stock granted on December 18, 2014, which vest in four equal installments commencing on November 15, 2015 and on each of the first three anniversaries thereafter. The consummation of the merger will result in the acceleration of restricted shares of Baltic Trading's common stock.

(4)
Represents the unvested portions of: 80,000 restricted shares of Baltic Trading's common stock granted on December 21, 2011, which vest in four equal installments commencing on November 15, 2012 and on each of the first three anniversaries thereafter; 166,666 restricted shares of Baltic Trading's common stock granted on December 13, 2012, which vest in four equal installments commencing on November 15, 2013 and on each of the first three anniversaries thereafter; 539,000 restricted shares of common stock granted on December 19, 2013, which vest in four equal installments commencing on November 15, 2014, and on each of the first three anniversaries thereafter; 7,269 restricted shares of Baltic Trading's common stock granted on April 9, 2014, which vest on the date of the Baltic Trading Annual Meeting; and 700,000 restricted shares of Baltic Trading's common stock granted on December 18, 2014, which vest in four equal installments commencing on November 15, 2015 and on each of the first three anniversaries thereafter. The consummation of the merger will result in the acceleration of restricted shares of Baltic Trading's common stock.

(5)
The value of the unvested stock awards of Genco equals the number of unvested shares of Genco's common stock held multiplied by $13.50, the closing market price of Genco's common stock on the OTCBB on December 31, 2014. The value of the unvested stock awards of Baltic Trading equals the number of unvested shares of Baltic Trading's common stock held multiplied by $2.51, the closing market price of Baltic Trading's common stock on the NYSE on December 31, 2014.

        The following table provides information regarding the number of restricted stock awards that vested during the year ended December 31, 2014, all of which were awards of restricted shares of Genco's or Baltic Trading's common stock:

Stock Vested
Name (a)	Number of Shares Acquired on Vesting (d)		Value Realized on Vesting ($)(1)(2) (e)
John C. Wobensmith
Genco	112,500	(2)	$88,313
Baltic Trading	160,333		$624,613
Total	272,833		$712,926
Peter C. Georgiopoulos
Genco	326,162	(2)	$256,037
Baltic Trading	317,853		$1,390,997
Total	644,015		$1,647,926
Apostolos D. Zafolias	12,075	(2)	$9,479
Joseph Adamo	12,937	(2)	$10,156
Robert Gerald Buchanan	37,500	(2)	$29,438

(1)
The value of the unvested stock awards of Baltic Trading that vested during the year ended December 31, 2014 equals the number of shares vested multiplied by the closing market price of Baltic Trading's common stock on the NYSE on the vesting date of each grant.

(2)
In connection with Genco's emergence from bankruptcy, on July 9, 2014, Genco's pre-reorganization common stock was cancelled pursuant to the Plan, with the holders thereof receiving warrants to acquire shares Genco's new common stock. Shares of pre-reorganization common stock issued to directors, officers and employees of Genco under compensatory plans that were unvested were deemed vested automatically, so that all warrants received in exchange for such stock were deemed vested. The value realized on vesting shown for Genco stock awards equals the number of shares vested multiplied by the closing market price of Genco's common stock on the OTCBB on the vesting date of each grant.

Executive Employment Agreements

          Genco entered into the Genco Employment Agreement with John C. Wobensmith, Genco's President, on September 21, 2007, as amended on March 26, 2014, June 23, 2014 and April 30, 2015, with an initial two year term and an automatic renewal for additional one year terms, unless either party terminates the Genco Employment Agreement on at least 90 days' notice. In connection with the Plan, the Genco Employment Agreement was assumed by Genco. The Genco Employment Agreement provides for a base salary per annum of $300,000, increased to $600,000 as of December 15, 2014, as well as discretionary bonuses as determined by Genco's Compensation Committee in its sole discretion. Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time pursuant to Genco's 2012 Equity Incentive Plan or any successor employee stock incentive, warrant or option plan. Genco will pay for life insurance and long-term disability insurance for Mr. Wobensmith pursuant to the Genco Employment Agreement at a cost of no more than $20,000 per annum.

          Under the Genco Employment Agreement, Mr. Wobensmith has agreed to protect Genco's confidential information for three years after termination, and not to solicit Genco's employees for other employment for two years after termination. He has also agreed not to engage in certain defined competitive activities described in the Genco Employment Agreement for two years after the termination of his employment with Genco. Certain provisions regarding competitive activities will not apply following a change of control or in the event of termination of Mr. Wobensmith by Genco without cause or by Mr. Wobensmith for good reason. For purposes of the Genco Employment Agreement, change of control is defined generally as the acquisition of beneficial ownership of 30% or more of the voting power of the Genco within a 12-month period or of more than 50% of such aggregate voting power or the value of Genco's capital stock by any person or group other than Peter C. Georgiopoulos; the sale of all or substantially all of Genco's assets within a 12-month period; any merger or similar transaction in which holders of Genco's voting stock immediately prior to such transaction do not hold at least 50% of the voting stock of the surviving entity; or a majority of the members of Genco's Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of Genco's Board of Directors before the date of such appointment or election. The transactions of the Chapter 11 Cases do not constitute a change of control under the Genco Employment Agreement.

          Baltic Trading has also entered into a letter agreement (the "Baltic Trading Employment Agreement," together with the Genco Employment Agreement, the "Employment Agreements") with Mr. Wobensmith, who serves as Baltic Trading's President, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer, dated December 19, 2013, as amended on March 26, 2014. Contingent upon the consummation of the merger, Mr. Wobensmith has agreed to waive all rights under the Baltic Trading Employment Agreement and terminate such agreement. The Baltic Trading Employment Agreement is intended to provide for the continued services of Mr. Wobensmith for Baltic Trading's benefit if Mr. Wobensmith's employment at Genco terminates following a change in control as defined in the Genco Employment Agreement.

          Mr. Wobensmith's employment term under the Baltic Trading Employment Agreement has not yet commenced. If Mr. Wobensmith's employment with Genco terminates within 18 months of such a change in control, Mr. Wobensmith's employment term with Baltic Trading under the Baltic Trading Employment Agreement would commence for an initial term of two years on a date mutually agreed to by the parties (the "Effective Baltic Trading Employment Date"). The Baltic Trading Employment Agreement provides for automatic renewal for additional one year terms, unless either party terminates the Baltic Trading Employment Agreement on at least 90 days' notice. The Baltic Trading Employment Agreement provides for a base salary per annum of $500,000 during the employment term as well as discretionary bonuses as determined by the Compensation Committee of Baltic Trading's Board of Directors in its sole discretion. Mr. Wobensmith will also be eligible to receive restricted stock and other Baltic Trading equity grants from time to time. Under the Baltic Trading Employment Agreement, Baltic Trading will pay for life insurance and long-term disability insurance for Mr. Wobensmith at a cost of no more than $20,000 per annum.

          In the event of termination of Mr. Wobensmith's employment at Genco or Baltic Trading due to his death or disability, the Genco or Baltic Trading, as applicable, will pay him, or his estate, a pro rata bonus for the year of termination and one year's salary and, in the case of disability, provide medical coverage for him and his eligible dependents for a period of one year.

          If Mr. Wobensmith is terminated at Genco or Baltic Trading without cause or resigns for good reason, Genco or Baltic Trading, as applicable, will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years' annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, the amounts that are doubled above become tripled, and the coverage period of two years becomes three years. Mr. Wobensmith's annual incentive award for a given year is his cash bonus earned for that year and, if a termination without cause or resignation for good reason occurs within two years of a change in control, the grant date value of any equity awards granted for such year. Under the Genco Employment Agreement, the grant date value of any equity awards is deemed to be $1,500,000 for each of the years 2014, 2015, and 2016.

          If a payment to Mr. Wobensmith under the Employment Agreements or otherwise after a change in control of Baltic Trading causes him to owe excise tax under Section 4999 of the Code, Genco or Baltic Trading, as applicable, will fund the amount of this tax on a fully "grossed-up" basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment that gave rise to the excise tax liability.

          In connection with Mr. Wobensmith's execution of the Baltic Trading Employment Agreement, Mr. Wobensmith received a grant of 100,000 restricted shares of Baltic Trading's common stock, which vest in equal installments on each of the first four anniversaries of November 15, 2013. In addition, Mr. Wobensmith will receive an additional grant of 100,000 restricted shares of Baltic Trading's common stock on the Effective Baltic Trading Employment Date.

          The protections for Baltic Trading in the Baltic Trading Employment Agreement were negotiated largely to mirror those already included in the Genco Employment Agreement in order to protect the interests of Baltic Trading's shareholders. One such key protection is a non-compete provision that generally prohibits Mr. Wobensmith from competing with Baltic Trading during the period of his employment and for two years thereafter. In addition, as described in greater detail below, Mr. Wobensmith agreed to modify outstanding Baltic Trading equity awards so that vesting will not necessarily accelerate upon a change in control at Genco, so that Baltic Trading awards will continue to provide meaningful incentives and retention benefits in the event of a Genco change in control. The two grants of 100,000 restricted shares provided for under the Baltic Trading Employment Agreement reflect the same vesting terms. Specifically, Mr. Wobensmith agreed to waive accelerated vesting of his restricted stock grants upon a change in control (as defined in the Baltic Trading 2010 Equity Incentive Plan) if such change in control is also a change of control of Genco under the Genco Employment Agreement and such change in control is not the acquisition of beneficial ownership of 80% or more of the shares of capital stock ordinarily entitled to elect directors of Baltic Trading by any person or group (excluding certain parties) or the sale of 80% or more of the Genco assets (except to certain parties). However, if Mr. Wobensmith's employment with Genco does not terminate within three months of such change in control other than as a result of his death or disability, accelerated vesting will nonetheless occur exactly three months after such change in control.

Potential Payments upon Termination or Change-in-Control

Genco Employment Agreement

        The Genco Employment Agreement calls for Mr. Wobensmith to receive payments under certain circumstances following a termination of his employment. If Mr. Wobensmith is terminated without cause or resigns for good reason, Genco will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years' annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years. If a termination without cause or resignation for good reason occurs within two years of a change in control, the amounts that are doubled above become tripled, and the coverage period of two years becomes three years. Mr. Wobensmith's annual incentive award for a given year is his cash bonus earned for that year and, if a termination without cause or resignation for good reason occurs within two years of a change in control, the grant date value of any equity awards granted for such year. Under the Genco Employment Agreement, the grant date value of any equity awards is deemed to be $1,500,000 for each of the years 2014, 2015, and 2016.

        If a payment to Mr. Wobensmith under the Genco Employment Agreement or otherwise after a change of control of Genco causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax on such that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment that gave rise to the excise tax liability.

        In the event of termination of Mr. Wobensmith's employment due to his death or disability, Genco will pay him, or his estate, a pro rata bonus for the year of termination and one year's salary and, in the case of disability, to provide medical coverage for him and his eligible dependents for a period of one year.

        The table below sets forth the payments and other benefits that would be provided to Mr. Wobensmith upon termination of his employment by Genco without cause or by him for good reason under the following sets of circumstances as described more fully above: change of control, no change of control, and death or disability. In each set of circumstances, Genco has assumed a termination as of the end of the day on December 31, 2014 and used the closing market price of Genco's common stock on December 31, 2014 of $13.50 per share for purposes of the calculations for the table below:

	Termination by Executive for Good Reason or by Genco without Cause
	Change of Control(1)	No Change of Control	Death or Disability
Cash Severance Payment	$13,378,122	$3,850,000	$500,000
Estimated Present Value of Continued Benefits Following Termination(2)	$172,000	$105,295	$53,470

(1)
Includes the funding of the excise tax under Section 280G of the Code as described above on severance payments made and on the value of restricted stock subject to accelerated vesting. See the sections captioned "Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement" above and "—Accelerated Vesting of Restricted Stock" below.

(2)
Mr. Wobensmith and his dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination. This benefit period is two years if Genco terminates Mr. Wobensmith's employment without cause or if he terminates his employment at Genco or Baltic Trading, as applicable, with good reason, three years if such a termination occurs within two years following a change in control, or twelve months in the event of his death or disability. The amounts presented for termination for good reason or without cause assume a discount rate of 6% per annum and annual cost increases of 5% for health insurance. The amounts presented for death or disability assume circumstances which would provide the maximum benefit (i.e., disability of the executive).

          Contingent upon the consummation of the merger, pursuant to his waiver, Mr. Wobensmith will no longer be entitled to any compensation or benefits under the Baltic Trading Employment Agreement.

Accelerated Vesting of Restricted Stock

          Under the terms of Mr. Wobensmith's restricted stock grant agreements with the Genco or Baltic Trading, all shares of restricted stock vest in full automatically upon the occurrence of a change of control (as defined under the relevant issuer's equity incentive plan). The consummation of the merger will result in the acceleration of Mr. Wobensmith's restricted stock in Baltic Trading. In addition, if Mr. Wobensmith's service is terminated by the relevant issuer without cause (as defined in the relevant issuer's equity incentive plan) or by Mr. Wobensmith for good reason (as defined in the Employment Agreements), all shares of restricted stock vest in full. Also, if Mr. Wobensmith's service is terminated by the relevant issuer by reason of his death or disability (each as defined under the relevant issuer's equity incentive plan), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date. For purposes of these agreements, "service" means a continuous time period during which Mr. Wobensmith is at least one of the following: an employee or a director of, or a consultant to, Genco (or, in the case of Baltic Trading grants, to Genco or Baltic Trading). In addition, under the terms of such other restricted stock grant agreements, if a payment, benefit, or distribution after a change in control of Genco or Baltic Trading causes him to owe excise tax under Section 4999 of the Code, the applicable company will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, Mr. Georgiopoulos retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

          Under the terms of the restricted stock grant agreements between Baltic Trading and Mr. Georgiopoulos for the grants of 7,289 restricted shares that were awarded in the aggregate to directors generally, all shares of restricted stock vest in full automatically upon a change of control (as defined under the Baltic Trading 2010 Equity Incentive Plan) or upon Mr. Georgiopoulos' death or disability. Under the terms of the other restricted stock grant agreements between Genco or Baltic Trading and Mr. Georgiopoulos, all shares of restricted stock vest in full immediately upon the occurrence of a change of control (as defined under the relevant issuer's equity incentive plan) or the termination of Mr. Georgiopoulos' "service" (as defined in the applicable award agreements) as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with the relevant issuer's amended and restated bylaws. The consummation of the merger will result in the acceleration of Mr. Georgiopoulos' restricted stock in Baltic Trading. In addition, under the terms of such other restricted stock grant agreements, if a payment, benefit, or distribution after a change in control causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, Mr. Georgiopoulos retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

          Under the terms of Mr. Zafolias' and Mr. Adamo's restricted stock grant agreements with Genco, all shares of restricted stock vest in full automatically upon the occurrence of a change of control (as defined under Genco's 2014 Management Incentive Plan). Also, if Mr. Zafolias' or Mr. Adamo's service is terminated by Genco by reason of his death or disability (each as defined under the relevant issuer's equity incentive plan), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date.

          The table below sets forth the vesting of restricted stock that the named executives would receive under the following sets of circumstances: change of control, termination without cause, and death or disability. In each set of circumstances, Genco has assumed a triggering event as of the end of the day on December 31, 2014 and used the closing market price of Genco's common stock on December 31, 2014 of $13.50 per share and the closing market price of Baltic Trading's common stock on December 31, 2014 of $2.51 per share for purposes of the calculations for the table below:

	Value of Restricted Stock Subject to Accelerated Vesting ($)
Name	Change of Control	Termination without Cause(1)	Death or Disability
John C. Wobensmith
Genco	$2,998,620	$2,998,620	$333,180
Baltic Trading	$1,751,770	$1,751,770	$26,582
Total	$4,750,390	$4,750,390	$109,877
Peter C. Georgiopoulos
Genco	$11,244,825	$11,244,825	$11,244,825
Baltic Trading	$3,049,279	$3,031,033	$3,049,279
Total	$14,294,104	$14,275,858	$14,294,104
Apostolos D. Zafolias	$256,379	—	$28,485
Joseph Adamo	$77,814	—	$8,640

(1)
Includes termination by Mr. Wobensmith for good reason.

Accelerated Exercisability of Warrants

        Under the terms of Mr. Wobensmith's warrants awarded under Genco's 2014 Management Incentive Plan, the warrants become exercisable in full for the full warrant term automatically upon the occurrence of a change of control (as defined under Genco's 2014 Management Incentive Plan). In addition, if Mr. Wobensmith's service is terminated by Genco without cause (as defined in Genco's 2014 Management Incentive Plan) or Mr. Wobensmith terminates his service for good reason (as defined in the Genco Employment Agreement), the warrants likewise become exercisable in full for the full warrant term. Also, if Mr. Wobensmith's service is terminated by Genco by reason of his death or disability (as defined in the warrants), the warrants become exercisable as to a pro rata percentage of the warrants, calculated monthly, that would otherwise become exercisable at the next anniversary of the award date for a period of one year after termination. For purposes of the warrants, "service" means a continuous time period during which Mr. Wobensmith is at least one of the following: an employee or a director of, or a consultant to, Genco. In addition, under the terms of the warrant agreements, if a payment, benefit, or distribution after a change in control of Genco causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

        Under the terms of Mr. Georgiopoulos' warrants awarded under Genco's 2014 Management Incentive Plan, all warrants become exercisable in full for the full warrant term automatically upon the occurrence of a change of control (as defined under Genco's 2014 Management Incentive Plan) or the termination of Mr. Georgiopoulos' service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with Genco's amended and restated bylaws. In addition, under the terms of the warrant agreements, if a payment, benefit, or distribution after a change in control of Genco causes him to owe excise tax under Section 4999 of the Code, Genco will fund the amount of this tax such that after payment of the excise tax and any related taxes and penalties, Mr. Georgiopoulos retains the full amount of the payment, benefit or distribution that gave rise to the excise tax liability.

        Under the terms of Mr. Zafolias' and Mr. Adamo's warrants awarded under Genco's 2014 Management Incentive Plan, the warrants become exercisable in full for the full warrant term automatically upon the occurrence of a change of control (as defined under Genco's 2014 Management Incentive Plan). Also, if Mr. Zafolias' or Mr. Adamo's service is terminated by Genco by reason of his death or disability (each as defined under Genco's 2014 Management Incentive Plan), the warrants become exercisable as to a pro rata percentage of the warrants, calculated monthly, that would otherwise become exercisable at the next anniversary of the award date for a period of one year after termination.

        The closing market price of Genco's common stock on December 31, 2014 of $13.50 per share was lower than the strike price of all of the warrants. Accordingly, any accelerated exercisability of the warrants as of such date would not have resulted in any value to the holders of the warrants.

  Director Compensation

        As of July 9, 2014, as provided in the Plan, the members of Genco's Board of Directors prior to such date ceased to be directors of Genco.

        For fiscal year 2014, each director of Genco other than Messrs. Georgiopoulos, Mr. Truong and Mr. Manuel who joined Genco's Board of Directors on July 9, 2014 received an annual fee of $65,000, a fee of $20,000 for an Audit Committee Chair assignment, $10,000 for an Audit Committee member assignment, $15,000 for a Compensation Committee Chair assignment, $7,500 for a Compensation Committee member assignment, $12,000 for a Nominating, Corporate Governance and Conflicts Committee Chair assignment, and $6,000 for a Nominating, Corporate Governance and Conflicts Committee member assignment, each of which was prorated for length of service in 2014. As described above, Mr. Georgiopoulos received a Chairman's fee for his services of $500,000 for 2014. Members of an ad hoc committee also received a one-time fee of $75,000. Directors serving prior to Genco's emergence from bankruptcy received an annual fee of $60,000, a fee of $10,000 for an Audit Committee assignment, a fee of $7,500 for a Compensation Committee assignment and a fee of $3,750 for a Nominating, Corporate Governance, and Conflicts Committee assignment. One of Genco's directors, Peter C. Georgiopoulos, and two of its former directors, Basil G. Mavroleon, and Harry A. Perrin, are also directors of Baltic Trading; cash fees paid for service on the Baltic Trading Board are the same as those paid to directors for service on Genco's Board of Directors prior to its emergence from bankruptcy.

        It is anticipated that Ian Ashby, Eugene I. Davis, James G. Dolphin, and Michael J. Leffell, as members of the Board, will each be granted restricted equity awards with respect to 4,047 shares of Genco's common stock, subject to adoption of the 2015 Equity Incentive Plan. Such amount represents a grant having a dollar value of $85,000 with an assumed value per share of $21 the closing price at which Genco's stock was first quoted on the OTCBB on July 15, 2014 following Genco's restructuring, with fractional shares rounded down. Restrictions on all such shares will lapse on the date of the Genco Annual Meeting. In addition, Peter C. Georgiopoulos and Genco's former Board members, Basil G. Mavroleon, and Harry A. Perrin, as members of the Board of Directors of Baltic Trading, were each granted 7,269 restricted shares of Baltic Trading's common stock on April 9, 2014, with restrictions on all such shares to lapse on the date of the Baltic Trading Annual Meeting. Restrictions on such shares will lapse in full automatically upon the occurrence of a change of control (as defined under the relevant issuer's equity incentive plan) or upon such director's death or disability.

        Genco and Baltic Trading reimburse their respective directors for all reasonable expenses incurred by them in connection with serving on their respective Board of Directors. The following table summarizes compensation earned by directors other than Mr. Georgiopoulos for the year ended December 31, 2014:

Name of Director (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	All Other Compensation ($) (g)	Total ($) (h)
Ian Ashby	$94,792	—	—	$94,792
Eugene I. Davis	$96,288	—	—	$96,288
James G. Dolphin	$95,022	—	—	$95,022
Michael J. Leffell	$95,367	—	—	$95,367
William Manuel	—	—	—	—
Bao D. Truong	—	—	—	—
Nathaniel C.A. Kramer (former director)	$77,500	—	—	$77,500
Basil G. Mavroleon (former director)
Genco	$63,750	—	—	$63,750
Baltic Trading	$151,250	$44,995	—	$196,245
Total	$215,000	$44,995	—	$259,995
Rear Admiral Robert C. North, USCG (ret.) (former director)	$63,750	—	—	$63,750
Harry A. Perrin (former director)
Genco	$82,500	—	—	$82,500
Baltic Trading	$148,750	$44,995	—	$193,745
Total	$231,250	$44,995	—	$276,245
Mark F. Polzin (former director)	$82,500	—	—	—
Alfred E. Smith IV (former director)	$33,200	—	—	—

(1)
The amount indicated represents the total fees for service on the Genco Board of Directors or its committees as set forth above.

(2)
The amounts in column (c) reflect the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. The actual amount realized by the director will likely vary based on a number of factors, including Baltic Trading's performance, stock price fluctuations and applicable vesting.

        For fiscal year 2015, the amounts of the annual fee for each director and fees for committee assignments will remain the same as in second half of fiscal year 2014.

        For the treatment of unvested restricted stock held by Genco's directors under the Plan, please see the section captioned "Compensation Discussion and Analysis—Compensation for Genco's Named Executives in 2014" on page 211.

REPORT OF THE AUDIT COMMITTEE

        The role of the Audit Committee is to assist Genco's Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Genco and the independence and performance of Genco's auditors. Genco's Board of Directors, in its business judgment, has determined that all members of the Committee are "independent," as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter. As set forth in the Charter, the Committee's job is one of oversight. Management is responsible for the preparation, presentation and integrity of Genco's financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements' conformity with generally accepted accounting principles, monitoring the effectiveness of Genco's internal controls, reviewing the its quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

        The Committee met with Genco's independent auditors to review and discuss the overall scope and plans for the audit of Genco's consolidated financial statements for the year ended December 31, 2014. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of Genco's financial reporting. Management represented to the Committee that Genco's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

        The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board (United States) Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, as currently in effect. The Committee has discussed with the auditors the auditors' independence.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of Genco's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Genco's auditors are in fact "independent."

        Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to Genco's Board of Directors that the audited financial statements be included in Genco's Annual Report on Form 10-K/A for the year ended December 31, 2014, filed with the SEC on April 30, 2015.

        Submitted by the Audit Committee of Genco's Board of Directors:

    Eugene Davis, Chairman
    James G. Dolphin
    Michael J. Leffell

        The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Genco filing under the Securities Act, or the Exchange Act, except to the extent that Genco specifically incorporates the Report of the Audit Committee by reference therein.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2014 regarding the number of shares of Genco's common stock that may be issued under Genco's 2014 Management Incentive Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and Rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	8,667,461	$30.31	—

Total	8,667,461	$30.31	—

        No shares remain for issuance under Genco's 2005 Equity Incentive Plan or 2012 Equity Incentive Plan.

        THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF MESSRS. GEORGIOPOULOS, ASHBY AND DAVIS AS CLASS I DIRECTORS (ITEM 3 ON THE ENCLOSED GENCO PROXY CARD).

 GENCO PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Genco's Audit Committee has selected the firm of Deloitte & Touche LLP as Genco's independent auditors to audit the consolidated financial statements of Genco for the fiscal year ending December 31, 2015 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Genco Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Genco Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

        If the shareholders fail to ratify the selection, Genco's Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, Genco's Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Genco and its shareholders.

Fees to Independent Auditors for Fiscal 2014 and 2013

        The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of Genco's consolidated annual financial statements for fiscal 2014 and fiscal 2013 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2014 and fiscal 2013.

Type of Fees	2014	2013
	($ in thousands)	($ in thousands)
Audit Fees	$562	$547
Audit-Related Fees	$848	$170
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$1,410	$717

        In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees that Genco paid to the auditor for the audit of Genco's annual financial statements included in its Form 10-K and Form 10-K/A and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. "Audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of Genco's financial statements and include services associated with primary and secondary offerings of Genco's common stock in the past two fiscal years and other matters related to Genco's periodic public filings; "tax fees" are fees for tax compliance, tax advice and tax planning; and "all other fees" are fees for any services not included in the first three categories.

Pre-Approval Policy for Services Performed by Independent Auditor

        The Genco Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Genco Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

        The Genco Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Genco Audit Committee must give prior approval for any amount or type of service within four categories: audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Genco Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Genco Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Genco Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance Genco's ability to manage or control risk or improve audit quality. The Genco Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Genco Audit Committee at its next scheduled meeting.

        THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENCO'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015 (ITEM 4 OF THE ENCLOSED GENCO PROXY CARD).

 GENCO PROPOSAL NO. 5—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The guiding principles of Genco's compensation policies and decisions include aligning each executive's compensation with Genco's business strategy and the interests of its shareholders and providing incentives needed to attract, motivate and retain key executives who are important to its long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of Genco's executives directly relates to Genco's financial results and to other performance factors that measure its progress against the goals of Genco's strategic and operating plans, as well as performance against Genco's peers.

        Shareholders are urged to read the Genco Compensation Discussion and Analysis section of this joint proxy statement/prospectus, which discusses how Genco's compensation design and practices reflect its compensation philosophy. Genco's Compensation Committee and Genco's Board of Directors believe that Genco's compensation design and practices are effective in implementing its guiding principles.

        Genco is required to submit a proposal to shareholders for a non-binding advisory vote to approve the compensation of its named executives pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a "say-on-pay" proposal, gives Genco's shareholders the opportunity to express their views on the compensation of Genco's named executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Genco's named executives and the principles, policies and practices described in this joint proxy statement/prospectus. Accordingly, the following resolution is submitted for shareholder vote at the Genco Annual Meeting:

        "RESOLVED, that the shareholders of Genco Shipping & Trading Limited approve, on an advisory basis, the compensation of its named executives as disclosed in the Proxy Statement for the Genco Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures."

        As this is an advisory vote, the result will not be binding on Genco, the Genco Board or the Genco Compensation Committee, although Genco's Compensation Committee will consider the outcome of the vote when evaluating Genco's compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted "FOR" the approval of the compensation of Genco's named executives, as disclosed in this joint proxy statement/prospectus.

        THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE NON-BINDING RESOLUTION ON EXECUTIVE COMPENSATION (ITEM 5 ON THE ENCLOSED GENCO PROXY CARD).

 GENCO PROPOSAL NO. 6—ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, Genco is required to submit to shareholders an advisory vote as to whether the shareholder advisory vote to approve the compensation of its named executives—Proposal No. 5 above—should occur every one, two or three years. You may cast your vote by choosing one year, two years or three years or you may abstain from voting when you vote for the resolution set forth below.

        In formulating its recommendation, Genco's Board of Directors has determined that an advisory vote on executive compensation every three years is the best approach for Genco based on a number of considerations, including the following:

  •
  Genco's compensation program is designed to induce performance over a multi-year period. A vote held every three years would be more consistent with, and provide better input on, Genco's long-term compensation, which constitutes a significant portion of the compensation of its named executives;

  •
  A three-year vote cycle gives Genco's Board of Directors sufficient time to thoughtfully consider the results of the advisory vote and to implement any desired changes to Genco's executive compensation policies and procedures; and

  •
  A three-year cycle will provide shareholders sufficient time to evaluate the effectiveness of Genco's short- and long-term compensation strategies and the related business outcomes of Genco.

        Accordingly, the following resolution is submitted for shareholder vote at the Genco Annual Meeting:

        "RESOLVED, that the highest number of votes cast by the shareholders of Genco Shipping & Trading Limited for the option set forth below shall be the preferred frequency with which the Company is to hold an advisory vote on the approval of the compensation of its named executives included in the proxy statement:

  •
  yearly or

  •
  every two years or

  •
  every three years"

        The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, as this is an advisory vote, the result will not be binding on Genco's Board of Directors or Genco. Genco's Compensation Committee will consider the outcome of the vote when determining how often Genco should submit to shareholders an advisory vote to approve the compensation of its named executives included in Genco's proxy statement. Proxies submitted without direction pursuant to this solicitation will be voted for the option of "EVERY THREE YEARS".

        THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR "EVERY THREE YEARS" FOR THE NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 6 ON THE ENCLOSED GENCO PROXY CARD).

GENCO PROPOSAL NO. 7—ADJOURNMENT

        At the Genco Annual Meeting, if there are insufficient proxies to approve and adopt the merger agreement and approve the merger, Genco shareholders may vote on a proposal to adjourn or postpone the Genco Annual Meeting to a later date to allow additional time to solicit additional proxies. Genco's Board of Directors currently does not intend to propose adjournment at the Genco Annual Meeting if there are sufficient votes to approve the merger.

        Approval of the adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the shares of Genco common stock present or represented by proxy and entitled to vote thereon.

        THE GENCO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ADJOURNMENT PROPOSAL (ITEM 7 OF THE ENCLOSED GENCO PROXY CARD).

 LEGAL MATTERS

        The validity of the shares of Genco common stock offered hereby and Marshall Islands tax consequences relating to the merger as described in the section titled "Marshall Islands Tax Considerations" will be passed upon for Genco by Reeder & Simpson P.C., Marshall Islands counsel to Genco.

        Certain U.S. federal income tax consequences relating to the merger as described in the sections titled "Material U.S. Federal Income Tax Considerations to Baltic Trading Shareholders" beginning on page 118 and "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 120 will be passed upon for Genco by Milbank, Tweed, Hadley & McCloy LLP.

        Certain U.S. federal income tax consequences of holding Genco common stock as described in the section titled "Material U.S. Federal Income Tax Considerations to Baltic Trading Shareholders—Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of Genco Common Stock Received Pursuant to the Merger" will be passed upon for Genco by Kramer Levin Naftalis & Frankel LLP.

EXPERTS

        The consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries ("the Company") incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K/A for the year ended December 31, 2014, and the effectiveness of the Company's internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion and include an emphasis-of-matter paragraph to describe the consequences to the Company's consolidated financial statements as a result of applying fresh-start accounting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization and the restatement of the consolidated financial statements as discussed in Note 27 of the consolidated financial statements, and (2) expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness). Such financial statements have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

        The consolidated financial statements incorporated in this Prospectus by reference from the Baltic Trading Limited and subsidiaries Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Baltic Trading Limited's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

        In the event the merger under the merger agreement is not consummated as contemplated, Baltic Trading's shareholders may be able to present proposals to be presented at its 2016 Annual Meeting of Shareholders. Pursuant to Rule 14a-8 under the Exchange Act shareholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the company in a timely manner.

        Shareholder proposals to be presented at Baltic Trading's 2016 Annual Meeting of Shareholders must be received by Baltic Trading at its offices in New York, New York, addressed to the Secretary, not later than a reasonable time before Baltic Trading begins to print and send its proxy materials, if the proposal is submitted for inclusion in Baltic Trading's proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act, or not earlier than [    •    ], 2015 and not later than [    •    ], 2015 if the proposal is submitted pursuant to Baltic Trading's amended and restated bylaws. Such proposals must comply with Baltic Trading's amended and restated bylaws and the requirements of Regulation 14A of the Exchange Act.

        In addition, Rule 14a-4 of the Exchange Act governs Baltic Trading's use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Baltic Trading's 2016 Annual Meeting of Shareholders, if Baltic Trading is not provided notice of a shareholder proposal a reasonable time before Baltic Trading sends its proxy materials for such Annual Meeting, Baltic Trading will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

        Shareholder proposals to be presented at Genco's 2016 Annual Meeting of Shareholders must be received by Genco at its offices in New York, New York, addressed to the Secretary, a reasonable time before Genco begins to print and send its proxy materials, if the proposal is submitted for inclusion in Genco's proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act, or not earlier than [    •    ], 2015 and not later than [    •    ], 2015 if the proposal is submitted pursuant to Genco's amended and restated bylaws. Such proposals must comply with Genco's amended and restated bylaws and the requirements of Regulation 14A of the Exchange Act.

        In addition, Rule 14a-4 of the Exchange Act governs Genco's use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Genco's 2016 Annual Meeting of Shareholders, if Genco is not provided notice of a shareholder proposal a reasonable time before Genco sends its proxy materials for such Annual Meeting, Genco will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16(a) of the Exchange Act and the rules thereunder, Baltic Trading's executive officers and directors and persons who own more than 10% of a registered class of Baltic Trading's equity securities ("Baltic Trading 10% holders"), are required to file with the SEC reports of their ownership of, and transactions in, Baltic Trading's common stock. Based solely on a review of copies of such reports furnished to Baltic Trading, and written representations that no reports were required, Baltic Trading believes that during the fiscal year ended December 31, 2014 its executive officers, directors, and Baltic Trading 10% holders complied with the Section 16(a) requirements.

        Pursuant to Section 16(a) of the Exchange Act and the rules thereunder, Genco's executive officers and directors and persons who own more than 10% of a registered class of Genco's equity securities ("Genco 10% holders") are required to file with the SEC reports of their ownership of, and transactions in, Genco's common stock. Based solely on a review of copies of such reports furnished to Genco, and written representations that no reports were required, Genco believes that during the fiscal year ended December 31, 2014 its executive officers, directors, and Genco 10% holders complied with the Section 16(a) requirements, except that one report by each of Messrs. Georgiopoulos, Wobensmith, and Buchanan covering an acquisition of warrants convertible into Genco common stock in exchange for Genco's pre-reorganization common stock at Genco's emergence from bankruptcy were filed after the filing deadline.

CHARITABLE CONTRIBUTIONS

        During fiscal years 2012, 2013, and 2014, Baltic Trading did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization's consolidated gross revenues.

        During fiscal years 2012, 2013, and 2014, Genco did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization's consolidated gross revenues.

 OTHER MATTERS

        At the date of this joint proxy statement/prospectus, Baltic Trading management was not aware that any matters not referred to in this joint proxy statement/prospectus would be presented for action at the Baltic Trading Annual Meeting. If any other matters should come before the Baltic Trading Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

        At the date of this joint proxy statement/prospectus, management was not aware that any matters not referred to in this joint proxy statement/prospectus would be presented for action at the Genco Annual Meeting. If any other matters should come before the Genco Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

 WHERE YOU CAN FIND MORE INFORMATION

        Genco and Baltic Trading file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Genco and Baltic Trading file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Genco's and Baltic Trading's SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

        Genco has filed a registration statement on Form S-4 to register with the SEC the shares of Genco common stock to be issued in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Genco in addition to being a proxy statement of both Genco and Baltic Trading for their respective annual meetings of shareholders. As allowed by the SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or in the exhibits to the registration statement.

        The SEC allows Genco and Baltic Trading to "incorporate by reference" information into this joint proxy statement/prospectus, which means that Genco and Baltic Trading can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Genco and Baltic Trading have previously filed with the SEC. These documents contain important information about Genco and Baltic Trading and their respective finances.

Baltic Trading Filings (File No. 001-34648):

  •
  annual report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on March 2, 2015;

  •
  amendment no. 1 to annual report on Form 10-K/A for the fiscal year ended December 31, 2014, filed with the SEC on April 30, 2015; and

  •
  current reports on Form 8-K filed with the SEC on each of January 7, 2015, April 8, 2015, and April 22, 2015.

Genco Filings (File No. 001-33393):

  •
  annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 2, 2015;

  •
  amendment no. 1 to annual report on Form 10-K/A for the fiscal year ended December 31, 2014, filed with the SEC on April 30, 2015; and

  •
  current reports on Form 8-K filed with the SEC on each of April 8, 2015, April 22, 2015, and April 30, 2015.

        Genco and Baltic Trading are also incorporating by reference additional documents that they file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this joint proxy statement/prospectus and the date of each company's annual meeting.

        Genco has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Genco, and Baltic Trading has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Baltic Trading.

        Because you are either a Genco shareholder or a Baltic Trading shareholder, Genco or Baltic Trading may have sent you some of the documents listed above, but you may also obtain any of them through Genco, Baltic Trading or the SEC.

        If you are a Baltic Trading shareholder and would like to request from Baltic Trading any of the documents it has filed with the SEC, please do so by [    •    ], 2015 in order to receive those documents before the Baltic Trading Annual Meeting. Baltic Trading shareholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address:

Baltic Trading Limited
Attention: John C. Wobensmith
299 Park Avenue, 12th Floor
New York, New York 10171
Telephone: (646) 443-8550

        If you are a Genco shareholder and would like to request from Genco any of the documents it has filed with the SEC, please do so by [    •    ], 2015 in order to receive those documents before the Genco Annual Meeting. Genco shareholders may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone at the following address:

Genco Shipping & Trading Limited
Attention: John C. Wobensmith
299 Park Avenue, 12th Floor
New York, New York 10171
Telephone: (646) 443-8550

        You can also get more information by visiting the investor relations website of Genco at http://www.gencoshipping.com. or Baltic Trading at http://www.baltictrading.com. Website materials are not part of this joint proxy statement/prospectus.

        The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that Baltic Trading and Genco file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document Baltic Trading or Genco files with the SEC at the SEC's public reference room located at:

    100 F Street, N.E.
    Room 1580
    Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. Baltic Trading SEC filings are also available to the public through the NYSE at 20 Broad Street, New York, New York 10005.

        Neither Genco nor Baltic Trading has authorized anyone to give any information or make any representation about the merger or Genco or Baltic Trading that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. This joint proxy statement/prospectus is dated [    •    ], 2015. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of Genco common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

GENCO SHIPPING & TRADING LIMITED,

POSEIDON MERGER SUB LIMITED

and

BALTIC TRADING LIMITED,

Dated as of April 7, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

             THIS AGREEMENT AND PLAN OF MERGER, dated as of April 7, 2015 (this "Agreement"), is made by and among Genco Shipping & Trading Limited, a corporation organized under the Laws of the Republic of the Marshall Islands ("Parent"), Poseidon Merger Sub Limited, a corporation organized under the Laws of the Republic of the Marshall Islands and a wholly owned Subsidiary of Parent ("Merger Sub"), and Baltic Trading Limited, a corporation organized under the Laws of the Republic of the Marshall Islands (the "Company"). Parent, Merger Sub and the Company are each referred to herein as a "Party" and collectively as the "Parties."

W I T N E S S E T H:

             WHEREAS, (i) the board of directors of the Company (the "Company Board"), upon the recommendation of the Company Special Committee, (ii) the board of directors of Parent (the "Parent Board"), upon the recommendation of the Parent Independent Directors' Committee, and (iii) the board of directors of Merger Sub have each approved the business combination provided for herein, pursuant to which Merger Sub will be merged with and into the Company (the "Merger"), with the Company being the surviving entity in the Merger (the "Surviving Entity"), such that following the Merger, Parent will be the sole shareholder of the Surviving Entity and, upon the terms and subject to the conditions set forth herein, each share of Company Common Stock will be converted into the right to receive the Merger Consideration (except as provided in Section 3.1(a)(i) and Section 3.1(a)(ii) );

             WHEREAS, the Company Board has, upon the recommendation of the Company Special Committee, (i) determined that it is in the best interests of the Company and the Company Unaffiliated Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend to the Company Shareholders that they adopt and approve this Agreement;

             WHEREAS, the Company Special Committee has determined that the Merger is fair and reasonable to, and in the best interests of, the Company and the Company Unaffiliated Shareholders;

             WHEREAS, the Parent Board has, upon the recommendation of the Parent Independent Directors' Committee, (i) determined that it is in the best interests of Parent and the Parent Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend to the Parent Shareholders that they adopt and approve this Agreement;

             WHEREAS, the Parent Independent Directors' Committee has determined that the Merger is fair and reasonable to, and in the best interests of, Parent and the Parent Shareholders;

             WHEREAS, concurrently with the execution of this Agreement, and as an inducement and condition to each Party's entry into this Agreement, certain shareholders of each of Parent and the Company are entering into a voting and support agreement (the "Voting and Support Agreement") with Parent, Merger Sub and the Company, a copy of which is attached as Exhibit A hereto; and

             WHEREAS, concurrently with the execution of this Agreement, and as an inducement and condition to Parent's and Company's entry into this Agreement, Parent and Company have entered into that certain Stock Purchase Agreement, dated as of the date hereof, regarding the Company Vessel Sale (as amended from time to time, the "SPA").

             NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

             Section 1.1    Definitions.     As used in this Agreement, the following terms shall have the meanings set forth below:

             "Action" shall mean any claim, action, suit, inquiry, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, arbitration, mediation or other investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

             "Acquisition Proposal" shall have the meaning given in Section 6.6(a).

             "Affiliate" of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, no Person that is not controlled by the Company shall be deemed to be an Affiliate of the Company if such Person is also an Affiliate of Parent.

             "Agreement" shall have the meaning given in the Preamble.

             "Articles of Merger" shall have the meaning given in Section 2.3.

             "Book Entry Shares" shall mean uncertificated shares of Company Common Stock represented by a book entry.

             "Business Day" shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or the Republic of the Marshall Islands are authorized or obligated by Law or executive order to close.

             "Change in Company Recommendation" shall have the meaning given in Section 6.6(b)(iii).

             "Change in Parent Recommendation" shall have the meaning given in Section 6.6(b)(iii).

             "Charter Amendment" shall have the meaning given in Section 5.2(a).

             "Charter Amendment Approval" shall have the meaning given in Section 5.20.

             "Closing" shall have the meaning given in Section 2.3.

             "Closing Date" shall have the meaning given in Section 2.3.

             "Code" shall mean the Internal Revenue Code of 1986, as amended.

             "Company" shall have the meaning given in the Preamble.

             "Company Articles of Incorporation" shall mean the Amended and Restated Articles of Incorporation of the Company effective as of March 3, 2010, as they may be further amended from time to time.

             "Company Balance Sheet" shall have the meaning given in Section 4.7(a).

             "Company Benefit Plan" shall mean each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each employment, termination or severance agreement and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, cash-or equity-based incentive, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, severance, change of control, retention, employment, separation, retirement, pension, or savings or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries have or may have any liability, including any Multiemployer Plan but excluding any plan, arrangement or policy mandated by applicable Law.

             "Company Board" shall have the meaning given in the Recitals.

             "Company Board Recommendation" shall have the meaning given in Section 4.2(a).

             "Company By-Laws" shall mean the Amended and Restated By-Laws of the Company.

             "Company Class B Stock" shall mean the Class B Stock, par value $0.01 per share, of the Company, having the rights and obligations specified with respect to the Company Class B Stock in the Company Articles of Incorporation.

             "Company Common Stock" shall mean the common stock, par value $0.01 per share of the Company.

             "Company Disclosure Letter" shall have the meaning given in Article IV.

             "Company Expense Reimbursement" shall mean an amount equal to the aggregate amount of all Expenses of the Company; provided, however, that such amount shall not exceed $3,250,000.

             "Company Funded Debt" shall mean Indebtedness incurred from time to time by the Company or any of its Subsidiaries under one or more of the Contracts or facilities listed on Section 1.1-2 of the Company Disclosure Letter.

             "Company Incentive Plan" shall mean the Company's 2010 Equity Incentive Plan, as amended.

             "Company Insurance Policies" shall have the meaning given in Section 4.19.

             "Company Leased Vessels" shall have the meaning given in Section 4.17(a).

             "Company Material Adverse Effect" shall mean any events, circumstances, changes, developments, or effects that, individually or taken together with all other events, circumstances, changes, developments or effects, (a) are or would reasonably be expected to be material and adverse to the condition (financial or otherwise), results of operations, business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (b) prevent, or would reasonably be expected to prevent, the Company from consummating the Merger before the Outside Date; provided, however, that for purposes of clause (a), "Company Material Adverse Effect" shall not include any event, circumstance, change, development, or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change, development or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes, developments or effects that affect the drybulk shipping industry generally, (iii) any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States or elsewhere, (iv) the negotiation, execution, delivery or announcement of this Agreement, or the consummation of the Merger or other transactions contemplated hereby, including any violation or default under any Contract relating to Indebtedness of the Company or any of its Subsidiaries, (v) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of or with the prior written consent of Parent, (vi) earthquakes, hurricanes or other natural disasters, (vii) changes in applicable Law or GAAP or (viii) any Company Vessel Sale, which in the case of each of clauses (ii), (iii), (vi) and (vii) do not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the drybulk shipping industry in the geographic regions in which the Company and its Subsidiaries operate.

             "Company Material Contract" shall have the meaning given in Section 4.12(a).

             "Company-Owned Intellectual Property" shall have the meaning given in Section 4.15(a).

             "Company Owned Vessels" shall have the meaning given in Section 4.17(a).

             "Company Permits" shall have the meaning given in Section 4.5(a).

             "Company Preferred Stock" shall mean the preferred stock, $0.01 par value per share, of the Company.

             "Company Restricted Stock" shall mean any shares of Company Common Stock that are subject to restrictions on transfer and/or forfeiture granted pursuant to the Company Incentive Plan.

             "Company SEC Filings" shall have the meaning given in Section 4.6(a).

             "Company Shareholder Approval" shall have the meaning given in Section 4.22.

             "Company Shareholder Meeting" shall have the meaning given in Section 6.5(c).

             "Company Shareholder Rights Agreement" shall have the meaning given in Section 4.3(b)(viii).

             "Company Shareholders" shall mean, collectively, the holders of the Company Common Stock and Company Class B Stock.

             "Company Special Committee" shall mean the Special Committee of the Company Board.

             "Company Stock Certificate" shall mean a valid certificate representing shares of Company Common Stock.

             "Company Unaffiliated Shareholder Approval" shall have the meaning given in Section 4.22.

             "Company Unaffiliated Shareholders" shall mean the holders of shares of the Company Common Stock other than (a) Parent, Merger Sub and the other Subsidiaries of Parent and (b) John Wobensmith and Peter Georgiopoulos and any other officers and directors of the Company that are also officers or directors of Parent.

             "Company Vessel Sale" has the meaning set forth in Section 1.1-1 of the Company Disclosure Letter.

             "Company Vessels" shall mean, collectively, the Company Owned Vessels and the Company Leased Vessels.

             "Confidentiality Agreement" shall mean the non-disclosure agreement, dated as of January 15, 2015, as amended from time to time, between the Company and Parent.

             "Contract" shall mean any written, oral, or other agreement, contract, subcontract, lease, guarantee, note, option, arrangement, warranty, purchase order or commitment or undertaking of any nature.

             "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

             "Debt Waivers" shall have the meaning given in Section 6.7(c).

             "Effective Time" shall have the meaning given in Section 2.3.

             "Entity" shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm or other enterprise, association, organization, or entity.

             "Environmental Law" shall mean any Law or Maritime Guideline relating to pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), wildlife (including life at sea) or, as such matters relate to Hazardous Materials, human health or safety, including any Law or Maritime Guideline relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials or ballast water.

             "Environmental Permit" shall mean any Company Permit or Parent Permit, as the case may be, in each case issued or required pursuant to any applicable Environmental Law.

             "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             "Excess Company Common Stock" shall have the meaning given in Section 3.1(c).

             "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

             "Exchange Agent" shall have the meaning given in Section 3.3(a).

             "Exchange Fund" shall have the meaning given in Section 3.3(a).

             "Exchange Ratio" shall have the meaning given in Section 3.1(a)(iii).

             "Expenses" shall mean all documented, out-of-pocket expenses (including all documented, out-of-pocket fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting and Support Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of shareholder approvals, engaging the services of the Exchange Agent, obtaining Third Party consents, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

             "Form S-4" shall have the meaning given in Section 4.4(b).

             "Fractional Shares Trust" shall have the meaning given in Section 3.1(c).

             "GAAP" shall mean the United States generally accepted accounting principles.

             "Governmental Authority" shall mean any United States (federal, state or local) or foreign government, court, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

             "Hazardous Materials" shall mean (i) any pollutants, contaminants or other hazardous or toxic wastes, materials or substances listed in, defined in or regulated under any Environmental Law (ii) petroleum and petroleum products, including crude oil and any fractions thereof and (iii) polychlorinated biphenyls, methane, asbestos, and radon.

             "Indebtedness" shall mean, with respect to any Person, without duplication, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

             "Indemnified Persons" shall have the meaning given in Section 6.9(a).

             "Intellectual Property" shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) applications and registrations for the foregoing.

             "Interim Period" shall have the meaning given in Section 6.1(a).

             "IRS" shall mean the United States Internal Revenue Service.

             "Joint Proxy Statement" shall have the meaning given in Section 4.4(b).

             "knowledge" shall mean the actual knowledge of the following officers, directors and employees of the Company and Parent, as applicable, after inquiry reasonable under the circumstances: (i) for the Company: Peter Georgiopoulos, John Wobensmith, Basil Mavroleon, Edward Terino, George Wood, and Harry Perrin; and (ii) for Parent: Peter Georgiopoulos, John Wobensmith, Apostolos Zafolias, Joseph Adamo, and Ian Ashby.

             "Law" shall mean any federal, state, local, municipal, foreign, or other law, statute, constitution, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority (or under the authority of the NYSE).

             "Lien" shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

             "Management Agreement" shall mean the Management Agreement, dated as of March 15, 2010, by and between the Company and Parent, as amended from time to time.

             "Maritime Guidelines" shall mean any United States, international or non-United States (including the Marshall Islands and Greece) Law, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Vessel or Parent Vessel, as applicable, and to which a Company Vessel or Parent Vessel (as applicable) is subject and required to comply with, imposed, published or promulgated by any Governmental Authority, the International Maritime Organization, such Company Vessel's or Parent Vessel's classification society or the insurer(s) of such Company Vessel or Parent Vessel, as applicable.

             "Maximum Premium" shall have the meaning given in Section 6.9(c).

             "Merger" shall have the meaning given in the Recitals.

             "Merger Consideration" shall have the meaning given in Section 3.1(a)(iii).

             "Merger Sub" shall have the meaning given in the Preamble.

             "MIBCA" shall mean the Marshall Islands Business Corporations Act.

             "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

             "Newbuildings" shall mean vessels under construction or newly constructed (but not taken into possession or ownership by the Company or a Subsidiary thereof or Parent or a Subsidiary thereof, as applicable), for (i) the Company or any of its Subsidiaries, other than Company Vessels or (ii) Parent or any of its Subsidiaries, other than Parent Vessels.

             "Notice of Recommendation Change" shall have the meaning given in Section 6.6(b)(iv).

             "NYSE" shall mean the New York Stock Exchange.

             "Order" shall mean a judgment, injunction, ruling, stipulation, arbitration award, order or decree of a Governmental Authority.

             "Outside Date" shall have the meaning given in Section 8.1(b)(i).

             "Parent" shall have the meaning given in the Preamble.

             "Parent Balance Sheet" shall have the meaning given in Section 5.7(a).

             "Parent Benefit Plan" shall mean each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), each employment, termination or severance agreement and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, cash-or equity-based incentive, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, severance, change of control, retention, employment, separation, retirement, pension, or savings or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by Parent or its Subsidiaries, or with respect to which Parent or its Subsidiaries have or may have any liability, including any Multiemployer Plan but excluding any plan, arrangement or policy mandated by applicable Law.

             "Parent Board" shall have the meaning given in the Recitals.

             "Parent Board Recommendation" shall have the meaning given in Section 5.2(a).

             "Parent Bylaws" shall mean the Amended and Restated Bylaws of Parent.

             "Parent Charter" shall mean Parent's Second Amended and Restated Articles of Incorporation, as amended.

             "Parent Common Stock" shall mean the common stock, $0.01 par value per share, of Parent.

             "Parent Credit Agreements" shall mean the Contracts or facilities listed on Section 1.1 of the Parent Disclosure Letter.

             "Parent Disclosure Letter" shall have the meaning given in Article V.

             "Parent Expense Reimbursement" shall mean an amount equal to the aggregate amount of all Expenses of Parent; provided, however, that such amount shall not exceed $3,250,000.

             "Parent Incentive Plan" shall mean Parent's 2014 Management Incentive Plan.

             "Parent Independent Directors' Committee" shall mean the Independent Directors' Committee of the Parent Board.

             "Parent Insurance Policies" shall have the meaning given in Section 5.19.

             "Parent Leased Vessels" shall have the meaning given in Section 5.17(a).

             "Parent Material Adverse Effect" shall mean any events, circumstances, changes, developments, or effects that, individually or taken together with all other events, circumstances, changes, developments or effects, (a) are or would reasonably be expected to be materially adverse to the condition (financial or otherwise), results of operations, business, assets or properties of Parent, Merger Sub and Parent's other Subsidiaries, taken as a whole, or (b) prevent, or would reasonably be expected to prevent, Parent or Merger Sub from consummating the Merger before the Outside Date; provided, however, that for purposes of clause (a), "Parent

Material Adverse Effect" shall not include any event, circumstance, change, development, or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of Parent Common Stock (it being understood and agreed that any event, circumstance, change, development or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes, developments or effects that affect the drybulk shipping industry generally, (iii) any general market, economic, financial or political conditions, or outbreak of hostilities or war, in the United States or elsewhere, (iv) the negotiation, execution, delivery or announcement of this Agreement, or the consummation of the Merger or other transactions contemplated hereby, (v) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request of or with the prior written consent of the Company, (vi) earthquakes, hurricanes or other natural disasters, or (vii) changes in applicable Law or GAAP, which in the case of each of clauses (ii), (iii), (vi) and (vii) do not disproportionately affect Parent, Merger Sub and Parent's other Subsidiaries, taken as a whole, relative to other participants in the drybulk shipping industry in the geographic regions in which Parent, Merger Sub and Parent's other Subsidiaries operate.

             "Parent Material Contract" shall have the meaning given in Section 5.12(a).

             "Parent-Owned Intellectual Property" shall have the meaning given in Section 5.15(a).

             "Parent Owned Vessels" shall have the meaning given in Section 5.17(a).

             "Parent Permits" shall have the meaning given in Section 5.5(a).

             "Parent Restricted Stock" shall mean any shares of Parent Common Stock that are subject to restrictions on transfer and/or forfeiture granted pursuant to the Parent Incentive Plan or otherwise.

             "Parent SEC Filings" shall have the meaning given in Section 5.6(a).

             "Parent Shareholder Approval" shall have the meaning given in Section 5.20.

             "Parent Shareholder Meeting" shall have the meaning given in Section 6.5(d).

             "Parent Shareholders" shall mean the holders of the Parent Common Stock.

             "Parent Vessels" shall mean, collectively, the Parent Owned Vessels and the Parent Leased Vessels.

             "Party" and "Parties" shall have the respective meanings given in the Preamble.

             "Permitted Liens" shall mean (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (ii) Liens for assessments or other governmental charges or landlords', carriers', warehousemen's, mechanics', workers' or similar Liens incurred in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government Contracts, performance and return of money bonds, and similar obligations, (iii) Liens that do not materially interfere with the present or proposed use of the properties or assets they affect, (iv) Liens that will be released at or prior to Closing, (v) Liens pursuant to or arising under the Company Funded Debt (or the Contracts related thereto) or the Parent Credit Agreements, as applicable, (vi) Liens arising under this Agreement and (vii) Liens incurred in the ordinary course of business consistent with past practice that, individually or in the aggregate, are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby.

             "Person" shall mean an individual, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) or Entity or a government or a political subdivision, agency or instrumentality of a government.

             "Registrar" shall have the meaning given in Section 2.3.

             "Representative" shall mean, with respect to any Person, such Person's directors, officers, managers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

             "Rights" shall mean, with respect to any Person, securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such Person.

             "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as amended.

             "SEC" shall mean the United States Securities and Exchange Commission (including the staff thereof).

             "Securities Act" shall mean the Securities Act of 1933, as amended.

             "Significant Subsidiary" shall mean any Subsidiary of the Company or Parent, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

             "SPA" shall have the meaning given in the Recitals.

             "Subsidiary" shall mean an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity. Except as otherwise specifically provided in this Agreement, for purposes of this Agreement, the Company (and each of its Subsidiaries) shall not be considered a Subsidiary of Parent.

             "Superior Proposal" shall have the meaning given in Section 6.6(e).

             "Surviving Entity" shall have the meaning given in the Recitals.

             "Takeover Statutes" shall have the meaning given in Section 4.21.

             "Tax" or "Taxes" shall mean any United States federal, state or local taxes, foreign taxes or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment and net worth, and taxes in the nature of excise, withholding, and value added taxes.

             "Tax Return" shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

             "Third Party" shall mean any Person or group of Persons other than Parent, Merger Sub and their respective Affiliates.

             "Voting and Support Agreement" shall have the meaning given in the Recitals.

ARTICLE II

THE MERGER

             Section 2.1    Merger.     Upon the terms and subject to the conditions of this Agreement, and in accordance with the MIBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Entity and shall be governed by the Laws of the Republic of the Marshall Islands.

             Section 2.2    Effect of the Merger.     The Merger shall have the effects set forth in the applicable provisions of the MIBCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all undertakings, properties, assets, rights, privileges, immunities, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity.

             Section 2.3    Closing; Effective Time.     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 28 Liberty Street, New York, New York 10005, or at such other place as agreed to by the Parties, at 10:00 a.m. local time on a date to be designated by Parent (the "Closing Date"), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company. Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the MIBCA (the "Articles of Merger") shall be duly executed by the Company and, as soon as practicable following the Closing, filed with the office of the Registrar or Deputy Registrar of Corporations in the Republic of the Marshall Islands (collectively, the "Registrar"). The Merger shall become effective upon the later of (a) the date and time of the filing of the Articles of Merger or (b) such later date and time as may be specified in the Articles of Merger as agreed to by the Parties. The date and time the Merger becomes effective is referred to in this Agreement as the "Effective Time."

             Section 2.4    Organizational Documents; Directors and Officers.     At the Effective Time:

                 (a)        the Company Articles of Incorporation shall be amended to read in its entirety as set forth in Exhibit B;

                 (b)        the Company By-Laws shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

                 (c)        the directors and officers of the Surviving Entity immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Entity's articles of incorporation and by-laws.

ARTICLE III

EFFECT OF THE MERGER

             Section 3.1    Conversion of Shares.

                 (a)        At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

                            (i)  any shares of Company Common Stock or Company Class B Stock then owned by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                           (ii)  any shares of Company Common Stock or Company Class B Stock then owned by Parent, Merger Sub, or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                          (iii)  except as provided in clauses (i) and (ii) of this Section 3.1(a) and subject to Sections 3.1(b) and 3.1(c) , each share of Company Common Stock then outstanding shall automatically be converted into the right to receive 0.216 of a share (the "Exchange Ratio") of Parent Common Stock (the "Merger Consideration"), which Parent Common Stock shall be duly authorized and validly issued in accordance with applicable Laws and the Parent Charter, fully paid and non-assessable and free of preemptive rights; and

                          (iv)  each share of the capital stock, no par value, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Entity.

                 (b)        Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii), Section 6.1(b)(iii), and Section 6.2(b)(ii), if at any time during the period between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the Exchange Ratio shall be appropriately adjusted.

                 (c)        No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Notwithstanding any other provisions of this Agreement, any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate or Book Entry Shares, shall receive cash (without interest) from the Exchange Agent in an amount representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of Company Common Stock which would otherwise be issued if fractional shares of Parent Common Stock were issuable in the Merger by Parent (the "Excess Company Common Stock"). The sale of the Excess Company Common Stock by the Exchange Agent shall be executed on the NYSE, through one or more member firms of the NYSE, and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to such holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Fractional Shares Trust"). Parent shall pay all commissions, transfer Taxes and other out-of-pocket transaction costs incurred in connection with such sale of the Excess Company Common Stock. The Exchange Agent shall determine the portion of the Fractional Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Fractional Shares Trust by a fraction, the numerator of which is the amount of fractional interests to which such holder of shares of Company Common Stock is entitled and the denominator of which is the aggregate amount of fractional interests to which all holders of shares of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of fractional shares, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock. Any such sale shall be made within ten Business Days or such shorter period as may be required by applicable Law after the Effective Time.

                 (d)        It is intended by the Parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

             Section 3.2    Closing of the Company's Transfer Books.     At the Effective Time: (a) all holders of shares of Company Common Stock that were outstanding immediately prior to the

Effective Time shall cease to have any rights as shareholders of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock payable in accordance with Section 3.1(c)) as contemplated by Section 3.1 and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Class B Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Class B Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, any shares of Company Common Stock are presented to the Exchange Agent or to the Surviving Entity or Parent, such shares of Company Common Stock shall be canceled and shall be exchanged as provided in Section 3.3.

             Section 3.3    Exchange of Certificates.

                 (a)        Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Parent shall issue and cause to be deposited with the Exchange Agent (by instruction to Parent's transfer agent), promptly after the Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to Section 3.1 (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued), including the shares covered by Section 3.1(c). The shares of Parent Common Stock so deposited with the Exchange Agent are referred to collectively as the "Exchange Fund."

                 (b)        As soon as practicable after the Effective Time, the Parent shall cause the Exchange Agent to mail to the record holders of Company Common Stock (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Stock Certificates to the Exchange Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of such holder's Company Stock Certificates and Book Entry Shares in exchange for certificates representing Parent Common Stock (or appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued), any unpaid dividends and distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time, and any cash in lieu of fractional shares payable in accordance with Section 3.1(c). Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent's customary procedures with respect to securities represented by book entry. Upon surrender of a Company Stock Certificate or Book Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (or uncertificated shares of Parent Common Stock represented by a book entry) that such holder has the right to receive pursuant to the provisions of Section 3.1 (and cash in lieu of any fractional share of Parent Common Stock payable in accordance with Section 3.1(c)). The Company Stock Certificate or Book Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 3.3, each Company Stock Certificate or Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock payable in accordance with Section 3.1(c)) as contemplated by Section 3.1 and this Section 3.3. If any Company Stock Certificate shall have been lost, stolen, or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen, or destroyed Company Stock Certificate to provide an appropriate affidavit of loss and to deliver a bond (in such sum as Parent or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, or the Surviving Entity with respect to such Company Stock Certificate.

                 (c)        No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book Entry Share with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book Entry Shares in accordance with this Section 3.3 (at which time such holder shall be entitled, subject to the effect of applicable escheat law or similar Law, to receive all such dividends and distributions, without interest).

                 (d)        Any portion of the Exchange Fund or the Fractional Shares Trust that remains undistributed to holders of Company Stock Certificates or Book Entry Shares as of the date one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 3.3 shall thereafter look only to the Surviving Entity for satisfaction of their claims for Parent Common Stock or cash in lieu of fractional shares of Parent Common Stock payable in accordance with Section 3.1(c) and any dividends or distributions with respect to Parent Common Stock, in each case without interest thereon.

                 (e)        Each of the Exchange Agent, Parent, and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of United States state or local Tax Law or non-United States Tax Law or under any other applicable Law. The right to deduct and withhold any consideration shall include the right to sell or otherwise dispose of any such consideration to satisfy any requirement of applicable Tax Law. To the extent such amounts are so deducted or withheld, such withheld amounts shall be (i) paid over to the appropriate Governmental Authority by the Exchange Agent, Parent or the Surviving Entity, as applicable, and (ii) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid; provided, that any consideration payable or otherwise deliverable pursuant to this Agreement that is retained and sold or otherwise disposed of pursuant to this Section 3.3(e) shall be treated as having been transferred to the Person entitled to receive such payment pursuant to this clause (ii) and then as having been transferred to the Exchange Agent, Parent or the Surviving Entity, as applicable, followed by a sale or other disposition of such property by the Exchange Agent, Parent or the Surviving Entity, as applicable, on behalf of the recipient.

                 (f)         None of Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder or former holder of shares of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders, their successors, assigns or personal representatives previously entitled thereto or any other Person.

             Section 3.4    Equity Awards.     Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Incentive Plan) will adopt such resolutions or take such other actions as may be required to effect the following:

                        (i)  at the Effective Time, each share of Company Restricted Stock outstanding immediately prior to the Effective Time shall become vested and automatically be converted into the right to receive the Merger Consideration; and

                       (ii)  make such other changes to the Company Incentive Plan as may be necessary, proper, desirable or advisable to give effect to the Merger.

             Section 3.5    Further Action.     If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title, and possession of and to all undertakings, properties, assets, rights, privileges, immunities, powers and franchises of Merger Sub and the Company, the officers and directors of the Surviving Entity and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

             Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent prior to the date hereof in connection with the execution and delivery of this Agreement (the "Company Disclosure Letter") (it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of this Article IV shall be deemed disclosed with respect to any other Section or subsection of this Article IV to the extent such relationship is reasonably apparent) or (ii) as disclosed in Company SEC Filings from December 31, 2014 until the date of this Agreement to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures therein to the extent they are primarily predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

             Section 4.1    Organization and Good Standing; Subsidiaries.

                 (a)        The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned or used by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                 (b)        Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned or used by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                 (c)        Section 4.1(c) of the Company Disclosure Letter lists each of the Subsidiaries of the Company and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its shareholders or other equity holders.

             Section 4.2    Authority.

                 (a)        The Company has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. Except for the Company Shareholder Approval and the Company Unaffiliated Shareholder Approval (as required pursuant to the terms of this Agreement), the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Except for approvals that have been previously obtained, the Company Shareholder Approval, the Company Unaffiliated Shareholder Approval, no other votes or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Company Board (upon recommendation by the Company Special Committee) at a duly held meeting has, by unanimous vote of the directors present and voting (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby, (ii) directed that the Merger be submitted for consideration at the Company Shareholder Meeting, and (iii) resolved to recommend that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger and the other transactions contemplated hereby (the "Company Board Recommendation") and to include such recommendation in the Joint Proxy Statement, subject to Section 6.6.

                 (b)        This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)).

             Section 4.3    Capital Structure.

                 (a)        The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock, 100,000,000 shares of Company Class B Stock and 100,000,000 shares of Company Preferred Stock.

                 (b)        As of the date hereof:

                            (i)  52,255,241 shares of Company Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable,

                           (ii)  6,356,471 shares of Company Class B Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable,

                          (iii)  1,941,844 shares of Company Restricted Stock are issued and outstanding, all of which have been duly authorized and validly issued,

                          (iv)  no shares of Company Preferred Stock are outstanding,

                           (v)  no shares of Company Common Stock are reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Incentive Plan,

                          (vi)  2,913,976 shares of Company Common Stock are reserved for issuance pursuant to the Company Incentive Plan for awards not yet granted,

                         (vii)  no shares of Company Common Stock are held in the treasury of the Company, and

                        (viii)  5,225,524.1 shares of Company Common Stock and 635,647.1 shares of Company Class B Stock are reserved for issuance upon exercise of the rights issued pursuant to the shareholder rights agreement dated March 5, 2010 between the

        Company and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company, as Rights Agent (the "Company Shareholder Rights Agreement").

                 (c)        Except as set forth on Section 4.3(c) of the Company Disclosure Letter or in Section 4.3(b), as of the date of this Agreement, there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any equity interest in the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such equity interests.

                 (d)        There are no bonds, debentures, notes, or other Indebtedness or, except for the Company Common Stock and Company Class B Stock, other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company Shareholders may vote. Neither the Company nor any of its Subsidiaries has any Contract or other obligation to repurchase, redeem, or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company's Subsidiaries, or make any investment (in the form of a loan, capital contribution, or otherwise) in any of the Company's Subsidiaries or any other Person. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries was issued in violation of the Securities Act or any other Law. Neither the Company nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Except for this Agreement and the Voting and Support Agreement, there are no voting trusts, proxies or other Contracts to which either the Company or its Subsidiaries is a party or by which any of them is bound with respect to the holding, voting or disposition of any units, shares or any equity interests of the Company or its Subsidiaries, except pursuant to the Company Articles of Incorporation, the Company By-Laws or the organizational documents of the Company's Subsidiaries.

                 (e)        All of the outstanding shares of capital stock of each of the Subsidiaries of the Company that is a corporation are duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or any of its Subsidiaries is free and clear of all Liens. All equity interests in each of the Subsidiaries of the Company that is a partnership or limited liability company are duly authorized and validly issued and each such equity interest owned by the Company or any of its Subsidiaries is free and clear of all Liens, other than Liens arising under the Company Funded Debt (or the Contracts related thereto).

             Section 4.4    No Conflict; Required Filings and Consents.

                 (a)        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, directly or indirectly (with or without lapse of time or both) (i) assuming receipt of the Company Shareholder Approval, contravene, conflict with or violate any provision of (A) the Company Articles of Incorporation or Company By-Laws or any equivalent organizational or governing documents of any Subsidiary of the Company or (B) any resolution adopted by the Company Board, the Company

    Shareholders, or the board of directors or the shareholders of the Company's Subsidiaries, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained, all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, contravene, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) except as set forth in Section 4.4(a) of the Company Disclosure Letter, contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify any Contract to which the Company is a party, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company or (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties owned or used by the Company or any of its Subsidiaries except, as to clauses (ii), (iii), and (iv), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                 (b)        The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a proxy statement in preliminary and definitive form relating to the Company Shareholder Meeting and the Parent Shareholder Meeting (together with any amendments or supplements thereto, the "Joint Proxy Statement") and a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the "Form S-4"), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Articles of Merger and the acceptance for record by the Registrar of the Articles of Merger pursuant to the MIBCA, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

             Section 4.5    Permits; Compliance With Law.

                 (a)        Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14, which are addressed solely therein, the Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company and each of its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any claim, notice or other communication (whether oral or written) nor has any knowledge indicating that the Company or any of its Subsidiaries is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

                 (b)        Neither the Company nor any of its Subsidiaries is or since January 1, 2013 has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any of its Subsidiaries or by which any property or assets of the Company or any of its Subsidiaries is bound (except for Laws addressed in Section 4.10, Section 4.14, Section 4.17 or Section 4.18), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2013, any written notice or other written communication from any Governmental Authority or any other Person regarding, nor has any knowledge of, any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, except for any such violations or failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

             Section 4.6    SEC Filings.

                 (a)        The Company has filed on a timely basis with the SEC all forms, reports, schedules, statements and documents required to be filed by it with the SEC under the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2013 (collectively, the "Company SEC Filings"). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act. As used in this Section 4.6, the term "file" shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

                 (b)        The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company's principal executive officer and its principal financial officer have disclosed to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those Entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any of its Subsidiaries has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

                 (c)        To the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings since January 1, 2013 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. None of the Company SEC Filings is, as of the date hereof, the subject of any confidential treatment request by the Company.

             Section 4.7    Financial Statements; No Undisclosed Liabilities.

                 (a)        Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, complied with the rules and regulations of the SEC as of the date of filing of such Company SEC Filings, was prepared (except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders' equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the omission of notes to the extent permitted by Regulation S-X promulgated by the SEC). The consolidated balance sheet included in the Company's most recent Annual Report on Form 10-K is referred to herein as the "Company Balance Sheet."

                 (b)        None of the Company or its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except for liabilities or obligations (i) reflected or reserved against in the Company Balance Sheet (including in the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

             Section 4.8    Disclosure Documents.

                 (a)        None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company Shareholders, at the time of the Company Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

                 (b)        The representations and warranties contained in this Section 4.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

             Section 4.9    Absence of Certain Changes or Events.     Since December 31, 2014 until the date of this Agreement, except as set forth in Section 4.9 of the Company Disclosure Letter or as contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and (b) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance exists that would be reasonably likely to result in a Company Material Adverse Effect.

             Section 4.10    Employee Benefit Plans.

                 (a)        Section 4.10 of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan (other than any Company Benefit Plan established in connection with technical management Contracts terminable by the Company or its Subsidiaries without fee or penalty upon 90 days' or less prior notice). None of Company or any Subsidiary of Company has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 431 of the Code) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to ERISA, which in each case has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to each Company Benefit Plan, Company and each Subsidiary of Company is in compliance in all respects with all applicable provisions of ERISA, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                 (b)        Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, there is no fact, event or existing circumstances that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

                 (c)        Except as set forth in Section 4.10(c) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any employee, director or consultant of the Company or any of its Subsidiaries to severance pay or any increase in severance pay under any of the Company Benefit Plans upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (iii) result in payments or benefits under any Company Benefit Plan which would not be deductible under Section 162(m) or Section 280G of the Code.

             Section 4.11    Absence of Labor Dispute.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, no labor dispute, strike, walkout or other labor disturbance by the employees of Company or any Subsidiary of Company exists or, to the knowledge of the Company, is imminent.

             Section 4.12    Material Contracts.

                 (a)        Except for Contracts listed in Section 4.12(a) of the Company Disclosure Letter or included as an exhibit to the Company's Form 10-K for the fiscal year ended December 31, 2014, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

                            (i)  that is required to be filed as an exhibit to the Company's Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

                           (ii)  pursuant to which or with respect to which the Company or any of its Subsidiaries and any director, officer, or Affiliate of the Company or any of its Subsidiaries (excluding in each case Parent) are parties or beneficiaries;

                          (iii)  that obligates the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to the Company or any of its Subsidiaries;

                          (iv)  that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any of its Subsidiaries, or that otherwise restricts the lines of business conducted by the Company or any of its Subsidiaries or the geographic area in which the Company or any of its Subsidiaries may conduct business;

                           (v)  that (A) is an agreement to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations or (B) is intended to directly or indirectly benefit any Governmental Authority (including any subcontract or other Contract between the Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Authority);

                          (vi)  which obligates the Company or any of its Subsidiaries to indemnify any past or present directors, officers, trustees, employees or agents of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries is the indemnitor;

                         (vii)  which constitutes Indebtedness of the Company or any of its Subsidiaries with a principal amount outstanding as of the date hereof greater than $1,000,000;

                        (viii)  that is an employment agreement with any executive officer of the Company or any of its Subsidiaries;

                          (ix)  which requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties (including any Company Vessel) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

                           (x)  that constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

                          (xi)  that sets forth the operational terms of a material joint venture, partnership, limited liability company or strategic alliance of the Company or any of its Subsidiaries;

                         (xii)  that constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries in an amount in excess of $1,000,000;

                        (xiii)  relating to any material ship-sales, memoranda of agreement or other vessel acquisition Contract for Newbuildings and secondhand vessels currently contracted for by the Company or other material Contracts with respect to Newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, material supervision agreement, material plan verification services agreements, and future charters;

                         (xiv)  pursuant to which a Company Vessel is leased or chartered by the Company to a Third Party;

                          (xv)  that is a management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Company Vessel involving annual payments in excess of $50,000, other than any such agreement or financial lease that is terminable by the Company or its Subsidiaries without fee or penalty upon 90 days' or less prior notice;

                         (xvi)  that is a confidentiality or standstill agreement relating to any actual or potential Acquisition Proposal (other than the Confidentiality Agreement); or

                       (xvii)  that, if breached or terminated, could reasonably be expected to have a Company Material Adverse Effect.

    Each Contract described in clauses (i) through (xvii) above to which the Company or any of its Subsidiaries is a party or by which it is bound is referred to herein as a "Company Material Contract."

                 (b)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. Neither the Company nor any of its Subsidiaries has received any claim, notice or other communication (whether oral or written) of any violation or default under any

    Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

             Section 4.13    Litigation.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries, nor any of the Company's or any of its Subsidiaries' respective assets or properties, is subject to any outstanding Order of any Governmental Authority.

             Section 4.14    Environmental Matters.

                 (a)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

                            (i)  The Company, each of its Subsidiaries and each of the Company Vessels are in compliance with applicable Environmental Laws, have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits;

                           (ii)  Neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Subsidiary or Company Vessel is in violation of, or liable under, any Environmental Law or that any Order has been issued against the Company or any of its Subsidiaries or otherwise with respect to any Company Vessel which remains unresolved. There is no Action or request for information pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or otherwise with respect to any Company Vessel under any applicable Environmental Law;

                          (iii)  Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no Action is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or otherwise with respect to any Company Vessel under any applicable Environmental Law;

                          (iv)  Neither the Company nor any of its Subsidiaries has assumed, by Contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted Action by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

                           (v)  Neither the Company nor any of its Subsidiaries has caused, and to the knowledge of the Company, no Third Party has caused, any release of or exposure to a Hazardous Material that could reasonably be expected to result in any Action affecting or to require investigation or remedial action by the Company or any of its Subsidiaries under any Environmental Law.

                 (b)        This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

             Section 4.15    Intellectual Property.

                 (a)        Section 4.15(a) of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of all material Intellectual Property owned by the Company or any of its Subsidiaries (the "Company-Owned Intellectual Property") that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

                 (b)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property. No Company-Owned Intellectual Property has been abandoned in the last 180 days, except to the extent that such abandonment would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                 (c)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries, in the aggregate, are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), (ii) the Company and its Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as it is currently conducted, (iii) the conduct of the business of the Company and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iv) there are no pending or, to the knowledge of the Company, threatened claims, in writing, with respect to any of the Intellectual Property rights owned by the Company or any of its Subsidiaries and (v) to the knowledge of the Company, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

             Section 4.16    Property.     The Company and its Subsidiaries have good, valid and, in the case of real property, marketable title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets used in or necessary for the conduct of their business as currently conducted, including good and valid title to all real property and other tangible assets reflected in the latest audited financial statements included in the Company SEC Filings as being owned by the Company and its

Subsidiaries or acquired after the date thereof (other than property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are collectively the lessee of all property material to the business of the Company and its Subsidiaries which is purported to be leased by the Company and its Subsidiaries and are in possession of such properties, and each lease for such property is valid and in full force and effect without default thereunder by the lessee or the lessor, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to the Company and its Subsidiaries are sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted and is proposed to be conducted. Section 4.16 of the Company Disclosure Letter lists all material real property and any material interest in real property owned by the Company or any of its Subsidiaries.

             Section 4.17    Vessels; Maritime Matters.

                 (a)        Section 4.17(a) of the Company Disclosure Letter contains a list of all vessels owned as of the date hereof by the Company or its Subsidiaries (the "Company Owned Vessels") or chartered-in as of the date hereof by the Company or any of its Subsidiaries (the "Company Leased Vessels"), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, and whether such Company Vessel is currently operating in the spot market or time charter market, of each Company Owned Vessel and Company Leased Vessel. Each Company Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not have a Company Material Adverse Effect. The Company or its applicable Subsidiary is qualified to own and operate the Company Owned Vessels under applicable Laws, including the Laws of each Company Owned Vessel's flag state, except where such failure to be qualified would not have a Company Material Adverse Effect. Each Company Vessel is seaworthy and in good operating condition, has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated, except where such failure would not have a Company Material Adverse Effect.

                 (b)        Each Company Vessel is classed by a classification society which is a member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and, to the knowledge of the Company, (i) no event has occurred and no condition exists that would cause such Company Vessel's class to be suspended or withdrawn and (ii) is free of average damage affecting its class.

                 (c)        With respect to each of the Company Owned Vessels, as of the date hereof, the Company or one of its Subsidiaries, as applicable, is the sole owner of each such Company Owned Vessel and has good title to such Company Owned Vessel, free and clear of all

    Liens other than Permitted Liens and Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

             Section 4.18    Taxes.

                 (a)        The Company and each of its Subsidiaries has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

                 (b)        (i) There are no audits or other Actions pending with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries; (ii) no deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iv) neither the Company nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of United States state or local income Tax Law or non-United States income Tax Law).

                 (c)        Since its inception, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than (i) in the ordinary course of business or consistent with past practice or (ii) transfer or similar Taxes arising in connection with sales of property.

                 (d)        The Company and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

                 (e)        There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

                 (f)         Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

                 (g)        There are no Tax allocation or sharing Contracts or similar arrangements with respect to or involving the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall be bound by any such Tax allocation or sharing Contracts or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

                 (h)        Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of United States state or local Law or non-United States Law), as a transferee or successor, by Contract, or otherwise.

                 (i)         Neither the Company nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

                 (j)         No claim has been made by any Governmental Authority in a jurisdiction in which any of the Company or any of its Subsidiaries does not file a Tax Return that such relevant entity is subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has had a permanent establishment in any country other than the country of its organization.

                 (k)        Each of the Company and its Subsidiaries has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

                 (l)         Neither the Company nor any of its Subsidiaries has taken or has any intention to take any action, either before or after the Closing, which could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

             Section 4.19    Insurance.     The Company and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company (the "Company Insurance Policies") that are adequate and otherwise customary for companies of similar size and financial condition. To the knowledge of the Company, the Company Insurance Policies are valid and enforceable and are in full force and effect and no misrepresentations were made in connection with the applications for such policies. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums due thereon have been paid, and the Company and its Subsidiaries have otherwise complied with the terms and conditions of such policies. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any of its Subsidiaries pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or any of its Subsidiaries that there will be a cancellation or nonrenewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or any of its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

             Section 4.20    Opinion of Financial Advisor.     The Company Special Committee has received the opinion of each of Blackstone Advisory Partners, L.P. and Peter J. Solomon Company, L.P. that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the Company Unaffiliated Shareholders.

             Section 4.21    Takeover Statutes.     No "business combination," "control share acquisition," "fair price," "moratorium" or other takeover or anti-takeover statute or similar Law (collectively, "Takeover Statutes") or anti-takeover provision in the Company Articles of Incorporation or Company By-Laws will apply to this Agreement, the Voting and Support Agreement or the transactions contemplated hereby, or would prohibit or restrict the ability of the Company to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, including the Merger. No Company Shareholder has any right to demand appraisal of any shares of Company Common Stock or other securities of the Company or rights to dissent which may arise with respect to this Agreement or the transactions contemplated hereby.

             Section 4.22    Required Shareholder Vote.     The affirmative vote of (i) the holders of a majority of the voting power of the Company Common Stock and Company Class B Stock outstanding and entitled to vote at the Company Shareholder Meeting, voting together as a single class (collectively, the "Company Shareholder Approval"), and (ii) the holders of a majority of the voting power of the Company Common Stock and Company Class B Stock outstanding and entitled to vote at the Company Shareholder Meeting held by Company Unaffiliated Shareholders, voting separately (the "Company Unaffiliated Shareholder Approval"), in each case as required pursuant to the terms of this Agreement, are the only votes of holders of any class or series of capital stock of the Company that are necessary to approve the transactions contemplated by this Agreement.

             Section 4.23    Brokers.     No broker, finder or investment banker (other than Blackstone Advisory Partners, L.P. and Peter J. Solomon Company, L.P.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

             Section 4.24    No Other Representations or Warranties.     Except for the representations and warranties contained in Article V and in the certificate delivered pursuant to Section 7.3(c), the Company acknowledges that neither Parent, Merger Sub nor any of their respective Representatives has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub or any of Parent's other Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent or Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

             Except (i) as set forth in the disclosure letter that has been prepared by Parent and delivered by Parent to the Company prior to the date hereof in connection with the execution and delivery of this Agreement (the "Parent Disclosure Letter") (it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of this Article V shall be deemed disclosed with respect to any other Section or subsection of this Article V to the extent such relationship is reasonably apparent) or (ii) as disclosed in the Parent SEC Filings from December 31, 2014 until the date of this Agreement to the extent such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties (other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section related to forward looking statements and any other disclosures therein to the extent they are primarily predictive or forward-looking in nature), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

             Section 5.1    Organization and Good Standing; Subsidiaries.

                 (a)        Parent is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned or used by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                 (b)        Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                 (c)        Each Subsidiary of Parent (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own or use its properties and assets that it purports to own or use, and to carry on its business as it is now being conducted. Each Subsidiary of Parent (other than Merger Sub) is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                 (d)        As of the date hereof, Parent and its Subsidiaries are the beneficial owners and/or record owners of 6,356,471 shares of Company Class B Stock.

             Section 5.2    Authority.

                 (a)        Each of Parent and Merger Sub has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement; provided, that, Parent cannot expand the Parent Board and include a Company Special Committee member on the Parent Board until after receipt of the Charter Amendment Approval. Except for the Charter Amendment Approval (as required to approve the Charter Amendment), and the Parent Shareholder Approval (as required pursuant to the terms of this Agreement), the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. Except for approvals that have been previously obtained and, with respect to the amendment of the Parent Charter to increase the size of the Parent Board to eight directors (the "Charter Amendment"), to receipt of the Charter Amendment Approval, no other votes or approvals on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Parent Board (upon recommendation of the Parent Independent Directors' Committee) at a duly held meeting has, by unanimous vote of the directors present and voting (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Merger and the other transactions contemplated hereby, (ii) directed that the Merger and the Charter Amendment each be submitted for consideration at the Parent Shareholder Meeting and (iii) resolved to recommend that the Parent Shareholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger, the Charter Amendment and the other transactions contemplated hereby (the "Parent Board Recommendation") and to include such recommendation in the Joint Proxy Statement, subject to Section 6.6.

                 (b)        This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law)).

             Section 5.3    Capital Structure.

                 (a)        The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock.

                 (b)        As of the date hereof:

                            (i)  61,541,389 shares of Parent Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable,

                           (ii)  1,110,577 shares of Parent Restricted Stock are issued and outstanding, all of which have been duly authorized and validly issued,

                          (iii)  3,938,298 shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent (excluding any outstanding warrants granted pursuant to the Parent Incentive Plan),

                          (iv)  8,557,461 shares of Parent Common Stock are reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Parent Incentive Plan,

                           (v)  no shares of Parent Common Stock are reserved for issuance pursuant to the Parent Incentive Plan for awards not yet granted, and

                          (vi)  no shares of Parent Common Stock are held in the treasury of Parent.

                 (c)        Except as set forth in Section 5.3(c) of the Parent Disclosure Letter or Section 5.3(b), as of the date of this Agreement, there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent, Merger Sub or any other Subsidiaries of Parent to issue, transfer or sell any equity interest in Parent, Merger Sub or any other Subsidiary of Parent or securities convertible into or exchangeable for such equity interests.

                 (d)        There are no bonds, debentures, notes, or other Indebtedness or, except for the Parent Common Stock, other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Parent Shareholders may vote. None of Parent, Merger Sub or any other Subsidiary of Parent has any Contract or other obligation to repurchase, redeem, or otherwise acquire any shares of Parent Common Stock or any capital stock of any of Parent's Subsidiaries, or make any investment (in the form of a loan, capital contribution, or otherwise) in any of Parent's Subsidiaries or any other Person. None of the outstanding equity securities or other securities of Parent, Merger Sub or any other Subsidiary of Parent was issued in violation of the Securities Act or any other Law. Except as set forth in Section 5.3(d) of the Parent Disclosure Letter, none of Parent, Merger Sub or any other Subsidiary of Parent owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Parent) or any direct or indirect equity or ownership interest in any other business. Except for this Agreement and the Voting and Support Agreement, there are no voting trusts, proxies or other Contracts to which Parent, Merger Sub or any other Subsidiary of Parent is a party or by which any of them is bound with respect to the holding, voting or disposition of any units, shares or any equity interests of

    Parent, Merger Sub or any other Subsidiary of Parent, except pursuant to the Parent Charter, the Parent Bylaws or the organizational documents of the Subsidiaries of Parent.

                 (e)        All of the outstanding shares of capital stock of each of the Subsidiaries of Parent that is a corporation (including Merger Sub) are duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or any of its Subsidiaries is free and clear of all Liens. All equity interests in each of the Subsidiaries of Parent that is a partnership or limited liability company are duly authorized and validly issued and each such equity interest owned by Parent or any of its Subsidiaries is free and clear of all Liens, other than Liens arising under the Parent Credit Agreements.

             Section 5.4    No Conflict; Required Filings and Consents.

                 (a)        The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement and the consummation of the Merger, the Charter Amendment and the other transactions contemplated hereby by each of Parent and Merger Sub will not, directly or indirectly (with or without lapse of time or both) (i) assuming receipt of the Charter Amendment Approval, contravene, conflict with or violate any provision of (A) the Parent Charter or Parent Bylaws, Merger Sub's charter or bylaws or any equivalent organizational or governing documents of any other Subsidiary of Parent or (B) any resolution adopted by the Parent Board, the Parent Shareholders, or the board of directors or the shareholders of Parent's Subsidiaries, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.4(b) have been obtained, all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have terminated or expired, contravene, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent or by which any property or asset of Parent, Merger Sub or any other Subsidiary of Parent is bound, (iii) contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify any Contract to which Parent is a party, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of Parent or (iv) result in the imposition or creation of any Lien upon or with respect to any of the assets or properties owned or used by Parent, Merger Sub or any other Subsidiary of Parent except, as to clauses (ii), (iii), and (iv), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                 (b)        The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement and the Form S-4 and the declaration of effectiveness of the Form S-4 and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger and the acceptance for record by the

    Registrar of the Articles of Merger pursuant to the MIBCA, (iii) the filing of the Charter Amendment with the Registrar and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

             Section 5.5    Permits; Compliance With Law.

                 (a)        Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14, which are addressed solely therein, Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent and each of its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any claim, notice or other communication (whether oral or written) nor has any knowledge indicating that Parent or any of its Subsidiaries is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                 (b)        None of Parent, Merger Sub or any other Subsidiary of Parent is or since January 1, 2013 has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent or by which any property or assets of Parent, Merger Sub or any other Subsidiary of Parent is bound (except for Laws addressed in Section 5.10, Section 5.14, Section 5.17 or Section 5.18) or (ii) any Parent Permits (except for the Parent Permits addressed in Section 5.14), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent, Merger Sub or any other Subsidiary of Parent has received, at any time since January 1, 2013, any written notice or other written communication from any Governmental Authority or any other Person regarding, nor has any knowledge of, any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, except for any such violations or failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

             Section 5.6    SEC Filings.

                 (a)        Except as set forth in Section 5.6(a) of the Parent Disclosure Letter, Parent has filed on a timely basis with the SEC all forms, reports, schedules, statements and documents required to be filed by it under the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2013 (collectively, the "Parent SEC Filings"). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Subsidiary of Parent is separately subject to the periodic reporting requirements of the Exchange Act. As used in this Section 5.6, the term "file" shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC.

                 (b)        Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent's principal executive officer and its principal financial officer have disclosed to Parent's auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries (for this purpose, including the Company and its Subsidiaries), is made known to Parent's principal executive officer and its principal financial officer by others within those Entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports filed with the SEC. Since the enactment of the Sarbanes-Oxley Act, none of Parent or any of its Subsidiaries has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

                 (c)        To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings since January 1, 2013 which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. None of the Parent SEC Filings, as of the date hereof, is the subject of any confidential treatment request by Parent.

             Section 5.7    Financial Statements; No Undisclosed Liabilities.

                 (a)        Each of the consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, complied with the rules and regulations of the SEC as of the date of filing of such Parent SEC Filings, was prepared (except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) in accordance with GAAP applied on a consistent basis throughout the periods indicated and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, shareholders' equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the omission of notes to the extent permitted by Regulation S-X promulgated by the SEC). The consolidated balance sheet included in Parent's most recent Annual Report on Form 10-K is referred to herein as the "Parent Balance Sheet."

                 (b)        None of Parent or its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise), except for liabilities or obligations (i) reflected or reserved against in the Parent Balance Sheet (including in the notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

             Section 5.8    Disclosure Documents.

                 (a)        None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Parent Shareholders, at the time of the Parent Shareholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Subsidiary of Parent or other information supplied by or on behalf of Parent or any Subsidiary of Parent for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

                 (b)        The representations and warranties contained in this Section 5.8 will not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

             Section 5.9    Absence of Certain Changes or Events.     Since December 31, 2014 until the date of this Agreement, except as set forth in Section 5.9 of the Parent Disclosure Letter or as contemplated by this Agreement, (a) Parent, Merger Sub and each other Subsidiary of Parent has conducted their business only in the ordinary course consistent with past practice and (b) there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance exists that may result in a Parent Material Adverse Effect.

             Section 5.10    Employee Benefit Plans.

                 (a)        Section 5.10 of the Parent Disclosure Letter sets forth a true and complete list of each material Parent Benefit Plan (other than any Parent Benefit Plan established in connection with technical management Contracts terminable by Parent or its Subsidiaries without fee or penalty upon 90 days' or less prior notice). None of Parent, Merger Sub or any other Subsidiary of Parent has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 431 of the Code) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to ERISA, which in each case has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. With respect to each Parent Benefit Plan, Parent, Merger Sub and each other Subsidiary of Parent is in compliance in all respects with all applicable provisions of ERISA, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                 (b)        Each Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the knowledge of Parent, there is no fact, event or existing circumstances that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan.

                 (c)        Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any employee, director or consultant of Parent or any of its Subsidiaries to severance pay or any increase in severance pay under any of the Parent Benefit Plans upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer or director of Parent or any of its Subsidiaries, or could limit the right to amend, merge, terminate or receive a reversion of assets from any Parent Benefit Plan or related trust or (iii) result in payments or benefits under any Parent Benefit Plan which would not be deductible under Section 162(m) or Section 280G of the Code.

             Section 5.11    Absence of Labor Dispute.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, no labor dispute, strike, walkout or other labor disturbance by the employees of Parent, Merger Sub or any other Subsidiary of Parent exists or, to the knowledge of the Parent, is imminent.

             Section 5.12    Material Contracts.

                 (a)        Except for Contracts listed in Section 5.12(a) of the Parent Disclosure Letter or included as an exhibit to Parent's Form 10-K for the fiscal year ended December 31, 2014, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract:

                            (i)  that is required to be filed as an exhibit to Parent's Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

                           (ii)  pursuant to which or with respect to which Parent or any of its Subsidiaries and any director, officer, or Affiliate of Parent or any of its Subsidiaries (excluding in each case the Company) are parties or beneficiaries;

                          (iii)  that obligates Parent or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to Parent or any of its Subsidiaries;

                          (iv)  that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Parent or any of its Subsidiaries, or that otherwise restricts the lines of business conducted by Parent or any of its Subsidiaries or the geographic area in which Parent or any of its Subsidiaries may conduct business;

                           (v)  that (A) is an agreement to which any Governmental Authority is a party or under which any Governmental Authority has any rights or obligations or (B) is intended to directly or indirectly benefits any Governmental Authority (including any subcontract or other Contract between Parent or any of its Subsidiaries and any contractor or subcontractor to any Governmental Authority);

                          (vi)  which is an agreement which obligates Parent or any of its Subsidiaries to indemnify any past or present directors, officers, trustees, employees or agents of Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries is the indemnitor;

                         (vii)  which constitutes Indebtedness of Parent or any of its Subsidiaries with a principal amount outstanding as of the date hereof greater than $1,000,000;

                        (viii)  that is an employment agreement with any executive officer of Parent or any of its Subsidiaries;

                          (ix)  which requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties (including any Parent Vessel) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

                            (x)  that constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

                           (xi)  that sets forth the operational terms of a material joint venture, partnership, limited liability company or strategic alliance of Parent or any of its Subsidiaries;

                         (xii)  that constitutes a loan to any Person (other than a wholly owned Subsidiary of Parent) by Parent or any of its Subsidiaries in an amount in excess of $1,000,000;

                        (xiii)  relating to any material ship-sales, memoranda of agreement or other vessel acquisition Contract for Newbuildings and secondhand vessels currently contracted for by Parent or other material Contracts with respect to Newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, material supervision agreement, material plan verification services agreements, and future charters;

                         (xiv)  pursuant to which a Parent Vessel is leased or chartered by Parent to a Third Party;

                          (xv)  that is a management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Parent Vessel involving annual payments in excess of $50,000, other than any such agreement or financial lease that is terminable by Parent or its Subsidiaries without fee or penalty upon 90 days' or less prior notice; or

                         (xvi)  that if breached or terminated could reasonably be expected to have a Parent Material Adverse Effect.

    Each Contract described in clauses (i) through (xvi) above to which Parent or any of its Subsidiaries is a party or by which it is bound is referred to herein as a "Parent Material Contract."

                 (b)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each of its Subsidiaries that is a party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof. Neither Parent nor any of its Subsidiaries has received any claim, notice or other communication (whether oral or written) of any violation or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

             Section 5.13    Litigation.     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against Parent, Merger Sub or any other Subsidiary of Parent and (b) none of Parent, Merger Sub or any other Subsidiary of Parent, nor any of Parent or any of its Subsidiary's respective assets or properties, is subject to any outstanding Order of any Governmental Authority.

             Section 5.14    Environmental Matters.

                 (a)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

                            (i)  Parent, each of its Subsidiaries and each of the Parent Vessels are in compliance with applicable Environmental Laws, have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits;

                           (ii)  Neither Parent nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that Parent or any such Subsidiary or Parent Vessel is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any of its Subsidiaries or otherwise with respect to any Parent Vessel which remains unresolved. There is no Action or request for information pending, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or otherwise with respect to any Parent Vessel under any applicable Environmental Law;

                          (iii)  Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order or is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no Action is pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or otherwise with respect to any Parent Vessel under any applicable Environmental Law;

                          (iv)  Neither Parent nor any of its Subsidiaries has assumed, by Contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted Action by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials; and

                           (v)  Neither Parent nor any of its Subsidiaries has caused, and to the knowledge of Parent, no Third Party has caused, any release of or exposure to a Hazardous Material that could reasonably be expected to result in any Action affecting or to require investigation or remedial action by Parent or any of its Subsidiaries under any Environmental Law.

                 (b)        This Section 5.14 contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

             Section 5.15    Intellectual Property.

                 (a)        Section 5.15(a) of the Parent Disclosure Letter sets forth, as of the date hereof, a correct and complete list of all material Intellectual Property owned by Parent or any of its Subsidiaries (the "Parent-Owned Intellectual Property") that is registered or subject to an application for registration (including the jurisdictions where such Parent-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

                 (b)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Parent-Owned Intellectual Property. No Parent-Owned Intellectual Property has been abandoned in the last 180 days, except to the extent that such abandonment would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                 (c)        Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and its Subsidiaries, in the aggregate, are the exclusive owners of the Parent-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), (ii) Parent and its Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Parent and its Subsidiaries as it is currently conducted, (iii) the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Third Party, (iv) there are no pending or, to the knowledge of Parent, threatened claims, in writing, with respect to any of the Intellectual Property rights owned by Parent or any of its Subsidiaries and (v) to the knowledge of Parent, no Third Party is currently infringing or misappropriating Intellectual Property owned by Parent or any of its Subsidiaries. Parent and its Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

             Section 5.16    Property.     Parent and its Subsidiaries have good, valid and, in the case of real property, marketable title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible assets used in or necessary for the conduct of their business as currently conducted, including good and valid title to all real property and other tangible assets reflected in the latest audited financial statements included in the Parent SEC Filings as being owned by Parent and its Subsidiaries or acquired after the date thereof (other than property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Liens except for Permitted Liens and Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are collectively the lessee of all property material to the business of Parent and its Subsidiaries which is purported to be leased by Parent and its Subsidiaries and are in possession of such properties, and each lease for such property is valid and in full force and effect without default thereunder by the lessee or the lessor, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, all items of equipment and other tangible assets owned by or leased to Parent and its Subsidiaries are sufficient for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted), and are sufficient for the conduct of the business of Parent and its Subsidiaries in the manner in which such business is currently being conducted and is proposed to be conducted. Section 5.16 of the Parent Disclosure Letter lists all material real property and any material interest in real property owned by Parent or any of its Subsidiaries.

             Section 5.17    Vessels; Maritime Matters.

                 (a)        Section 5.17(a) of the Parent Disclosure Letter contains a list of all vessels owned as of the date hereof by Parent or its Subsidiaries (the "Parent Owned Vessels") or chartered-in as of the date hereof by Parent or any of its Subsidiaries (the "Parent Leased Vessels"), including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number, flag state, and whether such Parent Vessel is currently operating in the spot market or time chartered market, of each Parent Owned Vessel and Parent Leased Vessel. Each Parent Vessel is operated in compliance with all applicable Maritime Guidelines and Laws, except where such failure to be in compliance would not have a Parent Material Adverse Effect. Parent or its applicable Subsidiary is qualified to own and operate the Parent Owned Vessels under applicable Laws, including the Laws of each Parent Owned Vessel's flag state, except where such failure to be qualified would not have a Parent Material Adverse Effect. Each Parent Vessel is seaworthy and in good operating condition, has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Parent Vessel in the trades and geographic areas in which it is operated, except where such failure would not have a Parent Material Adverse Effect.

                 (b)        Each Parent Vessel is classed by a classification society which is a member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and, to the knowledge of Parent, (i) no event has occurred and no condition exists that would cause such Parent Vessel's class to be suspended or withdrawn and (ii) is free of average damage affecting its class.

                 (c)        With respect to each of the Parent Owned Vessels, as of the date hereof, Parent or one of its Subsidiaries, as applicable, is the sole owner of each such Parent Owned Vessel and has good title to such Parent Owned Vessel, free and clear of all Liens other than

    Permitted Liens and Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

             Section 5.18    Taxes.

                 (a)        Parent and each of its Subsidiaries has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

                 (b)        (i) There are no audits or other Actions pending with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries, (ii) no deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year and (iv) neither Parent nor any of its Subsidiaries has entered into any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of United States state or local income Tax Law or non-United States income Tax Law).

                 (c)        Since its inception, neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes other than (i) in the ordinary course of business or consistent with past practice or (ii) transfer or similar Taxes arising in connection with sales of property.

                 (d)        Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

                 (e)        There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

                 (f)         Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

                 (g)        Except as set forth in Section 5.18(g) of the Parent Disclosure Letter, there are no Tax allocation or sharing Contracts or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its

    Subsidiaries shall be bound by any such Tax allocation or sharing Contracts or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

                 (h)        Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of United States state or local Law or non-United States Law), as a transferee or successor, by Contract, or otherwise.

                 (i)         Neither Parent nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

                 (j)         No claim has been made by any Governmental Authority in a jurisdiction in which any of Parent or any of its Subsidiaries does not file a Tax Return that such relevant entity is subject to taxation by that jurisdiction. Neither Parent nor any of its Subsidiaries has had a permanent establishment in any country other than the country of its organization.

                 (k)        Each of Parent and its Subsidiaries has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

                 (l)         Neither the Parent nor any of its Subsidiaries has taken or has any intention to take any action, either before or after the Closing, which could cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

             Section 5.19    Insurance.     Parent and its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Parent (the "Parent Insurance Policies") that are adequate and otherwise customary for companies of similar size and financial condition. To the knowledge of Parent, the Parent Insurance Policies are valid and enforceable and are in full force and effect and no misrepresentations were made in connection with the applications for such policies. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums due thereon have been paid, and Parent and its Subsidiaries have otherwise complied with the terms and conditions of such policies. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent or any or any of its Subsidiaries pending under any of the Parent Insurance Policies that has been denied or disputed by the insurer. Neither Parent nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering Parent or any of its Subsidiaries that there will be a cancellation or nonrenewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by Parent or any of its Subsidiaries, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

             Section 5.20    Required Shareholder Vote.     The affirmative vote of (i) the holders of two-thirds of the voting power of the Parent Common Stock outstanding and entitled to vote at the Parent Shareholder Meeting, voting together as a single class (the "Charter Amendment Approval"), as required to approve the Charter Amendment and (ii) the holders of a majority of the voting power of the Parent Common Stock represented at the Parent Shareholder Meeting (this clause (ii), the "Parent Shareholder Approval"), as required pursuant to the terms of this Agreement, are the only votes of holders of any class or series of capital stock of Parent that are necessary to approve the transactions contemplated by this Agreement.

             Section 5.21    Brokers.     No broker, finder or investment banker (other than Houlihan Lokey Capital, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any other Subsidiary of Parent.

             Section 5.22    Ownership of Merger Sub; No Prior Activities.

                 (a)        Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned directly or indirectly by Parent.

                 (b)        Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly, through any Subsidiary or Affiliate thereof, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

             Section 5.23    No Other Representations or Warranties.     Except for the representations and warranties contained in Article IV and in the certificate delivered pursuant to Section 7.2(c), each of Parent and Merger Sub acknowledge that neither the Company nor any of its Representatives has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

             Section 6.1    Conduct of Business by the Company.

                 (a)        The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the "Interim Period"), except as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, as required by applicable Law, as it relates to any Company Vessel Sale (which for the avoidance of doubt is expressly permitted) or as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course and in a manner consistent with past practice and (ii) use commercially reasonable efforts to ensure that the Company and each of its Subsidiaries preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company and each of its Subsidiaries, respectively.

                 (b)        Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, as required by applicable Law or as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any of its Subsidiaries to, do any of the following:

                            (i)  amend or propose to amend the Company Articles of Incorporation or Company By-Laws (or such equivalent organizational documents of any Subsidiary of the Company);

                           (ii)  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Company or any of its Subsidiaries;

                          (iii)  except for dividends and distributions payable or paid to the Company and/or one or more of its wholly owned Subsidiaries by one or more of the Company's wholly owned Subsidiaries, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries;

                          (iv)  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or any of its Subsidiaries;

                           (v)  except in connection with any Company Vessel Sale or for transactions among the Company and one or more of its wholly owned Subsidiaries or among one or more wholly owned Subsidiaries of the Company or among the Company or one or more of its wholly owned Subsidiaries and Parent, or as otherwise contemplated in Section 6.1(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of the Company's or any of its Subsidiaries' capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the Company's or any of its Subsidiaries' capital stock or other equity interests;

                          (vi)  grant, confer, award, or modify the terms of any options, Rights, restricted stock units, restricted stock, performance shares, equity-based compensation or other rights to acquire, or denominated in, any of the Company's or any of its Subsidiaries' capital stock or take any action not otherwise contemplated by this

        Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan of the Company or any of its Subsidiaries (except as explicitly required by the terms of any Company Restricted Stock outstanding on the date of this Agreement);

                         (vii)  acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any assets or property, or Entity or any division thereof, except (A) acquisitions by the Company or any of its wholly owned Subsidiaries of or from an existing wholly owned Subsidiary of the Company, (B) the acquisitions described on Section 6.1(b)(vii) of the Company Disclosure Letter, (C) acquisitions of assets or property in the ordinary course of business consistent with past practice, or (D) acquisitions for which the fair market value of the total consideration paid by the Company and its Subsidiaries does not exceed $1,000,000 individually or $5,000,000 in the aggregate, other than the purchase of bunkers in the ordinary course of business;

                        (viii)  except in connection with any Company Vessel Sale, sell, pledge, lease, dispose of or encumber any property or assets other than dispositions of property or assets (including Subsidiaries of the Company) if the fair market value of the total consideration received therefrom does not exceed $1,000,000 individually or $5,000,000 in the aggregate, other than the sale of bunkers in the ordinary course of business;

                          (ix)  incur, create or assume any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except Indebtedness incurred in order to finance the acquisitions set forth in Section 6.1(b)(ix) of the Company Disclosure Letter, in the amounts set forth therein and in an amount not exceeding the aggregate purchase price of such acquisitions and related transaction costs;

                           (x)  make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), other than advances made to officers, directors and employees in the ordinary course of business consistent with past practice, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to a Company Benefit Plan or otherwise, other than by the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company;

                          (xi)  except in connection with any Company Vessel Sale, enter into, renew, modify, amend or, other than in accordance with the terms of any Company Material Contract, terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract, except as would not have an adverse economic impact on the Company in excess of an aggregate of $1,000,000 per year in the case of recurring payment obligations or $5,000,000 in the aggregate in the case of any non-recurring payment obligations and would not otherwise impose or renew any material restriction on the Company or terminate, waive, release, compromise or assign any material right or claim;

                         (xii)  except in connection with any Company Vessel Sale or as permitted by Section 6.4(c), waive, release, assign any rights or claims or make any payment, direct or indirect, of any other liability of the Company or any of its Subsidiaries, in an amount in excess of $5,000,000, before the same comes due in accordance with its terms;

                        (xiii)  except as permitted by Section 6.4(c), (A) pay, discharge, satisfy, settle or compromise (1) any Action, in each case made or pending against the Company or any of its Subsidiaries, excluding relating to Taxes (which shall be subject to the restrictions set forth in Section 6.1(b)(xviii)), other than settlements that (w) do not involve the payment of money damages, (x) do not require any material actions or impose any material restrictions on the business or operations of the Company and its Subsidiaries, (y) provide for the complete release of the Company and its Subsidiaries of all claims and (z) do not provide for any admission of liability by the Company or any of its Subsidiaries and (2) any Action involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.4 or (B) commence any Action material to the Company and its Subsidiaries, taken as a whole, other than any Action to enforce the terms of this Agreement or any other document or agreement contemplated hereby, including the Voting and Support Agreement;

                         (xiv)  except as required pursuant to Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (A) hire or terminate any officer or director of the Company or any of its Subsidiaries or promote or appoint any Person to a position of officer or director of the Company or any of its Subsidiaries, (B) increase the compensation, perquisites or other benefits payable or to become payable to any current or former employees, directors or officers of the Company or any of its Subsidiaries, (C) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or officer of the Company or any of its Subsidiaries, (D) enter into any employment, change of control, severance or retention agreement with any current or former employee, officer or director of the Company or any of its Subsidiaries, (E) accelerate the vesting or payment of the compensation payable or the benefits provided to or to become payable or provided to any current or former employees, directors or officers of the Company or any of its Subsidiaries or (F) establish, adopt, enter into or amend any employee benefit plan, Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former directors, officers or employees or any of their beneficiaries;

                          (xv)  make any material change to its methods of accounting in effect as of the date hereof, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

                         (xvi)  enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

                       (xvii)  fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the NYSE), subject to extensions permitted by Law;

                      (xviii)  make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material United States federal, state, local or non-United States income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material refund, except in each case as required by Law;

                         (xix)  adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

                          (xx)  permit any material Company Insurance Policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material Company Insurance Policy;

                         (xxi)  amend, terminate, or grant any waiver of any provision of, or redeem the rights issued under, the Company Shareholder Rights Agreement, unless a Change in Company Recommendation has occurred in accordance with Section 6.6;

                       (xxii)  take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

                      (xxiii)  authorize, or enter into any Contract to do any of the foregoing.

             Section 6.2    Conduct of Business by Parent.

                 (a)        Parent covenants and agrees that, during the Interim Period, except as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, as it relates to any Company Vessel Sale (which for the avoidance of doubt is expressly permitted) or as set forth in Section 6.2(a) of the Parent Disclosure Letter, Parent shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course and in a manner consistent with past practice and (ii) use commercially reasonable efforts to ensure that Parent and each of its Subsidiaries preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with Parent and each of its Subsidiaries, respectively.

                 (b)        Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned) or as may be expressly required or permitted pursuant to this Agreement, Parent shall not, and shall not cause or permit any of its Subsidiaries to, do any of the following:

                            (i)  other than the Charter Amendment, amend or propose to amend the Parent Charter or the Parent Bylaws (or such equivalent organizational documents of any Subsidiary of Parent material to Parent and its Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);

                           (ii)  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent or any of its Subsidiaries;

                          (iii)  except for dividends and distributions payable or paid to Parent and one or more of its wholly owned Subsidiaries by one or more wholly owned Subsidiaries of Parent, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries; or

                          (iv)  take or fail to take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

             Section 6.3    Access to Information.     During the Interim Period, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, afford to the Representatives of the other, upon prior notice during normal business hours, reasonable access, and in a manner as does not unreasonably interfere with the business or operations of the Company and its Subsidiaries (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as the case may be, to all its properties (other than for purposes of invasive testing), books, Contracts and records and, during the Interim Period, each of the Company and Parent shall (and shall cause each of their respective Subsidiaries to) make available to the other, upon the other's reasonable request, such other information concerning its business and properties as the other Party may reasonably request from time to time. Neither the Company nor Parent (nor any of their respective Subsidiaries) shall be required to provide access to or disclose information where such access or disclosure would, in the opinion of the Company's or Parent's outside counsel (as the case may be), jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the Parties shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply). In addition, the Company shall facilitate any meetings or discussions with Third Parties with whom the Company or any of its Subsidiaries has a material contractual relationship that requires such Third Party's consent in connection with the transactions contemplated by this Agreement or that could reasonably be expected to materially restrict the business or operations of Parent or the Surviving Entity following the Effective Time, in each case, as reasonably requested by Parent. No investigation on the part of Parent, the Company or their respective Representatives shall affect the representations and warranties of the other contained herein, or limit or otherwise affect the remedies available to Parent or the Company pursuant to this Agreement.

             Section 6.4    Notification of Certain Matters; Transaction Litigation.

                 (a)        During the Interim Period, each of the Company and Parent shall promptly notify the other in writing of any event, condition, fact, or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

                 (b)        The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

                 (c)        The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Actions commenced or, to the knowledge of such Party, threatened against, relating to or involving such Party or any of such Party's Subsidiaries, respectively, which relate to this Agreement, the Merger, the Voting and Support Agreement or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent's prior written consent, unless such settlement involves only the payment of money and the amount of such settlement shall be fully covered by insurance proceeds (other than any retainer amount). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any shareholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company's prior written consent, unless such settlement involves only the payment of money and the amount of such settlement shall be fully covered by insurance proceeds (other than any retainer amount).

                 (d)        No notification given to Parent or the Company pursuant to this Section 6.4 shall limit or otherwise affect any of the representations, warranties, covenants, or obligations of any Party contained in this Agreement.

             Section 6.5    Registration Statement; Joint Proxy Statement; Shareholder Meetings.

                 (a)        As promptly as reasonably practicable following the date hereof, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement and (ii) the Company and Parent shall prepare, and Parent shall cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by a Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent will cause the Joint Proxy Statement to be mailed to its respective shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign securities Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in the Merger and the Charter Amendment, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

                 (b)        If at any time prior to the Effective Time any Party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 or Joint Proxy Statement, it shall promptly inform the other Parties.

                 (c)        The Company shall take all action necessary under all applicable Laws to call, give notice of, and hold a meeting of the holders of Company Common Stock and Company Class B Stock for the purpose of obtaining the Company Shareholder Approval and the Company Unaffiliated Shareholder Approval (the "Company Shareholder Meeting") and shall not submit any other proposal to such holders in connection with the Company Shareholder Meeting (other than a proposal relating to executive compensation as may be required by Rule 14a-21(c) under the Exchange Act, and any customary procedural proposals), without the prior written consent of Parent. The Company Shareholder Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Unless a Change in Company Recommendation has occurred in accordance with Section 6.6, each of the Company and the Company Board shall use its reasonable best efforts to obtain from the Company Shareholders the Company Shareholder Approval and the Company Unaffiliated Shareholder Approval. The Company covenants that, unless a Change in Company Recommendation has occurred in accordance with Section 6.6, (i) the Company shall, through the Company Board, recommend to the Company Shareholders adoption and approval of this Agreement and approval of the Merger and (ii) the Joint Proxy Statement shall include the Company Board Recommendation. Notwithstanding the foregoing provisions of this Section 6.5(c), if, on a date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock and Company Class B Stock to obtain the Company Shareholder Approval and the Company Unaffiliated Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Shareholder Meeting; provided, that the Company Shareholder Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Company Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) without Parent's prior written consent. Nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Merger to the Company Shareholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1, its obligations to hold the Company Shareholder Meeting pursuant to this Section 6.5(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Change in Company Recommendation.

                 (d)        Parent shall take all action necessary under all applicable Laws to call, give notice of, and hold a meeting of the holders of Parent Common Stock for the purpose of obtaining the Parent Shareholder Approval and the Charter Amendment Approval (the "Parent Shareholder Meeting") and shall not submit any other proposal to such holders in connection with the Parent Shareholder Meeting (other than a proposal relating to executive compensation as may be required by Rule 14a-21(c) under the Exchange Act, and any customary procedural proposals), without the prior written consent of the Company. The Parent Shareholder Meeting shall be held (on a date selected by Parent in consultation with the Company) as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Unless a Change in Parent Recommendation has occurred in accordance with Section 6.6(b)(v), each of Parent and the Parent Board shall use its reasonable best efforts to obtain from the Parent Shareholders the Parent Shareholder Approval and the Charter Amendment Approval. Parent covenants that, unless a Change in Parent Recommendation has occurred in accordance with Section 6.6(b)(v), Parent shall, through the Parent Board, recommend to the Parent Shareholders adoption and approval of this Agreement, approval of the Merger and approval of the Charter Amendment and further covenants that the Joint Proxy Statement shall include the Parent Board Recommendation. Notwithstanding the foregoing provisions of this Section 6.5(d) , if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting; provided, that the Parent Shareholder Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) without the Company's prior written consent. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the Merger and the Charter Amendment to the Parent Shareholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 8.1, its obligations to hold the Parent

    Shareholder Meeting pursuant to this Section 6.5(d) shall not be affected by any Change in Parent Recommendation.

             Section 6.6    No Solicitation; Change in Recommendation.

                 (a)        The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries or any purchase or sale of 20% or more of the consolidated assets (including shares or other ownership interests of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the Company's voting securities that, if consummated, would result in any Person (or the shareholders or other equity interest holders of such Person) beneficially owning securities representing 20% or more of the Company's total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries, but excluding in each case any Company Vessel Sale (any such proposal, offer or transaction (other than a proposal or offer made by a Party to this Agreement) being hereinafter referred to as an "Acquisition Proposal"), (ii) participate in any discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or (iv) propose or agree to do any of the foregoing.

                 (b)

                            (i)  Notwithstanding anything in this Agreement to the contrary, the Company (including the Company Special Committee) shall be permitted, prior to the Company Shareholder Meeting to be held pursuant to Section 6.5, and subject to compliance with the other terms of this Section 6.6 and to first entering into a confidentiality agreement having provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 6.6) and which the Company Board concludes in good faith (acting through the Company Special Committee, if then in existence, after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Company Board concludes in good faith (acting through the Company Special Committee, if then in existence, and after consultation with its outside legal counsel) that failure to do so would be inconsistent with its duties under applicable Law. The Company shall provide Parent with a copy of any written nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party.

                           (ii)  The Company shall notify Parent promptly (but in no event later than 36 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 36 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 6.6(b) and keep Parent informed of the status and material terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all written material documentation or correspondence relating thereto.

                          (iii)  Except as provided in Section 6.6(b)(iv) or Section 6.6(b)(v), neither the Company Board, the Parent Board, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to the other Parties, or propose publicly to withhold, withdraw or modify in any manner adverse to the other Parties, the approval, recommendation or declaration of advisability by the Company Board or the Parent Board, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby, including the Charter Amendment (a "Change in Company Recommendation" or a "Change in Parent Recommendation," respectively).

                          (iv)  Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Company Board (acting through the Company Special Committee, if then in existence) may make a Change in Company Recommendation if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.6) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (B) the Company Board has concluded in good faith (acting through the Company Special Committee, if then in existence, and after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company Board has concluded in good faith (acting through the Company Special Committee, if then in existence, and after consultation with its outside legal counsel) that failure to do so would be inconsistent with its duties under applicable Law, (D) three Business Days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company Board intends to take such action, which notice shall specify in reasonable detail the reasons therefor, including the material terms and conditions of any such Superior Proposal that is the basis of the proposed action, and shall include a copy of such Superior Proposal, a copy of the relevant proposed transaction agreements, if any, and a copy of any written financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including with respect to any financing commitments relating thereto (a "Notice of Recommendation Change") (it being understood that any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new three-Business Day period), (E) during such three-Business Day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification of the terms of this Agreement proposed by Parent and (F) the Company Board, following such three-Business Day period, again determines in good faith (acting through the Company Special Committee, if then in existence, and after consultation with its outside legal counsel and financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that such Acquisition Proposal constitutes a Superior Proposal.

                           (v)  Notwithstanding anything in this Agreement to the contrary, the Parent Board or (in circumstances not involving or relating to an Acquisition Proposal) the Company Board (acting through the Company Special Committee, if then in existence), may make a Change in Parent Recommendation or a Change in Company Recommendation, as applicable, if and only if (A) a material fact, event, change, development or set of circumstances has occurred or arisen after the date of this Agreement (and, in connection with a Change in Company Recommendation, such fact, event, change, development or set of circumstances does not relate to an Acquisition Proposal received by the Company), (B) the Board of Directors of the Party proposing to take such action have first determined in good faith (acting through the Company Special Committee, if then in existence, in the case of the Company, and in each case after consultation with its outside legal counsel) that failure to do so would be inconsistent with its duties under applicable Law, (C) three Business Days shall have elapsed since the Party proposing to take such action has given written notice to the other Parties advising that the notifying Party intends to take such action, which notice shall specify in reasonable detail the reasons therefor, (D) during such three-Business Day period, the notifying Party has considered and, at the reasonable request of the other Parties, engaged in good faith discussions with such Parties regarding, any adjustment or modification of the terms of this Agreement proposed by the other Parties and (E) the Board of Directors of the Party proposing to take such action, following such three-Business Day period, again determines in good faith (acting through the Company Special Committee, if then in existence, in the case of the Company, and in each case after consultation with its outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Parties) that failure to do so would be inconsistent with its respective duties under applicable Law.

                          (vi)  Nothing contained in this Section 6.6 shall prohibit any Party or its Subsidiaries from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(c) or Section 8.1(d), as applicable; and provided, further, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board or the Parent Board, as applicable, with respect to this Agreement or an Acquisition Proposal received by the Company shall be deemed to be a Change in Company Recommendation or Change in Parent Recommendation, as applicable, unless the Company Board or the Parent Board in connection with such communication publicly states that its respective recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of the Company Board or the Parent Board, as applicable, without disclosing any Change in Company Recommendation or Change in Parent Recommendation, as applicable.

                 (c)        The Company agrees that it will and will cause its Subsidiaries, and its and their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries' respective Representatives of the obligations undertaken in this Section 6.6.

                 (d)        Subject to Section 8.1(e), nothing in this Section 6.6 shall be interpreted as (i) creating a right of the Company or Parent to terminate this Agreement or (ii) affecting any other obligation of the Company or Parent under this Agreement. The Company shall not submit to the vote of the Company Shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

                 (e)        For purposes of this Agreement, "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal that the Company Board concludes in good faith, acting through the Company Special Committee and after consultation with its financial advisors and outside legal counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and any conditions to and expected timing of consummation), (i) is more favorable from a financial point of view to the Company Unaffiliated Shareholders than the transactions contemplated by this Agreement (taking into account any revised proposal by the Parent Board on behalf of Parent) and (ii) is reasonably capable of being consummated without undue delay; provided, that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.6(a), except that the reference to "20% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company.

             Section 6.7    Appropriate Action; Consents; Filings.

                 (a)        Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.5), each of the Company and Parent shall (and shall cause each of their respective Subsidiaries and Representatives to) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including those contemplated by Section 7.2) and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

                 (b)        In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and Parent shall use its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any Third Party consents not covered by Section 6.7(a) that are necessary, proper or advisable to consummate the Merger; provided, however, that Parent shall promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company's obligations under this Section 6.7(b). Each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required governmental filings or submissions with a Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other Party with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement and the transactions contemplated hereby. To the extent practicable, and permitted by a Governmental Authority, each Party shall permit Representatives of the other Parties to participate in meetings (whether by telephone or in person) with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Third Party pursuant to this Section 6.7(b) shall not be considered a condition to the obligations of Parent and Merger Sub to consummate the Merger.

                 (c)        Parent shall use its reasonable best efforts to cause to be obtained, and to cooperate with the Company in obtaining, as promptly as practicable, all consents and waivers required under the Company Funded Debt (or the Contracts related thereto) so that the transactions contemplated by this Agreement (including the Merger) do not cause any event of default pursuant to, or otherwise violate or contravene, the terms of the Company Funded Debt (or any Contract related thereto) (the "Debt Waivers"). Parent agrees to provide such security and assurances as to financial capability, resources and creditworthiness of the Company and/or any of its Subsidiaries following the Effective Time as may be reasonably requested by any Person from whom a Debt Waiver is required in connection with the Merger and the other transactions contemplated by this Agreement. Without limitation to the foregoing, except as provided in Section 6.7(c) of the Parent Disclosure Letter, Parent shall execute and deliver such amendments, guarantees, indemnities and other agreements and documents, pledge such collateral, provide such information, participate in such meetings, assist in the preparation of such documents and agreements, make and cooperate in the making of such filings, and take such other action, as promptly as practicable after the date hereof, as shall be reasonably necessary or appropriate in connection with the Debt Waivers (and obtaining the same); provided, however, that neither the Company nor Parent shall be obligated to incur any out of pocket fees, costs and expenses in connection with the Debt Waivers (and obtaining the same). Notwithstanding anything to the contrary set forth in this Agreement, Parent shall promptly reimburse the Company for all reasonable and documented, out-of-pocket fees, costs and expenses incurred by the Company in connection with the Debt Waivers (and obtaining the same).

                 (d)        Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger (including the Debt Waivers, for purposes of clause (ii) only), (i) without the prior written consent of Parent, none of the Company, any of its Subsidiaries or any of the Company's or its Subsidiaries' Representatives, shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person and (ii) neither the Company nor any of its Subsidiaries shall be obligated to pay or commit to pay any amount, to waive any right or benefit, incur any obligation unless in each such case it is conditioned on completion of the Merger, make any accommodation or otherwise take any action in connection with obtaining any such approval or consent. To the extent consistent with applicable Law, the Company shall cooperate with Parent and Merger Sub with respect to accommodations that may be requested or appropriate to obtain such consents.

             Section 6.8    Public Announcements.     The Parties shall, to the extent reasonably practicable, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the Parties shall issue any such press release or make any such public filing prior to obtaining the other Parties' consent (which consent shall not be unreasonably withheld, conditioned or delayed). If for any reason it is not practicable to consult with the other Parties before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the Party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other Parties had previously consented.

             Section 6.9    Directors' and Officers' Indemnification and Insurance.

                 (a)        Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the

    Effective Time an officer or director of the Company or any of its Subsidiaries (each an "Indemnified Person") as provided under the Company Articles of Incorporation, Company By-Laws or the Company's indemnification Contracts or undertakings, in each case as in effect on the date of this Agreement, shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms for a period of six years (or, in the event that any Action is pending or asserted during such six-year period, until the final disposition of such Action, if after expiration of such six-year period).

                 (b)        For six years after the Effective Time (or, in the event that any Action is pending or asserted during such six-year period, until the final disposition of such Action, if after expiration of such six-year period), to the fullest extent permitted under applicable Law, Parent and the Surviving Entity shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Person for any documented, out-of-pocket legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to Parent and the Surviving Entity's receipt of an undertaking by such Indemnified Person to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under applicable Law; provided, however, that neither Parent nor the Surviving Entity will be liable for any settlement effected without the prior written consent of Parent and the Surviving Entity (which consent shall not be unreasonably withheld, conditioned or delayed).

                 (c)        The Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Entity may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof) or (ii) obtain as of the Effective Time "tail" insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Entity be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Entity will obtain, and Parent will cause the Surviving Entity to obtain, that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium. Notwithstanding anything herein to the contrary, the

    Company shall be permitted to purchase any such "tail" insurance policy prior to the Effective Time.

                 (d)        The obligations of Parent and the Surviving Entity under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.9 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

                 (e)        In the event Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 6.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

             Section 6.10    Merger Sub.     Parent shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness.

             Section 6.11    Section 16 Matters.     Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.11, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act.

             Section 6.12    Stock Exchange Listing.     Parent shall use its reasonable best efforts to cause (i) the shares of Parent Common Stock to be issued in the Merger, (ii) the shares of Parent Common Stock held by the Parent Shareholders as of the Effective Time and (iii) the shares of

Parent Common Stock reserved for issuance upon the exercise of any Rights to acquire Parent Common Stock outstanding at the Effective Time, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

             Section 6.13    Voting of Shares.     Parent shall vote, and shall cause each of its controlled Affiliates to vote, all shares of Company Common Stock and Company Class B Stock beneficially owned by it or any of its controlled Affiliates in favor of adoption and approval of this Agreement and approval of the Merger. Parent agrees not to, and to cause each of its controlled Affiliates that own Company Common Stock or Company Class B Stock not to, sell, dispose, hypothecate, pledge, assign or otherwise transfer any shares of Company Common Stock or Company Class B Stock. The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of its Subsidiaries as of the record date for the Parent Shareholder Meeting in favor of adoption and approval of this Agreement and approval of the Merger and the Charter Amendment.

             Section 6.14    Takeover Statutes.     If any Takeover Statute becomes or is deemed applicable to the Company, Parent, Merger Sub, the Merger, the Voting and Support Agreement or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub and their respective board of directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Statute inapplicable to the foregoing.

             Section 6.15    Resignation of Directors.     The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company and each of its Subsidiaries (in each case, in their capacities as directors, and not as employees) as Parent shall request in writing not less than five days prior to the Closing Date.

             Section 6.16    Parent Board of Directors.     Subject to receipt of the Charter Amendment Approval, Parent shall take all necessary action to cause, as of the Effective Time, the Parent Board to be increased to eight directors and to cause one of the persons named in Section 6.16 of the Parent Disclosure Letter to be added to the Parent Board to serve on the Parent Board at least until the annual meeting of the Parent Shareholders to be held in 2016. The Parties acknowledge and agree that receipt of the Charter Amendment Approval is not a condition to the obligations of the Parties to consummate the Merger and the other transactions contemplated hereby and that, if the Charter Amendment Approval is not obtained, Parent shall have no obligation to increase the size of the Parent Board or to add any individual to the Parent Board.

             Section 6.17    Compliance with Management Agreement.     Parent agrees that during the Interim Period, Parent shall comply with its obligations, covenants and other agreements under the Management Agreement (unless instructed otherwise in writing by the Company Special Committee), and shall not take any action in its capacity as Manager under the Management Agreement (unless instructed in writing by the Company Special Committee) that would constitute a breach or violation of the Management Agreement or that would be reasonably expected to cause the Company to breach any of its representations, warranties, covenants or agreements hereunder.

             Section 6.18    Gain Recognition Agreement.     Parent and Surviving Entity covenant and agree to provide any information reasonably requested by a Company Shareholder that has entered into a gain recognition agreement with the IRS pursuant to section 1.367(a)-3(b)(1)(ii) of the Treasury Regulations with respect to the Merger and has notified Parent in writing that it has entered into such agreement, in order to comply with such Company Shareholder's gain recognition agreement filing requirements under section 1.367(a)-8 of the Treasury Regulations. Parent and Surviving Entity covenant and agree to inform any Company Shareholder of the occurrence of any events that may affect any such Company Shareholder's gain recognition agreement, including triggering events or other gain recognition events, as provided in section 1.367(a)-8(c)(2)(iv) of the Treasury Regulations.

             Section 6.19    Tax-Free Reorganization.     None of Parent, Merger Sub, the Company or the Surviving Entity shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

ARTICLE VII

CONDITIONS

             Section 7.1    Conditions to the Obligations of Each Party.     The respective obligations of each Party to effect the Merger and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties, at or prior to the Effective Time, of the following conditions:

                 (a)    Shareholder Approvals.     (i) The Company shall have obtained the Company Shareholder Approval, (ii) the Company shall have obtained the Company Unaffiliated Shareholder Approval and (iii) Parent shall have obtained the Parent Shareholder Approval.

                 (b)    No Restraints.     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or otherwise restraining, enjoining, preventing, prohibiting or making illegal the acquisition of some or all of the shares of Company Common Stock by Parent.

                 (c)    Form S-4.     The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that has not been withdrawn.

                 (d)    Listing.     (i) The shares of Parent Common Stock to be issued in the Merger, (ii) the shares of Parent Common Stock held by the Parent Shareholders as of the Effective Time and (iii) the shares of Parent Common Stock reserved for issuance upon the exercise of any Rights to acquire Parent Common Stock outstanding at the Effective Time, shall in each case have been authorized for listing on the NYSE, subject to official notice of issuance.

                 (e)    Debt Waivers.     The Debt Waivers shall have been obtained and shall be binding on the lenders under the Company Funded Debt (and the Contracts related thereto).

             Section 7.2    Conditions to the Obligations of Parent and Merger Sub.     The respective obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Closing, of the following additional conditions:

                 (a)    Representations and Warranties.     Each of the representations and warranties of the Company (i) set forth in Section 4.3(a)-(c) (Capital Structure) and the first sentence of Section 4.3(d) shall be true and correct in all respects (other than any de minimis inaccuracies) as of the date of this Agreement, and as of the Closing as though made on the Closing, (ii) set forth in Section 4.1(a) (Organization and Good Standing; Subsidiaries), Section 4.2 (Authority), Section 4.21 (Takeover Statutes), Section 4.22 (Required Shareholder Vote) and Section 4.23 (Brokers) shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Company Material Adverse Effect" and words of similar import set forth therein) in all material respects as of the date of this Agreement, and as of the Closing as though made on the Closing and (iii) set forth in this Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Company Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in clause (ii) above and this clause (iii), to such qualifications) as of such date only.

                 (b)    Agreements and Covenants.     The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                 (c)    Officer's Certificate.     The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

                 (d)    Absence of Material Adverse Effect.     Since the date of this Agreement, there shall not have been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

                 (e)    FIRTPA Certificates.     The Company shall have delivered to Parent a statement issued by the Company pursuant to sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, certifying that the stock of the Company is not a U.S. real property interest.

             Section 7.3    Conditions to the Obligations of the Company.     The obligations of the Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

                 (a)    Representations and Warranties.     Each of the representations and warranties of Parent and Merger Sub (i) set forth in Section 5.3(a)-(c) (Capital Structure) and the first sentence of Section 5.3(d) shall be true and correct in all respects (other than any de minimis inaccuracies) as of the date of this Agreement, and as of the Closing as though made on the Closing, (ii) set forth in Section 5.1(a), (b) and (d) (Organization and Good Standing; Subsidiaries), Section 5.2 (Authority), Section 5.20 (Required Shareholder Vote) and Section 5.21 (Brokers) shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Parent Material Adverse Effect" and words of similar import set forth therein) in all material respects as of the date of this Agreement, and as of the Closing as though made on the Closing and (iii) set forth in this Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to "materiality," "Parent Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, that in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in clause (ii) above and this clause (iii), to such qualifications) as of such date only.

                 (b)    Agreements and Covenants.     Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                 (c)    Officer's Certificate.     Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

                 (d)    Absence of Material Adverse Effect.     Since the date of this Agreement, there shall not have been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

                 (e)    SPA.     The closing of the transactions contemplated by the SPA shall have occurred.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

             Section 8.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, the Company Unaffiliated Shareholder Approval and the Parent Shareholder Approval (except as otherwise expressly noted), as follows:

                 (a)        by mutual written agreement of each of Parent and the Company; or

                 (b)        by either Parent or the Company, if:

                            (i)  the Merger shall not have been consummated on or before October 7, 2015 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date; or

                           (ii)  any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement; or

                 (c)        by the Company, if (i) the Parent Board shall have failed to recommend that the Parent Shareholders vote to adopt and approve this Agreement and approve the Charter Amendment, (ii) there shall have occurred a Change in Parent Recommendation, (iii) Parent shall have failed to include the Parent Board Recommendation in the Joint Proxy Statement, (iv) Parent, or any of its Subsidiaries or any Representative of Parent or any of its Subsidiaries, shall have violated, breached, or taken any action inconsistent with Section 6.6(b)(iii), or Section 6.6(b)(v) in any material respect, (v) the Parent Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (iv) of this sentence or (vi) the Parent Shareholder Meeting shall not have been called and held as required by Section 6.5(d); or

                 (d)        by Parent, if, (i) the Company Board shall have failed to recommend that the Company Shareholders vote to adopt and approve this Agreement, (ii) there shall have occurred a Change in Company Recommendation, (iii) the Company Board shall have approved, endorsed, or recommended any Acquisition Proposal, (iv) the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement, (v) the Company, or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, shall have violated, breached, or taken any action inconsistent with any of the provisions set forth in Section 6.6 in any material respect, (vi) the Company Board or any committee thereof shall have resolved or proposed to take any action described in clauses (i) through (v) of this sentence or

    (vii) the Company Shareholder Meeting shall not have been called and held as required by Section 6.5(c); or

                 (e)        by either the Company or Parent, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, (i) would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of the condition set forth in Section 7.2(a) or Section 7.2(b) or Section 7.3(a) or Section 7.3(b), as the case may be, and (ii) cannot be cured on or before the Outside Date or, if curable, is not cured by the breaching Party within 30 days of receipt by such breaching Party of written notice of such breach; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have such right if such Party is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 7.2(a) or Section 7.2(b) or Section 7.3(a) or Section 7.3(b), as the case may be, would not be satisfied; or

                 (f)         by Parent or the Company, if the Company Shareholder Approval or the Company Unaffiliated Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholder Meeting;

                 (g)        by the Company or Parent, if the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened Parent Shareholder Meeting; or

                 (h)        by the Company following the termination of the SPA in accordance with the terms thereof.

             Section 8.2    Effect of Termination.     In the event that this Agreement is terminated and the Merger and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party (or any of the respective Subsidiaries of Parent or the Company or any of the Company's or Parent's respective Representatives), and all rights and obligations of any Party shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages (which the Parties agree shall be determined by the courts referred to in Section 9.11 and, to the extent proven, with due regard to Section 9.7, shall not necessarily be limited to reimbursement of expenses or out of pocket costs) resulting from or arising out of fraud or any willful and material breach of this Agreement and (b) the Confidentiality Agreement, this Section 8.2, Section 8.3, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1 (and no such termination shall relieve any Party of any liability arising under Section 8.3 of this Agreement). If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

             Section 8.3    Expenses.

                 (a)        Except as set forth in this Section 8.3 or as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the Merger is consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys' and accountants' fees.

                 (b)        (i) If this Agreement is terminated pursuant to Section 8.1(c), (ii) if this Agreement is terminated by the Company pursuant to Section 8.1(e), (iii) if this Agreement is terminated pursuant to Section 8.1(g) (and at such time this Agreement is not also otherwise terminable pursuant to Section 8.1(f)) or (iv) if the SPA is terminated by the Company pursuant to Section 11.1(c) thereof and this Agreement is terminated by the Company pursuant to Section 8.1(h), Parent shall pay to the Company the Company Expense Reimbursement within three Business Days after termination of this Agreement.

                 (c)        (i) If this Agreement is terminated pursuant to Section 8.1(d), (ii) if this Agreement is terminated by Parent pursuant to Section 8.1(e) or (iii) if this Agreement is terminated pursuant to Section 8.1(f) (and at such time this Agreement is not also otherwise terminable pursuant to Section 8.1(g)), the Company shall pay to Parent the Parent Expense Reimbursement within three Business Days after termination of this Agreement.

                 (d)        Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences an Action that results in a judgment against the other Party for the payment of any amount set forth in this Section 8.3, such paying Party shall pay the other Party its documented, out-of-pocket costs and expenses (including reasonable fees of counsel) in connection with such Action, together with interest on such amount at the annual rate of 5% for the period from the date such payment was originally required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

             Section 8.4    Amendment.     Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by their respective boards of directors (or similar governing body or entity or committees thereof) at any time before or after receipt of the Company Shareholder Approval, Company Unaffiliated Shareholder Approval and Parent Shareholder Approval and prior to the Effective Time; provided, however, that after any such shareholder approval of this Agreement, there shall not be any amendment of this Agreement that by applicable Law requires further approval or authorization by the Company Shareholders or Parent Shareholders without such further approval or authorization. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties.

             Section 8.5    Waiver.     At any time prior to the Effective Time, subject to applicable Law, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE IX

GENERAL PROVISIONS

             Section 9.1    Non-Survival of Representations and Warranties.     None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time or the termination of this Agreement pursuant to Section 8.1.

             Section 9.2    Notices.     Any notice, request, claim, demand and other communications hereunder shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (Eastern time) shall be deemed to have been received at 9:00 a.m. (Eastern time) on the next Business Day) or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

if to the Company:

    Baltic Trading Limited
    299 Park Avenue, 12th Floor
    New York, New York 10171
    Phone: (646) 443-8550
    Fax: (646) 443-8555
    Attention: John Wobensmith
    Email: John.Wobensmith@gencoshipping.com

with a copy (which shall not constitute notice) to:

    Kaye Scholer LLP
    250 West 55th Street
    New York, New York 10019
    Phone: 212-836-7061

    Fax: 212-836-6561
    Attention: Emanuel Cherney
    Email: Emanuel.Cherney@kayescholer.com

if to Parent or Merger Sub:

    Genco Shipping & Trading Limited
    299 Park Avenue, 12th Floor
    New York, New York 10171
    Phone: (646) 443-8550
    Fax: (646) 443-8555
    Attention: John Wobensmith
    Email: John.Wobensmith@gencoshipping.com

with a copy (which shall not constitute notice) to:

    Milbank, Tweed, Hadley & McCloy LLP
    28 Liberty Street
    New York, New York 10005
    Phone: (212) 530-5003
    Fax: (212) 822-5003
    Attention: David E. Zeltner, Esq.
    Email: DZeltner@milbank.com

             Section 9.3    Interpretation; Certain Definitions.     The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Appendix or Exhibit, such reference shall be to an Article or Section of, or an Appendix or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor Laws, and the rules and regulations promulgated thereunder. References to a person are also to its successors and permitted assigns. All references to "dollars" or "$" refer to currency of the United States of America.

             Section 9.4    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof and (c) all other terms and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

             Section 9.5    Assignment; Delegation.     Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties (except to the Surviving Entity). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

             Section 9.6    Entire Agreement.     This Agreement (including the Company Disclosure Letter, Parent Disclosure Letter, exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

             Section 9.7    No Third-Party Beneficiaries.     This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for the provisions of Section 6.9, and, as applicable, the right of the Company, on behalf of the Company Unaffiliated Shareholders, to seek damages in accordance with Section 8.2 in the event of Parent's or Merger Sub's fraud or willful and material breach of this Agreement; provided, however, that it is acknowledged and agreed that neither this provision nor any other provision in this Agreement is intended to provide the Company Shareholders (or any Person not a party hereto acting on their behalf) the ability to seek (whether in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company Shareholders under this Agreement or otherwise, including against the Company or its directors, under any theory of law or equity, including under the applicable Laws of agency or the Laws relating to the rights and obligations of third-party beneficiaries. For the avoidance of doubt as to the Parties' intent, the determination of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to its shareholders, shall exclusively belong to the Company in its sole discretion. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

             Section 9.8    Specific Performance.     The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

             Section 9.9    Counterparts.     This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

             Section 9.10    Governing Law.     This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of Law or conflict of Law provision that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of the Republic of the Marshall Islands are mandatorily applicable to the Merger.

             Section 9.11    Consent to Jurisdiction.

                 (a)        Each Party hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and to the jurisdiction of the United States District Court for the State of New York, for the purpose of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement thereof, and each Party hereby irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any New York state or federal court.

                 (b)        Each Party hereby (i) irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party and nothing in this Section 9.11 shall affect the right of any Party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of New York or any New York state court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

             Section 9.12    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature page follows.]

             IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED
By:	/s/ APOSTOLOS ZAFOLIAS
	Name:	Apostolos Zafolias
	Title:	Chief Financial Officer
POSEIDON MERGER SUB LIMITED
By:	/s/ JOHN C. WOBENSMITH
	Name:	John C. Wobensmith
	Title:	President
BALTIC TRADING LIMITED
By:	/s/ JOHN C. WOBENSMITH
	Name:	John C. Wobensmith
	Title:	President and Chief Financial Officer

EXHIBIT B

Amended and Restated Articles of Incorporation of the Company

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

BALTIC TRADING LIMITED

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

             The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act (the "BCA"), does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:

    A.
    The name of the Corporation shall be:

BALTIC TRADING LIMITED (hereinafter, the "Corporation").

    B.
    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA.

    C.
    The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc.

    D.
    The aggregate number of shares of stock that the Corporation is authorized to issue is five hundred (500) registered shares of Common Stock, par value $0.01 per share. No holder of shares of capital stock of the Corporation shall be entitled to preemptive or subscriptive rights.

    E.
    The Corporation is to have perpetual existence and shall have every power which a corporation now or hereafter organized under the BCA may have.

    F.
    The name and address of the incorporator is:

Name	Post Office Address
Majuro Nominees Ltd.	P.O. Box 1405 Majuro Marshall Islands
    G.
    The Board of Directors of the Corporation as well as the shareholders of the Corporation shall each have the authority to adopt, amend or repeal the bylaws of the Corporation.

    H.
    A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of duty in such capacity except that the liability of a director shall not be eliminated or limited: (a) for any breach of such director's duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for any transaction from which such director derived an improper personal benefit. If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA's amended provisions pertain. Any repeal or modification of this Section H by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

APPENDIX B

April 7, 2015

The Baltic Transaction Committee of the Board of Directors of Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
Attn: The Baltic Transaction Committee of the Board of Directors of Genco Shipping & Trading Limited

Dear Members of the Committee:

        We understand that Genco Shipping & Trading Limited (the "Acquiror"), Poseidon Merger Sub Limited, an indirect wholly owned subsidiary of the Acquiror ("Merger Sub"), and Baltic Trading Limited (the "Company"), propose to enter into the Agreement (as defined below) pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving the merger (the "Transaction") and that, in connection with the Transaction, (a) each outstanding share of Class B Stock, par value $0.01 per share ("Company Class B Stock"), of the Company will be cancelled and retired, and shall cease to exist, and no consideration will be delivered in exchange therefor, (b) each outstanding share of common stock, par value $0.01 per share ("Company Common Stock"), of the Company, will be converted into the right to receive 0.216 of a share (the "Exchange Ratio") of common stock, par value $0.01 per share ("Acquiror Common Stock"), of the Acquiror and (c) the Company will become an indirect wholly owned subsidiary of the Acquiror.

        The Baltic Transaction Committee (the "Committee") of the Board of Directors of the Acquiror (the "Board") has requested that Houlihan Lokey Capital, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Committee as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the draft dated April 1, 2015 of the Agreement and Plan of Merger, dated as of April 7, 2015, by and among Acquiror, Merger Sub and the Company (the "Agreement");

  2.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Acquiror made available to us by the Company and the Acquiror, including (i) certain third party maritime vessel appraisals relating to the current fleets and vessels under contract to be built of each of the Company and the Acquiror (the "Third Party Vessel Appraisals"), pro forma for the anticipated purchase by the Acquiror of two vessels from the Company (the "Vessel Purchases"; such pro forma appraisals, the "Vessel Appraisals") and (ii) certain forecasts and estimates of revenues and related expenses in connection with the Acquiror's management agreements with each of the Company and Maritime Equity Partners LLC ("MEP");

  3.
  spoken with certain members of the managements of the Company and the Acquiror and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;

  4.
  considered the publicly available financial terms of certain vessel prices that we deemed to be relevant;

  5.
  compared certain financial and operating data of the Company and the Acquiror with that of other public companies that we deemed to be relevant;

  6.
  considered the publicly available financial terms of certain transactions that we deemed to be relevant;

  7.
  reviewed the current and historical market prices for Company Common Stock and Acquiror Common Stock;

  8.
  compared the relative contributions of the Company and the Acquiror to the net asset value of the combined company on a pro forma basis, including pro forma for the Vessel Purchases;

  9.
  reviewed a certificate addressed to us from senior management of the Acquiror which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Acquiror; and

  10.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Acquiror has advised us, and we have assumed, that the financial projections reviewed by us relating to each of the Company management agreement and the MEP management agreement have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results related to such agreements, assuming they were to continue into perpetuity, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

        In reaching our conclusions hereunder, we did not perform a discounted cash flow analysis with respect to either the Acquiror or the Company because, in each case, no relevant projections existed; accordingly, our analyses in this Opinion are not based on any forward looking forecasts or estimates (other than the forecasts and estimates reviewed by us relating to each of the Company management agreement and the MEP management agreement).

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct in all respects material to our analysis, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all respects material to our analysis, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all material respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an adverse effect on the Transaction, or the Company or the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also relied upon and assumed, without independent verification, at the direction of the Acquiror, that any adjustments to the Exchange Ratio pursuant to the Agreement will not be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement identified above.

        In connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party. For purposes of this Opinion, we have received copies of the Third Party Vessel Appraisals, and, at the direction of the Acquiror, we have relied upon and assumed, without independent verification, the accuracy of the conclusions set forth in the Third Party Appraisals commissioned by the Acquiror and in the Vessel Appraisals corresponding thereto. Furthermore, we note that in connection with financing activities, the Acquiror may have received appraisals for certain vessels of the Acquiror as of a more recent date than the Vessel Appraisals, and that any such appraisals have not been provided to us and have not been taken into account by us for purposes of our analyses or this Opinion. We are not maritime vessel appraisers, and do not express any opinion with respect to such subject matter. If the conclusions set forth in the Vessel Appraisals are not accurate, the conclusion set forth in this Opinion could be materially affected. In addition, we did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject.

        This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of Company Common Stock or Acquiror Common Stock actually will be when exchanged or issued, respectively, pursuant to the Transaction or the price or range of prices at which Company Common Stock or Acquiror Common Stock) may be purchased or sold, or otherwise be transferable, at any time. We have assumed that Acquiror Common Stock, including Acquiror Common Stock to be issued in the Transaction to holders of Company Common Stock, will be listed on the New York Stock Exchange upon consummation of the Transaction.

        This Opinion is furnished for the use of the Committee (in its capacity as such) and the Board in connection with their evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

        Houlihan Lokey has in the past provided restructuring services to certain secured lenders of the Acquiror in connection with the Acquiror's Chapter 11 plan of reorganization, which was confirmed in July 2014. Houlihan Lokey and/or certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Centerbridge Partners, L.P. ("Centerbridge"), Apollo Global Management, LLC ("Apollo"), or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Centerbridge (collectively, with Centerbridge, the "Centerbridge Group") and Apollo (collectively, with Apollo, the "Apollo Group"), for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, (a) having acted as financial advisor to CEVA Group plc, a member of the Apollo Group, in connection with a recapitalization transaction, which transaction closed in May 2013, (b) having acted as financial advisor to Apollo Management International LLP, as a financing party, in connection with its review of a sale transaction involving Alpine-Energie Holding AG, which transaction closed in April 2014, (c) having acted as financial advisor to Aquilex Specialty Repair and Overhaul LLC, then a member of the Centerbridge Group, in connection with its sale, which closed in March 2013, (d) having acted as co-manager in connection with the initial public offering of Extended Stay America, a member of the Centerbridge Group, which transaction closed in November 2013, and (e) having acted as co-manager in connection with a secondary offering of Extended Stay America, a member of the Centerbridge Group, which transaction closed in August 2014. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Acquiror, the Company, members of the Centerbridge Group or the Apollo Group, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Centerbridge or Apollo, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the members of the Centerbridge Group or the Apollo Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Acquiror, the Company, members of the Centerbridge Group or the Apollo Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

        Houlihan Lokey has also acted as financial advisor to the Committee and the Acquiror in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, Company, the Acquiror, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise, including any terms of the Vessel Purchases (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or Acquiror, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's or Acquiror's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or Acquiror's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi)(a) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, or (b) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, in each case, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company, the Acquiror and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the Acquiror from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

APPENDIX C

April 7, 2015

Special Committee of the Board of Directors
Baltic Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

Members of the Special Committee:

        We understand that Baltic Trading Limited ("Boston"), Genco Shipping & Trading Limited ("Groton") and Poseidon Merger Sub Limited, a wholly-owned subsidiary of Groton ("Merger Sub"), plan to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which, among other things, (i) Merger Sub will merge with and into Boston (the "Merger"), and (ii) in the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of Boston ("Boston Common Stock"), other than those shares of Boston Common Stock that are not being converted into the right to receive the consideration under the Merger Agreement, will be converted into the right to receive 0.216 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Groton ("Groton Common Stock"). You have informed us that the operations of Boston are managed by Groton through the Management Agreement (as defined in the Merger Agreement), and through its ownership of all of the issued and outstanding shares of Class B stock, par value $0.01 per share, of Boston, Groton controls in excess of 50% of the combined voting power of Boston. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Boston Common Stock other than (i) Groton, Merger Sub and the other subsidiaries of Groton, and (ii) John Wobensmith, Peter Georgiopoulos and any other officers and directors of Boston that are also officers or directors of Groton (collectively, the "Unaffiliated Stockholders").

        In arriving at the opinion set forth below, we have, among other things:

  •
  Reviewed certain publicly available information concerning the business, financial condition, and operations of Boston and Groton that we believe to be relevant to our inquiry.

  •
  Reviewed certain internal information concerning the business, financial condition, and operations of Boston and Groton prepared and furnished to us by the management of Boston and Groton, respectively, that we believe to be relevant to our inquiry.

  •
  Reviewed certain internal financial analyses, estimates and forecasts relating to Boston and Groton, prepared and furnished to us by the management of Boston and Groton, respectively.

  •
  Reviewed most recently available appraisals prepared by three third-party appraisal firms (VesselsValue.com, Marsoft Inc., and a third-party appraisal firm) with regard to the fleets owned by Boston and Groton (collectively, the "Appraisals").

Blackstone Advisory Partners L.P. 345 Park Avenue New York, NY 10154 T: 212 583 5000 www.blackstone.com

  •
  Reviewed the publicly available audited financial statements of Boston and Groton for the fiscal year ended December 31, 2014.

  •
  Held discussions with members of senior management of Boston and Groton concerning their evaluations of the Merger and their respective businesses, operating and regulatory environments, financial condition, prospects, and strategic objectives, as well as such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

  •
  Reviewed the historical market prices and trading activity for Boston Common Stock and Groton Common Stock.

  •
  Compared certain publicly available financial and stock market data for Boston and Groton with similar information for certain other publicly traded companies that we deemed to be relevant.

  •
  Reviewed the draft Merger Agreement, dated April 7, 2015.

  •
  Performed such other financial studies, analyses and investigations, and considered such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

        In preparing this opinion, at your direction, we have relied without assuming responsibility or liability for independent verification upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by Boston and Groton or otherwise discussed with or reviewed by or for us. We have assumed with your consent that the financial projections prepared by Boston's management and Groton's management and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent Boston's management's and Groton's management's best estimates and judgments as of the date of their preparation. We have assumed at your direction no responsibility for and express no opinion as to such analyses or forecasts, or the assumptions on which they are based. With regard to the Appraisals, we have assumed with your consent that the Appraisals provide an appropriate basis for evaluating Boston and Groton, and we have relied upon, without independent verification of, such Appraisals in preparing this opinion. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Boston or Groton since the respective dates of the last financial statements made available to us. We have further relied with your consent upon the assurances of the management of Boston and Groton that they are not aware of any facts that would make the information and projections provided by them, including the Appraisals, inaccurate, incomplete or misleading.

        We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of Boston or Groton. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Boston or Groton, nor have we been furnished with any such evaluations or appraisals, other than the Appraisals, nor have we evaluated the solvency of Boston or Groton under any state or federal laws.

        We also have assumed with your consent that the final executed form of the Merger Agreement will not differ in any material respects from the latest draft provided to us and the consummation of the Merger will be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Boston or Groton or the contemplated benefits of the Merger. In this regard, we have assumed with your consent that the Company Vessel Sale (as defined in the Merger Agreement) will be consummated prior to the consummation of the Merger. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Special Committee of the Board of Directors of Boston (the "Special Committee") and its legal, tax and regulatory advisors with respect to such matters.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Boston or its assets. Our opinion does not take into account the relative merits of the Merger as compared to any other business plan or opportunity that might be available to Boston or the effect of any other arrangement in which Boston might engage. Our opinion is limited to the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Exchange Ratio, and we express no opinion as to the fairness of the Exchange Ratio to the holders of any other class of securities, creditors or other constituencies of Boston or as to the underlying decision by Boston to engage in the Merger. Our opinion does not address any other aspect or implication of the Merger, the Merger Agreement, or any other agreement or understanding entered into in connection with the Merger or otherwise, including without limitation the terms of the Company Vessel Sale or the SPA (as defined in the Merger Agreement). We also express no opinion as to the fairness of the amount or nature of the compensation to any of Boston's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the Unaffiliated Stockholders or otherwise. Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which Boston Common Stock or Groton Common Stock will trade at any time. Furthermore, we express no opinion as to the impact of the Merger on the solvency or viability of Groton or the ability of Groton to pay its obligations when they become due or as to what value of shares of Groton Common Stock will be when issued to holders of Boston Common Stock.

        This opinion does not constitute a recommendation to any holder of Boston Common Stock as to how such holder should vote with respect to the Merger or any other matter. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee in accordance with established procedures.

        This opinion is provided to the Special Committee in connection with and for the purposes of its evaluation of the Merger only and is not a recommendation as to any action the Special Committee should take with respect to the Merger or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Special Committee or Boston, without our prior consent. However, a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure documents Boston is required to file with the Securities and Exchange Commission in connection with the Merger. Any summary of this opinion in such documents shall require our prior written approval, which shall not be unreasonably withheld.

        We have acted as financial advisor to the Special Committee with respect to the Merger and will receive fees from Boston for our services, a significant portion of which is contingent upon the consummation of the Merger. A portion of our fees will also be payable upon delivery of this opinion. In addition, Boston has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion). In addition, we have performed other investment banking and financial advisory services for Groton in the past for which we have received customary compensation. In the ordinary course of our and our affiliates' businesses, we and our affiliates may actively trade or hold the securities of Boston or Groton or any of their affiliates for our or their own account or for others and, accordingly, may at any time hold a long or short position in such securities.

        Based on the foregoing and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair to the Unaffiliated Stockholders from a financial point of view.

Very truly yours,

/s/ Blackstone Advisory Partners L.P.

Blackstone Advisory Partners L.P.

APPENDIX D

April 7, 2015

Special Committee of the Board of Directors
Baltic Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the Company Unaffiliated Shareholders (as defined in the Agreement) holding shares of common stock, par value $0.01 per share ("Company Common Stock"), of Baltic Trading Limited (the "Company") of the exchange ratio of 0.216 of a share of common stock, par value $0.01 per share ("Parent Common Stock"), of Genco Shipping & Trading Limited ("Parent") to be paid for each share of Company Common Stock (the "Exchange Ratio") pursuant to the terms of the Agreement and Plan of Merger, to be dated on or about April 7, 2015 (the "Agreement"), by and among the Company, Parent, and Poseidon Merger Sub Limited, a direct wholly owned subsidiary of Parent ("Merger Sub"). This is a reissued written fairness opinion that supersedes our previously issued fairness opinion of even date herewith in order to remove per your request references to third party appraisers. Capitalized terms used herein but not otherwise defined herein shall have the definitions given to them in the Agreement.

        We understand that the Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the "Merger"), and that upon effectiveness of the Merger, each share of the Company's Class B Stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger shall be cancelled and retired without consideration and shall cease to exist, and each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares owned, directly or indirectly, by the Company or any wholly-owned subsidiary of the Company or (ii) shares owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned subsidiary of the Parent) will be converted into the right to receive shares of Parent Common Stock based upon the Exchange Ratio. We further understand that in connection with the Agreement, (i) the Company, Parent and each of the other parties signatory thereto (the "Shareholders") will enter into a Voting and Support Agreement, to be dated on or about April 7, 2015, pursuant to which the Shareholders will agree to vote their shares of Parent Common Stock and Company Common Stock, as applicable, in favor of the Merger Agreement, and (ii) the Company and Parent will enter into a Stock Purchase Agreement, to be dated on or about April 7, 2015 (the "Stock Purchase Agreement"), pursuant to which the Company will sell all of the outstanding shares of capital stock of certain Company subsidiaries to Parent to effectuate the transfer and sale of two vessels to Parent in exchange for a cash payment to the Company prior to the effectiveness of the Merger.

        For purposes of the opinion set forth herein, we have:

            (i)  reviewed certain publicly available financial statements and other information of Parent and the Company, respectively;

           (ii)  reviewed certain internal financial statements and other financial and operating data concerning Parent and the Company prepared by the management of Parent and the Company, respectively;

          (iii)  reviewed certain forward-looking information for Parent and the Company, including estimates of certain potential benefits of the proposed business combination, prepared by the management of Parent and the Company, respectively, in each case, as approved for our use by the Company;

          (iv)  discussed the past and current operations, financial condition and prospects of Parent and the Company with management of Parent and the Company, respectively;

           (v)  reviewed the reported prices and trading activity of the Parent Common Stock and Company Common Stock;

          (vi)  compared the financial performance and condition of Parent and the Company and the reported prices and trading activity of Parent Common Stock and Company Common Stock, respectively, with that of certain other publicly traded companies that we deemed relevant;

         (vii)  reviewed publicly available information regarding the financial terms of certain transactions that we deemed relevant, in whole or in part, to the Merger;

        (viii)  reviewed a draft of the Agreement dated as of April 6, 2015;

          (ix)  reviewed a draft of the Stock Purchase Agreement dated as of April 6, 2015;

           (x)  reviewed the third party vessel appraisals for both the Company and Parent as of March 23, 2015 (collectively, the "Vessel Appraisals"); and

          (xi)  performed such other analyses and reviewed such other material and information as we have deemed appropriate.

        We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information and have relied on such information being complete and correct. We have relied on assurances of the management of Parent and the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any respect material to our opinion. With respect to the forward-looking information, including the estimates made by Parent's and the Company's management of certain potential benefits of the proposed business combination, we have assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management. We have not conducted a physical inspection of the facilities or property of Parent or the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of Parent or the Company and, except for the Vessel Appraisals, we have not been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity.

        We have assumed that the final form of the Agreement will be substantially the same as the last draft reviewed by us and will not vary in any respect material to our analysis. We have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement (including, without limitation, the Exchange Ratio), and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent or the Company or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the

Agreement are and will be true and correct as of all the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such parties thereunder.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In particular, we do not express any opinion as to the prices at which shares of either Parent Common Stock or Company Common Stock may trade at any future time or as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Furthermore, our opinion does not address the Company's underlying business decision to undertake the Merger, and our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might be available to the Company. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets and we were not authorized to evaluate and did not evaluate any other merger or other business combination transaction involving the Company or any other strategic or financial transaction.

        The financial advisory services we have provided to the Special Committee of the Board of Directors of the Company in connection with the Merger were limited to the delivery of this opinion. We will receive a fee for our services upon the delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have not during the two years prior to the date hereof provided any financial advisory services to the Company for which we received payment, but we may provide financial advisory services to the Company and/or Parent and their respective affiliates in the future and may receive compensation for rendering such services. The issuance of this opinion has been approved by our fairness opinion committee.

        This letter is for the information of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company in connection with their consideration of the Merger, and may not be reproduced, summarized, described, referred to or used for any other purpose without our prior written consent, except, with our consent pursuant to the terms of our engagement letter with the Company dated March 11, 2015, as part of a joint proxy statement/prospectus, relating to the vote of the holders of Company Common Stock in connection with the Merger, and any related registration statement and Schedule 13E-3. We express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio pursuant to the Agreement. This letter does not constitute a recommendation to any holder of Company Common Stock as to how any such holder should vote on the Merger or act on any matter relating to the Merger.

        Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the Exchange Ratio is fair from a financial point of view to the Company Unaffiliated Shareholders.

Very truly yours,
PETER J. SOLOMON COMPANY L.P.
/s/ Peter J. Solomon Company L.P.

APPENDIX E

CLARKSON VALUATIONS LIMITED
St. Magnus House
3 Lower Thames Street
London EC3R 6HE
+44 (0) 20 7334 0000
www.clarksons.com

Genco Shipping and Trading Limited / Baltic Trading Limited
299, Park Avenue
New York
NY 10171
United States of America

1st May, 2015

Ref: cvl/12991-15 & 12992-15

Dear Sirs,

        In accordance with your request and subject to our Terms and Conditions which you have accepted, we have made an assessment of the Genco Shipping and Trading Limited and Baltic Trading Limited vessels mentioned earlier in this proxy filing, by collating brokers' price ideas and using these, coupled with brokers' market knowledge, as our reference points. We seek then to validate these ideas and that knowledge, where possible and appropriate, from details held on our database, from information shown in the relevant works of reference in our possession and from particulars given to us for the preparation of these valuations.

        We should make it clear that we have not made a physical inspection of the vessels, nor have we inspected the vessels' Classification Records, but we have assumed, for the purposes of these valuations, that the vessels were in good and seaworthy condition.

        After consideration, we are of the opinion that the approximate market values of the mentioned vessels as set out earlier in the proxy filing, as at 24th March 2015, were on the basis of prompt charterfree delivery, as between a willing Seller and a willing Buyer for cash payment under normal commercial terms.

        These figures relate solely to a subjective opinion of the approximate market values applying the methodology described above as at the above date and should not be taken to apply to any other date.

        All statements made are statements of opinion and are not representations of fact. Any person contemplating entering a transaction of any nature whatsoever or otherwise having regard to these valuations should satisfy himself by inspection of the vessel and its records, or otherwise, as to the correctness of the statements which these valuations contain.

        No assurance or representation is given that the valuations given will be sustained or that they would have been realisable in any actual transaction.

        The vessels have been valued individually. If two or more ships were to have been placed on the market at the same time, no assurance may be given that the amount realisable would have been equal to the total of the individual values.

E-

        No person other than the named addressee of this valuation shall have any rights whatsoever against Clarkson Valuations Limited as arising out of or relating to this valuation under the Contract (Rights of Third Parties) Act 1999 or otherwise.

For and on behalf of
 CLARKSON VALUATIONS LIMITED

/s/ Michael D. Garlick Michael D. Garlick Authorized Signatory
/s/ John Jones John Jones Authorized Signatory

E-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Genco is a Marshall Islands corporation. The MIBCA provides that Marshall Islands corporations may indemnify any of their directors or officers who are or are threatened to be a party to any legal action resulting from fulfilling their duties to the corporation against reasonable expenses, judgments and fees (including attorneys' fees) incurred in connection with such action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful. However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which such action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper. A corporation is permitted to advance payment for expenses occurred in defense of an action if its board of directors decides to do so. In addition, Marshall Islands corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of the MIBCA.

        Genco's second amended and restated articles of incorporation and amended and restated bylaws provide that Genco will indemnify its directors and officers to the fullest extent permitted under the MIBCA. The SEC has indicated that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the MIBCA or Genco's second amended and restated articles of incorporation or amended and restated bylaws, such indemnification is against public policy and thus unenforceable.

Item 21.    Exhibits and Financial Statements

        See Exhibit Index.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

            (i)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (A)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (B)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

    20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (C)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (ii)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (iv)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (v)  That every prospectus (1) that is filed pursuant to paragraph (iii) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (vi)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (vii)  To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus if sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (viii)  To respond to requests for information that is incorporated by reference into this joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (ix)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 1, 2015.

GENCO SHIPPING & TRADING LIMITED
By:	/s/ JOHN C. WOBENSMITH
	Name:	John C. Wobensmith
	Title:	President

        Each person whose signature appears below constitutes and appoints John C. Wobensmith his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on May 1, 2015 in the capacities indicated.

Signature	Title

/s/ JOHN C. WOBENSMITH John C. Wobensmith	President (Principal Executive Officer)
/s/ APOSTOLOS ZAFOLIAS Apostolos Zafolias	Chief Financial Officer (Principal Financial Officer)
/s/ JOSEPH ADAMO Joseph Adamo	Chief Accounting Officer (Principal Accounting Officer)
/s/ PETER C. GEORGIOPOULOS Peter C. Georgiopoulos	Chairman of the Board and Director
/s/ IAN ASHBY Ian Ashby	Director

Signature	Title

/s/ EUGENE I. DAVIS Eugene I. Davis	Director
/s/ JAMES G. DOLPHIN James G. Dolphin	Director
/s/ MICHAEL J. LEFFELL Michael J. Leffell	Director
/s/ WILLIAM MANUEL William Manuel	Director
/s/ BAO D. TRUONG Bao D. Truong	Director

EXHIBIT INDEX

        The exhibits listed below in the "Exhibit Index" are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit Number		Exhibit Description
2.1		Agreement and Plan of Merger, dated as of April 7, 2015, by and among Genco Shipping & Trading Limited, Poseidon Merger Sub Limited and Baltic Trading Limited (included as Appendix A to the joint proxy statement/prospectus)

3.1		Second Amended and Restated Articles of Incorporation of Genco Shipping & Trading Limited (incorporated by reference to Genco Shipping & Trading Limited's Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2014)

3.2		Amended and Restated Bylaws of Genco Shipping & Trading Limited (incorporated by reference to Genco Shipping & Trading Limited's Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2014)

4.1		Specimen Stock Certificate of Genco Shipping & Trading Limited (incorporated by reference to Genco Shipping & Trading Limited's Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2014)

5.1	†	Opinion of Reeder & Simpson P.C.

8.1	†	Opinion of Milbank, Tweed, Hadley & McCloy LLP

8.2	†	Opinion of Kramer Levin Naftalis & Frankel LLP

8.3	†	Opinion of Reeder & Simpson P.C.

10.1		Voting and Support Agreement, dated as of April 7, 2015, by and among Genco Shipping & Trading Limited, Baltic Trading Limited and the shareholders signatory thereto (incorporated by reference to Genco Shipping & Trading Limited's Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 2014)

23.1	†	Consent of Reeder & Simpson P.C. (to be included as part of Exhibit 5.1)

23.2	†	Consent of Milbank, Tweed, Hadley & McCloy LLP (to be included as part of Exhibit 8.1)

23.3	†	Consent of Kramer Levin Naftalis & Frankel LLP (to be included as part of Exhibit 8.2)

23.4	*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Genco Shipping & Trading Limited

23.5	*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for Baltic Trading Limited

24.1	*	Power of Attorney of directors and certain executive officers of Genco Shipping & Trading Limited (included on signature page)

99.1	†	Form of Proxy for Genco Shipping & Trading Limited

99.2	†	Form of Proxy for Baltic Trading Limited

99.3	*	Consent of Houlihan Lokey Capital, Inc.

99.4	*	Consent of Blackstone Advisory Partners L.P.

99.5	*	Consent of Peter J. Solomon Company, L.P.

99.6	*	Consent of Basil G. Mavroleon

*
Filed herewith

†
To be filed by amendment